Filed Pursuant to Rule 424(b)(3)
File No. 333-182508

Dear Central Bancorp, Inc. Shareholders:

You are cordially invited to attend a special meeting of stockholders of Central Bancorp, Inc. (“Central”) to be held at 11:00 a.m., local time, on Tuesday, September 11, 2012, at Holiday Inn - Somerville, 30 Washington Street, Somerville, Massachusetts 02143. At the special meeting, you will be asked to consider and vote upon a proposal to approve an agreement and plan of merger which provides for Central to merge with and into Independent Bank Corp., a Massachusetts corporation with its principal place of business in Rockland, Massachusetts (“Independent”).

If the proposed merger is completed, Central’s shareholders will receive either (i) $32.00 in cash or (ii) such number of shares of Independent common stock as determined by an exchange ratio provided for in the merger agreement, all as more fully set forth in the merger agreement and subject to the terms and conditions set forth therein. You will have the opportunity to elect to receive cash or stock for your shares of Central common stock, subject to allocation procedures designed to ensure that 60% of the outstanding shares of Central common stock will be converted into shares of Independent common stock and 40% will be converted into cash. You will receive a separate mailing that will contain instructions for making your election. Independent’s and Central’s common stock are listed on the NASDAQ Global Select Market under the trading symbols “INDB” and “CEBK,” respectively. The closing sales prices of Independent common stock and Central common stock on the last practicable trading day prior to the mailing of this document was $29.88 and $31.93. The equivalent value of the stock consideration to be paid in the merger for each share of Central common stock, calculated by multiplying the July 30, 2012 closing price of Independent common stock by an exchange ratio calculated in accordance with the merger agreement, would be $32.16. The market prices for both Independent common stock and Central common stock will fluctuate prior to the merger. We urge you to obtain current market quotations for both Independent common stock and Central common stock.

Independent and Central cannot complete the proposed merger unless you vote to approve the merger agreement and the merger, at the special meeting. This letter is accompanied by Central’s proxy statement, which Central is providing to solicit your proxy to vote for approval of the merger agreement and the merger at the meeting. The accompanying document is also being delivered to Central’s shareholders as Independent’s prospectus for its offering of Independent common stock to Central’s shareholders in the merger.

Central’s board of directors has unanimously recommended that you vote “FOR” approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger, at the special meeting.

This proxy statement/prospectus provides you with detailed information about the proposed merger. It also contains or references information about Independent and Central and related matters. You are encouraged to read this document carefully. In particular, you should read the “Risk Factors” section beginning on page 13 for a discussion of the risks you should consider in evaluating the proposed merger and how it will affect you.

Your vote is very important. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card. If you do not vote in person or by proxy, the effect will be a vote against the proposal to approve the merger.

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved the proposed merger, the issuance of Independent common stock to be issued in connection with the merger or the other transactions described in this proxy statement/prospectus, or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The shares of Independent common stock are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or by any other federal or state governmental agency.

This proxy statement/prospectus is dated August 1, 2012, and is first being mailed or otherwise delivered to shareholders of Central on or about August 3, 2012.

Sincerely,

John D. Doherty
Chairman and Chief Executive Officer

REFERENCE TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Independent from other documents that are not included in, or delivered with, this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. We have listed the documents containing this information on page 127. You can obtain copies of these documents incorporated by reference in this document through the Securities and Exchange Commission’s website at http://www.sec.gov or by requesting them in writing or by telephone from Independent at the following address:

Independent Bank Corp.

288 Union Street

Rockland, Massachusetts 02370

Attention: Edward H. Seksay, General Counsel

(781) 982-6158

If you would like to request documents, you must do so no later than September 4, 2012 in order to receive them before Central’s special meeting of shareholders. You will not be charged for any of these documents that you request.

For additional information regarding where you can find information about Independent and Central, please see the section entitled “Where You Can Find More Information” beginning on page 126 of this proxy statement/prospectus. The information contained in this proxy statement/prospectus with respect to Independent and its subsidiaries was provided by Independent and the information contained in this proxy statement/prospectus with respect to Central and its subsidiaries was provided by Central.

For information on submitting your proxy, please refer to the instructions on the enclosed proxy card.

CENTRAL BANCORP, INC.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON SEPTEMBER 11, 2012 AT 11:00 A.M. EASTERN DAYLIGHT TIME

HOLIDAY INN - SOMERVILLE

30 WASHINGTON STREET

SOMERVILLE, MASSACHUSETTS 02143

At the special meeting Central Bancorp, Inc. (“Central”) will ask you to:

1.	approve the Agreement and Plan of Merger, dated as of April 30, 2012 (the “merger agreement”), by and among Independent Bank Corp. (“Independent”), Rockland Trust Company, Central and Central Co-operative Bank, and thereby to approve the transactions contemplated by the merger agreement, including the merger of Central with and into Independent (the “merger”);

2.	approve one or more adjournments of the special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the merger;

3.	vote on a non-binding advisory resolution approving certain compensation payable to the named executive officers of Central in connection with the merger; and

4.	transact any other business which may properly come before the special meeting or any adjournment or postponement thereof.

You may vote at the special meeting if you were a shareholder of record at the close of business on July 23, 2012.

The affirmative vote of holders of at least two-thirds of the shares of Central common stock outstanding and entitled to vote at the special meeting is required to approve the merger agreement and the merger. For more information please review the accompanying proxy statement/prospectus.

The board of directors of Central unanimously recommends that you vote “FOR” approval of the merger agreement proposal and “FOR” the other proposals described above.

Central has concluded shareholders are not entitled to assert appraisal rights under Sections 13.01 to 13.31 of the Massachusetts Business Corporation Act as more fully described in the accompanying proxy statement/prospectus. Any shareholder who nonetheless believes he is or may be entitled to appraisal rights and seeks to assert them in connection with the merger must deliver to Central, before the vote is taken at the special meeting, written notice of his intent to demand payment for his shares in the manner specified in the statute, and must not vote his shares in favor of the merger. A copy of the applicable provisions of the Massachusetts Business Corporation Act is attached as Annex C to the accompanying proxy statement/prospectus.

Please do not send any stock certificates at this time. If the merger is approved, you will be notified of the procedures for exchanging Central stock certificates for cash or certificates of Independent stock.

Your vote is important regardless of how many shares you own. Whether or not you plan to attend the special meeting, please promptly vote your shares. Voting procedures are described in the accompanying proxy statement/prospectus and on the proxy card.

By Order of the Board of Directors,

Rhoda K. Astone
Secretary and Clerk

IF YOU HAVE ANY QUESTIONS ABOUT VOTING YOUR SHARES, PLEASE CALL PHOENIX ADVISORY PARTNERS AT (877) 478-5038.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND

THE SPECIAL MEETING OF CENTRAL SHAREHOLDERS

Q.	Why am I receiving this document?

A.	Independent and Central have agreed to the acquisition of Central by Independent under the terms of a merger agreement that is described in this document. A copy of the merger agreement is attached to this document as Annex A. In order to complete the merger, Central’s shareholders must vote to approve the merger agreement. Central will hold a special meeting of its shareholders to obtain this approval. This document contains important information about the merger, the cash and the shares of Independent common stock to be issued in connection with the merger, the merger agreement, the special meeting of Central’s shareholders, and other related matters, and you should read it carefully. The enclosed voting materials for the Central special meeting allow you to vote your shares of common stock without attending the special meeting.

Q.	What will happen to Central as a result of the merger?

A.	If the merger is completed, Central will be acquired by Independent.

Q.	What will Central’s shareholders receive in the merger?

A.	Central’s shareholders will be entitled to receive in the merger for each share of Central common stock they own either (i) $32.00 in cash or (2) a number of shares of Independent common stock as determined by an exchange ratio that will float linearly upward or downward within a set range to adjust for fluctuations in the price of Independent common stock. The final exchange ratio will be determined within a 12% range (i.e., 6% upward or downward) of a $28.66 base price for Independent common stock (with a corresponding base exchange ratio of 1.1165) by dividing $32.00 by the volume weighted average price of Independent common stock for the twenty trading day period ending with the last regulatory approval of the transaction and the expiration of any waiting periods related to such approvals. By way of illustration using the extremes of the possible 12% range as examples: if the volume weighted average price of Independent common stock during the applicable period is $26.94 (i.e. 6% below $28.66) or less, the exchange ratio will increase to 1.1878; and, if the volume weighted average price of Independent common stock during the applicable period is $30.38 (i.e., 6% above $28.66) or higher, then the exchange ratio will decrease to 1.0533. The method for determining the final exchange ratio is more fully described in the section of this document titled “Consideration to be Received in the Merger” on page 54.

Central’s shareholders will be able to elect to receive cash, Independent common stock or a combination of cash and Independent common stock for their shares of Central common stock. Regardless of a Central shareholder’s choice, however, elections will be limited by the requirement that 60% of Central common stock be converted into Independent common stock and 40% be exchanged for cash. Therefore, the allocation of cash and Independent common stock that a Central shareholder will receive will depend on the elections of other Central shareholders. The allocation of the consideration payable to Central shareholders will not be known until the exchange agent tallies the results of the cash/stock elections made by Central’s shareholders. If a Central shareholder does not make an election, the type of consideration such shareholder will receive will depend on the consideration elected by other Central shareholders.

The Independent common stock is listed on the NASDAQ Global Select Market under the trading symbol “INDB.” Independent will not issue fractional shares of its common stock in the merger, but will instead cash out any fractional shares at a price determined by the volume weighted average closing price of Independent common stock on the NASDAQ Global Select Market for the five (5) trading days ending on the fifth (5th) trading day immediately preceding the completion of the merger.

Each holder of a vested or unvested option to purchase Central common stock will receive, upon consummation of the transaction, a cash payment in settlement of the Central options equal to the product of (i) the number of shares of Central common stock provided for by such option and (ii) the excess, if any, of (a) $32.00 over (b) the exercise price of the option. All unvested shares of restricted Central common stock will vest in full immediately prior to the effective time of the merger and will be treated as outstanding Central shares for all purposes under the merger agreement, including for purposes of the holders’ right to receive the merger consideration.

Q.	When will the merger be completed?

A.	We expect the merger will be completed when all of the conditions to completion contained in the merger agreement are satisfied or waived, including obtaining required regulatory approvals and the approval of the merger agreement by Central’s shareholders at the Central special meeting. We currently expect to complete the merger during the fourth calendar quarter of 2012. However, because fulfillment of some of the conditions to completion of the merger, such as receiving required regulatory approvals, are not entirely within our control, we cannot predict the actual timing.

Q.	Who is being asked to approve matters in connection with the merger?

A.	Central’s shareholders are being asked to vote to approve the merger-related proposals.

Under Massachusetts law, the merger cannot be consummated unless Central’s shareholders vote to approve the merger agreement and the merger. By this proxy statement/prospectus, Central’s board of directors is soliciting proxies of Central’s shareholders to provide this approval at the special meeting of Central’s shareholders discussed below.

Q.	Should Central shareholders send in their stock certificates now?

A.	No, Central shareholders should not send in any stock certificates now. If the merger is approved, Independent will send Central’s shareholders written instructions on how to exchange their stock certificates for the merger consideration.

Q.	Will I be able to trade the shares of Independent common stock that I may receive in the merger?

A.	You may freely trade the shares of Independent common stock issued in the merger, unless you are deemed an affiliate of Independent. Independent shares are quoted on the NASDAQ Global Select Market under the symbol “INDB.” Persons who are considered “affiliates” (generally directors, officers and 10% or greater shareholders) of Independent may resell shares of Independent common stock received in the merger only if the shares are registered for resale under the Securities Act of 1933, as amended (the “Securities Act”), or an exemption is available.

Q.	What are the material U.S. federal income tax consequences of the merger to me?

A.

The tax consequence of the merger to Central shareholders will depend on whether Central shareholders receive only cash, only Independent common stock, or a combination of cash and Independent common stock in exchange for their shares of Central common stock. Central shareholders that exchange their shares solely for Independent common stock should not recognize gain or loss except with respect to any cash they receive instead of receiving a fractional share of Independent common stock. Central shareholders that exchange their shares solely for cash should recognize gain or loss on the exchange. Central shareholders that exchange their shares for a combination of Independent common stock and cash should recognize capital gain on the cash portion of the consideration they receive. Because the allocations of cash and Independent common stock that are received will depend on the elections of other Central shareholders,

Central shareholders will not know the actual tax consequences of the merger to them until the allocations are completed.

Q.	Are there any risks that I should consider in deciding whether to vote for approval of the merger?

A.	Yes. You should read and carefully consider the risk factors set forth in the section in this document titled “Risk Factors” beginning on page 13.

Q.	When and where will Central’s shareholders meet?

A.	Central will hold a special meeting of its shareholders on Tuesday, September 11, 2012, at 11:00 a.m., Eastern Standard Time, at Holiday Inn - Somerville located at 30 Washington Street, Somerville, Massachusetts 02143.

Q.	What matters are Central’s shareholders being asked to approve at the Central special meeting pursuant to this proxy statement/prospectus?

A.	Central’s shareholders are being asked to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger. We refer to this proposal as the “Central merger agreement proposal.”

Central’s shareholders also are being asked to approve one or more adjournments of the special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the Central merger agreement proposal, which we refer to as the “Central adjournment proposal,” and to vote on a non-binding advisory resolution approving certain compensation payable to the named executive officers of Central in connection with the merger.

Q.	What does Central’s board of directors recommend with respect to the three proposals?

A.	Central’s board of directors has unanimously approved the merger agreement and determined that the merger agreement and the merger are fair to, advisable and in the best interests of Central and its shareholders and unanimously recommends that Central’s shareholders vote “FOR” the Central merger agreement proposal.

Central’s board of directors also unanimously recommends that Central’s shareholders vote “FOR” the Central adjournment proposal and “FOR” the non-binding advisory resolution approving certain compensation payable to the named executive officers of Central in connection with the merger.

Q.	Who can vote at the Central special meeting?

A.	Holders of record of Central common stock at the close of business on July 23, 2012, which is the record date for the Central special meeting, are entitled to vote at the special meeting.

Q.	How many votes must be represented in person or by proxy at the Central special meeting to have a quorum?

A.	The holders of a majority of the shares of Central common stock outstanding and entitled to vote at the special meeting, present in person or represented by proxy, will constitute a quorum at the special meeting.

Q.	What vote by Central’s shareholders is required to approve the Central special meeting proposals?

A.	Assuming a quorum is present at the Central special meeting, approval of the Central merger agreement proposal will require the affirmative vote of the holders of two-thirds of the outstanding shares of Central common stock entitled to vote. Abstentions and broker non-votes will have the same effect as shares voted against the merger agreement proposal.

Assuming a quorum is present at the Central special meeting, approval of the Central adjournment proposal will require the affirmative vote of a majority of the votes cast on the adjournment proposal. Abstentions and broker non-votes will not affect whether the Central adjournment proposal is approved.

Assuming a quorum is present at the Central special meeting, approval of the non-binding advisory resolution approving certain compensation payable to the named executive officers of Central in connection with the merger will require the affirmative vote of a majority of votes cast on the proposal. Abstentions and broker non-votes will not affect whether such resolution is approved.

As of the record date for the special meeting, directors and executive officers of Central, together with their affiliates, had sole or shared voting power over approximately 25.1% of the Central common stock outstanding and entitled to vote at the special meeting.

Q:	What will happen if the stockholders do not approve the advisory vote on certain compensation payable to Central’s executive officers at the special meeting?

A:	Approval of certain compensation payable to certain of Central’s executive officers in connection with the merger is not a condition to completion of the merger. The vote with respect to such compensation is an advisory vote and will not be binding on Central or on Independent. Therefore, if the merger is approved by Central’s stockholders and completed, such compensation will still be paid to Central’s executive officers if and when due.

Q.	Are any Central shareholders already committed to vote in favor of any of the special meeting proposals?

A.	Under voting agreements with Independent, Central’s directors have agreed to vote all of their shares of Central common stock in favor of the Central merger agreement proposal and have granted to Independent a proxy to vote their shares in favor of the proposal. As of the record date for the Central special meeting, the Central shareholders who are parties to the Central voting agreements collectively owned (with sole or shared voting power) approximately 22.7% of the Central common stock outstanding and entitled to vote at the special meeting.
Q.	How may the Central shareholders vote their shares for the special meeting proposals presented in this proxy statement/prospectus?

A.	Central’s shareholders may submit their proxies by:

•	signing the enclosed proxy card and mailing it in the enclosed, prepaid and addressed envelope;

•	calling toll-free 1-877-806-9632 and following the instructions; or

•	accessing the web page at www.rtcoproxy.com/cebk and following the on-screen instructions.

Proxies submitted through the Internet or by telephone must be received by 3:00 a.m., Eastern Daylight Time, on September 11, 2012.

Q.	Will a broker or bank holding shares in “street name” for a Central shareholder vote those shares for the shareholder at the Central special meeting?

A.	A broker or bank will not be able to vote your shares with respect to the Central merger agreement proposal without first receiving instructions from you on how to vote. If your shares are held in “street name,” you will receive separate voting instructions with your proxy materials. It is therefore important that you provide timely instruction to your broker or bank to ensure that all shares of Central common stock that you own are voted at the special meeting.

Q.	Will Central’s shareholders be able to vote their shares in person at the Central special meeting?

A.	Yes. Submitting a proxy will not affect the right of any Central shareholder to vote in person at the special meeting. Central will distribute written ballots to any Central shareholder who requests, and is entitled, to vote at the special meeting. If a Central shareholder holds shares in “street name,” the shareholder must request a proxy from the shareholder’s broker or bank in order to vote those shares in person at the special meeting.

Q.	What do Central’s shareholders need to do now?

A.	After carefully reading and considering the information contained in this proxy statement/prospectus, Central’s shareholders are requested to complete and return their proxies as soon as possible. The proxy card will instruct the persons named on the proxy card to vote the shareholder’s Central shares at the special meeting as the shareholder directs. If a shareholder signs and sends in a proxy card and does not indicate how the shareholder wishes to vote, the proxy will be voted “FOR” all three of the special meeting proposals.

Q.	May a Central shareholder change the shareholder’s vote after submitting a proxy?

A.	Yes. A Central shareholder may change a vote at any time before the shareholder’s proxy is voted at the Central special meeting. A proxy submitted through the Internet or by telephone may be revoked by executing a later-dated proxy card, by subsequently submitting a proxy through the Internet or by telephone, or by attending the special meeting and voting in person. A shareholder executing a proxy card also may revoke the proxy at any time before it is voted by giving written notice revoking the proxy to Central’s secretary, by subsequently filing another proxy card bearing a later date or by attending the special meeting and voting in person. Attending the special meeting will not automatically revoke a shareholder’s prior submission of a proxy (by Internet, telephone or in writing). All written notices of revocation or other communications with respect to revocation of proxies should be addressed to:

Central Bancorp, Inc.

399 Highland Avenue

Somerville, Massachusetts 02144 Attention:

Rhoda K. Astone, Secretary and Clerk

Q.	If I am a Central shareholder, who can help answer my questions?

A.	If you have any questions about the merger or the special meeting, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact Central’s proxy solicitor, at the following address or phone number:

Phoenix Advisory Partners

110 Wall Street, 27th Floor

New York, New York 10005

1-877-478-5038

Q.	Where can I find more information about the companies?

A.	You can find more information about Independent and Central from the various sources described under the section of this document titled “Where You Can Find More Information” beginning on page 126.

SUMMARY

This summary highlights selected information from this document and may not contain all of the information that is important to you. You should carefully read this entire document and the other documents to which this document refers to fully understand the merger and the related transactions. See “Where You Can Find More Information” beginning on page 126 of this document. Most items in this summary include a page reference directing you to a more complete description of those items.

Unless the context otherwise requires, throughout this document, “Independent” refers to Independent Bank Corp., “Central” refers to Central Bancorp, Inc., “Rockland Trust” refers to Rockland Trust Company; and “we,” “us” and “our” refers to Independent and Central. Also, we refer to the merger between Independent and Central as the “merger,” and the Agreement and Plan of Merger, dated as of April 30, 2012, by and among Independent, Rockland Trust, Central and Central Co-operative Bank as the “merger agreement.”

The Companies (see page 74)

Independent

Through its subsidiary, Rockland Trust, Independent offers a full range of banking services through a network of 68 full-service bank branches in eastern Massachusetts and its commercial lending centers and investment management offices in eastern Massachusetts and Providence, Rhode Island. Rockland Trust provides investment management and trust services to individuals, institutions, small businesses and charitable institutions throughout eastern Massachusetts and Rhode Island.

At March 31, 2012, Independent had total consolidated assets of approximately $5.0 billion, net loans of approximately $3.8 billion, total deposits of approximately $3.9 billion and total stockholders’ equity of approximately $478.9 million.

Independent Bank Corp.

288 Union Street

Rockland, Massachusetts 02370

(781) 878-6100

Central

Through its subsidiary, Central Co-operative Bank, Central engages in banking activities through a network of nine full service branches located in Middlesex county in Massachusetts.

At March 31, 2012, Central had total consolidated assets of $523.6 million, net loans of $444.6 million, total deposits of $344.5 million and total stockholders’ equity of $45.3 million.

Central Bancorp, Inc.

399 Highland Avenue Somerville, Massachusetts 02144

(617) 628-4000

The Merger and the Merger Agreement (see pages 36 and 54)

The terms and conditions of the merger are contained in the merger agreement, which is attached as Annex A to this proxy statement/prospectus. Please carefully read the merger agreement, as it is the legal document that governs the merger. Under the terms of the merger agreement, Central will merge with and into Independent (the “merger”) and Independent will survive the merger. Upon completion of the merger, each share of Central common stock will be converted into the right to receive either (i) $32.00 in cash or (2) a number of shares of Independent common stock as determined by an exchange ratio that will float linearly upward or downward within a set range to adjust for fluctuations in the price of Independent common stock. The final exchange ratio will be determined within a 12% range (i.e., 6% upward or downward) of a $28.66 base price for Independent common stock (with a corresponding base exchange ratio of 1.1165) by dividing $32.00 by the volume weighted average price of Independent common stock for the twenty trading day period ending with the last regulatory approval of the transaction and the expiration of any waiting periods related to such approvals. By way of illustration using the extremes of the possible 12% range as examples: if the volume weighted average price of Independent Stock during the applicable period is $26.94 (i.e., 6% below $28.66) or less, the exchange ratio will increase to 1.1878; and, if the volume weighted average price of Independent common stock during the applicable period is $30.38 (i.e., 6% above $28.66) or higher, then the exchange ratio will decrease to 1.0533.

Special Meeting of Central Shareholders; Required Vote (see page 1)

Central will hold a special meeting of shareholders at Holiday Inn - Somerville, located at 30 Washington Street, Somerville, Massachusetts 02143 on Tuesday, September 11, 2012 at 11:00 a.m., Eastern Daylight Time. Central’s shareholders will be asked:

•	to approve the merger agreement and the transactions contemplated thereby;

•	to vote upon a proposal to adjourn the special meeting, if necessary, to solicit additional proxies;

•	vote on a non-binding advisory resolution approving certain compensation payable to the named executive officers of Central in connection with the merger; and

•	to consider and act upon any other matters as may properly come before the special meeting or any adjournment or postponement thereof.

You can vote at the Central special meeting if you owned Central common stock at the close of business on July 23, 2012. On that date, there were 1,690,951 shares of Central common stock outstanding and entitled to vote, approximately 25.1% of which were owned and entitled to be voted by Central directors and executive officers and their affiliates. You can cast one vote for each share of Central common stock you owned on that date. In order to approve the merger agreement and the transactions contemplated thereby, the holders of at least two-thirds of the outstanding shares of Central common stock entitled to vote must vote in favor of doing so.

What Holders of Central Stock Options and Restricted Stock Will Receive (see page 55)

All outstanding unvested Central stock options and restricted shares of Central common stock will become fully vested immediately prior to the effective time of the merger. Central options will be cancelled upon consummation of the merger, and each option holder will receive a cash payment upon such cancellation in an amount equal to the product of (i) the number of shares of Central common stock provided for by such option and (ii) the excess, if any, of (a) $32.00 over (b) the exercise price of the option. All shares of accelerated restricted stock will be treated as outstanding Central shares for all purposes under the merger agreement, including for purposes of the holders’ right to receive the merger consideration.

Dividend Policy of Independent; Dividends from Central (see page 119)

The holders of Independent common stock receive dividends as and when declared by Independent’s board of directors. Independent declared quarterly cash dividends of $0.20 per share of common stock for the first quarter of 2012, dividends of $0.19 per share of common stock for each quarter in 2011 and dividends of $0.18 per share of common stock for each quarter of 2010. Following the completion of the merger, subject to approval and declaration by Independent’s board of directors, Independent expects to continue paying quarterly cash dividends on a basis consistent with past practices.

Prior to completion of the merger, Central’s shareholders will continue to receive any regular quarterly dividends declared and paid by Central, at a rate not to exceed $0.05 per share of Central common stock.

Fairness Opinion Presented to the Central Board of Directors (see page B-1)

Keefe, Bruyette & Woods, Inc. (“KBW”), has provided an opinion to Central’s board of directors, dated as of April 30, 2012, to the effect that, as of that date and based upon and subject to the factors and assumptions set forth in the opinion, the merger consideration was fair, from a financial point of view, to the holders of Central common stock. We have attached to this proxy statement/prospectus as Annex B, the full text of KBW’s opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by KBW in connection with its opinion. We urge you to read the opinion in its entirety. KBW’s opinion is addressed to Central’s board of directors, is directed only to the fairness, from a financial point of view, of the merger consideration to the holders of Central common stock and does not constitute a recommendation to any shareholder as to how that shareholder should vote on the merger agreement. Pursuant to an engagement letter between Central and KBW, Central has agreed to pay KBW a fee, a substantial portion of which is payable only upon completion of the merger.

Recommendation of Central’s Board of Directors and Reasons for the Merger (see page 40)

Central’s board of directors has unanimously determined that the merger agreement and the merger are advisable and in the best interests of Central and its shareholders and accordingly unanimously recommends that Central’s shareholders vote “FOR” the proposal to approve the merger agreement and the transactions contemplated thereby.

In determining whether to approve the merger agreement, Central’s board of directors consulted with certain of its senior management and with its legal and financial advisers. In arriving at its determination, Central’s board of directors also considered the factors described under “The Merger—Recommendation of Central’s Board of Directors and Reasons for the Merger.”

Interests of Central’s Executive Officers and Directors in the Merger (see page 50)

Some of the directors and executive officers of Central have financial interests in the merger that are different from, or in addition to, the interests of Central’s other shareholders generally. These interests include rights of executive officers under their existing employment, change-in-control and supplemental retirement agreements, which rights are being provided through settlement agreements executed in connection with the merger agreement; rights under Central’s equity-based benefit programs and awards; rights to continued board service (with respect to John J. Morrissey); and rights to continued indemnification and insurance coverage by Independent after the merger for acts and omissions occurring before the merger.

The boards of directors of Independent and Central were aware of these interests and considered them, among other matters, in approving the merger agreement and related transactions.

Central Directors Have Agreed to Vote in Favor of the Merger Agreement (see page 68)

On July 23, 2012, the directors of Central had sole or shared voting power over 383,297 shares, or approximately 22.7%, of the outstanding shares of Central common stock. These directors have agreed with Independent to vote their shares of Central common stock in favor of the merger agreement and the transactions contemplated thereby.

Approval by Independent’s Board of Directors and Reasons for the Merger (see page 48)

Independent’s board of directors has unanimously approved and adopted the merger agreement.

In determining whether to approve the merger agreement, Independent’s board of directors consulted with certain of its senior management and with its legal and financial advisers. In arriving at its determination, Independent’s board of directors also considered the factors described under “The Merger—Approval by Independent’s Board of Directors and Reasons for the Merger.”

Boards of Directors after the Merger (see page 54)

Contingent upon consummation of the merger, John J. Morrissey will be elected to the boards of directors of Independent and Rockland Trust.

Non-Solicitation (see page 61)

Central has agreed that it will not solicit or knowingly encourage any inquiries or proposals regarding any acquisition proposals by third parties. Central may respond to unsolicited proposals in certain circumstances if required by Central’s board of directors’ fiduciary duties. Central must promptly notify Independent if it receives any acquisition proposals.

Conditions to Complete the Merger (see page 64)

Each of Independent’s and Central’s obligations to complete the merger is subject to the satisfaction or waiver of a number of mutual conditions, including:

•

the approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger, by Central’s shareholders at the Central special meeting described in this proxy statement/prospectus;

•

the receipt and effectiveness of all regulatory approvals, registrations and consents (none of which shall contain a burdensome condition, as defined in the merger agreement), and the expiration of all waiting periods required to complete the merger;

•

the effectiveness of the registration statement with respect to the Independent common stock to be issued in the merger under the Securities Act, and the absence of any stop order or proceedings initiated or threatened by the Securities and Exchange Commission for that purpose; and

•

the absence of any statute, regulation, rule, decree, injunction or other order in effect by any court or other governmental entity that prohibits completion of the transactions contemplated by the merger agreement.

Each of Independent’s and Central’s obligations to complete the merger is also separately subject to the satisfaction or waiver of a number of conditions, including:

•	the receipt by the party of a legal opinion from its counsel with respect to certain U.S. federal income tax consequences of the merger; and

•

the other company’s representations and warranties in the merger agreement being true and correct, in all material respects, and the performance by the other party in all material respects of its obligations under the merger agreement.

Independent’s obligation to complete the merger is further subject to the conditions that the number of outstanding shares of Central common stock shall not exceed 1,690,951, except to the extent increased as a result of the exercise of stock options, and to the receipt of a non-competition and non-solicitation agreement from John D. Doherty and a consulting, non-competition and non-solicitation agreement from William P. Morrissey.

Termination of the Merger Agreement (see page 64)

Independent and Central may mutually agree at any time to terminate the merger agreement without completing the merger, even if Central’s shareholders have approved the merger transactions. Also, either Independent or Central can terminate the merger agreement in various circumstances, including the following:

•	if any regulatory approval necessary for consummation of the transactions contemplated by the merger agreement is not obtained;

•	if the merger is not completed by March 31, 2013;

•

if the other party breaches the merger agreement in a way that would entitle the party seeking to terminate the merger agreement not to consummate the merger, subject to the right of the breaching party to cure the breach by the earlier of 30 days following written notice or two business days before March 31, 2013 (unless it is not possible due to the nature or timing of the breach for the breaching party to cure the breach); or

•	if Central’s shareholders do not approve the merger agreement and the transactions contemplated thereby.

Additionally, Independent may terminate the merger agreement if:

•	Central has materially breached its “non-solicitation” obligations described under “The Merger Agreement—No Solicitation of Alternative Transactions” beginning on page 61;

•	Central’s board fails to recommend in this proxy statement/prospectus the approval of the merger agreement;

•

Central’s board of directors recommends, proposes or publicly announces its intention to recommend or propose, to engage in an “Acquisition Transaction” with any party other than Independent or a subsidiary of Independent; or

•	Central breaches its obligation to call, give notice of, convene and hold a meeting of shareholders for the purpose of approving the merger agreement and the transactions contemplated thereby.

Additionally, Central may terminate the merger agreement if:

•	it enters into a “Superior Proposal” as described under “The Merger Agreement—No Solicitation of Alternative Transactions,” so long as it pays a termination fee of $2.2 million to Independent; or

•

pursuant to a “walk away” right that is subject to a “top up” option, if (a) the twenty day volume-weighted average price of Independent’s common stock as of a measurement date prior to closing is 20% below both (i) the ten day volume-weighted average price of Independent’s common stock as of April 30, 2012 and (ii) the twenty day volume-weighted average price of the Nasdaq Bank Stock Index, (b) Central elects to terminate the agreement by a majority vote of Central’s directors, and (c) following notice of such election Independent does not exercise its “top up” option under the merger agreement to increase the exchange ratio to a number that would compensate Central’s shareholders for the extent of the drop in Independent’s common stock price below the prices specified in (a)(i) and (ii) above. If Independent does exercise its “top up” option, then no termination will occur.

Termination Fee (see page 65)

Central has agreed to pay a termination fee of $2.2 million to Independent if the merger agreement is terminated under any of the circumstances described in “The Merger Agreement—Termination Fee and Expense Reimbursement” beginning on page 65.

Advisory Vote on Named Executive Officer Compensation (see page 35)

Central’s shareholders are being asked to vote on a non-binding advisory resolution approving certain compensation payable to the named executive officers of Central in connection with the merger. Assuming a quorum is present at the Central special meeting, approval of the non-binding advisory resolution approving certain compensation payable to the named executive officers of Central in connection with the merger will require the affirmative vote of a majority of the votes cast with respect to the proposal. Abstentions and broker non-votes will not affect whether such resolution is approved. Approval of this resolution is not a condition to completion of the merger. The vote with respect to certain compensation payable to the named executive officers of Central in connection with the merger is an advisory vote and will not be binding on Central or on Independent. Therefore, if the merger is approved by Central’s stockholders and completed, such compensation will still be paid to Central’s named executive officers if and when due.

Regulatory Approvals Required for the Merger (see page 49)

Completion of the transactions contemplated by the merger agreement is subject to various regulatory approvals, including approval from the Federal Reserve Board, the Federal Deposit Insurance Corporation, the Board of Bank Incorporation of the Commonwealth of Massachusetts and the Massachusetts Commissioner of Banks. Independent and Central have completed, or will complete, filing all of the required applications and notices with regulatory authorities. Although we do not know of any reason why we would not be able to obtain the necessary regulatory approvals in a timely manner, we cannot be certain when or if we will receive them.

Rights of Independent Shareholders Differ from Those of Central Shareholders (see page 118)

When the merger is completed, Central’s shareholders who receive Independent common stock as consideration in the merger will automatically become Independent’s shareholders. The rights of Independent’s shareholders differ from the rights of Central’s shareholders in important ways. Many of these differences relate to provisions in Independent’s articles of organization and bylaws that differ from those of Central. See “Comparison of Rights of Shareholders of Central and Independent” beginning on page 118 for a summary of the material differences between the respective rights of Central and Independent shareholders.

Tax Consequences of the Merger (see page 70)

The federal tax consequences of the merger to shareholders of Central will depend primarily on whether they exchange their Central common stock solely for Independent common stock, solely for cash or for a combination of Independent common stock and cash. Central shareholders who exchange their shares solely for Independent common stock should not recognize gain or loss except with respect to any cash they receive instead of receiving a fractional share of Independent common stock. Central shareholders who exchange their shares solely for cash should recognize gain or loss on the exchange. Central shareholders who exchange their shares for a combination of Independent common stock and cash should recognize capital gain on the cash portion of the consideration they receive. The actual federal income tax consequences to Central shareholders of electing to receive cash, Independent common stock or a combination of cash and stock will not be ascertainable at the time Central shareholders make their election because it will not be known at that time how, or to what extent, the allocation and proration procedures will apply.

This tax treatment may not apply to all Central shareholders. Determining the actual tax consequences of the merger to Central shareholders can be complicated. Central shareholders should consult their own tax advisor for a full understanding of the merger’s tax consequences that are particular to each shareholder.

To review the tax consequences of the merger to Central shareholders in greater detail, please see the section “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 70.

Dissenters’ Rights of Appraisal (see page 32)

Central has concluded that shareholders are not entitled to assert appraisal rights under Sections 13.01 to 13.31 of the Massachusetts Business Corporation Act. Any shareholder who believes he is or may be entitled to appraisal rights and seeks to assert them in connection with the merger must deliver to Central, before the vote is taken at the special meeting, written notice of his intent to demand payment for his shares in the manner specified in the statute, and must not vote his shares in favor of the merger. A copy of the applicable Massachusetts Business Corporation Act provisions is attached as Annex C to this proxy statement/prospectus.

Comparative Per Share Market Price Information (see page 22)

Independent common stock trades on the NASDAQ Global Select Market under the symbol “INDB” and Central common stock trades on the NASDAQ Global Market under the symbol “CEBK.” The following presents the closing sale prices of Independent common stock and Central common stock on April 30, 2012, the last trading day before we announced the merger agreement, and July 30, 2012 the last practicable trading day prior to mailing this document. The table also represents the equivalent value of the stock consideration to be paid in the merger per share of Central common stock on those dates, calculated by multiplying the closing price of Independent common stock on those dates by an exchange ratio calculated in accordance with the merger agreement based on the volume weighted average price of Independent common stock for the respective twenty trading day period ending immediately before such dates, which represents number of shares of Independent common stock that Central’s shareholders would receive in the merger for each share of Central common stock using such exchange ratio.

Date	Independent Closing Price	Central Closing Price	Exchange Ratio	Equivalent Per Share Value
April 30, 2012	$28.07	$18.05	1.1372	$31.92
July 30, 2012	$29.88	$31.93	1.0764	$32.16

The market prices of both Independent common stock and Central’s common stock will fluctuate prior to the merger. You should obtain current stock price quotations for Independent common stock and Central common stock.

Litigation Relating to the Merger (see page 53)

A putative stockholder class action lawsuit was filed in connection with the merger agreement on July 17, 2012 in Superior Court in Middlesex County, Massachusetts, against Central, each of Central’s directors, and Independent, captioned Rational Strategies Fund v. John D. Doherty et al, Civil Action No. 12-2682. The lawsuit alleges that Central and Central’s directors breached their fiduciary duties owed to Central’s shareholders in connection with the approval and disclosure of the proposed merger with Independent and that Independent aided and abetted the alleged breaches of fiduciary duty. Central, Central’s directors and Independent believe the factual allegations in the complaint are without merit and intend to defend vigorously against the allegations in the complaint.

RISK FACTORS

In addition to the other information included in this proxy statement/prospectus, including the matters addressed under “Forward-Looking Information,” Central’s shareholders should carefully consider the following risks before deciding whether to vote for approval of the merger agreement. In addition, shareholders of Central should read and consider the risks associated with each of the businesses of Independent and Central because these risks will relate to the combined company. Certain of these risks can be found in Independent’s annual report on Form 10-K for the fiscal year ended December 31, 2011, and quarterly report on Form 10-Q for the quarter ended March 31, 2012, which reports are incorporated by reference into this proxy statement/prospectus, and in Central’s annual report on Form 10-K for the fiscal year ended March 31, 2012. You should also consider the other information in this proxy statement/prospectus and the other documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” beginning on page 126.

Risks Related to the Merger

While the exchange ratio that will be used to calculate how many shares of Independent common stock Central’s shareholders that receive stock consideration will receive in the merger will fluctuate based on fluctuations in the price of Independent common stock, absent an exercise by Central of its “walk away” right and a subsequent “top up” election by Independent, there is a maximum exchange ratio of 1.1878 regardless of how significant the changes in the market value of Central common stock or Independent common stock might be before the completion of the merger.

Upon completion of the merger, each share of Central common stock will be converted into the right to receive either (i) $32.00 in cash or (2) a number of shares of Independent common stock as determined by an exchange ratio that will float linearly upward or downward within a set range to adjust for fluctuations in the price of Independent common stock. The final exchange ratio will be determined within a 12% range (i.e., 6% upward or downward) of a $28.66 base price for Independent common stock (with a corresponding base exchange ratio of 1.1165) by dividing $32.00 by the volume weighted average price of Independent common stock for the twenty trading day period ending with the last regulatory approval of the transaction and the expiration of any waiting periods related to such approvals. By way of illustration using the extreme low of the possible 12% range, if the volume weighted average price of Independent Stock during the applicable period is $26.94 (i.e., 6% below $28.66) or less, the exchange ratio will increase to 1.1878, but will not increase further regardless of how far below $26.94 the volume weighted average price falls, except in the event Central exercises its “walk away” right and Independent subsequently exercises its right to “top up” the stock consideration to void the walk away right. The method for determining the final exchange ratio is more fully described in the section of this document titled “Consideration to be Received in the Merger” on page 54. The market values of Independent common stock and Central common stock have varied since Independent and Central entered into the merger agreement and will continue to vary in the future due to changes in the business, operations or prospects of Independent and Central, market assessments of the merger, regulatory considerations, market and economic considerations, and other factors both within and beyond the control of Independent and Central.

Central shareholders may receive a form of consideration different from what they elect.

The consideration to be received by Central shareholders in the merger is subject to the requirement that 60% of the shares of Central common stock be exchanged for Independent common stock and 40% be exchanged for cash. The merger agreement contains proration and allocation procedures to achieve this desired result. If you elect all cash and the available cash is oversubscribed, then you will receive a portion of the merger consideration in Independent common stock. If you elect all stock and the available stock is oversubscribed, then you will receive a portion of the merger consideration in cash. The type of consideration you receive may also be affected by the requirement that the value of the stock portion of the merger consideration be equal to at least 40% of the total value of the merger consideration.

Central will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Central and consequently on Independent. These uncertainties may impair Central’s ability to attract, retain and motivate key personnel until the merger is consummated, and could cause customers and others that deal with Central to seek to change existing business relationships with Central. Retention of certain employees may be challenging during the pendency of the merger, as certain employees may experience uncertainty about their future roles with Independent. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with Independent, Independent’s business following the merger could be harmed. In addition, the merger agreement restricts Central from making certain acquisitions and taking other specified actions until the merger occurs without the consent of Independent. These restrictions may prevent Central from pursuing attractive business opportunities that may arise prior to the completion of the merger. Please see the section entitled “The Merger Agreement—Conduct of Business Pending the Merger” of this proxy statement/prospectus for a description of the restrictive covenants to which Central is subject.

Independent may fail to realize all of the anticipated benefits of the merger, particularly if the integration of Independent’s and Central’s businesses is more difficult than expected.

The success of the merger will depend, in part, on our ability to successfully combine the businesses of Independent and Central. Independent may fail to realize some or all of the anticipated benefits of the transaction if the integration process takes longer than expected or is more costly than expected. Furthermore, any number of unanticipated adverse occurrences for either the business of Central or Independent may cause us to fail to realize some or all of the expected benefits. The integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the merger. Each of these issues might adversely affect either Independent, Central, or both during the transition period, resulting in adverse effects on Independent following the merger. As a result, revenues may be lower than expected or prices may be higher than expected and the overall benefits of the merger may not be as great as anticipated.

The market price of Independent common stock after the merger may be affected by factors different from those affecting Independent common stock or Central common stock currently.

The business of Independent and Central differ in some respect and, accordingly, the results of operations of the combined company and the market price of Independent’s shares of common stock after the merger may be affected by factors different from those currently affecting the independent results of operations of each of Independent or Central. For a discussion of the businesses of Independent and Central and of certain factors to consider in connection with those businesses, see the documents incorporated by reference into this proxy statement/prospectus and referred to under “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” beginning on page 126 and the information regarding Central set forth under “The Companies—Central” beginning on page 74.

Some of the directors and executive officers of Central may have interests and arrangements that may have influenced their decisions to support or recommend that you approve the merger.

The interests of some of the directors and executive officers of Central may be different from those of Central’s shareholders, and certain directors and officers of Central may be participants in arrangements that are different from, or are in addition to, those of Central shareholders, including the acceleration of awards under equity plans, agreements in settlement of obligations to such directors and officers under pre-existing employment agreements, salary continuation agreements, executive health plan insurance agreements and severance agreements, and agreements under which certain of such directors and officers are entitled to payments in consideration of consulting services and/or non-competition and non-solicitation covenants. These interests are described in more detail in the section of this proxy statement/prospectus entitled “The Merger—Interests of Central’s Executive Officers and Directors in the Merger” of this proxy statement/prospectus beginning on page 50.

The merger agreement limits Central’s ability to pursue alternatives to the merger.

The merger agreement contains provisions that limit Central’s ability to solicit, initiate, encourage or take any actions to facilitate competing third-party proposals to acquire all or substantially all of Central. These provisions, which include a $2.2 million termination fee payable under certain circumstances, might discourage a potential competing acquiror that might have an interest in acquiring all or substantially all of Central from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per share market price than that proposed in the merger, or might result in a potential competing acquiror proposing to pay a lower per share price to acquire Central than it might otherwise have proposed to pay.

Regulatory approvals may not be received, may take longer than expected or impose conditions that are not presently anticipated.

Before the merger may be completed, certain approvals or consents must be obtained from the various bank regulatory and other authorities in the United States and the Commonwealth of Massachusetts. These governmental entities, including the Federal Reserve Board, the Federal Deposit Insurance Corporation, the Board of Bank Incorporation of the Commonwealth of Massachusetts and the Massachusetts Division of Banks, may impose conditions on the completion of the merger or require changes to the terms of the merger. While Independent and Central do not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of Independent following the merger, any of which might have a material adverse effect on Independent following the merger. Independent is not obligated to complete the merger if the regulatory approvals received in connection with the completion of the merger include any conditions or restrictions that would constitute a “Burdensome Condition” as defined in the merger agreement.

There can be no assurance as to whether the regulatory approvals will be received or the timing of the approvals. For more information, see the section entitled “The Merger—Regulatory Approvals Required to Complete the Merger” of this proxy statement/prospectus beginning on page 49.

Central shareholders who make elections may be unable to sell their shares in the market pending the merger.

Central shareholders may elect to receive cash, stock or mixed consideration in the merger by completing an election form that will be sent under separate cover. Making an election will require that shareholders turn in their Central stock certificates. This means that during the time between when the election is made and the date the merger is completed, Central shareholders will be unable to sell their Central common stock. If the merger is unexpectedly delayed, this period could extend for a significant period of time. Central shareholders can shorten the period during which they cannot sell their shares by delivering their election shortly before the election deadline. However, elections received after the election deadline will not be accepted or honored.

If the merger is not consummated by March 31, 2013, either Independent or Central may choose not to proceed with the merger.

Either Independent or Central may terminate the merger agreement if the merger has not been completed by March 31, 2013, unless the failure of the merger to be completed has resulted from the failure of the party seeking to terminate the merger agreement to perform its obligations.

The shares of Independent common stock to be received by Central shareholders as a result of the merger will have different rights from the shares of Central common stock.

The rights associated with Central common stock are different from the rights associated with Independent common stock. See the section of this proxy statement/prospectus entitled “Comparison of Rights of Shareholders of Central and Independent” beginning on page 118 for a discussion of the different rights associated with Independent common stock.

Risks Related to Independent’s Business

Changes in interest rates could adversely impact Independent’s financial condition and results of operations.

Independent’s ability to make a profit, like that of most financial institutions, substantially depends upon its net interest income, which is the difference between the interest income earned on interest earning assets, such as loans and investment securities, and the interest expense paid on interest-bearing liabilities, such as deposits and borrowings. However, certain assets and liabilities may react differently to changes in market interest rates. Further, interest rates on some types of assets and liabilities may fluctuate prior to changes in broader market interest rates, while rates on other types of assets may lag behind. Additionally, some assets such as adjustable-rate mortgages have features, such as rate caps and floors, which restrict changes in their interest rates.

Factors such as inflation, recession, unemployment, money supply, global disorder, instability in domestic and foreign financial markets, and other factors beyond Independent’s control, may affect interest rates. Changes in market interest rates will also affect the level of voluntary prepayments on loans and the receipt of payments on mortgage-backed securities, resulting in the receipt of proceeds that may have to be reinvested at a lower rate than the loan or mortgage-backed security being prepaid.

The state of the financial and credit markets, and potential sovereign debt defaults may severely impact the global and domestic economies and may lead to a significantly tighter environment in terms of liquidity and availability of credit. Economic growth may slow down and the national economy may experience additional recession periods. Market disruption, government and central bank policy actions intended to counteract the effects of recession, changes in investor expectations regarding compensation for market risk, credit risk and liquidity risk and changing economic data could continue to have dramatic effects on both the volatility of and the magnitude of the directional movements of interest rates. Although Independent pursues an asset/liability management strategy designed to control its risk from changes in interest rates, changes in market interest rates can have a material adverse effect on Independent’s profitability.

A further deterioration of the credit rating for U.S. long-term sovereign debt could adversely impact Independent.

On August 5, 2011, Standard and Poor’s downgraded the U.S. long-term sovereign debt from AAA, the highest rating, to AA+, the second highest rating. This downgrade does not directly impact the immediate current financial position or outlook for Independent, but a further downgrade could result in a re-evaluation of the ‘risk-free’ rate used in many accounting models, other-than-temporary-impairment of securities and/or impairment of goodwill and other intangibles.

If Independent has higher than anticipated loan losses than it has modeled, its earnings could materially decrease.

Independent’s loan customers may not repay loans according to their terms, and the collateral securing the payment of loans may be insufficient to assure repayment. Independent may therefore experience significant credit losses which could have a material adverse effect on its operating results and capital ratios. Independent makes various assumptions and judgments about the collectability of its loan portfolio, including the creditworthiness of borrowers and the value of the real estate and other assets serving as collateral for the repayment of loans. In determining the amount of the allowance for loan losses, Independent relies on its experience and its evaluation of economic conditions. If its assumptions prove to be incorrect, its current allowance for loan losses may not be sufficient to cover losses inherent in its loan portfolio and an adjustment may be necessary to allow for different economic conditions or adverse developments in its loan portfolio. Consequently, a problem with one or more loans could require Independent to significantly increase the level of its provision for loan losses. In addition, federal and state regulators periodically review Independent’s allowance for loan losses and may require it to increase its provision for loan losses or recognize further loan charge-offs. Material additions to the allowance would materially decrease Independent’s net income.

A significant amount of Independent’s loans are concentrated in Rockland Trust’s geographic footprint and adverse conditions in this area could negatively impact its operations.

Substantially all of the loans Independent originates are secured by properties located in, or are made to businesses which operate in Massachusetts, and to a lesser extent Rhode Island. Because of the current concentration of Independent’s loan origination activities in its geographic footprint, in the event of continued adverse economic conditions, including, but not limited to, increased unemployment, continued downward pressure on the value of residential and commercial real estate, political or business developments, that may affect the ability of property owners and businesses to make payments of principal and interest on the underlying loans in Rockland Trust’s geographic footprint. Independent would likely experience higher rates of loss and delinquency on its loans than if its loans were more geographically diversified, which could have an adverse effect on its results of operations or financial condition.

Independent operates in a highly regulated environment and may be adversely impacted by changes in law, regulations, and accounting policies.

Independent is subject to extensive regulation, supervision and examination. Any change in the laws or regulations and failure by Independent to comply with applicable law and regulation, or a change in regulators’ supervisory policies or examination procedures, whether by the Massachusetts Commissioner of Banks, the FDIC, the Federal Reserve Board, other state or federal regulators, the United States Congress, or the Massachusetts legislature could have a material adverse effect on Independent’s business, financial condition, results of operations, and cash flows. Changes in accounting policies, practices and standards, as may be adopted by the regulatory agencies as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board, and other accounting standard setters, could also negatively impact Independent’s financial results.

The Dodd-Frank Act will have a significant impact on the regulatory structure of the financial markets and will impose additional costs on Independent.

The Dodd-Frank Act, among other things, establishes a new Financial Stability Oversight Council to monitor systemic risk posed by financial institutions, restricts proprietary trading and private fund investment activities by banking institutions, creates a new framework for the regulation of derivatives and revises the FDIC’s assessment base for deposit insurance. Provisions in the Dodd-Frank Act may also restrict the flexibility of financial institutions to compensate their employees. In addition, provisions in the Dodd-Frank Act may require changes to existing capital rules or affect their interpretations by institutions or regulators, which could have an adverse effect on Independent’s business operations, capital structure, capital ratios or financial performance. The final effects of the Dodd-Frank Act on Independent’s business will depend largely on the implementation of the Dodd-Frank Act by regulatory bodies and the exercise of discretion by these regulatory bodies.

Independent has strong competition within its market area which may limit Independent’s growth and profitability.

Independent faces significant competition both in attracting deposits and in the origination of loans. Commercial banks, credit unions, savings banks, savings and loan associations operating in Independent’s primary market area have historically provided most of its competition for deposits. Competition for the origination of real estate and other loans come from other commercial banks, thrift institutions, credit unions, insurance companies, finance companies, other institutional lenders and mortgage companies.

The success of Independent is dependent on hiring and retaining certain key personnel.

Independent’s performance is largely dependent on the talents and efforts of highly skilled individuals. Independent relies on key personnel to manage and operate its business, including major revenue generating functions such as loan and deposit generation. The loss of key staff may adversely affect Independent’s ability to maintain and manage these functions effectively, which could negatively affect Independent’s revenues. In addition, loss of key personnel could result in increased recruiting and hiring expenses, which could cause a decrease in Independent’s net income. Independent’s continued ability to compete effectively depends on its ability to attract new employees and to retain and motivate its existing employees.

Independent’s business strategy of growth in part through acquisitions could have an impact on its earnings and results of operations that may negatively impact the value of Independent’s stock.

In recent years, Independent has focused, in part, on growth through acquisitions. From time to time in the ordinary course of business, Independent engages in preliminary discussions with potential acquisition targets. The consummation of any future acquisitions may dilute stockholder value. Although Independent’s business strategy emphasizes organic expansion combined with acquisitions, there can be no assurance that, in the future, Independent will successfully identify suitable acquisition candidates, complete acquisitions and successfully integrate acquired operations into our existing operations or expand into new markets. There can be no assurance that acquisitions will not have an adverse effect upon Independent’s operating results while the operations of the acquired business are being integrated into Independent’s operations. In addition, once integrated, acquired operations may not achieve levels of profitability comparable to those achieved by Independent’s existing operations, or otherwise perform as expected. Further, transaction-related expenses may adversely affect Independent’s earnings. These adverse effects on Independent’s earnings and results of operations may have a negative impact on the value of Independent’s stock.

Difficult market conditions have adversely affected the industry in which Independent operates.

Dramatic declines in the housing market over the past several years, with falling real estate values and increasing foreclosures, unemployment, and under-employment have negatively impacted the credit performance of mortgage loans and resulted in significant write-downs of asset values by financial institutions, including government-sponsored entities as well as major commercial and investment banks. These write-downs, initially of mortgage-backed securities but spreading to credit default swaps and other derivative and cash securities, in turn, have caused many financial institutions to seek additional capital, to merge with larger and stronger institutions and, in some cases to fail. Reflecting concern about the stability of the financial markets generally and the strength of counterparties, many lenders and institutional investors have reduced or ceased providing funding to borrowers, including to other financial institutions. This market turmoil and tightening of credit have led to an increased level of commercial and consumer delinquencies, lack of consumer confidence, increased market volatility and widespread reduction of business activity generally. The resulting economic pressure on consumers and lack of confidence in the financial markets could materially affect Independent’s business, financial condition and results of operations. A worsening of these conditions would likely exacerbate the adverse effects of these difficult market conditions on Independent and others in the financial services industry. In particular, Independent may face the following risks in connection with these events:

•	Independent may expect to face increased regulation of its industry. Compliance with such regulation may increase its costs and limit its ability to pursue business opportunities.

•

Market developments may affect customer confidence levels and may cause increases in loan delinquencies and default rates, which Independent expects could impact its loan charge-offs and provision for loan losses.

•

Deterioration or defaults made by issuers of the underlying collateral of Independent’s investment securities may cause additional credit related other-than-temporary impairment charges to Independent’s income statement.

•

Independent’s ability to borrow from other financial institutions or to access the debt or equity capital markets on favorable terms or at all could be adversely affected by further disruptions in the capital markets or other events, including actions by rating agencies and deteriorating investor expectations.

•	Competition in the industry could intensify as a result of the increasing consolidation of financial services companies in connection with current market conditions.

•

Independent may be required to pay significantly higher FDIC premiums because market developments could significantly deplete the insurance fund of the FDIC and reduce the ratio of reserves to insured deposits.

•

It may become necessary or advisable for Independent, due to changes in regulatory requirements, change in market conditions, or for other reasons, to hold more capital or to alter the forms of capital it currently maintains.

Independent’s securities portfolio performance in difficult market conditions could have adverse effects on Independent’s results of operations.

Under U.S. Generally Accepted Accounting Principles, Independent is required to review Independent’s investment portfolio periodically for the presence of other-than-temporary impairment of its securities, taking into consideration current market conditions, the extent and nature of changes in fair value, issuer rating changes and trends, volatility of earnings, current analysts’ evaluations, Independent’s ability and intent to hold investments until a recovery of fair value, as well as other factors. Adverse developments with respect to one or more of the foregoing factors may require Independent to deem particular securities to be other-than-temporarily impaired, with the credit related portion of the reduction in the value recognized as a charge to Independent’s earnings. Recent market volatility has made it extremely difficult to value certain of Independent’s securities. Subsequent valuations, in light of factors prevailing at that time, may result in significant changes in the values of these securities in future periods. Any of these factors could require Independent to recognize further impairments in the value of Independent’s securities portfolio, which may have an adverse effect on Independent’s results of operations in future periods.

Impairment of goodwill and/or intangible assets could require charges to earnings, which could result in a negative impact on our results of operations.

Goodwill arises when a business is purchased for an amount greater than the net fair value of its assets. Rockland Trust has recognized goodwill as an asset on the balance sheet in connection with several recent acquisitions. When an intangible asset is determined to have an indefinite useful life, it is not amortized, and instead is evaluated for impairment. Goodwill is subject to impairment tests annually, or more frequently if necessary, and is evaluated using a two step impairment approach. A significant and sustained decline in Independent’s stock price and market capitalization, a significant decline in Independent’s expected future cash flows, a significant adverse change in the business climate, slower growth rates or other factors could result in impairment of goodwill or other intangible assets. If Independent were to conclude that a future write-down of the goodwill or intangible assets is necessary, then Independent would record the appropriate charge to earnings, which could be materially adverse to the results of operations and financial position.

Deterioration in the Federal Home Loan Bank (“FHLB”) of Boston’s capital might restrict the FHLB of Boston’s ability to meet the funding needs of its members, cause a suspension of its dividend, and cause its stock to be determined to be impaired.

Significant components of Rockland Trust’s liquidity needs are met through its access to funding pursuant to its membership in the FHLB of Boston. The FHLB is a cooperative that provides services to its member banking institutions. The primary reason for joining the FHLB is to obtain funding from the FHLB of Boston.

The purchase of stock in the FHLB is a requirement for a member to gain access to funding. Any deterioration in the FHLB’s performance may affect Independent’s access to funding and/or require Independent to deem the required investment in FHLB stock to be impaired.

Reductions in the value of Independent’s deferred tax assets could affect earnings adversely.

A deferred tax asset is created by the tax effect of the differences between an asset’s book value and its tax basis. Independent assesses the deferred tax assets periodically to determine the likelihood of Independent’s ability to realize their benefits. These assessments consider the performance of the associated business and its ability to generate future taxable income. If the information available to Independent at the time of assessment indicates there is a greater than 50% chance that Independent will not realize the deferred tax asset benefit, Independent is required to establish a valuation allowance for it and reduce its future tax assets to the amount Independent believes could be realized in future tax returns. Recording such a valuation allowance could have a material adverse effect on the results of operations or financial position. Additionally the deferred tax asset is measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled. Accordingly a change in enacted tax rates may result in a decrease/increase to Independent’s deferred tax asset.

Independent will need to keep pace with evolving information technology and guard against and react to increased cyber security risks and electronic fraud.

The potential need to adapt to changes in information technology could adversely impact Independent’s operations and require increased capital spending. The risk of electronic fraudulent activity within the financial services industry, especially in the commercial banking sector due to cyber criminals targeting bank accounts and other customer information, could adversely impact Independent’s operations, damage its reputation and require increased capital spending.

Independent’s business depends on maintaining the trust and confidence of customers and other market participants, and the resulting good reputation is critical to its business.

Independent’s ability to originate and maintain accounts is highly dependent upon the perceptions of consumer and commercial borrowers and deposit holders and other external perceptions of Independent’s business practices or financial health. Independent’s reputation is vulnerable to many threats that can be difficult or impossible to control, and costly or impossible to remediate. Regulatory inquiries, employee misconduct and rumors, among other things, can substantially damage Independent’s reputation, even if they are baseless or satisfactorily addressed. Adverse perceptions regarding Independent’s reputation in the consumer, commercial and funding markets could lead to difficulties in generating and maintaining accounts as well as in financing them and to decreases in the levels of deposits that consumer and commercial customers and potential customers choose to maintain with Independent, any of which could have a material adverse effect on Independent’s business and financial results.

If Independent’s risk management framework does not effectively identify or mitigate Independent’s risks, Independent could suffer unexpected losses and could be materially adversely affected.

Independent’s risk management framework seeks to mitigate risk and appropriately balance risk and return. Independent has established processes and procedures intended to identify, measure, monitor and report the types of risk to which its subject, including credit risk, operations risk, compliance risk, reputation risk, strategic risk, market risk and liquidity risk. Independent seeks to monitor and control its risk exposure through a framework of policies, procedures and reporting requirements. Management of Independent’s risks in some cases depends upon the use of analytical and/or forecasting models. If the models used to mitigate these risks are inadequate, Independent may incur losses. In addition, there may be risks that exist, or that develop in the future, that Independent has not appropriately anticipated, identified or mitigated. If Independent’s risk management framework does not effectively identify or mitigate its risks, Independent could suffer unexpected losses and could be materially adversely affected.

FORWARD-LOOKING STATEMENTS

This document contains or incorporates by reference a number of forward-looking statements regarding the financial condition, results of operations, earnings outlook, and business prospects of Independent, Central and the potential combined company and may include statements for the period following the completion of the merger. You can find many of these statements by looking for words such as “expects,” “projects,” “anticipates,” “believes,” “intends,” “estimates,” “strategy,” “plan,” “potential,” “possible” and other similar expressions.

The forward-looking statements involve certain assumptions, risks and uncertainties. In particular, the ability of either Independent or Central to predict results or actual effects of its plans and strategies, or those of the combined company, is inherently uncertain. Accordingly, actual results may differ materially from those expressed in, or implied by, the forward-looking statements. You therefore are cautioned not to place undue reliance on these statements, which speak only as of the date of this document or the date of any document incorporated by reference in this document. Some of the factors that may cause actual results or earnings to differ materially from those contemplated by the forward-looking statements include, but are not limited to, those discussed elsewhere in this proxy statement/prospectus under “Risk Factors” and those discussed in the filings of each of Independent that are incorporated herein by reference, as well as the following:

•	those risks and uncertainties Independent and Central discuss or identify in their public filings with the SEC;

•	the risk that the businesses of Independent and Central will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected;

•	revenues following the merger may be lower than expected;

•	competitive pressure among financial services companies may increase significantly;

•	general economic or business conditions, either nationally, regionally, or in the markets in which Independent and Central do business, may be less favorable than expected;

•	changes in the interest rate environment may reduce interest margins and impact funding sources;

•	changes in both companies’ businesses during the period between now and the completion of the merger may have adverse impacts on the combined company;

•	changes in market rates and prices may adversely impact the value of financial products and assets;

•	deterioration in the credit markets may adversely impact either company or its business;

•	legislation or regulatory environments, requirements, or changes, including changes in accounting methods, may adversely affect businesses in which either company is engaged;

•	litigation liabilities, including costs, expenses, settlements and judgments, may adversely affect either company or its businesses;

•	deposit attrition, operating costs, customer loss and business disruption following the merger, including difficulties in maintaining relationships with employees, may be greater than expected; and

•	the ability to obtain timely governmental approvals of the merger without the imposition of any conditions that would adversely affect the potential combined company.

These forward-looking statements are subject to assumptions, risks and uncertainties, and actual results may differ materially from those expressed or implied by these forward-looking statements.

All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this document and attributable to Independent or Central or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, Independent and Central undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

SUMMARY HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL INFORMATION

Comparative Per Share Market Price Information

Independent common stock trades on the NASDAQ Global Select Market under the symbol “INDB” and Central common stock trades on the NASDAQ Global Market under the symbol “CEBK.” The following presents the closing sale prices of Independent common stock and Central common stock on April 30, 2012, the last trading day before we announced the merger agreement, and July 30, 2012, the last practicable trading day prior to mailing this document. The table also represents the equivalent value of the stock consideration to be paid in the merger per share of Central common stock on those dates, calculated by multiplying the closing price of Independent common stock on those dates by an exchange ratio calculated in accordance with the merger agreement based on the volume weighted average price of Independent common stock for the respective twenty trading day period ending immediately before such dates, which represents number of shares of Independent common stock that Central’s shareholders would receive in the merger for each share of Central common stock using such exchange ratio.

Date	Independent Closing Price	Central Closing Price	Exchange Ratio	Equivalent Per Share Value
April 30, 2012	$28.07	$18.05	1.1372	$31.92
July 30, 2012	$29.88	$31.93	1.0764	$32.16

The above table shows only historical comparisons. These comparisons may not provide meaningful information to Central shareholders in determining whether to approve the merger agreement. Central shareholders are urged to obtain current market quotations for Independent and Central common stock and to review carefully the other information contained in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus in considering whether to approve the merger agreement. See the section entitled “Where You Can Find More Information” beginning on page 126 of this proxy statement/prospectus.

Comparative Stock Prices and Dividends

The following table sets forth, for the periods indicated, the high and low sale prices per share of Independent common stock as reported by the NASDAQ Global Select Market and the high and low sale prices per share of Central common stock as reported by the NASDAQ Global Market. The table also provides information as to dividends paid per share of Independent common stock and Central common stock. As of July 23, 2012, there were 21,639,373 shares of Independent common stock issued and outstanding and approximately 2,595 shareholders of record and 1,690,951 shares of Central common stock issues and outstanding and approximately 194 shareholders of record.

	Independent			Central
	Sales Prices			Sales Prices
2010	High	Low	Dividend per Share	High	Low	Dividend per Share
Quarter Ended March 31,	$26.76	$21.00	$0.18	$10.09	$8.11	$0.05
Quarter Ended June 30,	28.09	23.21	0.18	11.51	8.56	0.05
Quarter Ended September 30,	25.55	20.91	0.18	14.17	9.80	0.05
Quarter Ended December 31,	28.09	22.35	0.18	15.30	12.43	0.05

2011
Quarter Ended March 31,	$28.83	$25.48	$0.19	$20.00	$13.50	$0.05
Quarter Ended June 30,	29.98	25.95	0.19	20.88	17.11	0.05
Quarter Ended September 30,	27.91	20.86	0.19	20.85	16.02	0.05
Quarter Ended December 31,	27.95	20.42	0.19	19.45	16.05	0.05

2012
Quarter Ended March 31,	$29.27	$26.46	$0.21	$18.83	$17.20	$0.05
Quarter Ended June 30,	29.35	26.07	0.21	31.72	18.00	$0.05

The annualized dividend payout ratio on a share of Independent common stock as of June 30, 2012 is 51.2%. After completion of this offering, subject to approval and declaration by the Independent board of directors, Independent anticipates that it will continue to declare quarterly cash dividends on shares of its common stock consistent with past practices.

Central expects to continue to declare quarterly cash dividends on Central common stock until the merger is completed, subject to terms and conditions of the merger agreement. Holders of Central common stock will stop receiving cash dividends with respect to shares of Central common stock upon completion of the merger, when the separate corporate existence of Central will cease.

Historical and Pro Forma Per Share Data

We have summarized below historical earnings, dividend and book value per share information for Independent and Central and additional similar information as if the companies had been combined for the periods shown, which we refer to as “pro forma” information. The pro forma combined and pro forma equivalent per share information gives effect to the merger as if the transaction had been effective at the year or quarter end dates presented, in the case of book value data, and as if the transaction had been effective at the beginning of each period presented, in the case of the earnings and dividend data.

The pro forma combined and pro forma equivalent per share information below is based on the historical consolidated financial statements of Independent and Central. Pro forma information is based upon Independent’s closing price of $28.73 and $27.29 on March 30, 2012 and December 31, 2011, respectively. Pro forma equivalent per share amounts for Central are based on multiplying the pro forma combined amounts by the base exchange ratio of 1.1165.

We expect that both Independent and Central will incur merger and integration costs as a result of the merger. We also anticipate that the merger will provide the combined company with financial benefits that may include reduced operating expenses. The information set forth below, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, may not reflect all of these anticipated financial expenses and does not reflect any of these anticipated financial benefits and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during the periods presented.

The information in the following table is based on, and you should read it together with, the historical financial information and the notes thereto for Independent and Central contained in this proxy statement/prospectus.

	For the Year Ended December 31, 2011	For the Quarter Ended March 31, 2012
Book value per share:
Independent Bank historical	$21.82	$22.16
Central Bancorp historical	20.72	20.92
Pro forma combined	22.10	22.49
Central Bancorp pro forma equivalent	24.67	25.11

Tangible book value per share:
Independent Bank historical	$15.27	$15.67
Central Bancorp historical	19.40	19.60
Pro forma combined	14.55	14.98
Central Bancorp pro forma equivalent	16.25	16.73

Cash dividends declared per share:
Independent Bank historical	$0.76	$0.21
Central Bancorp historical	0.20	0.05
Pro forma combined	0.76	0.21
Central Bancorp pro forma equivalent	0.84	0.23

Basic net income per share:
Independent Bank historical	$2.12	$0.57
Central Bancorp historical	0.10	(0.05)
Pro forma combined	2.02	0.53
Central Bancorp pro forma equivalent	2.26	0.59

Diluted net income per share:
Independent Bank historical	$2.12	$0.56
Central Bancorp historical	0.09	(0.05)
Pro forma combined	2.01	0.53
Central Bancorp pro forma equivalent	2.24	0.59

Independent Selected Historical Financial and Operating Data

The following table provides summary historical consolidated financial data for Independent as of the end of and for each of the fiscal years in the five-year period ended December 31, 2011, as of the end of and for the three months ended March 31, 2012 and March 31, 2011. The historical consolidated financial data as of the end of and for each of the fiscal years in the five-year period ended December 31, 2011 have been derived in part from Independent’s audited financial statements and related notes incorporated by reference into this document. The historical consolidated financial data as of the end of and for the three months ended March 31, 2012 and March 31, 2011 have been derived from Independent’s unaudited financial statements and related notes incorporated by reference into this document. The following information is only a summary and you should read it in conjunction with Independent’s financial statements and related notes incorporated by reference into this document.

	At or for the Three Months Ended March 31,		At or for the Year Ended December 31,
	2012	2011	2011	2010	2009	2008	2007
			(Dollars in Thousands, Except Per Share Data)
FINANCIAL CONDITION DATA:
Securities available for sale	$362,109	$341,362	$305,332	$377,457	$508,650	$575,688	$427,998
Securities held to maturity	200,921	239,305	204,956	202,732	93,410	32,789	45,265
Loans	3,869,756	3,628,374	3,794,390	3,555,679	3,395,515	2,652,536	2,031,824
Allowance for loan losses	48,340	46,444	48,260	46,255	42,361	37,049	26,831
Goodwill and core deposit intangibles	140,323	141,951	140,722	141,956	143,730	125,710	60,411
Total assets	4,985,739	4,645,783	4,970,240	4,695,738	4,482,021	3,628,469	2,768,413
Total deposits	3,945,713	3,584,926	3,876,829	3,627,783	3,375,294	2,579,080	2,026,610
Total borrowings	484,115	556,718	537,686	565,434	647,397	695,317	504,344
Stockholders’ equity	478,863	447,985	469,057	436,472	412,649	305,274	220,465
Nonperforming loans	31,646	23,397	28,953	23,108	36,183	26,933	7,644
Nonperforming assets	40,736	33,856	37,149	31,493	41,245	29,883	8,325
Shares outstanding	21,608,285	21,407,211	21,499,768	21,220,801	20,935,421	16,285,455	13,746,711

OPERATING DATA:
Interest income	$47,796	$48,958	$195,751	$202,724	$202,689	$175,440	$158,524
Interest expense	5,943	7,485	28,672	38,763	51,995	58,926	63,555
Net interest income	41,853	41,473	167,079	163,961	150,694	116,514	94,969
Provision for loan losses	1,600	2,200	11,482	18,655	17,335	10,888	3,130
Noninterest income	13,909	12,598	52,700	46,906	38,192	29,032	33,265
Noninterest expenses	37,358	36,482	145,713	139,745	141,815	104,143	87,932
Net income	12,183	11,188	45,436	40,240	22,989	23,964	28,381
Preferred stock dividend	—	—	—	—	5,698	—	—
Net income available to the common shareholder	12,183	11,188	45,436	40,240	17,291	23,964	28,381

PER SHARE DATA:
Net income-basic	$0.57	$0.53	$2.12	$1.90	$0.88	$1.53	$2.02
Net income-diluted	0.56	0.52	2.12	1.90	0.88	1.52	2.00
Cash dividends declared	0.21	0.19	0.76	0.72	0.72	0.72	0.68
Book value	22.16	20.93	21.82	20.57	19.58	18.75	16.04

OPERATING RATIOS:
Return on average assets	1.00%	0.98%	0.96%	0.88%	0.40%	0.73%	1.05%
Return on average common equity	10.31%	10.24%	9.93%	9.46%	4.29%	8.20%	12.93%
Net interest margin (on a fully tax equivalent basis)	3.82%	4.02%	3.90%	3.95%	3.89%	3.95%	3.90%
Equity to assets	9.60%	9.64%	9.44%	9.30%	9.21%	8.41%	7.96%
Dividend payout ratio	37.26%	36.33%	35.88%	37.93%	82.79%	48.95%	33.41%

ASSET QUALITY RATIOS:
Nonperforming loans as a percent of gross loans	0.82%	0.64%	0.76%	0.65%	1.07%	1.02%	0.38%
Nonperforming assets as a percent of total assets	0.82%	0.73%	0.75%	0.67%	0.92%	0.82%	0.30%
Allowance for loan losses as a percent of total loans	1.25%	1.28%	1.27%	1.30%	1.25%	1.40%	1.32%
Allowance for loan losses as a percent of nonperforming loans	152.75%	198.50%	166.68%	200.17%	117.07%	137.56%	351.01%

CAPITAL RATIOS:
Tier 1 leverage capital ratio	8.77%	8.48%	8.61%	8.19%	7.87%	7.55%	8.02%
Tier 1 risk-based capital ratio	10.71%	10.48%	10.74%	10.28%	9.83%	9.50%	10.27%
Total risk-based capital ratio	12.73%	12.55%	12.78%	12.37%	11.92%	11.85%	11.52%

Central Selected Historical Consolidated Financial Data

The following table provides summary historical consolidated financial data for Central as of the end of and for each of the fiscal years in the five-year period ended March 31, 2012. The historical consolidated financial data as of the end of and for each of the fiscal years in the five-year period ended March 31, 2012 have been derived in part from Central’s audited financial statements and related notes that appear beginning on page F-1 of this document. The following information is only a summary and you should read it in conjunction with Central’s financial statements and related notes that appear beginning on page F-1 of this document.

	At or for the Year Ended March 31,
	2012	2011	2010	2009	2008
	(Dollars in Thousands, Except Per Share Data)
FINANCIAL CONDITION DATA:
Securities available for sale	$39,060	$25,185	$34,368	$35,215	$52,960
Loans	448,886	394,217	461,510	460,670	474,942
Allowance for loan losses	4,272	3,892	3,038	3,191	3,613
Goodwill	2,232	2,232	2,232	2,232	2,232
Total assets	523,572	487,625	542,444	575,827	571,245
Total deposits	344,534	309,077	339,169	375,074	361,089
Total borrowings	128,569	128,692	154,810	156,938	168,173
Stockholders’ equity	45,346	47,121	45,113	40,239	38,816
Nonperforming loans	9,048	9,581	6,246	4,767	9,606
Nonperforming assets	9,181	9,713	6,306	7,753	9,606
Shares outstanding	1,690,951	1,681,071	1,667,151	1,639,951	1,639,951

OPERATING DATA:
Interest income	$22,720	$25,305	$28,357	$30,291	$32,083
Interest expense	6,617	7,923	11,524	14,429	18,487
Net interest income	16,103	17,382	17,013	15,862	13,596
Provision for loan losses	1,400	1,100	600	2,125	(70)
Net gain (loss) from sales and write-downs of Investment securities	541	136	(465)	(9,796)	645
Gain on sale of loans	143	251	329	111	158
Other noninterest income	1,642	1,671	1,547	1,640	1,429
Noninterest expenses	16,087	15,669	15,146	15,159	13,859
Net income (loss)	851	1,725	1,993	(6,205)	1,447
Net income available to common shareholders	(15)	1,105	1,380	(6,403)	1,447

PER SHARE DATA:
Net income (loss)-basic	$(0.01)	$0.74	$0.95	$(4.58)	$1.07
Net income (loss)-diluted	(0.01)	0.68	0.92	(4.58)	1.07
Cash dividends declared	0.20	0.20	0.20	0.72	0.72
Book value	20.92	22.26	21.31	18.76	23.67
Tangible book value per common share	19.60	20.93	19.97	17.40	22.31

OPERATING RATIOS:
Return on average assets	0.17%	0.33%	0.36%	-1.12%	0.26%
Return on average stockholder’s equity	1.84%	3.74%	4.66%	-16.68%	3.76%
Net interest margin (on a fully tax equivalent basis)	3.34%	3.50%	3.21%	2.96%	2.51%
Equity to assets	8.66%	9.66%	8.32%	6.99%	6.79%
Dividend payout ratio	n/a	29.41%	21.74%	n/a	67.29%

ASSET QUALITY RATIOS:
Nonperforming loans as a percent of gross loans	2.02%	2.43%	1.35%	1.03%	2.02%
Nonperforming assets as a percent of total assets	1.75%	1.99%	1.16%	1.35%	1.68%
Allowance for loan losses as a percent of total loans	0.95%	0.99%	0.66%	0.69%	0.76%
Allowance for loan losses as a percent of nonperforming loans	47.21%	40.62%	48.64%	66.94%	37.61%

CAPITAL RATIOS:
Tier 1 leverage capital ratio	9.83%	10.66%	9.22%	7.77%	8.49%
Tier 1 risk-based capital ratio	15.09%	17.22%	14.24%	11.56%	10.63%
Total risk-based capital ratio	16.39%	18.53%	15.12%	12.41%	11.44%

N/a means either not applicable or not meaningful.

THE SPECIAL MEETING OF CENTRAL SHAREHOLDERS

Date, Time and Place of the Special Meeting

The special meeting of shareholders of Central will be held at Holiday Inn - Somerville, located at 30 Washington Street, Somerville, Massachusetts 02143 on Tuesday, September 11, 2012 at 11:00 a.m., Eastern Daylight Time.

Purpose of the Special Meeting

At the special meeting, holders of Central common stock will be asked to:

1.	approve the merger agreement and the transactions contemplated by the merger agreement, including the merger (the “Central merger agreement proposal”);

2.	approve one or more adjournments of the special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the Central merger agreement proposal (the “Central adjournment proposal”);

3.	vote on a non-binding advisory resolution approving certain compensation payable to the named executive officers of Central in connection with the merger; and

4.	transact any other business which may properly come before the special meeting or any adjournment or postponement thereof.

Recommendation of Central’s Board of Directors

The Central board of directors has determined that the merger agreement is advisable and in the best interests of Central and its shareholders and unanimously recommends that shareholders vote “FOR” approval of the Central merger agreement proposal, “FOR” the Central adjournment proposal and “FOR” the non-binding advisory resolution approving certain compensation payable to the named executive officers of Central in connection with the merger.

Record Date; Shares Entitled to Vote

Only holders of record of Central common stock at the close of business on the record date of July 23, 2012, are entitled to notice of and to vote at the Central special meeting. As of the record date, there were 1,690,951 shares of Central common stock outstanding, held of record by approximately 194 holders of record. Each holder of Central common stock is entitled to one vote for each share of Central common stock he, she or it owned as of the record date.

A list of Central’s shareholders as of the record date will be available for review by any Central shareholder entitled to vote at the Central special meeting, the shareholder’s agent or attorney at Central’s principal executive offices during regular business hours beginning two business days after notice of the Central special meeting is given and continuing through the meeting.

Quorum; Vote Required

A quorum of Central shareholders is necessary to hold a valid meeting. If the holders of at least a majority of the total number of outstanding shares of Central common stock entitled to vote are represented in person or by proxy at the special meeting, a quorum will exist. Central will include proxies marked as abstentions in determining the number of shares present at the special meeting.

The affirmative vote of the holders of at least two-thirds of the outstanding shares of Central common stock entitled to vote as of the record date is required to approve the Central merger agreement proposal. If you do not vote, either in person or by proxy, it will have the same effect as voting against approval of the Central merger agreement proposal.

A majority of the votes cast is required to approve each of the Central adjournment proposal and the non-binding resolution regarding certain compensation of Central’s named executive officers in connection with the merger.

Security Ownership of Certain Beneficial Owners and Management

Persons and groups beneficially owning in excess of five percent (5%) of the Central’s common stock are required to file certain reports regarding such ownership pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”). The following table sets forth certain information as to those persons who Central believes were the beneficial owners of more than 5% of the Company’s outstanding shares of Common Stock as of July 23, 2012.

Name and Address of Beneficial Owner	Amount and Nature Beneficial Ownership (1)		Percent of Shares of Common Stock Outstanding (2)
Central Co-operative Bank Employee Stock Ownership Plan Trust 399 Highland Avenue Somerville, Massachusetts 02144	365,922	(3)	21.6%

John D. Doherty 399 Highland Avenue Somerville, Massachusetts 02144	308,739	(4)	18.3

PRB Investors, L.P. PRB Advisors, L.L.C. Stephen J. Paluszek Andrew P. Bergman 245 Park Avenue, 24th Floor New York, New York 10167	111,903	(5)	6.6

(1)	In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Central’s common stock as to which he has sole or shared voting or investment power, or has a right to acquire beneficial ownership of at any time within 60 days of July 23, 2012. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares. Unless otherwise indicated, the listed persons have direct ownership and sole voting and dispositive power.
(2)	For purposes of calculating percentage ownership, the number of shares of Central’s common stock outstanding includes any shares which the beneficial owner has the right to acquire within 60 days of July 23, 2012. Based on 1,690,951 shares outstanding as of July 23, 2012.
(3)	Of the shares beneficially owned by the Central Co-operative Bank Employee Stock Ownership Plan Trust (“ESOP”) as of July 23, 2012, 224,192 shares have been allocated to participating employees over which shares the trustees of the ESOP (the “ESOP Trustees”) and 141,730 shares have not been allocated, as to which shares the ESOP Trustees generally would vote in the same proportion as voting directions received from voting ESOP participants. The ESOP Trustees disclaim any beneficial ownership interest in the shares held by the ESOP.
(4)	Includes 24,897 shares of Central’s common stock allocated to the account of John D. Doherty in the ESOP, 10,049 shares of unvested restricted stock awarded under the Central Bancorp, Inc. 2006 Long-Term Incentive Plan and 11,561 shares subject to stock options granted under the Central Bancorp, Inc. 1999 Stock Option and Incentive Plan which Mr. Doherty may acquire within 60 days of July 23, 2012.
(5)	Based on the Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2012 by PRB Investors, L.P. and PRB Advisors, L.L.C., the sole general partner of PRB Investors, L.P., each of which may be deemed to beneficially own 111,903 shares of Central’s common stock. In addition, Stephen J. Paluszek and Andrew P. Bergman, both controlling persons of PRB Advisors, L.L.C., may be deemed to beneficially own 111,903 shares. PRB Investors, L.P., PRB Advisors, L.L.C. and Messrs. Paluszek and Bergman share voting power and dispositive power with respect to the reported shares.

The following table sets forth, as of July 23, 2012, the beneficial ownership of Central’s common stock by each of Central’s directors and named executive officers, and by all directors and executive officers as a group.

	Beneficial Ownership
Name	Number of Shares		Percentage of Shares Outstanding (1)
John D. Doherty	308,739	(2)	18.3%
Robert J. Hardiman	11,000		*
Raymond Mannos	2,500		*
Albert J. Mercuri, Jr.	3,990	(3)	*
John J. Morrissey	2,777	(3)	*
William P. Morrissey	66,571	(4)	3.9
Gerald T. Mulligan	12,000	(5)	*
Edward F. Sweeney, Jr.	301		*
Paul S. Feeley	17,259	(6)	1.0
All directors and executive officers as a group (14 persons)	464,327	(7)	26.8%

(1)	In calculating percentage ownership for a given individual or group of individuals, the number of shares of Central’s common stock outstanding includes unissued shares subject to options exercisable within 60 days of July 23, 2012 held by that individual or group. Based on 1,690,951 shares outstanding as of July 23, 2012.
(2)	Includes 24,897 shares of Central’s common stock allocated to his account in the ESOP, 10,049 shares of unvested restricted stock and 11,561 shares which he has the right to acquire pursuant to options exercisable within 60 days of July 23, 2012.
(3)	Includes shares credited to their accounts in the Deferred Compensation Plan for Non-Employee Directors as follows: Director Mercuri, 3,784 shares and Director John J. Morrissey, 2,648 shares.
(4)	Includes 15,180 shares allocated to Mr. Morrissey’s account in the ESOP and 12,520 shares which he has the right to acquire pursuant to options exercisable within 60 days of July 23, 2012.
(5)	Includes 1,300 shares held by Mr. Mulligan’s spouse.
(6)	Includes 8,464 shares allocated to Mr. Feeley’s ESOP account, 1,800 shares of unvested restricted stock and 3,995 shares of Central’s common stock which he has the right to acquire pursuant to options exercisable within 60 days of July 23, 2012.
(7)	Includes the 12,375 shares of Central’s common stock which may be acquired by executive officers who are not named executive officers pursuant to stock options exercisable within 60 days of July 23, 2012, 4,080 shares of unvested restricted stock for executive officers who are not named executive officers and 16,378 shares allocated to the ESOP accounts of executive officers who are not named executive officers.
*	Represents less than 1% of the Central’s outstanding common stock.

Central Voting Agreements

Under voting agreements with Independent, Central’s directors have agreed to vote all of their shares of Central common stock in favor of the Central merger agreement proposal and have granted to Independent a proxy to vote their shares in favor of the proposal if they fail to do so. As of the record date for the Central special meeting, the Central shareholders who are parties to the Central voting agreements collectively had sole or shared voting power over 383,797 shares, or approximately 22.7%, of the Central common stock outstanding and entitled to vote at the special meeting. For more information about the Central voting agreements, see “Voting Agreements.”

Voting of Proxies

Central’s board of directors requests that you submit the proxy card accompanying this document for use at the Central special meeting. Please complete, date and sign the proxy card and promptly return it in the enclosed pre-paid envelope. In addition, you may vote your shares through the Internet or by telephone by following the instructions included on the enclosed proxy card. If you vote your shares through the Internet or by telephone, please do not return the proxy card. Please see the proxy card for information regarding the deadline for voting through the Internet or by telephone.

All properly signed proxies received prior to the Central special meeting and not revoked before the vote at the special meeting will be voted at the special meeting according to the instructions indicated on the proxies or, if no instructions are given, the shares will be voted “FOR” approval of the Central merger agreement proposal and “FOR” the Central adjournment proposal, if necessary to solicit additional proxies, “FOR” the non-binding advisory resolution approving certain compensation payable to the named executive officers of Central in connection with the merger, and in the proxies’ discretion with respect to any other matters as may properly come before the Central special meeting or any adjournment or postponement thereof.

We do not expect that any matters other than those set forth in the notice for the Central special meeting will be brought before the meeting. If other matters are properly presented and are within the purpose of the Central special meeting, however, the persons named as proxies will vote on those matters in such manner as shall be determined by a majority of Central’s board of directors.

If you hold your shares of Central common stock in “street name,” meaning in the name of a bank, broker or other nominee who is the record holder, you must either direct the record holder of your shares of Central common stock how to vote your shares or obtain a proxy from the record holder to vote your shares in person at the special meeting.

If you have questions or need assistance in completing or submitting your proxy card, please contact Phoenix Advisory Partners at (877) 478-5038.

How to Revoke Your Proxy

You may revoke your proxy at any time by taking any of the following actions before your proxy is voted at the Central special meeting:

•	delivering a written notice bearing a date later than the date of your proxy card to the clerk/secretary of Central, stating that you revoke your proxy;

•	signing and delivering to the clerk/secretary of Central a new proxy card relating to the same shares and bearing a later date;

•	properly casting a new vote through the Internet or by telephone at any time before the closure of the Internet voting facilities and the telephone voting facilities; or

•	attending the Central special meeting and voting in person, but you also must file a written revocation with the clerk/secretary of the special meeting prior to the voting.

You should send any notice of revocation or your completed new proxy card, as the case may be, to Central at the following address:

Central Bancorp, Inc.

399 Highland Avenue

Somerville, Massachusetts 02144

Attention: Rhoda K. Astone, Secretary and Clerk

If you have instructed a bank, broker or other nominee to vote your shares, you must follow the directions you receive from your bank, broker or other nominee to change your vote.

Voting in Person

If you plan to attend the Central special meeting and wish to vote in person, you will be given a ballot at the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Central special meeting, you must bring additional documentation from the broker, bank or other nominee in order to vote your shares. Whether or not you plan to attend the Central special meeting, Central requests that you complete, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage-paid envelope, or submit a proxy through the Internet or by telephone as described on the enclosed proxy card. This will not prevent you from voting in person at the Central special meeting but will assure that your vote is counted if you are unable to attend.

Participants in the Central Co-operative Bank Employee Stock Ownership Plan

If you are a participant in the Central Co-operative Bank Employee Stock Ownership Plan (the “ESOP”), you will receive a voting instruction form that reflects all shares you may vote under the ESOP. Under the terms of the ESOP, all shares held by the ESOP are voted by the ESOP trustees, but each participant in the ESOP may direct the trustees on how to vote the shares of Common Stock allocated to his or her account. Unallocated shares and allocated shares for which no timely voting instructions are received will be voted by the ESOP trustees in the same proportion as the shares for which the trustees have received timely voting instructions, provided that in the absence of any voting directions as to allocated stock, the Board of Directors of the Bank will direct the ESOP trustees as to the voting of all shares of stock in the ESOP. The deadline for returning your voting instruction form to the ESOP trustees is 5:00 p.m., Eastern Daylight Time, on September 6, 2012.

Abstentions and Broker Non-Votes

Only shares affirmatively voted for approval of the Central merger agreement proposal, including shares represented by properly executed proxies that do not contain voting instructions, will be counted as votes “FOR” the merger agreement proposal and the transactions contemplated thereby.

Brokers who hold shares of Central common stock in street name for a customer who is the beneficial owner of those shares may not exercise voting authority on the customer’s shares with respect to the actions proposed in this document without specific instructions from the customer. Proxies submitted by a broker that do not exercise this voting authority are referred to as “broker non-votes.” If your broker holds your shares of Central common stock in street name, your broker will vote your shares only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with this document.

Accordingly, you are urged to mark and return the enclosed proxy card to indicate your vote, submit a proxy through the Internet or by telephone by following the instructions included on the enclosed proxy card, or fill out the voter instruction form, if applicable.

Abstentions will be included in determining the presence of a quorum at the Central special meeting, and abstentions and broker non-votes will have the same effect as voting against approval of the Central merger agreement proposal. Abstentions and broker non-votes will have no effect on the outcome of the Central adjournment proposal or the vote on the non-binding advisory resolution approving certain compensation payable to the named executive officers of Central in connection with the merger.

Proxy Solicitation

Central will pay the costs of soliciting proxies from Central’s shareholders for the Central special meeting. In addition to solicitation by mail, directors, officers and employees acting on behalf of Central may solicit proxies for the special meeting in person or by telephone, facsimile or other means of communication. Central will not pay any additional compensation to these directors, officers or employees for these activities, but may reimburse them for reasonable out-of-pocket expenses. Central will make arrangements with brokerage houses, custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by these brokerage houses, custodians, nominees and fiduciaries, and Central will reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in connection with the solicitation. Central has also engaged Phoenix Advisory Partners, a proxy soliciting firm, to assist in the solicitation of proxies for a fee of $5,000 plus per item and out-of-pocket expenses.

Dissenters’ Rights of Appraisal

Section 13.02(a)(1) of the Massachusetts Business Corporation Act generally provides that shareholders of Massachusetts corporations are entitled to assert appraisal rights in the event of a merger. Exemptions set forth in Section 13.02(a)(1) and (2) of the Massachusetts Business Corporation Act provide that shareholders are not entitled to appraisal rights in transactions that result in shareholders receiving either cash or marketable securities of the “surviving corporation” in exchange for marketable securities held by them. Central believes that this exemption applies because the merger is structured as a direct merger of Central into Independent, with Central shareholders entitled to either cash or marketable shares of Independent for their shares of Central common stock.

Section 13.20 of the Massachusetts Business Corporation Act requires Central to report to shareholders its conclusion as to whether shareholders are, are not, or may be entitled to assert appraisal rights. Central has concluded that shareholders are not entitled to assert appraisal rights in connection with the merger.

If you believe that you are entitled to appraisal rights, you should do the following pursuant to Part 13 of the Massachusetts Business Corporation Act:

•

deliver written notice of your intent to demand payment for your shares of Central common stock to Rhoda K. Astone, Secretary and Clerk, Central Bancorp, Inc., 399 Highland Avenue, Somerville, MA 01244 before the vote on the approval of the merger agreement is taken;

•	NOT vote for the approval of the merger agreement; and

•	comply with other procedures as are required by Part 13 of the Massachusetts Business Corporation Act.

As long as you do not vote for the approval of the merger agreement, failure to vote against the approval of the merger agreement does not constitute a waiver of any appraisal rights that might apply. However, in order to exercise any appraisal rights you may have, you must comply with the procedures as required by Part 13 of the Massachusetts Business Corporation Act.

Part 13 of the Massachusetts Business Corporation Act requires that Central deliver, within 10 days after the effective date of the merger, a written appraisal notice and forms containing certain information to all shareholders who have properly demanded appraisal rights. If appraisal rights are available in connection with the merger:

•

each shareholder that has properly perfected his appraisal rights will be entitled to a cash payment of the estimated fair value of the shares, plus interest but subject to any applicable withholding taxes, within 30 days of the written appraisal notice and forms due date;

•	a shareholder that fails to execute and return the forms, and comply with the terms stated therein, will not be entitled to such a payment; and

•	if dissatisfied with the payment or offer, shareholders may demand further payment.

The foregoing summary is not intended to be a complete statement of the procedures for exercising appraisal rights under Part 13. Any shareholder who believes he or she is entitled to appraisal rights and who wishes to preserve those rights should carefully review Sections 13.01 through 13.31 of Part 13 of the Massachusetts Business Corporation Act, attached as Annex C to this proxy statement/prospectus, which sets forth the procedures to be complied with in perfecting any such rights. In light of the complexity of Part 13 (and in particular, Section 13.02) of the Massachusetts Business Corporation Act, those shareholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors, as failure to strictly comply with the procedures specified in Part 13 would result in the loss of any appraisal rights to which such shareholder may be entitled. Shareholders should also consult their tax advisors with regard to the particular federal, state, local, foreign and other tax consequences to them of exercising their appraisal rights under Massachusetts law.

Stock Certificates

You should not send in any certificates representing Central common stock at this time. If the merger is approved, you will receive separate instructions for the exchange of your certificates representing Central common stock. For more information regarding these instructions, please see the section in this document titled “The Merger Agreement—Exchange of Central Stock Certificate for Independent Certificates” beginning on page 55 of this document.

PROPOSAL TO APPROVE ADJOURNMENT OF THE CENTRAL SPECIAL MEETING

Central is submitting a proposal for consideration at the Central special meeting to authorize the named proxies to approve one or more adjournments of the Central special meeting if there are not sufficient votes to approve the Central merger agreement proposal at the time of the meeting. Even though a quorum may be present at the Central special meeting, it is possible that Central may not have received sufficient votes to approve the Central merger agreement proposal by the time of the meeting. In that event, Central would need to adjourn the Central special meeting in order to solicit additional proxies. The adjournment proposal relates only to an adjournment of the Central special meeting for purposes of soliciting additional proxies to obtain the requisite shareholder vote to approve the Central merger agreement proposal. Any other adjournment of the Central special meeting (e.g., an adjournment required because of the absence of a quorum) would be voted upon pursuant to the discretionary authority granted by the proxy. If the Central special meeting is adjourned for less than 30 days, Central is not required to give notice of the time and place of the adjourned meeting if the new time and place is announced at the meeting before adjournment, unless the board of directors fixes a new record date for the Central special meeting.

The Central adjournment proposal relates only to an adjournment of the Central special meeting occurring for purposes of soliciting additional proxies for approval of the Central merger agreement proposal in the event that there are insufficient votes to approve that proposal. Each of the Central board of directors and the presiding officer of the Central special meeting retains full authority to the extent set forth in Central’s bylaws and under Massachusetts law to adjourn the Central special meeting for any other purpose, or to postpone the Central special meeting before it is convened, without the consent of any Central shareholders.

ADVISORY VOTE REGARDING CERTAIN EXECUTIVE COMPENSATION

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, and pursuant to Section 14A of the Exchange Act, Central is providing its shareholders with an opportunity to cast an advisory vote to approve certain compensation payable to its named executive officers, Messrs. Doherty, Morrissey and Feeley, in connection with the proposed merger payable pursuant to arrangements entered into with Central or Independent and as disclosed in this proxy statement. We are asking our stockholders to adopt the following resolution at the special meeting:

“RESOLVED, that the shareholders of Central approve, on an advisory basis, the compensation that will or may become payable by Central to its named executive officers as disclosed pursuant to Item 402(t) of Regulation S-K in “The Merger—Interests of Central’s Executive Officers and Directors in the Merger.”

This resolution will be considered approved if it receives the affirmative vote of the majority of the votes cast on the matter by holders of shares of the Central common stock. Abstentions and broker non-votes will have no effect.

The descriptions of the payments contained in the section entitled “The Merger—Interests of Central’s Executive Officers and Directors in the Merger” including in the table entitled “Compensation of Central’s Named Executive Officers in Connection with the Merger” is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about compensation of each Central named executive officer in connection with the merger and that will or may become payable to the named executive officer either by Central or by Independent. Central is asking its stockholders to approve, on a non-binding advisory basis, such compensation to the extent that it is payable by Central. Consistent with SEC rules, the amounts representing payments to be made by Independent under non-competition and consulting agreements are not subject to the advisory vote.

Vote Required and Board of Directors Recommendation

The vote on this proposal is a vote separate and apart from the vote to approve the merger agreement or to approve adjournments of the special meeting. You may vote to approve those proposals and vote not to approve this proposal on executive compensation and vice versa. Because the vote is advisory in nature only, it will not be binding on either Central or Independent regardless of whether the proposed merger is completed. Accordingly, as the compensation to be paid in connection with the proposed merger is contractual with respect to the named executive officers, regardless of the outcome of this advisory vote, such compensation will be payable, subject only to the conditions applicable thereto, if the proposed merger is completed. The vote required to approve this proposal is the affirmative vote of a majority of the votes cast on the proposal. Abstentions and broker non-votes will have no effect.

Central’s Board unanimously recommends a vote “FOR” the advisory resolution on the compensation that will or may be received by Central’s named executive officers in connection with the proposed merger.

THE MERGER

The discussion in this proxy statement/prospectus of the merger and the principal terms of the merger agreement are subject to, and are qualified in their entirety by reference to, the merger agreement, a copy of which is attached to this proxy statement/prospectus as Annex A and is incorporated into this proxy statement/prospectus by reference.

General

The merger is structured as a 60% stock and 40% cash transaction. Under the terms and conditions set forth in the merger agreement, Central will merge with and into Independent, with Independent surviving the merger. At the effective time of the merger, each share of Central common stock outstanding immediately prior to the effective time will, by virtue of the merger and without any action on the part of the shareholder, be converted into the right to receive either (i) $32.00 in cash or (2) a number of shares of Independent common stock as determined by an exchange ratio that will float linearly upward or downward within a set range to adjust for fluctuations in the price of Independent common stock. The final exchange ratio will be determined within a 12% range (i.e., 6% upward or downward) of a $28.66 base price for Independent common stock (with a corresponding base exchange ratio of 1.1165) by dividing $32.00 by the volume weighted average price of Independent common stock for the twenty trading day period ending with the last regulatory approval of the transaction and the expiration of any waiting periods related to such approvals. The exchange ratio may additionally be adjusted to reflect the effect of any stock split, split-up, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, or other similar change with respect to the common stock of Independent or Central that occurs before the merger. Independent will not issue any fractional shares of its common stock in the merger, but will instead pay cash (determined on the basis of the average closing prices of Independent’s common stock during a twenty-five day measurement period ending five days before the closing of the merger) for any fractional share a Central shareholder would otherwise receive after aggregating all of his or her shares.

Central’s shareholders will be able to elect to receive cash, Independent common stock or a combination of cash and Independent common stock for their shares of Central common stock. Regardless of a Central shareholder’s choice, however, elections will be limited by the requirement that 60% of Central common stock be converted into Independent common stock and 40% be exchanged for cash. Therefore, the allocation of cash and Independent common stock that a Central shareholder will receive will depend on the elections of other Central shareholders. The allocation of the consideration payable to Central shareholders will not be known until the exchange agent tallies the results of the cash/stock elections made by Central’s shareholders. If a Central shareholder does not make an election, the type of consideration such shareholder will receive will depend on the consideration elected by other Central shareholders.

All outstanding unvested Central stock options and unvested shares of restricted Central common stock will become fully vested immediately prior to the effective time of the merger. Central options will be cancelled upon consummation of the merger, and each option holder will receive a cash payment upon such cancellation in an amount equal to the product of (i) the number of shares of Central common stock provided for by such option and (ii) the excess, if any, of (a) $32.00 over (b) the exercise price of the option. All of shares of accelerated restricted stock will be treated as outstanding Central shares for all purposes under the merger agreement, including for purposes of the holders’ right to receive the merger consideration.

Based on the number of shares of Central common stock outstanding on April 30, 2012, it is expected that approximately 1,132,768 shares of Independent common stock will be issued to Central shareholders in connection with the merger, which would represent approximately 5.2% of the outstanding Independent common stock (based on the number of shares of Independent common stock outstanding as of April 30, 2012). The merger agreement provides that the exercise of options to purchase Central common stock may result in the issuance of additional shares of Independent common stock. As of April 30, 2012, if all outstanding Central options were exercised prior to the closing of the merger, approximately 73,589 additional Independent shares would be issuable to former Central option holders, assuming satisfaction as of that date of the applicable vesting, exercise price payment and other conditions to which the exercises of such options are subject. If all of these additional Independent shares were issued, former Central shareholders would own approximately 5.5% of Independent’s common stock outstanding immediately after the merger.

Effective upon the consummation of the merger, the Central tax-qualified employee stock ownership plan (the “ESOP”) will terminate immediately. As of July 23, 2012, there were 365,922 shares held by the ESOP. At the consummation of the merger, each share held by the ESOP will be converted into the right to receive merger consideration.

Background of the Merger

On January 10, 2012, Central Chairman and CEO John D. Doherty and Central President and COO William P. Morrissey met with representatives of KBW to discuss informally the concept of strategic alternatives exploration and the procedures involved with it should the Central board of directors determine to explore Central’s strategic alternatives, including a potential merger transaction.

At the regular meeting of Central’s board of directors held on January 19, 2012, Messrs. Doherty and Morrissey reported on their informal meeting with representatives of KBW. It was the consensus of the board of directors to continue to discuss the concept of exploring Central’s strategic alternatives. At this meeting, Mr. Doherty advised the directors and executive officers of Central that were present of the confidential nature of the subject matter under discussion and that each of them was prohibited from discussing the matter with any other person and from trading in Central’s stock. Following this meeting, Messrs. Doherty and Morrissey consulted with Central’s special legal counsel on several occasions regarding the legal issues associated with a decision to embark on a process to explore strategic alternatives and had further discussions with KBW regarding the role that they would play if retained to assist in such an undertaking.

At a special meeting of Central’s board of directors held on February 16, 2012, the board of directors continued to discuss the concept of strategic alternative exploration and whether Central should retain KBW to assist in that process. Among other matters, the board of directors discussed and took note of the pricing metrics of recently announced transactions involving other banking institutions in New England and, based on this data, generally discussed the potential range of value that Central’s shareholders may potentially realize in a business combination transaction. Following such discussion and deliberation, the board of directors authorized Messrs. Doherty and Morrissey to negotiate an engagement letter between Central and KBW, subject to approval by the full board of directors. At this meeting, the board of directors also instituted a formal “blackout period” under Central’s Special Trading Procedures Policy to last for as long as Central continued to engage in nonpublic discussions regarding its evaluation of strategic alternatives.

On February 24, 2012, Central formally engaged KBW as its financial advisor. Over the ensuing days, KBW identified, in consultation with Central, 19 financial institutions as likely candidates to have an interest in engaging in a potential business combination transaction with Central and contacted, on behalf of Central, those institutions regarding their interest level. KBW contacted Independent regarding a possible transaction with Central on February 29, 2012. Independent and 13 other institutions executed confidentiality agreements with Central. Independent executed a confidentiality agreement on March 1, 2012.

On March 5, 2012, Independent engaged Sandler O’Neill + Partners, L.P. (“Sandler”) as its investment banking advisor regarding a possible transaction with Central.

On March 15, 2012, Central’s board of directors held a special meeting. Present were representatives of KBW and of Central’s special legal counsel. The board of directors received and considered a presentation from KBW regarding an overview of the process and timetable for soliciting indications of interest from potential acquirors, a corporate overview of the 19 financial institutions that KBW had contacted or will contact on behalf Central, an overview of the current mergers and acquisitions environment for community banks, both nationwide and in New England, and the pricing metrics for recently announced whole-bank non-assisted transactions. Special legal counsel discussed with the board of directors its fiduciary duties in the context of a change in control or other business combination transaction. Following discussion and deliberation, it was the consensus of the board of directors that it would be in the best interests of Central, its stockholders and other constituencies to solicit indications of interest from potential interested parties to engage in a business combination with Central. The board of directors ratified and approved the engagement letter with KBW and the initial contacts that KBW had made with potential interested parties, authorized KBW to contact the remaining identified interested parties and seek to obtain signed confidentiality agreements from them, and directed KBW to instruct the interested parties to submit their preliminary indications of interest by April 2, 2012. The board of directors also authorized granting Independent and the interested parties that sign confidentiality agreements access to Central preliminary due diligence materials through a secure on-line data room. Access to the on-line data room was provided during the period from on or about March 15, 2012 to April 2, 2012.

On March 23, 2012, representatives of Central and of Independent met at the law offices of John Morrissey, a director of Central, to discuss a potential business combination. Present were Messrs. Doherty, William Morrissey and John Morrissey, Christopher Oddleifson, Independent’s President and Chief Executive Officer, Denis K. Sheahan, Independent’s Chief Financial Officer, and Gerard Nadeau, Independent’s Chief Loan Officer. At this meeting, the parties present primarily discussed, in general terms, Central’s loan portfolio, as well as its market area and business operations. Proposed pricing was not discussed at this meeting.

On April 2, 2012, Independent sent a preliminary written indication of interest for the acquisition of Central to KBW. In its letter, Independent proposed a mixed consideration transaction (50% cash/50% stock) at an indicated price of $32.00 per share based on an exchange ratio of 1.1088 shares of Independent stock per share of Central stock and indicated a willingness to discuss a “stock collar” to offer a degree of price protection against fluctuations in Independent’s stock price.

On April 3, 2012, Central’s board of directors held a special meeting. Present were representatives of KBW. A representative of Central’s special legal counsel participated by conference call. The board of directors reviewed and discussed the three preliminary indications of interest that had been received, from Independent, as described above, and from Company B and Company C. Company B proposed an all-cash transaction at $31.00 per share. Company C proposed an all-cash transaction at a to-be-determined price within a range of $22.00 and $27.00 per share. Based on the proposed pricing terms, the board of directors determined to pursue the indications of interest submitted by Independent and by Company B, authorizing both companies to perform due diligence on Central so that they may submit their final indications of interest by April 19, 2012.

On April 6, 2012, Central, aware that in certain prior acquisitions Independent had offered a board seat to a member of the target’s board of directors, asked Independent to consider adding John Morrissey, a director of Central, to Independent’s board of directors upon the closing of the proposed transaction. Central asked for this consideration so that the former shareholders of Central who become shareholders of the combined company would have representation on the board of directors of the combined company. Mr. Morrissey serves as Chairman of the Security Committee of the Central Bank board of directors, which oversees Central Bank’s real estate loan portfolio.

On April 12, 2012, Independent held a regular meeting of its board of directors, at which the potential transaction with Central, and the potential addition of John Morrissey to the Independent board of directors upon the closing of the proposed transaction, were discussed. It was the consensus of the Independent board of directors to have a personal meeting with John Morrissey before offering him a board seat.

On April 16, 2012, representatives of Company B contacted KBW to inform KBW that Company B was withdrawing from consideration and would not be submitting a final indication of interest for consideration by Central’s board of directors. KBW communicated this information to Central the same day.

On April 18, 2012 six members of Independent’s board of directors (including Chris Oddleifson, Independent’s President and Chief Executive Officer), and Independent’s General Counsel, met with John Morrissey at the executive offices of Independent.

On April 18, 2012, Independent sent a final written indication of interest for the acquisition of Central to KBW. Except for providing for an increase in the exchange ratio from 1.1088 to 1.1165, outlining the mechanics of the “stock collar” and providing for a seat on Independent’s board for John Morrissey, the terms of Independent’s final indication of interest did not vary materially from the terms of the preliminary indication of interest.

On April 19, 2012, Central’s board of directors held a special meeting. Present were representatives of KBW and of Central’s special legal counsel. The board of directors reviewed and discussed the sole final indication of interest that had been received, from Independent. Following discussion and deliberation, which included a discussion of the estimated pro forma capital position of the combined company (which indicated “well-capitalized” status under current regulations) and a discussion of Independent’s ability to raise additional capital should that be warranted or required in order to consummate the proposed transaction, the board of directors determined to negotiate exclusively with Independent the terms a definitive merger agreement based on the terms outlined in the final indication of interest and authorized management to conduct a due diligence review of Independent. Central and Independent also entered into an exclusivity agreement, providing exclusive negotiations through April 30, 2012.

Over the following days, Central and Independent negotiated the terms of the merger agreement and the ancillary documents appearing as exhibits to the merger agreement and Central conducted a due diligence review of Independent. On or about April 20, 2012, Independent granted Central access to a secure on-line electronic data room containing Independent due diligence materials. Central conducted an on-site due diligence review of Independent on April 26, 2012.

During the week of April 23, 2012, Mr. Oddleifson contacted Messrs. Doherty and Morrissey to request that the proposed mix of merger consideration be modified from 50% cash/50% stock to 60% stock/40% cash. Soon thereafter Independent and Central agreed upon a 60% stock/40% cash mix for merger consideration.

During the afternoon of April 30, 2012, Central’s board of directors held a special meeting to consider the definitive merger agreement and the ancillary documents that the parties to such documents had negotiated. Present were representatives of KBW and of Central’s special legal counsel. KBW reviewed in detail with the board of directors the financial aspects of the proposed transaction and delivered its opinion that the merger consideration was fair to Central’s stockholders from a financial point-of-view. The board of directors considered this opinion carefully as well as KBW’s experience, qualifications and interest in the proposed transaction, namely that KBW’s compensation is contingent upon the closing of the proposed transaction, as is customary. In addition, special legal counsel reviewed in detail with the board of directors the definitive merger agreement and all related documents, copies of which were delivered to each director before the date of the meeting. Following extensive review and discussion, the board of directors unanimously approved the merger agreement and authorized and directed management to execute and deliver the merger agreement and the ancillary documents, subject to confirmation that Independent’s board of directors, which was to meet later that afternoon, had also adopted the merger agreement and authorized the execution and delivery of the merger agreement and the ancillary documents.

Also during the afternoon of April 30, 2012, Independent’s board of directors held a special meeting to consider the definitive merger agreement and the ancillary documents that the parties to such documents had negotiated. Present were representatives of Sandler and of Independent’s special legal counsel. Sandler reviewed in detail with the board of directors the financial aspects of the proposed transaction and delivered its opinion that the proposed transaction was fair to Independent’s shareholders from a financial point-of-view. The board of directors considered this opinion carefully as well as Sandler’s experience, qualifications and interest in the proposed transaction. In addition, Independent’s general counsel reviewed in detail with the board of directors the definitive merger agreement and all related documents, copies of which were delivered to each director before the date of the meeting. Following extensive review and discussion, Independent’s board of directors unanimously approved the merger agreement and authorized and directed management to execute and deliver the merger agreement and the ancillary documents.

Before the opening of the trading markets on May 1, 2012, Central and Independent issued a joint press release announcing the approval, adoption and execution of the merger agreement.

Recommendation of Central’s Board of Directors and Reasons for the Merger

Central’s board of directors has unanimously approved the merger agreement and unanimously recommends that Central’s shareholders vote “FOR” the approval of the merger agreement and the merger.

In approving the merger agreement, Central’s board of directors consulted with KBW regarding the financial aspects and the fairness of the transaction from a financial point-of-view and with Central’s legal counsel as to the board of directors’ fiduciary duties and the terms of the merger agreement. In arriving at its decision to approve the merger agreement, the board of directors also considered a number of factors, including:

•

The value of the merger consideration offered by Independent is commensurate with the prices paid in recent comparable transactions and, at $32.00 per share, represented a 70.7% premium over the closing market price of Central’s common stock on April 27, 2012, the last trading day before the date of the merger agreement.

•

Central stockholders will have the opportunity to elect to receive Independent common stock in exchange for their shares of Central common stock, enabling them to participate in any growth opportunities of the combined company.

•

Independent currently pays an annual cash dividend of $0.84 per share (or an implied annual dividend of approximately $0.94 per share based on an exchange ratio of 1.1161 Independent shares for each Central share), compared to Central’s current annual cash dividend of $0.20 per share.

•

The results that Central could expect to obtain by continuing to operate independently and the likely benefits of continued independent operation to Central’s shareholders, compared to the value of the merger consideration offered by Independent.

•	The perceived risks to shareholder value presented by continued independent operations, including risks relating to the inherent uncertainties about future growth, performance and economic conditions.

•

Information concerning the business, earnings, operations, financial condition and prospects of Central and Independent, both individually and as a combined company, and the likelihood of the transaction receiving the requisite regulatory approvals in a timely manner and without imposition of burdensome conditions.

•	Independent’s proven track record of successfully completing acquisition transactions and integrating the operations of the acquired companies.

•	The opinion rendered by KBW, as of April 30, 2012, that the merger consideration is fair, from a financial point-of-view, to Central’s stockholders.

•

The terms of the merger agreement and the structure of the merger, including that the merger is intended to qualify as a transaction of a type that is generally tax-free for U.S. federal income tax purposes.

•	That a member of Central’s board of directors will be appointed to the Independent’s board of directors.

•	The interests of certain executive officers and directors of Central, which are different from, or in addition to, the interests of Central’s shareholders generally.

•

The effect of the merger on Central Co-operative Bank’s depositors, customers and the communities served by Central Co-operative Bank, as well as its effect on Central Co-operative Bank’s employees. Central deems the merger with Independent to be an opportunity to provide depositors, customers and the communities served by Central Co-operative Bank with increased financial services and increased assess to those services through more branch offices. Central also considered the opportunities for career advancement in a larger organization that would be available to Central employees who continue employment with the combined company after the merger and the severance benefits provided for in the merger agreement for any Central employees who do not continue employment with the combined company.

Central’s board of directors also considered potential risks associated with the merger in connection with its decision to approve the merger agreement, including that other parties that might be interested in proposing a transaction with Central could be discouraged from doing so given the terms of the merger agreement generally prohibiting Central from soliciting, engaging in discussions or providing information regarding an alternative transaction, requiring Central to pay a termination fee to Independent under certain circumstances, and requiring Central’s directors to execute agreements requiring them to vote in favor of the merger with Independent, all of which Independent required in order that it agree to enter into the merger agreement.

The foregoing discussion of the information and factors considered by Central’s board of directors is not exhaustive, but includes the material factors that the board of directors considered and discussed in approving and recommending the merger. In view of the wide variety of factors considered and discussed by Central’s board of directors in connection with its evaluation of the merger and the complexity of these factors, the board of directors did not quantify, rank or assign any relative or specific weight to the foregoing factors, rather it considered all of the factors as a whole. The board of directors discussed the foregoing factors, including asking questions of Central’s management and legal and financial advisors, and reached general consensus that the merger was in the best interests of Central and its shareholders. In considering the foregoing factors, individual directors may have assigned different weights to different factors. The board of directors did not undertake to make any specific determination as to whether any factor, or particular aspect of any factor, supported or did not support its ultimate decision to approve the merger agreement and the merger. The foregoing explanation of the reasoning of Central’s board of directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the cautionary statements set forth in “Forward-Looking Statements” on page 21.

Opinion of Central’s Financial Adviser

On February 24, 2012, Central engaged KBW to render financial advisory and investment banking services to Central. KBW agreed to assist Central in assessing the fairness, from a financial point of view, of the merger consideration in the proposed merger with Independent, to the shareholders of Central. Central engaged KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with Central and its business. As part of its investment banking business, KBW is continually engaged in the valuation of financial services companies and their securities in connection with mergers and acquisitions.

As part of its engagement, representatives of KBW attended the meeting of the Central board held on April 30, 2012, at which the Central board evaluated the proposed merger with Independent. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered an opinion that, as of such date, the merger consideration offered to Central shareholders in the merger was fair, from a financial point of view. The Central board approved the merger agreement at this meeting.

The full text of KBW’s written opinion is attached as Appendix B to this document and is incorporated herein by reference. Central shareholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW. The description of the opinion set forth herein is qualified in its entirety by reference to the full text of such opinion.

KBW’s opinion speaks only as of the date of the opinion. The opinion is directed to the Central board and addresses only the fairness, from a financial point of view, of the consideration offered to the Central shareholders. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any Central shareholder as to how the shareholder should vote at the Central special meeting on the merger or any related matter.

In rendering its opinion, KBW:

•	reviewed, among other things,

•	the merger agreement;

•

Annual Reports to Stockholders and Annual Reports on Form 10-K for the three years ended March 31, 2011 of Central and Annual Reports on Form 10-K for the three years ended December 31, 2011 of Independent;

•

certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Central and Independent and certain other communications from Central and Independent to their respective stockholders; and

•	other financial information concerning the businesses and operations of Central and Independent furnished to KBW by Central and Independent for purposes of KBW’s analysis.

In addition, KBW held discussions with members of senior management of Central and Independent regarding past and current business operations, regulatory relations, financial condition, future prospects of their respective companies, and other matters KBW deemed relevant.

In addition, KBW compared certain financial and stock market information for Central and Independent with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry, and performed other studies and analyses that it considered appropriate.

In conducting its review and arriving at its opinion, KBW relied upon the accuracy and completeness of all of the financial and other information provided to it or otherwise publicly available. KBW did not independently verify the accuracy or completeness of any such information or assume any responsibility for such verification or accuracy. KBW relied upon the management of Central and Independent as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefore) provided to KBW and assumed that such forecasts and projections reflected the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods estimated by such managements. KBW assumed, without independent verification, that the aggregate allowance for loan and lease losses for Central and Independent are adequate to cover those losses. KBW did not make or obtain any evaluations or appraisals of the property, assets or liabilities of Central or Independent, nor did it examine any individual credit files.

The projections furnished to KBW and used by it in certain of its analyses were prepared by Central’s and Independent’s senior management teams. Central and Independent do not typically publicly disclose internal management projections of the type provided to KBW in connection with its review of the merger. As a result, such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions, which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections.

For purposes of rendering its opinion, KBW assumed that, in all respects material to its analyses:

•	the merger will be completed substantially in accordance with the terms set forth in the merger agreement with no additional payments or adjustments to the merger consideration;

•	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

•	each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

•	all conditions to the completion of the merger will be satisfied without any waivers; and

•

in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the merger, including the cost savings, revenue enhancements and related expenses expected to result from the merger.

KBW further assumed that the merger will be accounted for using the acquisition method under generally accepted accounting principles (GAAP), and that the merger will qualify as a tax-free reorganization for United States federal income tax purposes. KBW’s opinion is not an expression of an opinion as to the prices at which shares of Central common stock or shares of Independent common stock will trade following the announcement of the merger or the actual value of the shares of common stock of the combined company when issued pursuant to the merger, or the prices at which the shares of common stock of the combined company will trade following the completion of the merger.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, Central and Independent. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the Central board in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Central board with respect to the fairness of the consideration or its approval of the merger agreement and the merger.

The following is a summary of the material analyses performed and presented by KBW to the Central board on April 30, 2012, in connection with its fairness opinion. The summary is not a complete description of the analyses underlying the KBW opinion or the presentation made by KBW to the Central board, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses.

Summary of Proposal. Pursuant to the terms of the merger agreement, each outstanding share of common stock, par value $1.00 per share, of Central not owned by Central or Independent or by any of their respective wholly-owned subsidiaries, other than shares owned in a fiduciary capacity or as a result of debts previously contracted, will be cancelled and retired and converted into the right to receive cash in the amount of $32.00 or shares of common stock of Independent, par value $0.01 per share, based on the exchange ratio provided for the merger agreement. Based on Independent’s closing price on April 27, 2012, of $28.67, the exchange ratio represented merger consideration equivalent to a price of $32.00 per share to Central’s shareholders.

Selected Companies Analysis. Using publicly available information, KBW compared the financial performance, financial condition and market performance of Central to the following publicly traded banks and thrifts headquartered in New England with total assets between $250 million and $1.0 billion. The companies included in this group were:

SI Financial Group, Inc.	Naugatuck Valley Financial Corporation
New England Bancshares, Inc.	Hampden Bancorp, Inc.
BSB Bancorp, Inc.	Union Bankshares, Inc.
Patriot National Bancorp, Inc.	Peoples Federal Bancshares, Inc.
Chicopee Bancorp, Inc.	PSB Holdings, Inc. (MHC)
Salisbury Bancorp, Inc.	Newport Bancorp, Inc.
Northeast Bancorp	Wellesley Bancorp, Inc.

Using publicly available information, KBW compared the financial performance, financial condition, and market performance of Independent to the following publicly traded banks and thrifts headquartered in New England with total assets between $2.0 billion and $30.0 billion. The companies included in this group were:

People’s United Financial, Inc.	Berkshire Hills Bancorp, Inc.
Webster Financial Corporation	Washington Trust Bancorp, Inc.
Boston Private Financial Holdings, Inc.	Century Bancorp, Inc.
Brookline Bancorp, Inc.	Camden National Corporation

To perform this analysis, KBW used financial information as of the three month period ended March 31, 2012 or the three month period ended December 31, 2011 based on the most recent available. Market price information was as of April 27, 2012. Earnings estimates for 2012 and 2013 were taken from a nationally recognized earnings estimate consolidator for selected companies. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in Central’s and Independent’s historical financial statements as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning Central’s and Independent’s respective financial condition and results of operations:

	Central	Central Group Minimum	Central Group Maximum
Core Return on Average Assets (1)	0.31%	0.09%	0.87%
Core Return on Average Equity (1)	3.5%	0.8%	11.9%
Net Interest Margin	3.35%	2.44%	4.26%
Efficiency Ratio	81.8%	62.7%	118.9%

	Independent	Independent Group Minimum	Independent Group Maximum
Core Return on Average Assets (1)	1.00%	0.53%	1.13%
Core Return on Average Equity (1)	10.3%	4.5%	12.1%
Net Interest Margin	3.77%	2.18%	4.00%
Efficiency Ratio	65.9%	53.4%	75.0%

	Central	Central Group Minimum	Central Group Maximum
Tangible Common Equity / Tangible Assets	6.28%	6.66%	20.73%
Total Capital Ratio	16.92%	11.91%	29.37%
Loan Loss Reserve / Loans	0.97%	0.21%	1.84%
Nonperforming Assets / Loans + OREO	3.41%	0.78%	7.69%
Net Charge-Offs / Average Loans	0.36%	(0.00)%	1.11%

	Independent	Independent Group Minimum	Independent Group Maximum
Tangible Common Equity / Tangible Assets	6.99%	5.72%	11.75%
Total Capital Ratio	12.89%	11.29%	17.05%
Loan Loss Reserve / Loans	1.25%	0.87%	2.02%
Nonperforming Assets / Loans + OREO	2.00%	0.54%	4.96%
Net Charge-Offs / Average Loans	0.16%	0.05%	0.96%

(1)	Core income excludes extraordinary items, non-recurring items and gains/losses on sale of securities.

KBW’s analysis showed the following concerning Central’s and Independent’s market performance:

	Central		Central Group Minimum		Central Group Maximum
Stock Price / Book Value per Share (1)	0.90	x	0.60	x	2.08	x
Stock Price / Tangible Book Value per Share (1)	0.97	x	0.63	x	2.29	x
Stock Price / Last Twelve Months EPS (1)	208.3	x	12.1	x	51.8	x
Dividend Yield	1.1%		0.0%		5.3%
Last Twelve Months Dividend Payout Ratio	222.2%		0.0%		100.0%

	Independent		Independent Group Minimum		Independent Group Maximum
Stock Price / Book Value per Share (1)	1.29	x	0.84	x	1.47	x
Stock Price / Tangible Book Value per Share (1)	1.83	x	0.95	x	2.03	x
Stock Price / 2012 EPS (2)	13.3	x	12.0	x	15.8	x
Stock Price / 2013 EPS (2)	12.5	x	10.8	x	13.7	x
Dividend Yield	2.9%		0.4%		5.2%
2012 Dividend Payout Ratio	38.9%		6.2%		81.7%

(1)	Based on Independent’s closing price of $28.67 on April 27, 2012
(2)	Estimates per First Call consensus

Recent Transactions Analysis. KBW reviewed publicly available information related to selected acquisitions of banks and bank holding companies as well as thrifts and thrift holding companies headquartered in New England that were announced after January 1, 2010, with announced deal values. The transactions included in the groups were:

Acquiror	Acquiree
Commerce Bancshares Corp.	Mercantile Capital Corp
NBT Bancorp Inc.	Hampshire First Bank
Berkshire Hills Bancorp, Inc.	Connecticut Bank and Trust Company
Brookline Bancorp, Inc.	Bancorp Rhode Island, Inc.
People’s United Financial, Inc.	Danvers Bancorp, Inc.
Berkshire Hills Bancorp, Inc.	Legacy Bancorp, Inc.
Brookline Bancorp, Inc.	First Ipswich Bancorp
First Niagara Financial Group, Inc.	NewAlliance Bancshares, Inc.
Liberty Bank	Connecticut River Community Bank
People’s United Financial, Inc.	LSB Corporation
Eastern Bank Corporation	Wainwright Bank & Trust Company

Transaction multiples for the merger were derived from an offer price of $32.00 per share for Central. For each transaction referred to above, KBW derived and compared, among other things, the implied ratio of price per common share paid for the acquired company to:

•	tangible book value per share of the acquired company based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition.

•

tangible equity premium to core deposits (total deposits less time deposits greater than $100,000) based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition.

•	market premium based on the closing price 1-day prior to the announcement of the acquisition.

The results of the analysis are set forth in the following table:

Transaction Price to:	Independent / Central Merger	Recent Transactions Minimum	Recent Transactions Maximum
Tangible Book Value	165%	111%	200%
Core Deposit Premium	8.2%	1.9%	14.1%
Market Premium (1)	70.7%	24.9%	260.0%

(1) Based on Central closing price of $18.75 on April 27, 2012

No company or transaction used as a comparison in the above analysis is identical to Central, Independent or the merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

Contribution Analysis. KBW analyzed the relative contribution of Independent and Central to the pro forma balance sheet and income statement items of the combined entity, including assets, gross loans held for investment, deposits, tangible common equity, 2013 estimated GAAP net income, and pre-transaction market capitalization. KBW compared the relative contribution of balance sheet for the period ended March 31, 2012 for Independent and December 31, 2011 for Central, which did not include any estimated purchase accounting adjustments, and income statement items with the estimated pro forma ownership for Central based on 60% of Central shares exchanged for 1.1878 Independent shares and 40% of Central shares exchanged for $32.00 in cash. The results of KBW’s analysis are set forth in the following table:

	Independent	Central
Assets	91%	9%
Gross Loans Held for Investment	90%	10%
Deposits	92%	8%
Tangible Common Equity	91%	9%
2013 Estimated GAAP Net Income (1)	97%	3%
Market Capitalization	95%	5%
Ownership at 60% stock / 40% cash	95%	5%

(1)	Independent 2013 EPS estimate per First Call; Central 2013 EPS estimate per Independent

Financial Impact Analysis. KBW performed pro forma merger analyses that combined projected income statement and balance sheet information of Central and Independent. In its analysis, KBW assumed that the merger would be accounted for under the purchase method, that fair value adjustments would amount to ($10.5) million, on a net basis, that a core deposit intangible of $3.9 million would be created and would be amortized using sum-of-years digits method over 10 years and that cost savings would amount to 39.0% of Central’s estimated stand-alone expenses. Based on First Call (a nationally recognized earnings estimate consolidator) median estimates, KBW assumed that Independent’s stand-alone per share net income would be $2.30 in 2013, and that, based on estimates, Central’s stand-alone per share net income would be $1.08 in 2013. This analysis indicated that the merger is expected to be accretive to Independent’s estimated earnings per share in 2013, with such estimated earnings per share accretion amounting to $0.20 in 2013. KBW’s analysis further indicated that the merger would be dilutive to Independent’s estimated December 31, 2012 book value per share and tangible book value per share by 0.1% and 6.5%, respectively, and that Independent would maintain capital ratios in excess of those required for Independent to be considered well-capitalized under existing regulations. For all of the above analyses, the actual results achieved by Independent following the merger will vary from the projected results, and the variations may be material.

Discounted Cash Flow Analysis. KBW performed a discounted cash flow analysis to estimate a range of the present values of after-tax cash flows that Central could provide to equity holders through 2017 on a stand-alone basis. In performing this analysis, KBW used management’s estimates for Central of $0.21, $0.77 and $1.03 for

2012, 2013 and 2014, respectively, and applied a growth rate of 15.0% thereafter, from Central management, and applied discount rates ranging from 10.0% to 16.0%. To determine the range of discount rates to utilize, KBW used the capital asset pricing model implied cost of capital (“CAPM”) as a focal point. The CAPM includes an expected market risk premium (as provided by Ibbotson Associates, a nationally recognized provider of this data) of 6.6%, which is then multiplied by Central’s raw beta of 0.2%, resulting in an equity risk premium of 1.4%. The CAPM formula then adds the risk free rate of the 10 year treasury of 2.0% and a micro-cap size premium (in excess of CAPM) of 6.1% (as provided again by Ibbotson Associates) to result in a CAPM Implied Cost of Equity Capital of 9.5%. When using the raw beta of the NASDAQ Bank Index, the CAPM Implied Cost of Equity Capital resulted in 16.2%. The range of values was determined by adding (1) the present value of projected cash flows to Central, shareholders from 2012 to 2017 and (2) the present value of the terminal value of Central’s common stock. In determining cash flows available to shareholders, KBW assumed management’s balance sheet growth for Central for 2012-2014 and assumed a growth rate of 5.0% per year thereafter, from Central management, and that Central would maintain a tangible common equity/tangible asset ratio of 7.00% and would retain sufficient earnings to maintain that level. Any earnings in excess of what would need to be retained represented dividendable cash flows for Central. In calculating the terminal value of Central, KBW applied multiples ranging from 12.0 times to 16.0 times 2017 forecasted earnings. This range of multiples was determined using historical industry accepted values. This resulted in a range of values of Central from $7.02 to $14.18 per share. The discounted cash flow present value analysis is a widely used valuation methodology that relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Central.

The Central board retained KBW as financial adviser to Central regarding the merger. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, KBW may, from time to time, purchase securities from, and sell securities to, Central and Independent. As a market maker in securities KBW may from time to time have a long or short position in, and buy or sell, debt or equity securities of Central and Independent for KBW’s own account and for the accounts of its customers.

Central and KBW have entered into an agreement relating to the services to be provided by KBW in connection with the merger. Central has agreed to pay to KBW at the time of closing of the transaction a cash fee equal to 1.00% of the aggregate consideration to be paid in exchange for the outstanding shares of common stock of Central. Pursuant to the KBW engagement agreement, Central also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify against certain liabilities, including liabilities under the federal securities laws. During the two years preceding the date of its opinion to Central, KBW did not receive compensation for investment banking services from either Central or Independent.

Approval of Independent’s Board of Directors and Reasons for the Merger

Independent’s board of directors determined that the merger agreement and the merger are advisable and in the best interests of Independent and its shareholders. Accordingly, Independent’s board of directors adopted and approved the merger agreement.

The Independent board of directors unanimously approved the merger agreement and the merger because it determined that the merger should strengthen Independent’s existing franchise and increase long term shareholder value because Central is, like Rockland Trust, a bank that is deeply committed to its customers, employees, and the communities that it serves. The merger is consistent with Independent’s geographic expansion strategy, should help Independent accelerate loan and deposit growth in the contiguous, attractive markets where Central is now located, and should provide Rockland Trust with greater access to customers and potential customers in the suburban communities north and west of Boston, Massachusetts. The merger should, in particular, significantly improve Independent’s deposit market share in Middlesex County, Massachusetts. The transaction is financially attractive to Independent and its shareholders because it allows Independent to add Central’s loan and deposit base to that of Independent while simultaneously providing Independent with the opportunity to maintain and deepen relationships with Central’s customers by offering Independent’s deeper set of products. The Independent board of directors believes that the combined company should have the potential to realize a stronger competitive position and improved long-term operating and financial results, including revenue and earning enhancements. In addition, Independent’s financial advisor, Sandler, reviewed in detail with the board of directors the financial aspects of the proposed transaction and delivered its opinion that the proposed transaction was fair to Independent’s shareholders from a financial point of view.

After taking into account these and other factors, the Independent board of directors determined that the merger agreement and the merger were in the best interests of Independent and its shareholders and that Independent should enter into the merger agreement and complete the merger. Independent’s board of directors evaluated the factors described above, including asking questions of Independent’s management and Independent’s legal and financial advisers, and reached the unanimous decision that the merger was in the best interests of Independent and its shareholders, its employees, its customers and the communities served by Independent. This discussion of the factors considered by Independent’s board of directors is not exhaustive, but includes all material factors considered by the board. Independent’s board of directors considered these factors as a whole, and overall considered them to be favorable to, and to support, its determination. Independent’s board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. In considering the factors described above, individual members of Independent’s board of directors may have given different weights to different factors. Independent’s board of directors considered these factors as a whole, and overall considered them to be favorable to, and to support, its determination.

Regulatory Approvals Required to Complete the Merger

The merger is subject to the condition that all consents and approvals of any governmental authority required to consummate the merger and the other transactions contemplated by the merger agreement shall have been obtained and remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated. The merger also is subject to the condition that none of such regulatory approvals shall impose a “Burdensome Condition,” which is defined in the merger agreement to mean any prohibition, limitation or other requirement that would prohibit or materially limit the ownership or operation by Central or any of its subsidiaries, or by Independent or any of its subsidiaries, of all or any material portion of the business or assets of Central or any of its subsidiaries or Independent or its subsidiaries, or compel Independent or any of its subsidiaries to dispose of all or any material portion of the business or assets of Central or any of its subsidiaries or Independent or any of its subsidiaries.

The consents and approvals of governmental authorities that Independent and Central believe are required to consummate the merger are as follows:

•	the approval of the Board of Bank Incorporation of the Commonwealth of Massachusetts to merge Central with and into Independent, with Independent surviving the merger;

•	confirmation from the Massachusetts Housing Partnership Fund (the “Housing Partnership Fund”) that Independent has made arrangements satisfactory to the Housing Partnership Fund; and

•	the approval of the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956.

The consents and approvals of governmental authorities that Independent and Central believe are required to consummate the merger of Central Co-operative Bank with Rockland Trust (which are not conditions to consummation of the merger) are as follows:

•	the FDIC’s approval of the merger of Central Co-operative Bank with and into Rockland Trust; and

•	the approval of the Massachusetts Commissioner of Banks to merge Central Co-operative Bank with and into Rockland Trust, with Rockland Trust being the surviving entity.

The parties have filed all applications and notice materials necessary to obtain these regulatory approvals or confirmations. The merger cannot be completed until the first three approvals and confirmations listed above have been obtained, are in full force and effect and all statutory waiting periods in respect thereof have expired, and the merger between Rockland Trust and Central Co-operative Bank (the “bank merger”) cannot be completed until after the last two approvals listed above have been obtained. The merger may not be consummated until 30 days after the approval of the Federal Reserve Board (or such shorter period as the Federal Reserve Board may prescribe with the concurrence of the United States Department of Justice, but not less than 15 days), during which time the Department of Justice may challenge the merger on antitrust grounds. The bank merger (the completion of which is not a condition to the merger) may not be consummated until 30 days after the approval of the FDIC (or such shorter period as the FDIC may prescribe with the concurrence of the United States Department of Justice, but not less than 15 days), during which time the Department of Justice may challenge the bank merger on antitrust grounds. The commencement of an antitrust action by the Department of Justice would stay the effectiveness of the Federal Reserve Board or FDIC approval, as the case may be, unless a court specifically orders otherwise. In reviewing the merger and the bank merger, the Department of Justice could analyze the merger’s effect on competition differently than the Federal Reserve Board and the FDIC, and it is possible that the Department of Justice could reach a different conclusion than the applicable banking regulator regarding the merger’s (or the bank merger’s) competitive effects.

Independent and Central cannot assure you that all required regulatory approvals or confirmations will be obtained, when they will be obtained or whether there will be conditions in the approvals or any litigation challenging the approvals. Independent and Central also cannot assure you that the United States Department of Justice or the Attorney General of the Commonwealth of Massachusetts will not attempt to challenge the merger on antitrust grounds, or what the outcome will be if such a challenge is made. Independent and Central are not aware of any other government approvals or actions that are required prior to the parties’ consummation of the merger. It is currently contemplated that if any such additional governmental approvals or actions are required, such approvals or actions will be sought. There can be no assurance, however, that any such additional approvals or actions will be obtained.

Interests of Central’s Executive Officers and Directors in the Merger

Central’s executive officers and directors have interests in the merger that may be different from, or in addition to, the interests of other Central’s shareholders generally. The Central board of directors was aware of these interests and considered them, among other matters, when it approved the merger agreement.

Equity Plans

All outstanding unvested Central stock options and restricted shares of Central common stock will become fully vested immediately prior to the effective time of the merger. Central options will be cancelled upon consummation of the merger, and each option holder will receive a cash payment upon such cancellation in an amount equal to the product of (i) the number of shares of Central common stock provided for by such option and (ii) the excess, if any, of (a) $32.00 over (b) the exercise price of the option. Holders of restricted shares of Central common stock that are vested in connection with the merger will be entitled to receive the same forms of consideration as other holders of Central common stock.

The Central shareholders’ approval of the merger will cause the acceleration of vesting of all outstanding unvested stock options and unvested restricted stock under Central’s 1999 Stock Option and Incentive Plan and 2006 Long-Term Incentive Plan. As of April 30, 2012, unvested stock options for approximately 31,733 shares of Central common stock and 15,929 unvested shares of restricted stock were outstanding under such plans. The merger agreement provides for the immediate termination of the tax-qualified employee stock ownership plan of Central subject to, and effective upon, the consummation of the merger. See “Merger Agreement—Employee Benefits Matters” below.

The following table sets forth, as of April 30, 2012, the total number of options held by the named executive officers of Central, the executive officers of Central as a group and all non-employee directors of Central as a group, as well as the value of cash payments to be received upon cancellation of such options. In addition, the following table reflects the number of unvested shares of restricted stock held by the named executive officers of Central, the executive officers of Central as a group and all non-employee directors of Central as a group which will vest as a result of the merger.

Name	Number of Options	Payment at Completion of Merger when Options are Cancelled (Before Deduction of Withholding Taxes) (1)	Number of Currently Unvested Shares of Restricted Stock	Value at Completion of Merger of Currently Unvested Shares of Restricted Stock (Before Deduction of Withholding Taxes) (2)
John D. Doherty	8,267	$119,872	10,049	$321,568
William P. Morrissey	—	—	—	—
Paul S. Feeley	7,466	$108,257	1,800	$57,600
Executive Officers as a Group	16,000	$232,000	4,080	$130,560

TOTAL	31,733	$460,129	15,929	$509,728

(1)	Calculated by multiplying the number of options by the amount of the excess of the cash purchase price of $32.00 per share over the exercise price per share of the options.
(2)	Calculated by multiplying the number of unvested shares of restricted stock by the cash purchase price of $32.00.

Settlement Agreements

Independent has agreed to honor Central’s pre-existing employment agreements, salary continuation agreements and executive health plan insurance agreements with John D. Doherty, Central’s Chairman and Chief Executive Officer, and William P. Morrissey, Central’s President and Chief Operating Officer, and Central’s pre-existing severance agreements with Paul S. Feeley, Central’s Chief Financial Officer, and Bryan Greenbaum, Central’s Senior Vice President of Retail Banking. In connection with the merger agreement, Independent and Central have entered into settlement agreements (that include waiver and release provisions) with these officers for the purpose of setting forth, and avoiding any future disagreement with respect to, the lump sum payments and continuation of health insurance benefits that the executive officers are entitled to receive under their agreements with Central. Pursuant to the settlement agreements, the pre-existing agreements will terminate at the closing of the merger (other than the survival of certain specified provisions) and the officers will look solely to the terms of the settlement agreements to determine their rights to receive severance and other payments and benefits related to the termination of their employment.

Under these settlement agreements, in settlement of certain portions of their existing employment agreements and salary continuation agreements or severance agreements with Central, as applicable, lump sum cash payments will be made at closing to these executives, in the amount of $1,334,131 for Mr. Doherty, $1,509,766 for Mr. Morrissey, $368,773 for Mr. Feeley and $254,032 for Mr. Greenbaum. The settlement agreements with each of Messrs. Doherty and Morrissey also provide for (i) full satisfaction of the obligations of Central Bank under the executive health plan insurance agreements with such executives, in the amount of $59,772 for Mr. Doherty and $149,373 for Mr. Morrissey, and (ii) payment to each such executive of any vested benefits he might have under the tax-qualified retirement plans maintained or contributed to by Central in which he is a participant.

In addition, as provided in their existing employment agreements, Mr. Doherty and Mr. Morrissey will be provided with an indemnification payment for the excise taxes imposed under Section 4999 of the Internal Revenue Code so that, after payment of the excise tax and all income and excise taxes imposed on the indemnification payments, the executive will retain the same or approximately the same net-after tax amounts that he or she would have retained if there were no 20% excise tax imposed under Section 280G. It is not expected that any such indemnification payments will be required. The amounts payable to Messrs. Feeley and Greenbaum will be reduced, if necessary, to ensure that no portion of the amounts payable to them would be subject to excise tax under Section 4999 of the Internal Revenue Code or would be non-deductible to the payor by reason of Section 280G of the Internal Revenue Code. It is not expected that any such reduction will be necessary.

Consulting, Non-Competition and Non-Solicitation Agreements

The merger agreement requires as a condition to closing that Mr. Doherty enter into a non-competition agreement binding him to confidentiality, non-competition and non-solicitation covenants, with the non-competition and non-solicitation restrictions that survive for two years following the effective date of the merger. As consideration for these covenants, Mr. Doherty is entitled to a lump sum cash payment of $320,000 at closing.

The merger agreement also requires as a condition to closing that Mr. Morrissey enter into a consulting, non-competition and non-solicitation agreement under which he will provide Independent with certain consulting services for a term of three years following the effective date and be bound by confidentiality, non-competition and non-solicitation covenants, with the non-competition and non-solicitation restrictions that survive for three years following the effective date of the merger. As consideration for these covenants, Mr. Morrissey is entitled to a lump sum cash payment of $210,000 at closing as well as payments of $33,333 on each of the first, second and third anniversaries of closing. As consideration for his consulting services, Mr. Morrissey will be paid $200,000 per year payable in equal monthly installments.

Compensation of Central’s Named Executive Officers in Connection with the Merger

The following table reflects the compensation and benefits that will or may be paid or provided to each of Central’s named executive officers in connection with the merger as described above. Please note that the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement/prospectus. Some of these assumptions are based on information currently available and, as a result, the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below. Further, calculations are based on (i) an assumed closing date as of May 31, 2012, including with respect to calculating the portion of equity awards subject to acceleration of vesting (assuming continued vesting of the equity and assuming that all Central options, unvested shares of restricted stock remain outstanding on such date), (ii) the price per share of $32.00, (iii) the equity holdings of the named executive officers as of May 31, 2012 (assuming no vesting of awards or exercises of Central options after May 31, 2012), and (iv) the termination of the named executive officers without cause or for good reason immediately following a change in control as of May 31, 2012.

Compensation of Central’s Named Executive Officers in Connection with the Merger

Name	Cash ($)	Equity ($)	Pension/ NQDC ($)	Perquisites/ Benefits ($)		Other ($)		Total ($)
John D. Doherty	1,057,750	441,440	276,381	92,034	(1)	320,000	(3)	2,187,605
William P. Morrissey	935,137	—	674,629	156,590	(2)	910,000	(4)	2,676,356
Paul S. Feeley	368,773	165,843	—	—		—		534,616

(1)	Amount represents a benefit of $59,772 from the Executive Health Insurance Plan and $32,262 relating to Mr. Doherty’s car and license plate.
(2)	Amount represents a benefit of $674,629 from the Executive Health Insurance Plan and $7,217 relating to Mr. Morrissey’s car and license plate.

(3)	Amount represents value of noncompete agreement between Mr. Doherty and Independent.
(4)	Amount represents value of noncompete agreements between Mr. Morrissey and Independent of $310,000 and a consulting agreement of $600,000.

Indemnification and Insurance

The merger agreement provides that Independent will indemnify and hold harmless the present and former officers and directors of Central and its subsidiaries against costs or expenses, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the merger, whether asserted or claimed prior to, at or after the effective date of the merger, to the extent such indemnified party would have been indemnified, as a director or officer of Central or any of its subsidiaries under Central’s bylaws. Independent will also continue to cover those persons for a period of six years following the effective date of the merger arising out of actions or omissions occurring at or prior to the merger, except that Independent is not required to expend more than 200% per year of the current amount expended by Central to maintain such insurance.

Appointment of Central Director to the Independent and Rockland Trust Boards of Directors

Effective as of and contingent upon the effective time of the merger, the board of directors of Independent and Rockland Trust shall duly elect John J. Morrissey, a member of the Central and Central Bank boards of directors, to the board of directors of each of Independent and Rockland Trust. Mr. Morrissey will be paid the same fees payable to Independent’s non-employee directors. John Morrissey is the son of William Morrissey.

Litigation Relating to the Merger

A putative stockholder class action lawsuit was filed in connection with the merger agreement on July 17, 2012 in Superior Court in Middlesex County, Massachusetts, against Central, each of Central’s directors, and Independent, captioned Rational Strategies Fund v. John D. Doherty et al, Civil Action No. 12-2682. The lawsuit alleges that Central and Central’s directors breached their fiduciary duties owed to Central’s shareholders in connection with the approval and disclosure of the proposed merger with Independent and that Independent aided and abetted the alleged breaches of fiduciary duty. Central, Central’s directors and Independent believe the factual allegations in the complaint are without merit and intend to defend vigorously against the allegations in the complaint.

THE MERGER AGREEMENT

The following summary describes certain aspects of the merger, including material provisions of the merger agreement. This summary is not complete and is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A to this document and is incorporated into this document by reference. You should read the merger agreement in its entirety, as it is the legal document governing the merger.

The Merger

Each of Central’s board of directors and Independent’s board of directors has unanimously adopted and approved the merger agreement, which provides for the merger of Central with and into Independent. Each share of Independent common stock issued and outstanding at the effective time of the merger will remain issued and outstanding as one share of common stock of Independent, and each share of Central common stock issued and outstanding at the effective time of the merger will be converted into the right to receive cash in the amount of $32.00 or shares of common stock of Independent, par value $0.01 per share, based on the exchange ratio provided for in the merger agreement, as described below. See “—Consideration To Be Received in the Merger” below.

Effective Time and Completion of the Merger

The merger will be completed and will become effective upon the acceptance for filing by the Secretary of the Commonwealth of Massachusetts of the articles of merger related to the merger. However, the parties may agree to a later time for completion of the merger and specify that later time in the articles of merger in accordance with Massachusetts law.

We currently expect that the merger will be completed in the fourth quarter of 2012, subject to Central’s shareholders’ approval of the merger agreement and the transactions contemplated thereby, the receipt of all necessary regulatory approvals and the expiration of all regulatory waiting periods. However, completion of the merger could be delayed if there is a delay in obtaining the required shareholder or regulatory approvals or in satisfying any other conditions to the merger. There can be no assurances as to whether, or when, Central and Independent will obtain the required approvals or complete the merger.

Board of Directors of Independent

Effective as of and contingent upon the occurrence of the effective time of the merger, Independent will elect John D. Morrissey, a current director of Central, to become a director of Independent.

Consideration to Be Received in the Merger

In the merger, each outstanding share of Central common stock will be converted into the right to receive either (i) $32.00 in cash or (2) a number of shares of Independent common stock as determined by an exchange ratio that will float linearly upward or downward within a set range to adjust for fluctuations in the price of Independent common stock. The final exchange ratio will be determined within a 12% range (i.e., 6% upward or downward) of a $28.66 base price for Independent common stock (with a corresponding base exchange ratio of 1.1165) by dividing $32.00 by the volume weighted average price of Independent common stock for the twenty trading day period ending with the last regulatory approval of the transaction and the expiration of any waiting periods related to such approvals. By way of illustration using the extremes of the possible 12% range as examples: if the volume weighted average price of Independent Stock during the applicable period is $26.94 (i.e., 6% below $28.66) or less, the exchange ratio will increase to 1.1878; and, if the volume weighted average price of Independent common stock during the applicable period is $30.38 (i.e., 6% above $28.66) or higher, then the exchange ratio will decrease to 1.0533. Independent will not issue any fractional shares of its common stock in the merger, but will instead pay cash (determined on the basis of the volume weighted average closing price of Independent common stock on the NASDAQ Global Select Market for the five (5) trading days ending on the fifth (5th) trading day immediately preceding the completion of the merger) for any fractional share a Central shareholder would otherwise receive after aggregating all of his or her shares.

Central’s shareholders will be able to elect to receive cash, Independent common stock or a combination of cash and Independent common stock for their shares of Central common stock. Regardless of a Central shareholder’s choice, however, elections will be limited by the requirement that 60% of Central common stock be converted into Independent common stock and 40% be exchanged for cash. Therefore, the allocation of cash and Independent common stock that a Central shareholder will receive will depend on the elections of other Central shareholders. The allocation of the consideration payable to Central shareholders will not be known until the exchange agent tallies the results of the cash/stock elections made by Central’s shareholders. If a Central shareholder does not make an election, the type of consideration such shareholder will receive will depend on the consideration elected by other Central shareholders.

Exchange of Central Stock Certificates for Independent Stock Certificates

On or before the closing date of the merger, Independent will cause to be delivered to the exchange agent certificates representing the shares of Independent common stock to be issued in the merger. In addition, Independent will deliver to the exchange agent an aggregate amount of cash sufficient to pay in lieu of fractional shares of Independent common stock. Independent has selected Computershare Limited to act as the exchange agent in connection with the merger.

If the merger is approved, Central’s shareholders will receive separate instructions for the exchange of certificates representing Central common stock. No later than five business days following the effective time of the merger, the exchange agent will mail to each Central shareholder of record at the effective time of the merger who did not previously surrender Central stock certificates, a letter of transmittal and instructions for use in surrendering the shareholder’s Central stock certificates. When such Central shareholders deliver their Central stock certificates to the exchange agent along with a properly completed and duly executed letter of transmittal and any other required documents, their Central stock certificates will be cancelled and in exchange they will receive:

•	a check representing the amount of cash, if any, they are entitled to receive under the merger agreement as payment of merger consideration;

•	an Independent stock certificate representing the number of whole shares of Independent common stock that they are entitled to receive under the merger agreement; and

•	a check representing the amount of cash that they are entitled to receive in lieu of fractional shares, if any.

No interest will be paid or accrued on any cash constituting merger consideration.

Central’s shareholders are not entitled to receive any dividends or other distributions on Independent common stock with a record date after the closing date of the merger until they have surrendered their Central stock certificates in exchange for an Independent stock certificate. After the surrender of their Central stock certificates, Central shareholders of record will be entitled to receive any dividend or other distribution, without interest, which had become payable with respect to their Independent common stock.

Independent will only issue a stock certificate for Independent common stock or a check for cash in payment of merger consideration or in lieu of a fractional share in a name other than the name in which a surrendered Central stock certificate is registered if the exchange agent is presented with all documents required to show and effect the unrecorded transfer of ownership, together with evidence that any applicable stock transfer taxes have been paid.

Stock Options and Restricted Stock

Stock Options

All outstanding unvested Central stock options will become fully vested immediately prior to the effective time of the merger. Central options will be cancelled upon consummation of the merger, and each option holder will receive a cash payment upon such cancellation in an amount equal to the product of (i) the number of shares of Central common stock provided for by such option and (ii) the excess, if any, of (a) $32.00 over (b) the exercise price of the option.

The cash payment will be made without interest and will be net of all applicable withholding taxes. As of April 30, 2012, there were outstanding options to purchase 73,589 shares of Central common stock.

Restricted Stock

All outstanding unvested shares of Central restricted stock will become fully vested immediately prior to the effective time of the merger. All of such shares will be treated as outstanding Central shares for all purposes under the merger agreement, including for purposes of the holders’ right to receive the merger consideration. As of April 30, 2012, there were 15,929 shares of unvested Central restricted stock outstanding.

Representations and Warranties

The merger agreement contains customary representations and warranties of Independent and Central relating to their respective businesses. With the exception of certain representations that must be true and correct in all material respects or true and correct except to a de minimis extent, no representation or warranty will be deemed untrue or incorrect as a consequence of the existence or absence of any fact, circumstance or event unless that fact, circumstance or event, individually or when taken together with all other facts, circumstances or events, has had or is reasonably likely to have a material adverse effect on the company making the representation or its ability to timely complete the merger and the bank merger. In determining whether a material adverse effect has occurred or is reasonably likely, the parties will disregard any effects resulting from (1) changes in banking and similar laws of general applicability or interpretations thereof, (2) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks or bank holding companies generally, (3) any modifications or changes to Central’s valuation policies and practices in connection with the merger or restructuring charges taken in connection with the merger, in each case in accordance with generally accepted accounting principles and with Independent’s prior written consent, (4) changes after the date of the merger agreement in general economic or capital market conditions affecting financial institutions or their market prices generally and not disproportionately affecting Central or Independent, including, but not limited to, changes in levels of interest rates generally, (5) the effects of compliance with the merger agreement on the operating performance of Central or Independent, including the expenses incurred by Central or Independent in negotiating, documenting, effecting and consummating the merger, (6) the effects of any action or omission taken by Central with the prior consent of Independent, and vice versa, or as otherwise expressly permitted or contemplated by the merger agreement, (7) the impact of the merger agreement and the transactions contemplated by the merger agreement on relationships with customers or employees (including the loss of personnel subsequent to the date of the merger agreement), and (8) the public disclosure of the merger agreement or the transactions contemplated by the merger agreement.

The representations and warranties of each of Independent and Central have been made solely for the benefit of the other party and such representations and warranties should not be relied on by any other person. In addition, such representations and warranties:

•

have been qualified by information set forth in confidential disclosure schedules exchanged by the parties in connection with signing the merger agreement which modifies, qualifies and creates exceptions to the representations and warranties in the merger agreement;

•	will not survive consummation of the merger and cannot be the basis for any claims under the merger agreement by the other party after termination of the merger agreement;

•	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties to the merger agreement if those statements turn out to be inaccurate;

•	are subject to the materiality standard described in the merger agreement which may differ from what may be viewed as material by you; and

•	were made only as of the date of the merger agreement or such other date as is specified in the merger agreement.

Each of Independent and Central has made representations and warranties to the other regarding, among other things:

•	capital stock;

•	corporate matters, including due organization and qualification;

•	their authority to execute and deliver the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	the filing of securities and regulatory reports, and the absence of investigations by regulatory agencies;

•	governmental filings and regulatory approvals and consents necessary to complete the merger;

•	absence of certain changes or events;

•	compliance with applicable laws;

•	regulatory capitalization;

•	loan, non-performing and classified assets;

•	trust business and fiduciary accounts;

•	the Community Reinvestment Act and anti-money laundering requirements;

•	accuracy of this proxy statement/prospectus;

•	legal proceedings;

•	broker’s fees payable in connection with the merger;

•	employee benefit matters;

•	labor matters;

•	environmental matters;

•	tax matters, including tax treatment of the merger; and

•	the accuracy of information supplied for inclusion in this document and other similar documents.

In addition, Central has made other representations and warranties about itself and its subsidiaries to Independent as to:

•	organization and ownership of subsidiaries;

•	matters relating to certain material contracts;

•	investment securities;

•	derivative transactions;

•	investment management;

•	repurchase agreements;

•	deposit insurance;

•	transactions with affiliates and insiders;

•	tangible properties and assets;

•	intellectual property;

•	insurance;

•	the inapplicability of state anti-takeover laws;

•	the receipt of a fairness opinion; and

•	transaction costs.

Conduct of Business Pending the Merger

Central has undertaken customary covenants that place restrictions on it and its subsidiaries until the effective time of the merger. In general, Central has agreed that during this period it will, and will cause each of its subsidiaries to: (1) conduct its business in the ordinary course consistent with past practice; and (2) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships, including retaining the services of key officers and key employees and the goodwill of customers and other parties. Central further has agreed that, with certain exceptions, Central will not, and will not permit any of its subsidiaries to, among other things, undertake the following actions without the prior written consent of Independent:

•

issue, or enter into an agreement to issue, shares of common stock except pursuant to the exercise of Central stock options outstanding as of the date of the merger agreement, accelerate the vesting of any rights to acquire shares of common stock, or change the number of, or provide for the exchange of, shares of Central stock, any securities convertible into or exchangeable for any additional shares of stock, any rights issued and outstanding prior to the effective date of the merger as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to its outstanding stock or any other such securities;

•

declare, set aside or pay any dividends or other distributions on any shares of its capital stock, other than (1) dividends paid by any of the wholly owned subsidiaries of Central to Central or to any of its wholly owned subsidiaries, and (2) regular quarterly cash dividends at a rate not to exceed $0.05 per share;

•

enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer, employee of Central or any of its subsidiaries, or grant any salary or wage increase or increase any employee benefit plan or pay any incentive or bonus payments, subject to certain exceptions primarily intended to permit increases in compensation and the payment of bonuses in the ordinary course of business;

•

hire any person except for at-will employees at an annual rate of salary not to exceed $50,000 to fill vacancies that may arise from time to time in the ordinary course of business, or promote any employee, except to satisfy contractual obligations existing as of the date of the merger agreement;

•

with certain exceptions, enter into, establish, adopt, amend, modify or terminate any benefit plan or other pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any current or former director, officer or employee;

•

except pursuant to agreements in effect as of the date of the merger agreement, pay, loan or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement with, any of its officers or directors or any of their immediate family members or any affiliates or associates of any of its officers or directors other than compensation or business expense reimbursement in the ordinary course of business consistent with past practice;

•

sell, transfer, mortgage, pledge, encumber or otherwise dispose or discontinue any of its assets, deposits, business or properties other than real estate owned, or cancel or release any indebtedness owed to Central or any of its subsidiaries;

•

acquire, other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, all or any portion of the assets, business, deposits or properties of any other entity;

•

with certain exceptions, make any capital expenditures other than in the ordinary course of business consistent with past practice in amounts not exceeding $50,000 in the aggregate unless consented to in writing by Independent;

•	amend its articles of organization or bylaws or any equivalent documents of any Central subsidiary;

•

implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable laws or regulations or generally accepted accounting principles in the United States of America;

•	with certain exceptions, enter into, amend, modify or terminate any material contract, lease, or insurance policy;

•

enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which Central or any of its subsidiaries becomes party after the date of the merger agreement, which settlement involves payment of an amount exceeding $25,000 individually or $50,000 in the aggregate and/or would impose any material restriction on the business of Central or its subsidiaries;

•

enter into any new material line of business or materially change its lending, investment, underwriting, risk and asset liability management and other banking and operative policies, except as required by applicable law, regulation or policies imposed by any governmental authority, or file any application or make any contract or commitment with respect to branching or site location or relocation;

•	enter into any derivatives transactions;

•

incur, modify, extend or renegotiate any indebtedness or in any way assume the indebtedness of another person (except deposits, FHLB borrowings or federal funds purchased, in each case in the ordinary course of business) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person;

•

with certain exceptions, acquire, sell or otherwise dispose of any debt security or equity investment unless consented to in writing by Independent (which consent will not be unreasonably delayed or withheld);

•	make any changes in deposit pricing unless consented to in writing by Independent (which consent will not be unreasonably delayed or withheld);

•	with respect to loans:

•

except for commercial loans approved and/or committed as of the date of the merger agreement, make or renew any commercial loan, commercial loan commitment, commercial letter of credit or other extension of commercial credit, unless any such commercial loan, commercial loan commitment, commercial letter of credit or other extension of commercial credit has been credit approved by Central Bank in accordance with the pricing and credit underwriting guidelines of Rockland Trust or, if more than $1,000,000, is consented to in writing by Independent (which consent will not be unreasonably delayed or withheld);

•

except for residential loans approved and/or committed as of the date of the merger agreement, make or renew any residential loan or residential loan commitment, unless any such residential loan or residential loan commitment has a loan-to-value ratio that is compliance with Central Bank’s current policies and procedures and is priced for conforming residential loans at an interest rate that is no less than the Freddie Mac Primary Mortgage Market Survey rate plus 0.125% and is priced for jumbo residential loans at an interest rate that is no less than the Freddie Mac Primary Mortgage Market Survey rate plus 0.50% or, if more than $1,000,000, is consented to in writing by Independent (which consent will not be unreasonably delayed or withheld).

•

except for home equity or consumer loans approved and/or committed as of the date of the merger agreement, make or renew any home equity loan or home equity loan commitment in excess of $100,000 or make or renew any other consumer loan or consumer loan commitment in excess of $10,000, unless any such loan is made in the ordinary course of business and consistent with Central Bank’s current policies and procedures and recent past practice, unless consented to in writing by Independent (which consent will not be unreasonably delayed or withheld);

•

renegotiate, increase, extend or modify any loan, loan commitment, letter of credit or other extension of credit, unless consented to in writing by Independent (which consent will not be unreasonably delayed or withheld);

•	make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu thereof;

•

make or change any material tax election, file any material amended tax return, enter into any material closing agreement, settle or compromise any material liability with respect to taxes, agree to any material adjustment of any tax attribute, file any claim for a material refund of taxes, or consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment;

•	knowingly take any action that would prevent or impede the merger or the bank merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

•	commit any act or omission which constitutes a material breach or default of an agreement with any governmental authority or any other material agreement, lease or license;

•

foreclose on or take a deed or title to any real estate other than single-family residential properties without first conducting a Phase I environmental assessment of the property or foreclose on or take a deed or title to any real estate other than single-family residential properties if such environmental assessment indicates the presence of hazardous substances or other regulated materials;

•

except as may be required by applicable law or regulation, take or fail to take, or adopt any resolutions of its board of directors in support of, any action which would result in (1) any of Central’s representations and warranties in the merger agreement becoming untrue in any material respect, (2) any of the conditions to the merger not being satisfied, or (3) a material violation of any provision of the merger agreement;

•	repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock;

•	enter into any contract with respect to, or otherwise agree to do any of the actions prohibited by the preceding bullet points;

•

with certain exceptions or except as may be required by applicable law or regulation, make application for the opening, relocation or closing of any, or open, relocate, or close any, branch office, loan production or servicing facility or automated banking facility; or

•

compromise, resolve, or otherwise “workout” any delinquent or troubled loan unless done in the ordinary course of business consistent with recent past practice and approved by Central Bank’s workout committee.

Independent has agreed that, except with Central’s prior written consent, Independent will not, among other things, undertake the following actions:

•

except as may be required by applicable law or regulation, take any action or fail to take any action that is intended or reasonably likely to result in: a delay in the consummation of the merger or the transactions contemplated by the merger agreement; any impediment to its ability to consummate the merger or the transactions contemplated by the merger agreement; any of its representations and warranties contained in the merger agreement becoming untrue in any material respect at or prior to the effective time; any of the conditions contained in the merger agreement not being satisfied; or a material violation of any provision of the merger agreement; or

•	enter into any contract with respect to, or otherwise agree to do any of the actions prohibited by the preceding bullet point.

The merger agreement also contains mutual covenants relating to preparation of this document, access to information of the other company, public announcements with respect to the transactions contemplated by the merger agreement, regulatory filings and consents, notification of certain changes, information systems conversion, coordination of dividends and agreements by Central allowing Independent access to Central’s customers and suppliers and to conduct environmental assessments of certain real property owned by Central.

Shareholder Approval

Central has called the special meeting to consider and vote upon approval of the merger agreement and any other matters required to be approved by Central’s shareholders in order to permit consummation of the transactions contemplated by the merger agreement. Central has agreed to use commercially reasonable efforts to convene the meeting within 45 days following the time when the registration statement becomes effective. Central has agreed to take all lawful action to solicit shareholder approval of the merger agreement, although under certain circumstances Central’s board of directors may recommend to Central’s shareholders a Superior Proposal (as defined below) in the exercise of its fiduciary duties, as described below under “—No Solicitation of Alternative Transactions.”

Under the merger agreement, Central’s board of directors must, at all times prior to and during the special meeting, recommend approval of the merger agreement by Central’s shareholders and may not withhold, withdraw, amend or modify its recommendation in any manner adverse to Independent or take any other action or make any other public statement inconsistent with its recommendation, except as and to the extent described below under “—No Solicitation of Alternative Transactions.”

No Solicitation of Alternative Transactions

With certain exceptions described below, Central has agreed that it, its subsidiaries and their officers and directors will not, and Central will use its reasonable best efforts to cause each of its and its subsidiaries’ representatives not to, directly or indirectly:

•	solicit, initiate or encourage any inquiry with respect to, or the making of, any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal (as defined below);

•

participate in any negotiations regarding an Acquisition Proposal with, or furnish any nonpublic information relating to a Acquisition Proposal to, any party that has made or, to the knowledge of Central, is considering making an Acquisition Proposal; or

•	engage in discussions regarding an Acquisition Proposal with any party that has made, or, to Central’s knowledge, is considering making, an Acquisition Proposal.

However, prior to the time that Central’s shareholders approve the merger agreement and the transactions contemplated thereby, if Central receives a written and unsolicited Acquisition Proposal that Central’s board of determines in good faith (after consultation with its financial advisers and outside counsel) is or could reasonably be expected to lead to a Superior Proposal (as defined below), Central may take the following actions:

•

furnish nonpublic information to the party making such Superior Proposal, but only if (1) prior to so furnishing such information, Central has entered into a customary confidentiality agreement with such party on terms no less favorable to Central than the confidentiality agreement between Central and Independent, and (2) all such information has previously been provided to Independent or is provided to Independent prior to or contemporaneously with the time it is provided to the party making such Superior Proposal; and

•	engage or participate in any discussions or negotiations with such party with respect to the Superior Proposal.

Central must promptly advise Independent of the receipt of:

•	any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal and the material terms of the proposal; and

•	any request for non-public information relating to Central or any of its subsidiaries other than requests for information not reasonably expected to be related to an Acquisition Proposal.

Thereafter, Central must keep Independent reasonably informed on a reasonably current basis of the status of any such Acquisition Proposal (including any material change to the terms thereof).

Except as described below, Central’s board of directors may not:

•

withhold, withdraw or modify (or publicly propose to withhold, withdraw or modify), in a manner adverse to Independent, its recommendation that Central’s shareholders approve the merger agreement and the transactions contemplated thereby; or

•	approve or recommend (or publicly propose to approve or recommend ) any Acquisition Proposal.

Except as set forth below, Central may not, and its board of directors may not allow it to, and Central may not allow any of its subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (except for customary confidentiality agreements as described above) relating to any Acquisition Proposal.

Notwithstanding the previous paragraph, Central’s board of directors may, prior to the time Central’s shareholders approve the merger agreement and the transactions contemplated thereby, (1) change its recommendation that Central shareholders approve the merger agreement and the transactions contemplated thereby or (2) terminate the merger agreement (and concurrently with such termination cause Central to enter into an acquisition agreement with respect to the Superior Proposal), in either case if and only if the board of directors has determined in good faith, after consulting with its outside counsel, that the failure to take such action would be inconsistent with the directors’ fiduciary duties. However, the board of directors may not take any such action in connection with an Acquisition Proposal unless:

•	the Acquisition Proposal constitutes a Superior Proposal;

•

prior to terminating the merger agreement, Central provides written notice to Independent at least four business days in advance of its intention to take such action (which notice must specify all material terms and conditions of the Superior Proposal, including documentation related thereto and the identity of the party making the Superior Proposal);

•

during the four-day notice period, Central negotiates with Independent in good faith if Independent proposes to make adjustments in the terms and conditions of this merger agreement so that the Acquisition Proposal ceases to constitute a Superior Proposal; and

•	the Acquisition Proposal continues to constitute a Superior Proposal after taking into account any amendments that Independent agrees to make to the merger agreement.

As used in the merger agreement, the term “Acquisition Proposal” means any proposal or offer with respect to any of the following involving Central:

•	any merger, consolidation, share exchange, business combination or other similar transaction;

•

any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets that constitute a substantial portion of the net revenues, net income or assets of Central in a single transaction or series of transactions;

•	any tender offer or exchange offer for 20% or more of the outstanding shares of Central’s capital stock or the filing of a registration statement under the Securities Act, in connection therewith; or

•	any public announcement by any party of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

As used in the merger agreement, the term “Superior Proposal” means any bona fide written Acquisition Proposal with respect to more than 50% of the combined voting power of the shares of Central common stock then outstanding or all or substantially all of the assets of Central:

•

that is on terms which Central’s board of directors determines in good faith, after consultation with its financial advisor, to be more favorable from a financial point of view to Central’s shareholders than the transactions contemplated by the merger agreement;

•

that constitutes a transaction that, in the good faith judgment of Central’s board of directors, is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory and other aspects of such proposal; and

•	for which financing, to the extent required, is then committed pursuant to a written commitment letter.

Employee Benefits Matters

Benefit Plans

The merger agreement provides that following the effective date of the merger, Independent will provide those individuals who are employees of Central and its subsidiaries and who continue as employees of Independent or any of its subsidiaries with employee benefit plans of general applicability for which Independent has analogous plans with such employee plans being either those of Central or Independent as selected by Independent; provided, however, that all such employees will be entitled to participate in all benefit plans of general applicability then maintained by Independent to the same extent as similarly-situated employees of Independent. Independent will make all commercially reasonable efforts to cause each benefit plan providing medical or dental benefits to continuing employees to waive any preexisting condition limitations relating to any conditions that were covered under the applicable medical or dental plans of Central and its subsidiaries, take into account all eligible expenses incurred for purposes of satisfying the deductible and coinsurance and waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to the continuing employee.

Severance Pay Plan

In addition to the settlement agreements referenced elsewhere in this proxy statement/prospectus and individual severance arrangements offered to certain key employees, Independent has agreed to a severance pay plan that provides for severance benefits for eligible employees not covered by any contractual severance arrangement in connection with certain terminations of employment that occur within one year after the effective date of the merger. Under this severance pay plan, eligible employees whose employment is terminated without cause during the one year following the merger would be entitled to receive severance pay in a lump sum. The amount of this lump sum payment would be equal to two weeks’ salary per year of service up to a maximum of twenty-six (26) weeks.

Employee Stock Ownership Plan

The merger agreement provides for the termination of the tax-qualified employee stock ownership plan of Central Bank (the “ESOP”) immediately to, and effective upon, the consummation of the merger. All shares held by the ESOP will be converted into the right to receive merger consideration. All accounts under ESOP will vest in full upon the termination of the ESOP. Any surplus unallocated assets held in the ESOP upon termination will first be used to satisfy the outstanding loan that was incurred by the ESOP to purchase shares of Central common stock, as well as any administrative costs of the ESOP. Remaining surplus assets, if any, will then be allocated to the accounts of ESOP participants in proportion to their account balances at the time of the ESOP’s termination. Upon the receipt of a favorable determination letter from the Internal Revenue Service related to the ESOP’s termination, the amounts held in the ESOP will be distributed to the account holders.

Additional Covenants

Each of Independent and Central agreed to cooperate and use their respective commercially reasonable efforts to obtain all approvals of third parties and governmental authorities necessary to redeem Central’s preferred stock issued to the U.S. Treasury Department under the Small Business Lending Fund program. Additionally, Independent agreed to assume the performance of Central’s obligations under all agreements related to Central’s issuance of trust preferred securities.

Conditions to Complete the Merger

Our respective obligations to complete the merger are subject to the fulfillment or waiver of mutual conditions, including:

•	receipt of approval of Central’s shareholders;

•

the effectiveness of the registration statement of which this document is a part, with respect to the Independent common stock to be issued in the merger under the Securities Act, and the absence of any stop order or proceedings initiated or threatened by the Securities and Exchange Commission for that purpose;

•	the receipt by each party of a legal opinion from its counsel with respect to certain U.S. federal income tax consequences of the merger;

•

the receipt and effectiveness of all regulatory approvals, registrations and consents, (none of which shall impose a term, condition or restriction that independent reasonably determines to be a burdensome condition) and the expiration of all waiting periods required to complete the merger; and

•

the absence of any statute, regulation, rule, decree, injunction or other order in effect by any court or other governmental entity that prohibits completion of the transactions contemplated by the merger agreement.

Each of Central’s and Independent’s obligations to complete the merger is also separately subject to the satisfaction or waiver of a number of conditions, including the performance by the other party in all material respects of its obligations under the merger agreement, and the other party’s representations and warranties in the merger agreement being true and correct in all material respects (except that no representation or warranty will be deemed not to be true and correct unless the failure of such representation or warranty to be true and correct, together with all other failures, would have a material adverse effect on the party).

Independent’s obligation to complete the merger is further subject to the conditions that the number of outstanding shares of Central common stock shall not exceed 1,690,951, except to the extent increased as a result of the exercise of stock options outstanding on the date of the merger agreement, and to the receipt of a non-competition and non-solicitation agreement from John D. Doherty and a consulting, non-competition and non-solicitation agreement from William P. Morrissey.

We cannot provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this document, we have no reason to believe that any of these conditions will not be satisfied.

Termination of the Merger Agreement

General

The merger agreement may be terminated at any time prior to the completion of the merger by our mutual consent authorized by each of our boards of directors, as determined by a vote of a majority of its respective members, or by either Independent or Central if:

•

a governmental entity which must grant a regulatory approval as a condition to the merger denies approval of the merger or any governmental entity has issued an order prohibiting the merger and such action has become final and non-appealable;

•	the requisite shareholder approval is not obtained from Central’s shareholders;

•	the merger is not completed by March 31, 2013 (other than because of a material breach of the Agreement caused by the party seeking termination); or

•

the other party breaches the merger agreement in a way that would entitle the party seeking to terminate the agreement not to consummate the merger, subject to the right of the breaching party to cure the breach by the earlier of: 30 days following written notice or 2 business days before March 31, 2013 (unless it is not possible due to the nature or timing of the breach for the breaching party to cure the breach).

The merger agreement may also be terminated by Independent if Central has materially breached its “non-solicitation” obligations; the Central board has failed to recommend in this proxy statement the approval of the merger agreement, or has withdrawn, modified or qualified, or has proposed to withdraw, modify or qualify, in any manner adverse to Independent, its recommendation that its shareholders approve the merger agreement; the Central board has recommended, proposed or publicly announced its intention to recommend or propose, to engage in an Acquisition Transaction (as defined below under “—Termination Fee and Expense Reimbursement”) with any person other than Independent or a subsidiary or affiliate of Independent; or the Central board has failed to call the special meeting of Central shareholders.

Additionally, Central may terminate the merger agreement if:

•	it enters into a Superior Proposal as described under “The Merger Agreement—No Solicitation of Alternative Transactions,” so long as it pays a termination fee of $2.2 million to Independent; or

•

pursuant to a “walk away” right that is subject to a “top up” option, if (a) the twenty day volume-weighted average price of Independent’s common stock as of a measurement date prior to closing is 20% below both (i) the ten day volume-weighted average price of Independent’s common stock as of April 30, 2012 and (ii) the twenty day volume-weighted average price of the Nasdaq Bank Stock Index, (b) Central elects to terminate the agreement by a majority vote of Central’s directors, and (c) following notice of such election Independent does not exercise its “top up” option under the merger agreement to increase the exchange ratio to a number that would compensate Central’s shareholders for the extent of the drop in Independent’s common stock price below the prices specified in (a)(i) and (ii) above. If Independent does exercise its “top up” option, then no termination will occur.

Effect of Termination

In the event the merger agreement is terminated as described above, the merger agreement will become void and neither Independent nor Central will have any liability under the merger agreement, except that:

•	both Independent and Central will remain liable for any willful breach of the merger agreement; and

•

designated provisions of the merger agreement, including those relating to the termination fee, the payment of fees and expenses, non-survival of the representations and warranties, and confidential treatment of information will survive the termination.

Termination Fee and Expense Reimbursement

Conditions Requiring Payment of Termination Fee

Central has agreed to pay a termination fee in the amount of $2.2 million to Independent in the following circumstances:

•

if Central terminates the merger agreement because Central’s board of directors has approved, and Central enters into, a definitive agreement with respect to a Superior Proposal (as defined above under “—No Solicitation of Alternative Transactions”); or

•	in the event that

•

(1) an Acquisition Proposal, whether or not conditional, has been publicly announced (or any person has publicly announced an intention, whether or not conditional, to make an Acquisition Proposal) or (2) Central’s board of directors has withheld, withdrawn or modified (or publicly proposed to withhold, withdraw or modify) its recommendation for the merger, prior to or on the date of the special meeting or at any adjournment or postponement thereof at which the vote on the merger agreement is held; and

•	the merger agreement is terminated:

•	by Independent or Central because shareholder approval is not obtained by Central’s shareholders;

•	by Independent or Central because the merger is not completed on or before March 31, 2013; or

•	by Independent because Central willfully breaches the merger agreement in a way that would entitle Independent not to consummate the merger, subject to the right of Central to cure the breach;

•	by Independent because:

•	Central materially breaches its non-solicitation obligations;

•

Central’s board of directors fails to recommend that Central shareholders approve the merger agreement and the transactions contemplated thereby, or the board withdraws the recommendation or modifies it in a manner adverse to Independent;

•

Central’s board of directors recommends, proposes or publicly announces its intention to recommend or propose, to engage in an Acquisition Transaction (as defined below) with any party other than Independent or a subsidiary or affiliate of Independent; or

•

Central materially breaches its obligations to call, give notice of, convene and hold a meeting of Central shareholders in order to approve the merger agreement and the transactions contemplated thereby; and

•

within 12 months following the date of termination, Central enters into a definitive agreement with respect to any Acquisition Transaction, Central’s board of directors recommends any Acquisition Transaction, or Central consummates any Acquisition Transaction, then Central must pay the termination fee to Independent. The amount paid will be offset by any amount previously paid for expense reimbursement as described below. Central must pay the termination fee prior to the earlier of Central entering into a definitive agreement for or consummating such Acquisition Transaction.

As used in the merger agreement, the term “Acquisition Transaction” means any of the following involving Central:

•	any merger, consolidation, share exchange, business combination or other similar transaction;

•

any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets that constitute a substantial portion of the net revenues, net income or assets of Central in a single transaction or series of transactions; or

•	any tender offer or exchange offer for 20% or more of the outstanding shares of Central’s capital stock or the filing of a registration statement under the Securities Act, in connection therewith.

Conditions Requiring Expense Reimbursement

If the merger agreement is terminated by Independent because:

•	Central willfully breaches the merger agreement in a way that would entitle Independent not to consummate the merger, subject to the right of Central to cure the breach;

•	shareholder approval is not obtained by Central’s shareholders; or

•	the merger is not completed on or before March 31, 2013;

and prior to such termination,

•	an Acquisition Proposal, whether or not conditional, has been publicly announced (or any person has publicly announced an intention, whether or not conditional, to make an Acquisition Proposal); or

•

Central’s board of directors has withheld, withdrawn or modified (or publicly proposed to withhold, withdraw or modify), its recommendation for the merger, prior to or on the date of the special meeting or at any adjournment or postponement thereof at which the vote on the merger agreement is held but the $2.2 million termination fee has not been paid and is not payable because Central has not entered into a definitive agreement with respect to, or consummated any Acquisition Transaction, then Central must pay as promptly as possible (but in any event within three business days) following receipt of an invoice therefor, up to $750,000 of Independent’s reasonably documented out-of-pocket fees and expenses (including reasonable legal fees and expenses) actually incurred by Independent prior to the termination of the merger agreement proximately in connection with the negotiation, execution, delivery and performance of the merger agreement by Independent.

Amendment of the Merger Agreement

We may amend the merger agreement at any time prior to completion of the merger. However, after any approval of the merger by Central’s shareholders, there may not be, without further approval of the shareholders, any amendment of the merger agreement that requires such further approval by shareholders under applicable law.

Fees and Expenses

Except as described above under “—Termination Fee and Expense Reimbursement,” each party will bear all expenses incurred by it in connection with the merger agreement and the transactions contemplated thereby, including fees and expenses of its own financial consultants, accountants and counsel.

Restrictions on Resales by Affiliates

Shares of Independent common stock to be issued to Central shareholders in the merger have been registered under the Securities Act, and may be traded freely and without restriction by those shareholders not deemed to be affiliates (as that term is defined under the Securities Act) of Independent after the merger. Any subsequent transfer of shares, however, by any Central shareholder who is deemed an affiliate of Independent after the merger will, under existing law, require either:

•	the further registration under the Securities Act of the Independent common stock to be transferred; or

•	the availability of another exemption from registration.

An “affiliate” of Independent is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, Independent. These restrictions are expected to apply to the directors and executive officers of Independent and the holders of 10% or more of the outstanding Independent common stock. The same restrictions apply to the spouses and certain relatives of those persons and any trusts, estates, corporations or other entities in which those persons have a 10% or greater beneficial or equity interest.

Independent will give stop transfer instructions to the exchange agent with respect to the shares of Independent common stock to be received by persons subject to these restrictions.

VOTING AGREEMENTS

Concurrently with the execution of the merger agreement, the directors of Central separately entered into voting agreements with Independent under which they agreed to:

•	restrict their ability to transfer or dispose of their shares of Central common stock;

•	appear at the special meeting or otherwise cause their shares of Central common stock to be counted as present thereat for purposes of calculating a quorum;

•	vote their shares of Central common stock in favor of approval of the merger agreement and the transactions contemplated thereby;

•

vote their shares of Central common stock against any action or agreement that would result in a breach of any covenant, representation or warranty, or other obligation or agreement, of Central contained in the merger agreement;

•

vote their shares of Central common stock against any proposal to acquire Central by any person other than Independent or against any action, agreement or transaction intended to, or could reasonably be expected to, materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect the consummation of the transactions contemplated by the merger agreement; and

•

not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of Central, to approve the merger agreement unless the merger agreement is terminated in accordance with its terms

The voting agreements were executed as a condition of Independent’s willingness to enter into the merger agreement, and as an indication of the directors’ support for the merger agreement and the transactions contemplated by it and their willingness to vote their shares of Central common stock in favor of the merger agreement at the special meeting.

On April 30, 2012, the date upon which these agreements were executed, these directors of Central had sole or shared voting power over 408,129 shares, or approximately 23.8%, of the outstanding shares of Central common stock.

No separate consideration was paid to any of the directors for entering into these voting agreements. However, the directors of Central may be deemed to have interests in the merger as directors that are different from or in addition to those of other Central shareholders. See “The Merger—Interests of Central’s Executive Officers and Directors in the Merger” beginning on page 50 of this proxy statement/prospectus.

ACCOUNTING TREATMENT

Independent will use the acquisition method of accounting for the merger, in accordance with the provisions of the Business Combinations Topic of the Financial Accounting Standards Board Accounting Standard Codification. As of the date of the merger, Central’s assets and liabilities will be recorded at their respective estimated fair values. To the extent that the purchase price exceeds the estimated fair value of the net assets acquired, Independent will allocate the excess purchase price to all identifiable intangible assets. Any remaining excess will then be allocated to goodwill. The goodwill resulting from the merger will not be amortized to expense, but instead will be reviewed for impairment at least annually. To the extent goodwill is impaired, its carrying value would be written down to its implied fair value and a charge would be made to earnings. Core deposit and other intangibles with definite useful lives will be amortized to expense over their estimated useful lives.

The financial statements of Independent issued after the merger will reflect the results attributable to the acquired operations of Central beginning on the date the merger is completed.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following section describes the anticipated material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Central common stock. This discussion addresses only those holders that hold their Central common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), and does not address all the U.S. federal income tax consequences that may be relevant to particular holders in light of their individual circumstances or to holders that are subject to special rules, such as:

•	financial institutions;

•	insurance companies;

•	individual retirement and other tax-deferred accounts;

•	persons subject to the alternative minimum tax provisions of the Internal Revenue Code;

•	persons eligible for tax treaty benefits;

•	entities treated as partnerships or other flow-through entities for U.S. federal income tax purposes;

•	foreign corporations, foreign partnerships and other foreign entities;

•	tax-exempt organizations;

•	dealers in securities;

•	persons whose functional currency is not the U.S. dollar;

•	traders in securities that elect to use a mark to market method of accounting;

•	persons who are not citizens or residents of the United States;

•	persons that hold Central common stock as part of a straddle, hedge, constructive sale or conversion transaction; and

•	U.S. holders who acquired their shares of Central common stock through the exercise of an employee stock option or otherwise as compensation.

The following is based upon the Internal Revenue Code, its legislative history, Treasury regulations promulgated pursuant to the Internal Revenue Code and published rulings and decisions, all as currently in effect as of the date of this document, and all of which are subject to change, possibly with retroactive effect, and to differing interpretations. Tax considerations under state, local and foreign laws, or federal laws other than those pertaining to U.S. federal income tax, are not addressed in this document.

Holders of Central common stock should consult with their own tax advisers as to the U.S. federal income tax consequences of the merger as well as the effect of state, local, foreign and other tax laws and of proposed changes to applicable tax laws, in light of their particular circumstances.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Central common stock that is:

•	a U.S. citizen or resident, as determined for federal income tax purposes;

•	a corporation, or entity taxable as a corporation, created or organized in or under the laws of the United States; or

•	otherwise subject to U.S. federal income tax on a net income basis.

The U.S. federal income tax consequences of a partner in a partnership holding Central common stock generally will depend on the status of the partner and the activities of the partnership. We recommend that partners in such a partnership consult their own tax advisers.

Tax Consequences of the Merger Generally

Independent and Central have structured the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. It is a condition to Independent’s obligation to complete the merger that Independent receive an opinion of its counsel, Choate Hall & Stewart LLP, dated the closing date of the merger, substantially to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. It is a condition to Central’s obligation to complete the merger that Central receive an opinion of its counsel, Kilpatrick Townsend & Stockton LLP, dated the closing date of the merger, substantially to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. In rendering these opinions, counsel may require and rely upon representations contained in letters and certificates to be received from Independent and Central. None of the tax opinions given in connection with the merger or the opinions described below will be binding on the Internal Revenue Service. Neither Independent nor Central intends to request any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger. Consequently, no assurance can be given that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of those set forth below. In addition, if any of the representations or assumptions upon which those opinions are based is inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected.

As a result of the merger qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, the following material U.S. federal income tax consequences will result:

Exchange Solely for Independent Common Stock. No gain or loss will be recognized by a Central shareholder who receives solely shares of Independent common stock (except for cash received in lieu of fractional shares, as discussed below) in exchange for all of his or her shares of Central common stock. The tax basis of the shares of Independent common stock received by a Central shareholder in such exchange will be equal (except for the basis attributable to any fractional shares of Independent common stock, as discussed below) to the basis of the Central common stock surrendered in exchange for the Independent common stock. The holding period of the Independent common stock received will include the holding period of shares of Central common stock surrendered in exchange for the Independent common stock, provided that such shares were held as capital assets of the Central shareholder at the effective time of the merger.

Exchange Solely for Cash. A Central shareholder who receives solely cash in exchange for all of his or her shares of Central common stock (and is not treated as constructively owning Independent common stock after the merger under the circumstances referred to below under “—Possible Dividend Treatment”) will recognize gain or loss for federal income tax purposes equal to the difference between the cash received and such shareholder’s tax basis in the Central common stock surrendered in exchange for the cash. Such gain or loss will be a capital gain or loss, provided that such shares were held as capital assets of the Central shareholder at the effective time of the merger. Such gain or loss will be long-term capital gain or loss if the Central shareholder’s holding period is more than one year at the effective time of the merger. The Internal Revenue Code contains limitations on the extent to which a taxpayer may deduct capital losses from ordinary income.

Exchange for Independent Common Stock and Cash. A Central shareholder who receives a combination of Independent common stock and cash in exchange for his or her Central common stock will not be permitted to recognize any loss for federal income tax purposes. Such a shareholder will recognize gain, if any, equal to the lesser of (1) the amount of cash received or (2) the amount of gain “realized” in the transaction. The amount of gain a Central shareholder “realizes” will equal the amount by which (a) the cash plus the fair market value at the effective time of the merger of Independent common stock received exceeds (b) the shareholder’s basis in the Central common stock to be surrendered in the exchange for the cash and Independent common stock. Any recognized gain could be taxed as a capital gain or a dividend, as described below. The tax basis of the shares of Independent common stock received by such Central shareholder will be the same as the basis of the shares of Central common stock surrendered in exchange for the shares of Independent common stock, adjusted as provided in Section 358(a) of the Internal Revenue Code for the gain recognized and/or cash received in exchange for such shares of Central common stock. The holding period for shares of Independent common stock received by such Central shareholder will include such shareholder’s holding period for the Central common stock surrendered in exchange for the Independent common stock, provided that such shares were held as capital assets of the shareholder at the effective time of the merger.

A Central shareholder’s federal income tax consequences will also depend on whether his or her shares of Central common stock were purchased at different times at different prices. If they were, the Central shareholder could realize gain with respect to some of the shares of Central common stock and loss with respect to other shares. Such Central shareholder would have to recognize such gain to the extent such shareholder receives cash with respect to those shares in which the shareholder’s adjusted tax basis is less than the amount of cash plus the fair market value at the effective time of the merger of the Independent common stock received, but could not recognize loss with respect to those shares in which the Central shareholder’s adjusted tax basis is greater than the amount of cash plus the fair market value at the effective time of the merger of the Independent common stock received. Any disallowed loss would be included in the adjusted basis of the Independent common stock. Such a Central shareholder is urged to consult his or her own tax advisor respecting the tax consequences of the merger to that shareholder.

Possible Dividend Treatment. In certain circumstances, a Central shareholder who receives solely cash or a combination of cash and Independent common stock in the merger may receive dividend income, rather than capital gain, treatment on all or a portion of the gain recognized by that shareholder if the receipt of cash “has the effect of the distribution of a dividend.” The determination of whether a cash payment has such effect is based on a comparison of the Central shareholder’s proportionate interest in Independent after the merger with the proportionate interest the shareholder would have had if the shareholder had received solely Independent common stock in the merger. This could happen because of your purchase (or the purchase by a family member or certain entities described below) of additional Independent stock or a repurchase of shares by Independent. For purposes of this comparison, the Central shareholder may be deemed to constructively own shares of Independent common stock held by certain members of the shareholder’s family or certain entities in which the shareholder has an ownership or beneficial interest and certain stock options may be aggregated with the shareholder’s shares of Independent common stock. The amount of the cash payment that may be treated as a dividend is limited to the shareholder’s ratable share of the accumulated earnings and profits of Central at the effective time of the merger. Any gain that is not treated as a dividend will be taxed as a capital gain, provided that the shareholder’s shares were held as capital assets at the effective time of the merger. Because the determination of whether a cash payment will be treated as having the effect of a dividend depends primarily upon the facts and circumstances of each Central shareholder, shareholders are urged to consult their own tax advisors regarding the tax treatment of any cash received in the merger.

Cash in Lieu of Fractional Shares. A Central shareholder who holds Central common stock as a capital asset and who receives in the merger, in exchange for such stock, solely Independent common stock and cash in lieu of a fractional share interest in Independent common stock will be treated as having received such cash in full payment for such fractional share of stock and as capital gain or loss, notwithstanding the dividend rules discussed above.

Tax Treatment of the Entities. No gain or loss will be recognized by Independent or Central as a result of the merger.

Reporting Requirements

A Central shareholder who receives Independent common stock as a result of the merger will be required to retain records pertaining to the merger. Certain Central shareholders are subject to certain reporting requirements with respect to the merger. In particular, such shareholders will be required to attach a statement to their tax returns for the year of the merger that contains the information listed in Treasury Regulation Section 1.368-3(b). Such statement must include the shareholder’s adjusted tax basis in its Central common stock and other information regarding the reorganization. Central shareholders are urged to consult with their tax advisers with respect to these and other reporting requirements applicable to the merger.

Withholding Requirements

Certain Central shareholders may be subject to backup withholding, at a rate of 28%, on cash received pursuant to the merger. Backup withholding will not apply, however, to a Central shareholder who (1) furnishes a correct taxpayer identification number and certifies that the shareholder is not subject to backup withholding on IRS Form W-9 or a substantially similar form, or (2) is otherwise exempt from backup withholding. If a Central shareholder does not provide a correct taxpayer identification number on IRS Form W-9 or a substantially similar form, the Central shareholder may be subject to penalties imposed by the Internal Revenue Service. Amounts withheld, if any, are generally not an additional tax and may be refunded or credited against the Central shareholder’s U.S. federal income tax liability, provided that the Central shareholder timely furnishes the required information to the Internal Revenue Service.

THE PRECEDING DISCUSSION IS A SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISERS AS TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE MERGER (INCLUDING, BUT NOT LIMITED TO, TAX RETURN REPORTING REQUIREMENTS), AS WELL AS THE EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND ANY PROPOSED CHANGES TO APPLICABLE TAX LAWS.

THE COMPANIES

INDEPENDENT

Independent is a Massachusetts corporation organized in 1985 and is registered with the Federal Reserve as a bank holding company under the Bank Holding Company Act. Independent is the sole shareholder of Rockland Trust, and its primary business is serving as the holding company of Rockland Trust.

Rockland Trust is a Massachusetts-chartered trust company. Rockland Trust was chartered in 1907. Rockland Trust’s deposits are insured by the Deposit Insurance Fund of the FDIC up to applicable limits. Rockland Trust offers a full range of banking services through a network of 68 full-service bank branches in eastern Massachusetts and its commercial lending centers and investment management offices in eastern Massachusetts and Providence, Rhode Island. Rockland Trust provides investment management and trust services to individuals, institutions, small businesses and charitable institutions throughout eastern Massachusetts and Rhode Island.

At March 31, 2012, Independent had total consolidated assets of approximately $5.0 billion, net loans of approximately $3.8 billion, total deposits of approximately $3.9 billion and total stockholders’ equity of approximately $478.9 million.

At March 31, 2012, Independent had (a) a total risk-based capital ratio of 12.73%, (b) a Tier 1 risk-based capital ratio of 10.71%, and (c) a Tier 1 leverage capital ratio of 8.77%. Independent is not subject to any written agreement, order, capital directive, or prompt corrective action directive issued by the Federal Reserve to meet and maintain a specific capital level for any capital measure. Rockland Trust is a “well capitalized institution” as defined by federal banking agencies.

You can find more information about Independent in Independent’s filings with the Securities and Exchange Commission referenced in the sections in this document titled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” beginning on page 126.

CENTRAL

General

Central. Central was organized by Central Bank on September 30, 1998, to acquire all of the capital stock of Central Bank as part of its reorganization into the holding company form of ownership, which was completed on January 8, 1999. Upon completion of the holding company reorganization, Central’s common stock became registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Central is a registered bank holding company subject to regulation and examination by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”). Central has no significant assets or liabilities other than loans to the Central Co-operative Bank Employee Stock Ownership Plan (“ESOP”) and subordinated debentures as well as common stock of Central Bank and various other liquid assets in which it invests in the ordinary course of business. For that reason, substantially all of the discussion in this proxy statement/prospectus relates to the operations of Central Bank and its subsidiaries.

Central Bank. Central Co-operative Bank was organized as a Massachusetts chartered co-operative bank in 1915 and converted from mutual to stock form of ownership in 1986. The primary business of Central Bank is to generate funds in the form of deposits and use the funds to make mortgage loans for the purchase, refinancing, and construction of residential properties and to make loans on commercial real estate in its market area. In addition, Central Bank makes a limited amount of consumer loans including secured and unsecured personal loans, and commercial and industrial loans. Central Bank sells some of its residential mortgage loan production in the secondary mortgage market. Central Bank also maintains an investment portfolio of various types of debt securities, including corporate bonds and mortgage-backed securities, and common and preferred equity securities. Central Bank also offers investment services (including annuities) to its customers through a third party broker-dealer.

Central Bank is headquartered in Somerville, Massachusetts and its operations are conducted through nine full-service office facilities located in Somerville, Arlington, Burlington, Chestnut Hill, Malden, Medford,

Melrose and Woburn, Massachusetts, a limited service high school branch in Woburn, Massachusetts, a stand-alone 24-hour automated teller machine (“ATM”) in Somerville, Massachusetts, as well as over the Internet. Each full-service branch office also has a 24-hour ATM. Central Bank is a member of the Federal Home Loan Bank (“FHLB”) of Boston and its deposits are insured to applicable limits by the Deposit Insurance Fund of the Federal Deposit Insurance Corporation (“FDIC”). Due to issues associated with the recent economic downturn, FDIC deposit insurance costs have increased considerably. See “Regulation and Supervision of Central Bank — Insurance of Deposit Accounts” for additional information regarding deposit insurance premiums.

All Massachusetts chartered co-operative banks are required to be members of the Share Insurance Fund. The Share Insurance Fund maintains a deposit insurance fund which insures all deposits in member banks which are not covered by federal insurance. In past years, a premium of 1/24 of 1% of insured deposits had been assessed annually on member banks such as Central Bank for this deposit insurance. However, no premium has been assessed in recent years.

The main offices of Central and Central Bank are located at 399 Highland Avenue, Somerville, Massachusetts 02144 and their telephone number is (617) 628-4000. Central Bank also maintains a website at www.centralbk.com. Information on Central Bank’s website should not be considered a part of this proxy statement/prospectus.

The operations of Central Bank are generally influenced by overall economic conditions, the related monetary and fiscal policies of the federal government and the regulatory policies of financial institution regulatory authorities, including the Massachusetts Commissioner of Banks (the “Commissioner”), the Federal Reserve Board and the FDIC.

Market Area

All of Central Bank’s offices are located in the northwestern suburbs of Boston, which are its principal market area for deposits. The majority of the properties securing Central Bank’s loans are located in Middlesex County, Massachusetts. Central Bank’s market area consists of established suburban areas and includes portions of the Route 128 high-technology corridor.

Competition

Central Bank’s competition for savings deposits has historically come from other co-operative banks, savings banks, credit unions, savings and loan associations and commercial banks located in Massachusetts generally, and in the Boston metropolitan area, specifically. With the advent of interstate banking, Central Bank also faces competition from out-of-state banking organizations. In the past, during times of high interest rates, Central Bank has also experienced additional significant competition for deposits from short-term money market funds and other corporate and government securities. Central Bank has faced continuing competition for deposits from other financial intermediaries, including those operating over the Internet.

Central Bank competes for deposits principally by offering depositors a wide variety of savings programs, convenient branch locations, 24-hour automated teller machines, Internet banking, preauthorized payment and withdrawal systems, tax-deferred retirement programs and other miscellaneous services such as money orders, travelers’ checks and safe deposit boxes. Central Bank usually does not rely upon any individual, group or entity for a material portion of its deposits.

Central Bank’s competition for real estate loans comes principally from mortgage banking companies, co-operative banks and savings banks, credit unions, savings and loan associations, commercial banks, insurance companies and other institutional lenders. Central Bank competes for loan originations primarily through the interest rates and loan fees it charges and the efficiency and quality of services it provides borrowers, real estate brokers and builders. The competition for loans encountered by Central Bank, as well as the types of institutions with which Central Bank competes, varies from time to time depending upon certain factors, including the general availability of lendable funds and credit, general and local economic conditions, current interest rate levels, volatility in the mortgage markets and other factors which are not readily predictable.

Changes in bank regulation, such as changes in the products and services banks can offer and involvement in non-banking activities by bank holding companies, as well as bank mergers and acquisitions, can affect Central Bank’s ability to compete successfully. Legislation and regulations have also expanded the activities in which depository institutions may engage. The ability of Central Bank to compete successfully will depend upon how successfully it can respond to the evolving competitive, regulatory, technological and demographic developments affecting its operations.

Lending Activities

Central Bank’s lending focus is concentrated in real estate secured transactions, including residential mortgage and home equity loans, commercial mortgage loans and construction loans. For the year ended March 31, 2012, Central Bank originated loans totaling $170.7 million. Of the total loans originated during fiscal 2012, $165.7 million, or 97%, were residential mortgage and home equity loans; $3.9 million, or 2%, were commercial real estate loans; and $1.8 million, or 1%, were commercial and industrial, and other loans. During the years ended March 31, 2012 and 2011, Central Bank sold $11.1 million and $21.2 million, respectively, of residential mortgage loan originations. The sale of loans in the secondary market allows Central Bank to continue to make loans during periods when savings deposit flows decline or funds are not otherwise available for lending purposes and to manage interest rate risk.

Central Bank’s loan portfolio increased by $54.7 million, or 13.9%, to $448.9 million at March 31, 2012 from $394.2 million at March 31, 2011. The increase was primarily due to increases in residential real estate loans and decreases in the commercial real estate, land and construction loan portfolios. During fiscal 2012 and 2011, management de-emphasized higher-risk commercial real estate and construction and land lending in accordance with Central’s business plan. Land and construction loans totaled $937 thousand at March 31, 2012 compared to $456 thousand at March 31 2011. Commercial and industrial loans decreased primarily due to the repayment of such loans. During fiscal 2012 management focused on increasing the residential real estate portfolios as these loans generally have less risk compared to commercial and construction lending

Loan Portfolio Composition. The following table summarizes the composition of Central Bank’s loan portfolio by type of loan and the percentage each type represents of the total loan portfolio at the dates indicated:

	At March 31,
	2012		2011		2010		2009		2008
	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%
	(Dollars in Thousands)
Mortgage loans:
Residential	$270,324	60.22%	$183,157	46.46%	$217,053	47.03%	$183,327	39.80%	$178,727	37.6%
Commercial	167,196	37.25	199,074	50.50	227,938	49.39	249,941	54.25	244,496	51.5
Land and construction	937	0.21	456	0.11	2,722	0.59	14,089	3.06	30,950	6.5
Home equity	8,471	1.89	8,426	2.14	8,817	1.91	7,347	1.59	6,559	1.4

Total mortgage loans	446,928	99.57	391,113	99.21	456,530	98.92	454,704	98.70	460,732	97.0

Other loans:
Commercial and industrial	1,127	0.25	2,212	0.56	4,037	0.88	4,834	1.05	13,173	2.8
Consumer	831	0.18	892	0.23	943	0.20	1,132	0.25	1,037	0.2

Total other loans	1,958	0.43	3,104	0.79	4,980	1.08	5,966	1.30	14,210	3.0

Total loans	448,886	100.0%	394,217	100.0%	461,510	100.0%	460,670	100.0%	474,942	100.0%

Less:
Allowance for loan losses	4,272		3,892		3,038		3,191		3,613

Loans, net	$444,614		$390,325		$458,472		$457,479		$471,329

Loan Portfolio Sensitivity. The following table sets forth certain maturity information as of March 31, 2012 regarding the dollar amount of commercial and industrial loans as well as construction and land loans in Central Bank’s portfolio, including scheduled repayments of principal, based on contractual terms to maturity. Demand loans, loans having no schedule of repayments and no stated maturity are reported as due in one year or less.

	Due Within One Year	Due After One Through Five Years	Due After Five Years	Total
	(In Thousands)
Commercial and industrial loans	$583	$456	$88	$1,127
Construction and land loans	568	369	—	937

Total	$1,151	$825	$88	$2,064

Residential Lending. Residential mortgage loans at March 31, 2012 totaled $270.3 million, or 60.2%, of the total loan portfolio. Fixed-rate residential mortgages totaled $234.3 million, or 86.7%, of the residential loan portfolio and adjustable-rate loans totaled $36.0 million, or 13.3%, of the residential loan portfolio.

In recent years Central Bank has sought to increase its origination of residential mortgage loans and to generate additional noninterest income via loan sale gains, management regularly assesses the desirability of holding or selling newly-originated long-term, fixed-rate residential mortgage loans. A number of factors are evaluated to determine whether or not to hold such loans including, current and projected liquidity, current and projected interest rate risk profile, projected growth in other interest-earning assets, e.g., commercial real estate loans, and projected interest rates and economic conditions. During fiscal 2012, the market values in select communities within Central Bank’s market area increased but overall the Boston area residential property values decreased approximately 1.3% while they decreased less than 1% during fiscal 2011. The combination of two years of declines in residential values overall reversed what appeared to be a turnaround in the housing market in Central Bank’s market area.

Also, during fiscal 2012 and 2011, management strategically increased its emphasis on residential lending to reduce credit risk and increase regulatory capital levels. Due to the emphasis on increasing residential lending along with the relatively low interest rate environment, the residential loan portfolio increased by $87.2 million or 47.6% during fiscal 2012 as compared to fiscal 2011.

Central Bank’s adjustable-rate residential mortgage loans have a maximum term of 30 years, and allow for periodic interest rate adjustments. Central Bank prices the initial rate competitively, but generally avoids initial deep discounts from contracted indices and margins. Central Bank has adopted the U.S. Treasury Securities Index, adjusted to a constant maturity of one to three years, as its primary index. The margin at which adjustable-rate loans is generally set is 2.875 percentage points over the stated index. Interest rate adjustments on adjustable mortgage loans are capped at two percentage points per adjustment and six percentage points over the life of the loan.

Residential loans may be granted as construction loans or permanent loans on residential properties. Construction loans on owner-occupied residential properties may convert to residential loans at fixed or adjustable rates upon completion of construction. Loans secured by one- to four-family residential properties are typically written in amounts up to 80% of the appraised value of the residential property. Central Bank generally requires private mortgage insurance for loans in excess of 80% of appraised value. The maximum loan-to-value ratio on owner occupied residential properties is 95%. The maximum loan-to-value ratio on non-owner-occupied residential properties is 80%.

Commercial Real Estate and Construction Lending. Central Bank originates permanent commercial mortgages and construction loans on commercial and residential real estate projects. Commercial real estate loans are typically secured by income-producing properties such as apartment buildings, office buildings, industrial buildings and various retail properties and are written with either fixed or adjustable interest rates.

Commercial real estate loans with fixed interest rates have terms generally ranging from one to five years while the interest rate on adjustable rate loans is generally set to the five-year FHLB classic advance rate plus a margin of 175 to 300 basis points. As of March 31, 2012, Central Bank’s commercial mortgage portfolio totaled $167.2 million and constituted 37.3% of the total loan portfolio, compared to a balance of $199.1 million, or 50.5%, of total loans at March 31, 2011. The decline in the commercial mortgage loan portfolio during fiscal 2012, which totaled $31.9 million, or 16.0%, is attributable to management’s decreased emphasis on this type of lending in the current economic environment.

Commercial real estate loans are generally made for up to 75% of the appraised value of the property. Commercial real estate loans currently offered by Central Bank can have amortization periods of up to 20 to 25 years. Title insurance, fire insurance, casualty insurance and flood insurance are required in amounts sufficient to protect Central Bank’s interest, where applicable. In some cases, commercial real estate loans are granted in participation with other lenders.

Central Bank’s land and construction loans totaled $937 thousand, or 0.21%, of Central Bank’s loan portfolio at March 31, 2012, compared to a land and construction loan balance of $456 thousand or 0.11% of total loans at March 31, 2011. The decline in these loans is attributable to management’s decreased emphasis on this type of lending in the current economic environment. Construction loans are generally short-term in nature and have maturities of up to two years. Central Bank grants loans to construct residential dwellings and commercial real estate projects. Central Bank also originates loans for the construction of single-family homes for resale by professional builders. Construction loans are made for up to 75% of the projected value of the completed property, based on independent appraisals. Funds are disbursed based on a schedule of completed work presented to Central Bank and confirmed by physical inspection of the property by a construction consultant and after receipt of title updates.

Home Equity Lines of Credit. Central Bank offers home equity lines of credit that are secured by the borrower’s equity in his or her primary residence and may take the form of a first or second mortgage. Equity loans are made in amounts up to 80% of the appraised value less any first mortgage. Payment of interest is required monthly and the rate is adjusted monthly based on changes in the prime rate, as quoted in The Wall Street Journal. Loans are not contingent upon proceeds being used for home improvement. Generally, the loan term is 20 years with interest only due during the first 10 years, and then principal and interest due for the remaining 10 years. Central Bank’s home equity loans outstanding totaled $8.5 million, or 1.9% of total loans at March 31, 2012.

Commercial and Industrial, Consumer and Other Loans. Central Bank’s commercial and industrial, consumer, and other loans totaled $2.0 million, or 0.44% of the total loan portfolio on March 31, 2012. The commercial and industrial portfolio consists primarily of time, demand and line-of-credit loans to a variety of local small businesses that are generally made on a secured basis. The decrease in commercial and industrial loans in fiscal 2012 was primarily attributable to the repayment of loans. Central Bank engages in consumer lending primarily as an accommodation to existing customers.

Risks of Residential and Commercial Real Estate, Construction and Land, and Commercial and Industrial Lending. Declining home values and default risk are the primary risks associated with residential lending. However, commercial real estate, construction and land, and commercial and industrial lending entail significant additional risks compared to residential mortgage lending. The repayment of loans secured by income-producing properties is typically dependent on the successful operation of the properties and thus may be subject to a greater extent to adverse conditions in the local real estate market or in the economy generally. Construction loans involve a higher degree of risk of loss than long-term financing on improved occupied real estate because of the uncertainties inherent in estimating construction costs, delays arising from labor problems, material shortages, and other unpredictable contingencies. Commercial and industrial loans are generally not secured by real estate and may involve greater risks than other types of lending. Because payments on such loans are often dependent on the successful operation of the business involved, repayment of such loans may be subject to a greater extent to adverse conditions in the economy. For more information see “Nonperforming Assets” below.

Origination Fees and Other Fees. Central Bank currently collects origination fees on some of the real estate and commercial loan products it offers. Fees to cover the cost of appraisals, credit reports and other direct costs are also collected. Loan origination fees collected vary in proportion to the level of lending activity, as well as competitive and economic conditions.

Central Bank imposes late charges on all loan products it offers with the exception of equity lines of credit and loans secured by deposits. Central Bank also collects prepayment premiums and partial release fees on commercial real estate and construction loans where such items are negotiated as part of the loan agreement.

Loan Solicitation and Processing. Loan originations come from a number of sources and are attributable to walk-in customers, existing customers, real estate brokers and builders, as well as the purchase of residential and commercial loans from other financial institutions. Central Bank also utilizes in-house originators in the origination of residential real estate loans. Commercial real estate loans are originated by Central Bank’s team of commercial loan officers. Consumer loans result from both walk-in and existing customers.

Each loan originated by Central Bank is underwritten by lending personnel of Central Bank or, in the case of certain residential mortgage loans to be sold, qualified independent contract underwriters. Individual lending officers, a committee of loan officers and Central Bank’s Security Committee have the authority to approve loans up to various limits. Bank-approved independent certified and licensed appraisers are used to appraise the property intended to secure real estate loans. Central Bank’s underwriting criteria are designed to minimize the risks of each loan. There are detailed guidelines concerning the types of loans that may be made, the nature of the collateral, the information that must be obtained concerning the loan applicant and follow-up inspections of collateral after the loan is made.

Nonperforming Assets. Central Bank notifies a borrower of a delinquency when any payment becomes 15 days past due. Repeated contacts are made if the loan remains delinquent for 30 days or more. Central Bank will consider working out a payment schedule with a borrower to clear a delinquency, if necessary. If, however, a borrower is unwilling or unable to resolve such a default after 90 days, Central Bank will generally proceed to foreclose and liquidate the property to satisfy the debt.

Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. Accrual of interest on loans and amortization of net deferred loan fees or costs are discontinued either when reasonable doubt exists as to the full and timely collection of interest or principal, or when a loan becomes contractually past due 90 days with respect to interest or principal. The accrual on some loans, however, may continue even though they are more than 90 days past due if management deems it appropriate, provided that the loans are well secured and in the process of collection. When a loan is placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period interest income. Interest accruals are resumed on such loans only when they are brought fully current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectable as to both principal and interest. For some nonaccrual loans that are generally well-secured, cash interest payments that are received are treated as interest income on cash basis as long as the remaining recorded investment is determined by management to be fully collectible.

Central Bank has instituted additional procedures to closely monitor loans and bring potential problems to management’s attention early in the collection process. Central Bank prepares a monthly watch list of potential problem loans including currently performing loans, and Central Bank’s Senior Loan Officer reviews delinquencies with the Security Committee of the Board of Directors at least monthly. Due to the high priority given to monitoring asset quality, senior management is involved in the early detection and resolution of problem loans. Additionally, Central Bank has a workout committee comprised of Central Bank’s Senior Loan Officer and other lending and Bank personnel that meets regularly to discuss the ongoing resolution of any loans identified for special review.

The following table sets forth information with respect to Central Bank’s nonperforming assets at the dates indicated:

	At March 31,
	2012	2011	2010	2009	2008
	(Dollars in Thousands)
Loans accounted for on a nonaccrual basis:
Nonperforming loans	$6,451	$8,578	$5,575	$4,617	$9,606
Restructured loans	2,597	1,003	671	150	—

Total nonaccrual loans	9,048	9,581	6,246	4,767	9,606

Real estate acquired by foreclosure or deed in lieu of foreclosure	133	132	60	2,986	—

Total nonperforming assets	$9,181	$9,713	$6,306	$7,753	$9,606

Impaired loans, accruing	$6,686	$7,171	$10,597	$—	$136

Nonperforming loans to total loans	2.02%	2.43%	1.35%	1.03%	2.02%
Nonperforming assets to total assets	1.75%	1.99%	1.16%	1.35%	1.68%

At March 31, 2012, nonperforming assets totaled $9.2 million, or 1.75% of total assets, compared to nonperforming assets of $9.7 million, or 1.99% of total assets, at March 31, 2011. The $532 thousand net decline in nonperforming assets was primarily due to the settlement of two commercial real estate relationships which totaled $3.5 million and the removal of another commercial real estate loan which totaled $769 thousand and was removed from the nonperforming category due to its timely payment performance. Offsetting these reductions were the addition of five commercial real estate relationships which totaled $5.6 million, half of which were less than 30 days past due at March 31, 2012. These nonperforming loans were placed on nonaccrual status due to their declining financial condition or payment performance and are being closely monitored to ensure continued progress in their resolution.

Nonperforming assets increased by $3.4 million, from $6.3 million at March 31, 2010 to $9.7 million at March 31, 2011 primarily due to the addition of three commercial real estate customer relationships which totaled $2.3 million and residential loans which totaled $1.5 million, partially offset by the removal of three loans totaling $400 thousand.

At March 31, 2011, impaired accruing loans totaled $7.2 million and were primarily comprised of a $4.6 million commercial real estate relationship which was restructured in fiscal 2010 and totaled $4.5 million at March 31, 2011, and a $1.4 million commercial real estate loan added during fiscal 2011. The $4.5 million commercial real estate relationship’s TDR was renewed during fiscal 2011 as the customer exercised a six month interest only option. The $1.4 million relationship added during fiscal 2011 was experiencing temporary cash flow difficulties and the restructuring included the advancement of funds to pay past due real estate taxes and six months of interest only payments.

At March 31, 2011, TDRs which were accruing interest totaled $7.2 million compared to $5.7 million at March 31, 2010. While bankruptcy filings have extended the time required to resolve some situations involving nonperforming assets, management continues to work with borrowers and bankruptcy trustees to resolve these situations as soon as possible. Management believes there are adequate reserves and collateral securing these loans to cover losses that may result from nonperforming loans. At March 31, 2011, there were no loans that are not listed on the table above where known information about possible credit problems of borrowers caused management to have serious doubts as to the ability of such borrowers to comply with present loan repayment terms.

Impaired loans which were accruing interest at March 31, 2010 totaled $10.6 million, comprised of 16 commercial loans to seven borrowers which totaled $9.7 million, and four residential loans to four borrowers which totaled $898 thousand. Two customer relationships which totaled $7.0 million comprised most of the impaired but accruing commercial real estate loans at March 31, 2010. One relationship which totaled $4.6 million was a troubled debt restructuring (TDR), and for which this customer’s loans were accruing interest prior to the restructuring. Management’s conclusion that it was appropriate for this relationship to continue to accrue interest subsequent to the restructuring was based on the customer’s satisfactory repayment performance prior to the restructuring and management’s analysis which determined that the remaining contractual principal and interest are expected to be collected. The other impaired but accruing commercial real estate loan relationship at March 31, 2010 was comprised of five loans which totaled $2.4 million. As of March 31, 2011, this customer has paid-in-full four of the five loans. The remaining loan which totaled $764 thousand was placed on nonaccrual status during fiscal 2011, however, management expects to collect the outstanding principal balance.

For more information regarding non-performing loans, see “Central Management’s Discussion and Analysis of Financial Condition and Results of Operations, Provision for Loan Losses.”

Allowance for Loan Losses. Central provides for loan losses in order to maintain the allowance for loan losses at a level that management estimates is adequate to absorb probable losses based on an evaluation of known and inherent risks in the portfolio. In determining the appropriate level of the allowance for loan losses, management considers past and anticipated loss experience, evaluations of underlying collateral, financial condition of the borrower, prevailing economic conditions, the nature and volume of the loan portfolio and the levels of non performing and other classified loans. The amount of the allowance is based on estimates and ultimate losses may vary from such estimates. Management assesses the allowance for loan losses on a quarterly basis and provides for loan losses monthly when appropriate to maintain the adequacy of the allowance. Central uses a process of portfolio segmentation to calculate the appropriate reserve level at the end of each quarter. Management analyzes required reserve allocations for loans considered impaired under Accounting Standards Codification (“ASC”) 310 Receivables (“ASC 310”) and the allocation percentages used when calculating potential losses under ASC 450 Contingencies (“ASC 450”). Although management uses available information to establish the appropriate level of the allowance for loan losses, future additions or reductions to the allowance may be necessary based on estimates that are susceptible to change as a result of changes in loan composition or volume, changes in economic market area conditions or other factors. As a result, Central’s allowance for loan losses may not be sufficient to cover actual loan losses, and future provisions for loan losses could materially adversely affect Central’s operating results. In addition, various regulatory agencies, as an integral part of their examination process, periodically review Central’s allowance for loan losses. Such agencies may require Central to recognize adjustments to the allowance based on their judgments about information available to them at the time of their examination. During fiscal year ended March 31, 2012, a $1.4 million provision was recorded based upon management’s quarterly evaluations of the loan portfolio. Certain loan loss factor ratios were increased during fiscal 2012 due to the continued recessionary economic conditions. Management currently believes that there are adequate reserves and collateral securing non-performing loans to cover losses that may result from these loans at March 31, 2012. See Note 1 to Central’s Consolidated Financial Statements for a detailed description of Central’s management’s estimation process and methodology related to the allowance for loan losses.

The following table presents activity in the allowance for loan losses during the years indicated:

	At or For the Years Ended March 31,
	2012	2011	2010	2009	2008
		(Dollars in Thousands)
Balance at beginning of year	$3,892	$3,038	$3,191	$3,613	$3,881

Provision (benefit)	1,400	1,100	600	2,125	(70)
Charge-offs:
Construction	—	—	—	(2,201)	—
Residential mortgage	(441)	(69)	(250)	(144)	—
Commercial mortgage	(604)	(171)	(469)	(178)	(173)
Other loans	(13)	(10)	(54)	(36)	(76)

Total charge-offs	(1,058)	(250)	(773)	(2,559)	(249)

Recoveries:
Residential mortgage	33	—	—	3	—
Commercial mortgage	—	—	—	—	37
Other loans	5	4	20	9	14

Total recoveries	38	4	20	12	51

Net (charge-offs) recoveries	(1,020)	(246)	(753)	(2,547)	(198)

Balance at end of year	$4,272	$3,892	$3,038	$3,191	$3,613

Average loans outstanding during the year*	$419,303	$424,993	$461,592	$464,288	$462,164
Ratio of net charge-offs to average loans	0.24%	0.06%	0.16%	0.55%	0.04%
Total loans outstanding at end of year	$448,886	$394,217	$461,510	$460,670	$474,942
Ratio of allowance for loan losses to loans at end of year	0.95%	0.99%	0.66%	0.69%	0.76%

*	Does not include loans held for sale

The allowance for loan losses is available for offsetting credit losses in connection with any loan, but is internally allocated among loan categories as part of the process for evaluating the adequacy of the allowance for loan losses. The following table presents the allocation of Central Bank’s allowance for loan losses, by type of loan, at the dates indicated:

	At March 31,
	2012		2011		2010		2009		2008
	Amount	% of Loans to Total Loans	Amount	% of Loans to Total Loans	Amount	% of Loans to Total Loans	Amount	% of Loans to Total Loans	Amount	% of Loans to Total Loans
	(Dollars in Thousands)
Mortgage loans:
Residential	$1,248	60.22%	$771	46.46%	$721	47.03%	$655	39.80%	$520	37.60%
Commercial	2,787	37.25	2,669	50.50	2,023	49.39	1,941	54.25	1,616	51.50
Construction and land loans	33	0.21	14	0.11	14	0.59	406	3.06	1,246	6.50
Home equity	149	1.89	129	2.14	133	1.91	114	1.59	86	1.40

Total mortgage loans	4,217	99.57	3,583	99.21	2,891	98.92	3,116	98.70	3,468	97.00
Other loans	55	0.43	309	0.79	147	1.08	75	1.30	145	3.00

Total	$4,272	100.00%	$3,892	100.00%	$3,038	100.00%	$3,191	100.00%	$3,613	100.00%

Investment Activities

The primary objectives of the investment portfolio are to achieve a competitive rate of return over a reasonable period of time and to provide liquidity. As a Massachusetts chartered bank, Central Bank is authorized to invest in various obligations of federal and state governmental agencies, corporate bonds and other obligations and, within certain limits, common and preferred stocks. Central Bank’s investment policy requires that corporate debt securities be rated as “investment grade” at the time of purchase. A security that is downgraded below investment grade will require additional analysis relative to perceived credit quality, market price, and overall impact on capital/earnings before a decision is made as to hold or sell. For all sub-investment grade corporate holdings, additional analysis of creditworthiness is required. Central Bank’s investment in common and preferred stock is generally limited to large, well-known corporations whose shares are actively traded. The size of Central Bank’s holdings in an individual company’s stock is also limited by policy. A portion of Central Bank’s investment portfolio consists of mortgage-backed securities which represent interests in pools of residential mortgages. Such securities include securities issued and guaranteed by the Federal National Mortgage Association (“FNMA”), Federal Home Loan Mortgage Corporation (“FHLMC”) and the Government National Mortgage Association (“GNMA”) as well as collateralized mortgage obligations (“CMOs”) issued primarily by FNMA and FHLMC.

Investments are classified as “held to maturity,” “available for sale,” or “trading.” Investments classified as trading securities are reported at fair value with unrealized gains and losses included in earnings. Investments classified as available for sale are reported at fair value, with unrealized gains and losses, net of taxes, reported as a separate component of stockholders’ equity. Securities held to maturity are carried at amortized cost. At March 31, 2012, 2011 and 2010, all of Central Bank’s marketable investments were classified as available for sale.

The following table sets forth a summary of Central Bank’s investment securities, as well as the percentage such investments comprise of Central Bank’s total assets, at the dates indicated:

	At March 31,
	2012	2011	2010
	(Dollars in Thousands)
Corporate bonds	$—	$—	$1,752
Government agency and government sponsored enterprise mortgage-backed securities	31,258	18,823	24,993
Single issuer trust preferred securities issued by financial institutions	1,041	1,049	1,045

Total debt securities	32,299	19,872	27,790
Perpetual preferred stock issued by financial institutions	3,111	3,185	3,255
Common stock	3,650	2,128	3,323

Total investment securities	$39,060	$25,185	$34,368

Percentage of total assets	7.46%	5.16%	6.35%

There were no investment holdings, other than those of the U.S. government and its agencies, for which Central’s aggregate holding of one issuer exceeded 10% of stockholders’ equity as of March 31, 2012.

The following table sets forth the scheduled maturities, amortized cost, fair values and average yields for Central Bank’s debt securities at March 31, 2012:

	One Year or Less		One to Five Years		Five to Ten Years		More than Ten Years		Total Investment Portfolio
	Amortized Cost	Average Yield	Amortized Cost	Average Yield	Amortized Cost	Average Cost	Amortized Cost	Average Yield	Amortized Cost	Fair Value	Average Yield
	(Dollars in Thousands)
Government agency and government sponsored enterprise mortgage-backed securities	$3	4.46%	$483	3.88%	$1,704	2.76%	$28,263	3.45%	$30,453	$31,258	3.42%
Single issuer trust preferred securities issued by financial institutions	—	—	—	—	—	—	1,001	7.78	1,001	1,041	7.78

Total	$3		$483		$1,704		$29,264		$31,454	$32,299

Deposits, Borrowed Funds, and Other Sources of Funds

General. Savings accounts and other types of deposits have traditionally been an important source of Central Bank’s funds for use in lending and for other general business purposes. In addition to deposits, Central Bank derives funds from loan repayments, loan sales, borrowings and from other operations. The availability of funds is influenced by the general level of interest rates and other market conditions. Scheduled loan repayments are a relatively stable source of funds while deposit inflows and outflows vary widely and are influenced by prevailing interest rates and market conditions. Borrowings may be used on a short-term basis to compensate for reductions in deposits or deposit inflows at less than projected levels and may be used on a longer term basis to support expanded lending activities.

Deposits. Consumer, business and municipal deposits are attracted principally from within Central Bank’s market area through the offering of a broad selection of deposit instruments including demand deposit accounts, NOW accounts, money market deposit accounts, regular savings accounts, term deposit accounts and retirement savings plans. Central Bank has historically not actively solicited or advertised for deposits outside of its market area or solicited brokered deposits. Central Bank attracts deposits through its branch office network, automated teller machines, the Internet and by paying rates competitive with other financial institutions in its market area. From time to time, Central Bank bids on short-term certificates of deposit from the Commonwealth of Massachusetts, which periodically awards deposits to financial institution bidders throughout Massachusetts.

Deposit Accounts. The following table shows the distribution of the average balance of Central Bank’s deposit accounts at the dates indicated and the weighted average rate paid for each category of account for the years indicated:

	Years Ended March 31,
	2012			2011			2010
	Average Balance	Average % of Deposits	Rate Paid	Average Balance	Average % of Deposits	Rate Paid	Average Balance	Average % of Deposits	Rate Paid
	(Dollars in Thousands)
Demand deposit accounts	$43,993	13.52%	—%	$42,534	12.84%	—%	$42,247	12.04%	—%
NOW accounts	29,314	9.01	0.18	28,697	8.66	0.27	27,856	7.93	0.29
Passbook and other savings accounts	57,514	17.67	0.12	54,584	16.48	0.23	51,577	14.69	0.45
Money market deposit accounts	68,686	21.11	0.42	79,089	23.88	0.69	79,583	22.67	1.32
Term deposit certificates	125,884	38.69	1.01	126,326	38.14	1.31	149,814	42.67	2.08

Total deposits	$325,391	100.00%	0.60%	$331,230	100.00%	0.83%	$351,077	100.00%	1.45%

Time Deposits in Excess of $100,000. The following table indicates the amount of Central Bank’s time deposits of $100,000 or more by time remaining until maturity as of March 31, 2012 (In Thousands):

Maturity Period:
Three months or less	$5,193
Three through six months	10,469
Six through twelve months	10,935
Over twelve months	49,164

Total	$75,761

Borrowings. From time to time, Central Bank borrows funds from the FHLB of Boston. All advances from the FHLB of Boston are secured by a blanket lien on residential first mortgage loans, certain investment securities and commercial real estate loans, and all of Central Bank’s stock in the FHLB of Boston. At March 31, 2012, Central Bank had advances outstanding from the FHLB of Boston of $117.2 million and unused borrowing capacity, based on available collateral, of approximately $84 million. Proceeds from these advances were primarily used to fund Central Bank’s loan growth. Additional sources of borrowed funds include The Co-operative Central Bank Reserve Fund, the Federal Reserve Bank, and a line of credit with a correspondent bank.

The following table sets forth certain information regarding borrowings from the FHLB of Boston, including short-term FHLB of Boston borrowings under a line of credit, at the dates and for the periods indicated:

	At or for the Years Ended March 31,
	2012	2011	2010
	(Dollars in Thousands)
Amounts outstanding at end of period	$117,228	$117,351	$143,469
Weighted average rate at end of period	3.68%	3.68%	3.98%
Maximum amount of borrowings outstanding at any month end	$117,351	$139,460	$161,509
Approximate average amounts outstanding at any month end	$117,287	$129,505	$146,210
Approximate weighted average rate during the year	3.74%	3.83%	4.43%

Troubled Asset Relief Program Capital Purchase Program

On August 25, 2011, Central entered into and consummated a letter agreement (the “Repurchase Letter”) with the United States Department of the Treasury (“Treasury”), pursuant to which Central redeemed, out of the proceeds of its issuance of 10,000 shares of its Series B Senior Non-Cumulative Perpetual Preferred Stock, all 10,000 outstanding shares of its Series A Fixed Rate Cumulative Perpetual Preferred Stock, liquidation amount $1,000 per share (the “Series A Preferred Stock”), for a redemption price of $10,013,889, including accrued but unpaid dividends to the date of redemption. On December 5, 2008, Central sold $10.0 million in the Series A Preferred Stock to the Treasury as a participant in the federal government’s Troubled Asset Relief Program (“TARP”) Capital Purchase Program. This represented approximately 2.6% of Central’s risk-weighted assets as of September 30, 2008. In connection with the investment, Central had entered into a Letter Agreement and the related Securities Purchase Agreement with the Treasury pursuant to which Central issued the 10,000 shares of Series A Preferred Stock and a warrant (the “Warrant”) to purchase 234,742 shares of Central’s common stock for an aggregate purchase price of $10.0 million in cash.

Central subsequently repurchased the Warrant from the Treasury on October 19, 2011 for an aggregate purchase price of $2.5 million. For additional information, see Note 13 to Central’s consolidated financial statements.

U.S. Treasury Department Small Business Lending Fund

On August 25, 2011, Central entered into and consummated a Securities Purchase Agreement (the “Purchase Agreement”) with the Secretary of the U.S. Department of the Treasury, pursuant to which Central issued 10,000 shares of Central’s Senior Non-Cumulative Perpetual Preferred Stock, Series B (the “Series B Preferred Stock”), having a liquidation amount per share equal to $1,000, for a total purchase price of $10,000,000. The Purchase Agreement was entered into, and the Series B Preferred Stock was issued, pursuant to the Small Business Lending Fund (“SBLF”) program, a fund established under the Small Business Jobs Act of 2010, that encourages lending to small businesses by providing capital to qualified community banks with assets of less than $10 billion. Central used the $10 million in SBLF funds to redeem shares of the Series A Preferred Stock issued under the TARP Capital Purchase Program. For additional information, see Note 14 to Central’s consolidated financial statements.

Subsidiaries

In September 2004, Central established Central Bancorp Capital Trust I (the “Trust”), a Delaware statutory trust. The Trust issued and sold $5.1 million of trust preferred securities in a private placement and issued $158,000 of trust common securities to Central. The Trust used the proceeds of these issuances to purchase $5.3 million of Central’s floating rate junior subordinated debentures due September 16, 2034 (the “Trust I Debentures”). The interest rates on the Trust I Debentures and trust preferred securities are variable and adjustable quarterly at 2.44% over the three month LIBOR. At March 31, 2012, the interest rate was 2.91%.

On January 31, 2007, Central completed a trust preferred securities financing in the amount of $5.9 million. In the transaction, Central formed a Connecticut statutory trust, known as Central Bancorp Statutory Trust II (“Trust II”). Trust II issued and sold $5.9 million of trust preferred securities in a private placement and issued $183,000 of trust common securities to Central. Trust II used the proceeds of these issuances to purchase $6.1 million of Central’s floating rate junior subordinated debentures due March 15, 2037 (the “Trust II Debentures”). From January 31, 2007 until March 15, 2017 (the “Fixed Rate Period”), the interest rate on the Trust II Debentures and the trust preferred securities is fixed at 7.015% per annum. Upon the expiration of the Fixed Rate Period, the interest rate on the Trust II Debentures and the trust preferred securities will be at a variable per annum rate, reset quarterly, equal to three month LIBOR plus 1.65%. The Trust II Debentures are the sole assets of Trust II. The Trust II Debentures and the trust preferred securities each have 30-year lives. The trust preferred securities and the Trust II Debentures will each be callable by Central or Trust II, at their respective option, after ten years, and sooner in certain specific events, including in the event that the securities are not eligible for treatment as Tier 1 capital, subject to prior approval by the Federal Reserve Board, if then required. Interest on the trust preferred securities and the Trust II Debentures may be deferred at any time or from time to time for a period not exceeding 20 consecutive quarterly payments (five years), provided there is no event of default.

The Trust I Debentures and the Trust II Debentures are the sole assets of Trust I and Trust II, respectively, and are subordinate to all of Central’s existing and future obligations for borrowed money.

The trust preferred securities generally rank equal to the trust common securities in priority of payment, but will rank prior to the trust common securities if and so long as Central fails to make principal or interest payments on the Trust I Debentures and the Trust II Debentures. Concurrently with the issuance of the Trust I and Trust II Debentures and the trust preferred securities, Central issued guarantees related to each trust’s securities for the benefit of the holders of Trust I and Trust II.

In April 1998 and July 2003, Central Bank established Central Securities Corporation and Central Securities Corporation II, respectively, Massachusetts corporations, as wholly-owned subsidiaries of Central Bank for the purpose of engaging exclusively in buying, selling and holding, on their own behalf, securities that may be held directly by Central Bank. From time to time these subsidiaries hold securities such as government agency obligations, corporate bonds, mortgage-backed securities, preferred stocks, and trust preferred securities, and qualify under Section 38B of Chapter 63 of the Massachusetts General Laws as Massachusetts securities corporations.

During January 2009, Central Bank established a wholly-owned subsidiary, Metro Real Estate Holdings, LLC. The subsidiary was formed to, among other things, hold, maintain, and dispose of certain foreclosed properties acquired from Central Bank.

Regulation and Supervision

Central Bank is a Massachusetts-chartered co-operative bank and is the wholly-owned subsidiary of Central, a Massachusetts corporation and registered bank holding company. Central Bank’s deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation and by the Share Insurance Fund of Massachusetts for amounts in excess of the FDIC insurance limits. Central Bank is subject to extensive regulation by the Massachusetts Commissioner of Banks, as its chartering agency, and by the FDIC, as its primary federal regulator and deposit insurer. Central Bank is required to file reports with, and is periodically examined by, the FDIC and the Massachusetts Commissioner of Banks concerning its activities and financial condition and must obtain regulatory approvals prior to entering into certain transactions, including, but not limited to, mergers with or acquisitions of other financial institutions. As a registered bank holding company, Central is regulated by the Federal Reserve Board. This regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of depositors and the deposit insurance funds, rather than for the protection of stockholders and creditors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the establishment of deposit insurance assessment fees, the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such regulatory requirements and policies, whether by the Massachusetts legislature, the Massachusetts Commissioner of Banks, the FDIC, the Federal Reserve Board or Congress, could have a material adverse impact on the financial condition and results of operations of Central and Central Bank.

Set forth below is a brief description of certain regulatory requirements applicable to Central and Central Bank. The description below is limited to certain material aspects of the statutes and regulations addressed, and is not intended to be a complete description of such statutes and regulations and their effects on Central and Central Bank.

Regulatory Reform – The Dodd-Frank Act

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), which was enacted on July 21, 2010, will significantly change the current bank regulatory structure and affect the lending, investment, trading and operating activities of financial institutions and their holding companies. The Dodd-Frank Act will eliminate the Office of Thrift Supervision and require that federal savings associations be regulated by the Office of the Comptroller of the Currency (the primary federal regulator for national banks). The Dodd-Frank Act also authorizes the Federal Reserve Board to supervise and regulate all savings and loan holding companies.

The Dodd-Frank Act requires the Federal Reserve Board to set minimum capital levels for bank holding companies that are as stringent as those required for insured depository institutions, and the components of Tier 1 capital would be restricted to capital instruments that are currently considered to be Tier 1 capital for insured depository institutions. In addition, the proceeds of trust preferred securities are excluded from Tier 1 capital unless such securities were issued prior to May 19, 2010 by bank or savings and loan holding companies with less than $15 billion of assets. The legislation also establishes a floor for capital of insured depository institutions that cannot be lower than the standards in effect today, and directs the federal banking regulators to implement new leverage and capital requirements within 18 months. These new leverage and capital requirements must take into account off-balance sheet activities and other risks, including risks relating to securitized products and derivatives.

The Dodd-Frank Act also creates a new Consumer Financial Protection Bureau with broad powers to supervise and enforce consumer protection laws. The Consumer Financial Protection Bureau has broad rulemaking authority for a wide range of consumer protection laws that apply to all banks and savings institutions, including the authority to prohibit “unfair, deceptive or abusive” acts and practices. The Consumer Financial Protection Bureau has examination and enforcement authority over all banks and savings institutions with more than $10.0 billion in assets. Banks and savings institutions with $10.0 billion or less in assets will be examined by their applicable bank regulators. The new legislation also weakens the federal preemption available for national banks and federal savings associations, and gives the state attorneys general the ability to enforce applicable federal consumer protection laws.

Regulation and Supervision of Central

General. Central is a bank holding company subject to regulation by the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended (the “BHCA”). As a result, the activities of Central are subject to certain limitations, which are described below. In addition, as a bank holding company, Central is required to file annual and quarterly reports with the Federal Reserve Board and to furnish such additional information as the Federal Reserve Board may require pursuant to the BHCA. Central is also subject to regular examination by and the enforcement authority of the Federal Reserve Board.

Activities. With certain exceptions, the BHCA prohibits a bank holding company from acquiring direct or indirect ownership or control of more than 5% of the voting shares of a company that is not a bank or a bank holding company, or from engaging directly or indirectly in activities other than those of banking, managing or controlling banks, or providing services for its subsidiaries. The principal exceptions to these prohibitions involve certain non-bank activities which, by statute or by Federal Reserve Board regulation or order, have been identified as activities closely related to the business of banking. The activities of Central are subject to these legal and regulatory limitations under the BHCA and the related Federal Reserve Board regulations. Notwithstanding the Federal Reserve Board’s prior approval of specific nonbanking activities, the Federal Reserve Board has the power to order a holding company or its subsidiaries to terminate any activity, or to terminate its ownership or control of any subsidiary, when it has reasonable cause to believe that the continuation of such activity or such ownership or control constitutes a serious risk to the financial safety, soundness or stability of any bank subsidiary of that holding company.

Effective with the enactment of the Gramm-Leach-Bliley Act (the “G-L-B Act”) on November 12, 1999, bank holding companies whose financial institution subsidiaries are well capitalized and well managed and have satisfactory Community Reinvestment Act (“CRA”) records can elect to become “financial holding companies” which are permitted to engage in a broader range of financial activities than are permitted to bank holding companies, including investment banking and insurance companies. Financial holding companies are authorized to engage in, directly or indirectly, financial activities. A financial activity is an activity that is: (i) financial in nature; (ii) incidental to an activity that is financial in nature; or (iii) complementary to a financial activity and that does not pose a safety and soundness risk. The G-L-B Act includes a list of activities that are deemed to be financial in nature. Other activities also may be decided by the Federal Reserve Board to be financial in nature or incidental thereto if they meet specified criteria. A financial holding company that intends to engage in a new activity or to acquire a company to engage in such an activity is required to give prior notice to the Federal Reserve Board. If the activity is not either specified in the G-L-B Act as being a financial activity or one that the Federal Reserve Board has determined by rule or regulation to be financial in nature, the prior approval of the Federal Reserve Board is required.

Acquisitions. Under the BHCA, a bank holding company must obtain the prior approval of the Federal Reserve Board before (1) acquiring direct or indirect ownership or control of any voting shares of any bank or bank holding company if, after such acquisition, the bank holding company would directly or indirectly own or control more than 5% of such shares; (2) acquiring all or substantially all of the assets of another bank or bank holding company; or (3) merging or consolidating with another bank holding company. Satisfactory financial condition, particularly with regard to capital adequacy, and satisfactory CRA ratings generally are prerequisites to obtaining federal regulatory approval to make acquisitions.

Under the BHCA, any company must obtain approval of the Federal Reserve Board prior to acquiring control of Central or Central Bank. For purposes of the BHCA, “control” is defined as ownership of more than 25% of any class of voting securities of Central or Central Bank, the ability to control the election of a majority of the directors, or the exercise of a controlling influence over management or policies of Central. In addition, the Change in Bank Control Act and the related regulations of the Federal Reserve Board require any person or persons acting in concert (except for companies required to make application under the BHCA) to file a written notice with the Federal Reserve Board before such person or persons may acquire control of Central. The Change in Bank Control Act defines “control” as the power, directly or indirectly, to vote 25% or more of any voting securities or to direct the management or policies of a bank holding company or an insured bank. There is a presumption of “control” where the acquiring person will own, control or hold with power to vote 10% or more of any class of voting security of a bank holding company or insured bank if, like Central, the company involved has registered securities under Section 12 of the Securities Exchange Act of 1934.

Under Massachusetts banking law, prior approval of the Massachusetts Division of Banks is also required before any person may acquire control of a Massachusetts bank or bank holding company. Massachusetts law generally prohibits a bank holding company from acquiring control of an additional bank if the bank to be acquired has been in existence for less than three years or, if after such acquisition, the bank holding company would control more than 30% of the FDIC-insured deposits in the Commonwealth of Massachusetts.

Capital Requirements. The Federal Reserve Board has adopted guidelines regarding the capital adequacy of bank holding companies, which require bank holding companies to maintain specified minimum ratios of capital to total assets and capital to risk-weighted assets. See “Regulation and Supervision of Central Bank—Capital Requirements.”

Dividends. The Federal Reserve Board has the power to prohibit dividends by bank holding companies if their actions are believed to constitute unsafe or unsound practices. The Federal Reserve Board has issued a policy statement on the payment of cash dividends by bank holding companies, which expresses the Federal Reserve Board’s view that a bank holding company should pay cash dividends only to the extent that the company’s net income for the past year is sufficient to cover both the cash dividends and a rate of earnings retention that is consistent with the company’s capital needs, asset quality and overall financial condition. The Federal Reserve Board also indicated that it would be inappropriate for a bank holding company experiencing serious financial problems to borrow funds to pay dividends. Under the prompt corrective action regulations adopted by the Federal Reserve Board pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”), the Federal Reserve Board may prohibit a bank holding company from paying any dividends if the holding company’s bank subsidiary is classified as “undercapitalized” or worse.” See “Regulation and Supervision of Central Bank—Prompt Corrective Regulatory Action.”

Stock Repurchases. Bank holding companies are required to give the Federal Reserve Board prior written notice of any purchase or redemption of its outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of Central’s consolidated net worth. The Federal Reserve Board may disapprove such a purchase or redemption if it determines that the proposal would violate any law, regulation, Federal Reserve Board order, directive or any condition imposed by, or written agreement with, the Federal Reserve Board. This requirement does not apply to bank holding companies that are “well-capitalized,” received one of the two highest examination ratings at their last examination and are not the subject of any unresolved supervisory issues.

The Sarbanes-Oxley Act of 2002 implemented legislative reforms intended to address corporate and accounting fraud. The Sarbanes-Oxley Act restricts the scope of services that may be provided by accounting firms to their public company audit clients and any non-audit services being provided to a public company audit client will require pre-approval by the company’s audit committee. In addition, the Sarbanes-Oxley Act requires chief executive officers and chief financial officers, or their equivalents, to certify to the accuracy of periodic reports filed with the Securities and Exchange Commission, subject to civil and criminal penalties if they knowingly or willingly violate this certification requirement.

Under the Sarbanes-Oxley Act, bonuses issued to top executives before restatement of a company’s financial statements are now subject to disgorgement if such restatement was due to corporate misconduct. Executives are also prohibited from insider trading during retirement plan “blackout” periods and loans to company executives (other than loans by financial institutions permitted by federal rules and regulations) are restricted. The legislation accelerates the time frame for disclosures by public companies of changes in ownership in a company’s securities by directors and executive officers.

The Sarbanes-Oxley Act also increases the oversight of, and codifies certain requirements relating to audit committees of public companies and how they interact with the company’s “registered public accounting firm.” Among other requirements, companies must disclose whether at least one member of the audit committee is a “financial expert” (as such term is defined by the Securities and Exchange Commission) and if not, why not. Although Central has incurred additional expense in complying with the provisions of the Sarbanes-Oxley Act and the resulting regulations, management does not believe that such compliance has had a material impact on Central’s results of operations or financial condition.

Pursuant to Section 404 of the Sarbanes-Oxley Act, Central is required to report on its assessment of the effectiveness of its internal controls over financial reporting during the fiscal year ending March 31, 2012. Central has performed reviews regarding its internal controls over financial reporting during the fiscal year ended March 31, 2012, and believes that such internal controls are adequate. Central is currently considered a smaller reporting company with the SEC and is not required to comply with Section 404 of the Sarbanes-Oxley Act of 2002 requirements regarding external auditor attestation of internal controls over financial reporting.

Regulation and Supervision of Central Bank

General. Central Bank is subject to extensive regulation by the Massachusetts Commissioner of Banks (“Commissioner”) and the FDIC. The lending activities and other investments of Central Bank must comply with various regulatory requirements. The Commissioner and FDIC periodically examine Central Bank for compliance with these requirements. Central Bank must file reports with the Commissioner and the FDIC describing its activities and financial condition. Central Bank is also subject to certain reserve requirements promulgated by the Federal Reserve Board. This supervision and regulation is intended primarily for the protection of depositors.

Massachusetts State Law. As a Massachusetts-chartered co-operative bank, Central Bank is subject to the applicable provisions of Massachusetts law and the regulations of the Commissioner. Central Bank derives its lending and investment powers from these laws, and is subject to periodic examination and reporting requirements by and of the Commissioner. Certain powers granted under Massachusetts law may be constrained by federal regulation. In addition, Central Bank is required to make periodic reports to the Co-operative Central Bank. The approval of the Commissioner is required prior to any merger or consolidation, or the establishment or relocation of any branch office. Massachusetts co-operative banks are subject to the enforcement authority of the Commissioner who may suspend or remove directors or officers, issue cease and desist orders and appoint conservators or receivers in appropriate circumstances. Co-operative banks are required to pay fees and assessments to the Commissioner to fund that office’s operations. The cost of state examination fees and assessments for the fiscal year ended March 31, 2012 totaled $52 thousand.

Capital Requirements. Under FDIC regulations, state-chartered banks that are not members of the Federal Reserve System are required to maintain a minimum leverage capital requirement consisting of a ratio of Tier 1 capital to total assets of 3% if the FDIC determines that the institution is not anticipating or experiencing significant growth and has well-diversified risk, including no undue interest rate risk exposure, excellent asset quality, high liquidity, good earnings and, in general, a strong banking organization, rated composite 1 under the Uniform Financial Institutions Rating System (the CAMELS rating system) established by the Federal Financial Institutions Examination Council. For all but the most highly-rated institutions meeting the conditions set forth above, the minimum leverage capital ratio is not less than 4%. Tier 1 capital is the sum of common stockholders’ equity, noncumulative perpetual preferred stock (including any related surplus) and minority interests in consolidated subsidiaries, minus all intangible assets (other than certain mortgage and non-mortgage servicing assets and purchased credit card relationships) minus identified losses, disallowed deferred tax assets, investments in financial subsidiaries and certain non-financial equity investments.

In addition to the leverage ratio (the ratio of Tier 1 capital to total assets), state-chartered nonmember banks must maintain a minimum ratio of qualifying total capital to risk-weighted assets of at least 8%, of which at least half must be Tier 1 capital. Qualifying total capital consists of Tier 1 capital plus Tier 2 or supplementary capital items. Tier 2 capital items include allowances for loan losses in an amount of up to 1.25% of risk-weighted assets, cumulative preferred stock and preferred stock with a maturity of over 20 years, term subordinated debt, certain other capital instruments, and up to 45% of pre-tax net unrealized holding gains on equity securities. The includable amount of Tier 2 capital cannot exceed the institution’s Tier 1 capital. Qualifying total capital is further reduced by the amount of the bank’s investments in banking and finance subsidiaries that are not consolidated for regulatory capital purposes, reciprocal cross-holdings of capital securities issued by other banks, most intangible assets and certain other deductions. Under the FDIC risk-weighting system, all of a bank’s balance sheet assets and the credit equivalent amounts of certain off-balance sheet items are assigned to one of five broad risk weight categories from 0% to 200%, based on the risks inherent in the type of assets or item. The aggregate dollar amount of each category is multiplied by the risk weight assigned to that category. The sum of these weighted values equals the bank’s risk-weighted assets.

At March 31, 2012, Central Bank’s ratio of Tier 1 capital to average assets was 8.81%, its ratio of Tier 1 capital to risk-weighted assets was 13.53% and its ratio of total risk-based capital to risk-weighted assets was 14.83%.

Dividend Limitations. Central Bank may not pay dividends on its capital stock if its regulatory capital would thereby be reduced below the amount then required for the liquidation account established for the benefit of certain depositors of Central Bank at the time of its conversion to stock form. The approval of the Commissioner is necessary for the payment of any dividend which exceeds the total net profits for the year combined with retained net profits for the prior two years.

Earnings of Central Bank appropriated to bad debt reserves and deducted for Federal income tax purposes are not available for payment of cash dividends or other distributions to stockholders without payment of taxes at the then current tax rate by Central Bank on the amount of earnings removed from the reserves for such distributions. Central Bank intends to make full use of this favorable tax treatment and does not contemplate use of any earnings in a manner which would limit Central Bank’s bad debt deduction or create federal tax liabilities.

Under FDIC regulations, Central Bank is prohibited from making any capital distributions if, after making the distribution, Central Bank would be “undercapitalized” within the meaning of the Prompt Corrective Action regulations. See “Regulation and Supervision of Central Bank—Prompt Corrective Regulatory Action.”

Investment Activities. Under federal law, all state-chartered FDIC-insured banks have generally been limited to activities as principal and equity investments of the type and in the amount authorized for national banks, notwithstanding state law. The Federal Deposit Insurance Corporation Improvement Act and the FDIC permit exceptions to these limitations. For example, state chartered banks, such as Central Bank, may, with FDIC approval, continue to exercise grandfathered state authority to invest in common or preferred stocks listed on a national securities exchange or the NASDAQ Global Market and in the shares of an investment company registered under federal law. In addition, the FDIC is authorized to permit institutions that meet all applicable capital requirements to engage in state authorized activities or investments that do not meet this standard (other than non-subsidiary equity investments) if it is determined that such activities or investments do not pose a significant risk to the Deposit Insurance Fund. All non-subsidiary equity investments, unless otherwise authorized or approved by the FDIC, must have been divested by December 19, 1996, under a FDIC-approved divestiture plan, unless such investments were grandfathered by the FDIC. Central Bank has received grandfathering authority from the FDIC to invest in listed stocks and/or registered shares. The maximum permissible investment is 100% of Tier 1 capital, as specified by the FDIC’s regulations, or the maximum amount permitted by Massachusetts Banking Law, whichever is less. Such grandfathering authority may be terminated upon the FDIC’s determination that such investments pose a safety and soundness risk to Central Bank or if Central Bank converts its charter or undergoes a change in control.

Insurance of Deposit Accounts. Central Bank’s deposits are insured up to applicable limits by the Deposit Insurance Fund of the FDIC. The Deposit Insurance Fund is the successor to the Bank Insurance Fund and the Savings Association Insurance Fund, which were merged in 2006.

Under the FDIC’s previous risk-based assessment system, insured institutions were assigned to one of four risk categories based on supervisory evaluations, regulatory capital levels and certain other factors, with less risky institutions paying lower assessments. An institution’s assessment rate depends upon the category to which it is assigned and assessment rates ranged from seven to 77.5 basis points. On February 7, 2011, however, the FDIC approved a final rule that implemented changes to the deposit insurance assessment system mandated by the Dodd-Frank Act. The final rule, which took effect for the quarter beginning April 1, 2011, requires that the base on which deposit insurance assessments are charged be revised from one that is based on domestic deposits to one that is based on average consolidated total assets minus average tangible equity. Under the final rule, insured depository institutions are required to report their average consolidated total assets on a daily basis, using the regulatory accounting methodology established for reporting total assets. For purposes of the final rule, tangible equity is defined as Tier 1 capital.

The FDIC may adjust rates uniformly from one quarter to the next, except that no adjustment can deviate more than three basis points from the base scale without notice and comment rulemaking. No institution may pay a dividend if in default of the FDIC assessment.

The FDIC imposed on all insured institutions a special emergency assessment of five basis points of total assets minus Tier 1 capital, as of June 30, 2009 (capped at ten basis points of an institution’s deposit assessment base), in order to cover losses to the Deposit Insurance Fund. That special assessment was collected on September 30, 2009. The FDIC provided for similar assessments during the final two quarters of 2009, if deemed necessary. However, in lieu of further special assessments, the FDIC required insured institutions to prepay estimated quarterly risk-based assessments for the fourth quarter of 2009 through the fourth quarter of 2012. The estimated assessments, which include an assumed annual assessment base increase of 5%, were recorded as a prepaid expense asset as of December 30, 2009. As of December 31, 2009, and each quarter thereafter, a charge to earnings will be recorded for each regular assessment with an offsetting credit to the prepaid asset.

Due to the recent difficult economic conditions, deposit insurance per account owner has been raised to $250,000 for all types of accounts until January 1, 2014. In addition, the FDIC adopted an optional Temporary Liquidity Guarantee Program (“TLGP”) under which, for a fee, noninterest-bearing transaction accounts would receive unlimited insurance coverage until June 30, 2010, subsequently extended to December 31, 2012. The TLGP also included a debt component under which certain senior unsecured debt issued by institutions and their holding companies between October 13, 2008 and October 31, 2009 would be guaranteed by the FDIC through June 30, 2012, or in some cases, December 31, 2012. Central Bank opted to participate in the unlimited noninterest-bearing transaction account coverage and Central Bank and Company also opted to participate in the unsecured debt guarantee program.

In addition to the assessment for deposit insurance, institutions are required to make payments on bonds issued in the late 1980s by the Financing Corporation to recapitalize a predecessor deposit insurance fund. This payment is established quarterly and during the calendar year ended March 31, 2012 averaged 8 basis points of average consolidated total assets.

The FDIC has authority to increase insurance assessments. A significant increase in insurance premiums would likely have an adverse effect on the operating expenses and results of operations of Central Bank. Management cannot predict what insurance assessment rates will be in the future.

Insurance of deposits may be terminated by the Federal Deposit Insurance Corporation upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. The management of Central Bank does not know of any practice, condition or violation that might lead to termination of deposit insurance.

All Massachusetts chartered co-operative banks are required to be members of the Share Insurance Fund. The Share Insurance Fund maintains a deposit insurance fund which insures all deposits in member banks which are not covered by federal insurance. In past years, a premium of 1/24 of 1% of insured deposits has been assessed annually on member banks such as Central Bank for this deposit insurance. However, no premium has been assessed in recent years.

Prompt Corrective Regulatory Action. Federal banking regulators are required to take prompt corrective action if an insured depository institution fails to satisfy certain minimum capital requirements, including a leverage limit, a risk-based capital requirement and any other measure deemed appropriate by the federal banking regulators for measuring the capital adequacy of an insured depository institution. All institutions, regardless of their capital levels, are restricted from making any capital distribution or paying any management fees if the institution would thereafter fail to satisfy the minimum levels for any of its capital requirements. An institution that fails to meet the minimum level for any relevant capital measure (an “undercapitalized institution”) may be: (i) subject to increased monitoring by the appropriate federal banking regulator; (ii) required to submit an acceptable capital restoration plan within 45 days; (iii) subject to asset growth limits; and (iv) required to obtain prior regulatory approval for acquisitions, branching and new lines of businesses. The capital restoration plan must include a guarantee by the institution’s holding company that the institution will comply with the plan until it has been adequately capitalized on average for four consecutive quarters, under which the holding company would be liable up to the lesser of 5% of the institution’s total assets or the amount necessary to bring the institution into capital compliance as of the date it failed to comply with its capital restoration plan. A “significantly undercapitalized” institution, as well as any undercapitalized institution that does not submit an acceptable capital restoration plan, may be subject to regulatory demands for recapitalization, broader application of restrictions on transactions with affiliates, limitations on interest rates paid on deposits, asset growth and other activities, possible replacement of directors and officers, and restrictions on capital distributions by any bank holding company controlling the institution. Any company controlling the institution may also be required to divest the institution or the institution could be required to divest subsidiaries. The senior executive officers of a significantly undercapitalized institution may not receive bonuses or increases in compensation without prior approval and the institution is prohibited from making payments of principal or interest on its subordinated debt. In their discretion, the federal banking regulators may also impose the foregoing sanctions on an undercapitalized institution if the regulators determine that such actions are necessary to carry out the purposes of the prompt corrective provisions.

Under the implementing regulations, the federal banking regulators generally measure an institution’s capital adequacy on the basis of its total risk-based capital ratio (the ratio of its total capital to risk-weighted assets), Tier 1 risk-based capital ratio (the ratio of its core capital to risk-weighted assets) and leverage ratio (the ratio of its core capital to adjusted total assets). The following table shows the capital ratios required for the various prompt corrective action categories:

	Well Capitalized	Adequately Capitalized	Undercapitalized	Significantly Undercapitalized
Total risk-based capital ratio	10.0% or more	8.0% or more	Less than 8.0%	Less than 6.0%
Tier 1 risk-based capital ratio	6.0% or more	4.0% or more	Less than 4.0%	Less than 3.0%
Leverage ratio	5.0% or more	4.0% or more*	Less than 4.0%*	Less than 3.0%

*	3.0% if the institution has a composite 1 CAMELS rating.

If an institution’s capital falls below the “critically undercapitalized” level, it is subject to conservatorship or receivership within specified time frames. A “critically undercapitalized” institution is defined as an institution that has a ratio of “tangible equity” to total assets of less than 2.0%. Tangible equity is defined as core capital plus cumulative perpetual preferred stock (and related surplus) less all intangible assets other than certain purchased mortgage servicing rights. The FDIC may reclassify a well capitalized depository institution as adequately capitalized and may require an adequately capitalized or undercapitalized institution to comply with the supervisory actions applicable to institutions in the next lower capital category (but may not reclassify a significantly undercapitalized institution as critically undercapitalized) if the FDIC determines, after notice and an opportunity for a hearing, that the savings institution is in an unsafe or unsound condition or that the institution has received and not corrected a less-than-satisfactory rating for any CAMELS rating category.

Loans to Executive Officers, Directors and Principal Stockholders. Loans to directors, executive officers and principal stockholders of a state non-member bank like Central Bank must be made on substantially the same terms as those prevailing for comparable transactions with persons who are not executive officers, directors, principal stockholders or employees of Central Bank unless the loan is made pursuant to a compensation or benefit plan that is widely available to employees and does not favor insiders. Loans to any executive officer, director and principal stockholder, together with all other outstanding loans to such person and related interests, generally may not exceed 15% of the bank’s unimpaired capital and surplus, and aggregate loans to all such persons may not exceed the institution’s unimpaired capital and unimpaired surplus. Loans to directors, executive officers and principal stockholders, and their respective related interests, in excess of the greater of $25,000 or 5% of capital and surplus (and any loans or loans aggregating $500,000 or more) must be approved in advance by a majority of the board of directors of the bank with any “interested” director not participating in the voting. State non-member banks are generally prohibited from paying the overdrafts of any of their executive officers or directors unless payment is made pursuant to a written, pre-authorized interest-bearing extension of credit plan that specifies a method of repayment or transfer of funds from another account at the bank. Loans to executive officers are restricted as to type, amount and terms of credit. Massachusetts law also contains restrictions on lending to directors and officers which are, in some cases, stricter than federal law. In addition, federal law prohibits extensions of credit to executive officers, directors and greater than 10% stockholders of a depository institution by any other institution which has a correspondent banking relationship with the institution, unless such extension of credit is on substantially the same terms as those prevailing at the time for comparable transactions with other persons and does not involve more than the normal risk of repayment or present other unfavorable features.

Transactions with Affiliates. A state non-member bank or its subsidiaries may not engage in “covered transactions” with any one affiliate in an amount greater than 10% of such bank’s capital stock and surplus, and for all such transactions with all affiliates a state non-member bank is limited to an amount equal to 20% of capital stock and surplus. All such transactions must also be on terms substantially the same, or at least as favorable, to the bank or subsidiary as those provided to a non-affiliate. The term “covered transaction” includes the making of loans, purchase of assets, issuance of a guarantee and similar other types of transactions. Specified collateral requirements apply to certain covered transactions such as loans and guarantees issued on behalf of an affiliate. An affiliate of a state non-member bank is any company or entity which controls or is under common control with the state non-member bank and, for purposes of the aggregate limit on transactions with affiliates, any subsidiary that would be deemed a financial subsidiary of a national bank. In a holding company context, the parent holding company of a state non-member bank (such as Central) and any companies which are controlled by such parent holding company are affiliates of the state non-member bank. Federal law further prohibits a depository institution from extending credit to or offering any other services, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or certain of its affiliates or not obtain services of a competitor of the institution, subject to certain limited exceptions.

Enforcement. The FDIC has extensive enforcement authority over insured non-member banks, including Central Bank. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease and desist orders and to remove directors and officers. In general, these enforcement actions may be initiated in response to violations of laws and regulations and unsafe or unsound practices.

The FDIC has authority under federal law to appoint a conservator or receiver for an insured bank under limited circumstances. The FDIC is required, with certain exceptions, to appoint a receiver or conservator for an insured state non-member bank if that bank was “critically undercapitalized” on average during the calendar quarter beginning 270 days after the date on which the institution became “critically undercapitalized.” See “Prompt Corrective Regulatory Action.” The FDIC may also appoint itself as conservator or receiver for an insured state non-member institution under specific circumstances on the basis of the institution’s financial condition or upon the occurrence of other events, including: (1) insolvency; (2) substantial dissipation of assets or earnings through violations of law or unsafe or unsound practices; (3) existence of an unsafe or unsound condition to transact business; and (4) insufficient capital, or the incurring of losses that will deplete substantially all of the institution’s capital with no reasonable prospect of replenishment without federal assistance.

Federal Reserve System. The Federal Reserve Board regulations require depository institutions to maintain noninterest-earning reserves against their transaction accounts (primarily NOW and regular checking accounts). The Federal Reserve Board regulations generally provide that reserves be maintained against aggregate transaction accounts as follows: for that portion of transaction accounts aggregating $71.0 million less an exemption of $11.5 million (which may be adjusted annually by the Federal Reserve Board) the reserve requirement is 3%; and for accounts greater than $71.0 million, the reserve requirement is 10% (which may be adjusted annually by the Federal Reserve Board between 8% and 14%) of the portion in excess of $11.5 million. Central Bank is in compliance with these requirements.

Community Reinvestment Act. Under the Community Reinvestment Act, as implemented by FDIC regulations, a state non-member bank has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate-income neighborhoods. The Community Reinvestment Act neither establishes specific lending requirements or programs for financial institutions nor limits an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community. The Community Reinvestment Act requires the FDIC, in connection with its examination of an institution, to assess the institution’s record of meeting the credit needs of its community and to consider such record when it evaluates applications made by such institution. The Community Reinvestment Act requires public disclosure of an institution’s Community Reinvestment Act rating. Central Bank’s latest Community Reinvestment Act rating received from the FDIC was “Satisfactory”.

Central Bank is also subject to similar obligations under Massachusetts Law. The Massachusetts Community Reinvestment Act requires the Massachusetts Banking Commissioner to consider a bank’s Massachusetts Community Reinvestment Act rating when reviewing a bank’s application to engage in certain transactions, including mergers, asset purchases and the establishment of branch offices or automated teller machines, and provides that such assessment may serve as a basis for the denial of such application. Central Bank’s latest Massachusetts Community Reinvestment Act rating received from the Massachusetts Division of Banks was “High Satisfactory.”

Federal Home Loan Bank System. Central Bank is a member of the Federal Home Loan Bank system, which consists of 12 regional Federal Home Loan Banks. The Federal Home Loan Banks provide a central credit facility primarily for member institutions, and provide funds for certain other purposes including affordable housing programs. Central Bank, as a member of the Federal Home Loan Bank of Boston (“FHLB of Boston”), is required to acquire and hold shares of capital stock in the FHLB of Boston. Central Bank was in compliance with this requirement with an investment in FHLB of Boston stock at March 31, 2012 of $8.2 million.

During February 2012, the FHLB of Boston declared a dividend based upon average stock outstanding for the fourth quarter of 2011. The FHLB of Boston’s board of directors anticipates that it will continue to declare modest cash dividends through 2012, but cautioned that adverse events such as negative trend in credit losses on the Federal Home Loan Bank of Boston’s private label mortgage backed securities or mortgage portfolio, a meaningful decline in income, or regulatory disapproval could lead to reconsideration of this plan.

For the years ended March 31, 2012, 2011 and 2010, cash dividends from the Federal Home Loan Bank of Boston to Central Bank amounted to $29 thousand, $6 thousand and $0 respectively. Further, there can be no assurance that the impact of economic events or recent or future legislation on the Federal Home Loan Banks will not also cause a decrease in the value of the Federal Home Loan Bank stock held by Central Bank.

Employees

At March 31, 2012, Central and Central Bank employed 89 full-time and 33 part-time employees. Central’s and Bank’s employees are not represented by any collective bargaining agreement. Management of Central and Bank considers its relations with its employees to be good.

Properties

Central Bank owns all its offices, except the Burlington, Malden and Woburn High School branch offices, the stand-alone ATM, the loan center located in Somerville and the branch and operations center located in Medford. Net book value includes the cost of land, buildings and improvements as well as leasehold improvements, net of depreciation and amortization and totaled $2.0 million at March 31, 2012. At March 31, 2012, all of Central Bank’s offices were in reasonable condition and met the business needs of Central Bank. The following table sets forth the location of Central Bank’s offices, as well as certain information relating to these offices as of March 31, 2012:

Office Location	Year Opened		Net Book Value at March 31, 2012
			(In Thousands)

Main Office 399 Highland Avenue Somerville, MA (owned)	1974		$364

Branch Offices: 175 Broadway Arlington, MA (owned)	1982		151

85 Wilmington Road Burlington, MA (leased)	1978	(a)	4

1192 Boylston Street Chestnut Hill (Brookline), MA (owned)	1954		237

137 Pleasant Street Malden, MA (leased)	1975	(b)	23

846 Main Street Melrose, MA (owned)	1994		163

275 Main Street Woburn, MA (owned)	1980		423

198 Lexington Street Woburn, MA (owned)	1974		154

Woburn High School Woburn, MA (leased)	2002	(c)	7

Stand-Alone ATM 94 Highland Avenue Somerville, MA (leased)	2004	(d)	—

Loan Center 401 Highland Avenue Somerville, MA (leased)	2002	(e)	141

Operations Center/Branch Office 270 Mystic Avenue Medford, MA (leased)	2006	(f)	313

(a)	The lease for the Burlington branch expires October 31, 2012 with one five-year renewal option.
(b)	The lease for the Malden branch expires August 31, 2015.
(c)	The lease for the Woburn High School branch is for one year, renewable annually on an automatic basis.
(d)	The lease for the stand-alone ATM expires November 30, 2013 with two three-year renewal options.
(e)	The lease for the Commercial Loan Center expires May 1, 2016 with two five-year renewal options.
(f)	The lease for the combined Medford branch and Operations Center expires February 28, 2016 with two five-year renewal options.

Legal Proceedings

Periodically, there have been various claims and lawsuits involving Central, such as claims to enforce liens, condemnation proceedings on properties in which Central holds security interests, claims involving the making and servicing of real property loans and other issues incident to its business. Central is not party to any pending legal proceedings that Central believes would have a material adverse effect on its financial condition, results of operations or cash flows.

Central Quarterly Results of Operations (In Thousands, Except Per Share Data)

The following tables summarize Central’s operating results on a quarterly basis for the years ended March 31, 2012 and 2011:

	2012 (1)
	First	Second	Third	Fourth
Interest and dividend income	$5,583	$5,856	$5,765	$5,516
Interest expense	1,615	1,664	1,673	1,667

Net interest and dividend income	3,968	4,192	4,092	3,849
Provision for loan losses	500	300	300	300
Noninterest income	905	500	466	456
Noninterest expenses	4,045	4,112	3,767	4,163

Income (loss) before income taxes	328	280	491	(158)
Income tax provision (benefit)	92	76	131	(209)

Net income	$236	$204	$360	$51

Net income (loss) available (attributable) to common stockholders	$80	$(247)	$230	$(78)

Earnings (loss) per common share – basic	$0.05	$(0.16)	$0.15	$(0.05)

Earnings (loss) per common share – diluted	$0.05	$(0.16)	$0.15	$(0.05)

	2011 (1)
	First	Second	Third	Fourth
Interest and dividend income	$6,845	$6,605	$6,187	$5,668
Interest expense	2,210	2,070	1,939	1,704

Net interest and dividend income	4,635	4,535	4,248	3,964
Provision for loan losses	300	300	300	200
Noninterest income	528	291	552	686
Noninterest expenses	3,752	3,927	3,825	4,163

Income before income taxes	1,111	599	675	287
Income tax provision	372	198	330	46

Net income	$739	$401	$345	$241

Net income available to common stockholders	$585	$246	$191	$84

Earnings per common share – basic	$0.39	$0.16	$0.13	$0.06

Earnings per common share – diluted	$0.37	$0.15	$0.12	$0.05

(1)	The sum of the quarters may not equal the year-to-date results due to rounding in the various quarters.

Central Management’s Discussion and Analysis of Financial Condition and Results of Operations

General

The operations of Central and its subsidiary, Central Bank, are generally influenced by overall economic conditions, the related monetary and fiscal policies of the federal government and the regulatory policies of financial institution regulatory authorities, including the Massachusetts Commissioner of Banks, the Federal Reserve Board and the FDIC.

Central Bank monitors its exposure to earnings fluctuations resulting from market interest rate changes. Historically, Central Bank’s earnings have been vulnerable to changing interest rates due to differences in the terms to maturity or repricing of its assets and liabilities. For example, in a rising interest rate environment, Central Bank’s net interest income and net income could be negatively affected as interest-sensitive liabilities (deposits and borrowings) could adjust more quickly to rising interest rates than Central Bank’s interest-sensitive assets (loans and investments).

The following is a discussion and analysis of Central’s results of operations for the last two fiscal years and its financial condition at the end of fiscal years 2012 and 2011. Central management’s discussion and analysis of financial condition and results of operations should be read in conjunction with the consolidated financial statements and accompanying notes included in this proxy statement/prospectus.

Application of Critical Accounting Policies

Central management’s discussion and analysis of Central’s financial condition and results of operations are based on the consolidated financial statements which are prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of such financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. On an ongoing basis, management evaluates its estimates, including those related to the allowance for loan losses, fair value of investments and other-than-temporary impairment, income taxes, impairment of goodwill, valuation of other real estate owned and valuation of stock options under ASC 718 Compensation—Stock Compensation and other equity based instruments. Accounting policies involving significant judgments and assumptions by management, which have, or could have, a material impact on the carrying value of certain assets and impact income, are considered critical accounting policies. Central considers the allowance for loan losses, fair value of other real estate owned, fair value of investments and other-than-temporary impairment, income taxes, accounting for goodwill and impairment, and stock-based compensation to be its critical accounting policies. There have been no significant changes in the methods or assumptions used in the accounting policies that require material estimates and assumptions. Actual results could differ from the amount derived from management’s estimates and assumptions under different assumptions or conditions.

Allowance for Loan Losses. The allowance for loan losses is maintained at a level determined to be adequate by management to absorb probable losses based on an evaluation of known and inherent risks in the portfolio. This allowance is increased by provisions charged to operating expense and by recoveries on loans previously charged-off, and reduced by charge-offs on loans or reductions in the provision credited to operating expense.

Central Bank provides for loan losses in order to maintain the allowance for loan losses at a level that management estimates is adequate to absorb probable losses based on an evaluation of known and inherent risks in the portfolio. In determining the appropriate level of the allowance for loan losses, management considers past and anticipated loss experience, evaluations of underlying collateral, financial condition of the borrower, prevailing economic conditions, the nature and volume of the loan portfolio and the levels of non-performing and other classified loans. The amount of the allowance is based on estimates and ultimate losses may vary from such estimates. Management assesses the allowance for loan losses on a quarterly basis and provides for loan losses monthly when appropriate to maintain the adequacy of the allowance.

Regarding impaired loans, Central Bank individually evaluates each loan and documents what management believes to be an appropriate reserve level in accordance with ASC 310. If management does not believe that any separate reserve for such loan is deemed necessary at the evaluation date, it would continue to be evaluated separately and will not be returned to be included in the normal ASC 450 Contingencies (“ASC 450”) formula based reserve calculation. In evaluating impaired loans, all related management discounts of appraised values, selling and resolution costs are taken into consideration in determining the level of reserves required when appropriate.

The methodology employed in calculating the allowance for loan losses is portfolio segmentation. For the commercial real estate (“CRE”) portfolio, this is further refined through stratification within each segment based on loan-to-value (LTV) ratios. The CRE portfolio is further segmented by type of properties securing those loans. This approach allows Central Bank to take into consideration the fact that the various sectors of the real estate market change value at differing rates and thereby present different risk levels. CRE loans are segmented into the following categories:

•	Apartments
•	Offices
•	Retail
•	Mixed Use
•	Industrial/Other

CRE loans are segmented using the above collateral-types and three LTV ratio categories: <40%, 40%-60%, and >60%. While these ranges are subjective, management feels that each category represents a significantly different degree of risk from the other. CRE loans carrying higher LTV ratios are assigned incrementally higher ASC 450 reserve rates. Annually, for the CRE portfolio, management adjusts the appraised values which are used to calculate LTV ratios in our allowance for loan losses calculation. The data is provided by an independent appraiser and it indicates annual changes in value for each property type in Central Bank’s market area for the last ten years. Management then adjusts the appraised or most recent appraised values based on the year the appraisal was made. These adjustments are believed to be appropriate based on Central Bank’s own experience with collateral values in its market area in recent years. Based on Central’s allowance for loan loss methodology with respect to CRE, unfavorable trends in the value of real estate will increase the level of Central’s ASC 450 allowance for loan losses.

In developing ASC 450 reserve levels, recent regulatory guidance focuses on Central Bank’s charge-off history as a starting point. Central Bank’s charge-off history in recent years has been minimal; therefore, management continues to utilize more conservative historical loss ratios which are believed to be appropriate. Those ratios are then adjusted based on trends in delinquent and impaired loans, trends in charge-offs and recoveries, trends in underwriting practices, experience of loan staff, national and local economic trends, industry conditions, and changes in credit concentrations. There is a concentration in CRE loans, but the concentration is decreasing. Management’s efforts to reduce the levels of commercial real estate and construction loans are reflected in changes in Central Bank’s commercial real estate concentration ratio, which is calculated as total non-owner occupied commercial real estate and construction loans divided by Central Bank’s risk-based capital. At March 31, 2012, the commercial real estate concentration ratio was 286%, compared to a ratio of 330% at March 31, 2011, and 466% at March 31, 2010.

Residential loans, home equity loans and consumer loans, other than trouble debt restructuring (“TDRs”) and loans in the process of foreclosure or repossession, are collectively evaluated for impairment. Factors considered in determining the appropriate ASC 450 reserve levels are trends in delinquent and impaired loans, changes in the value of collateral, trends in charge-offs and recoveries, trends in underwriting practices, experience of loan staff, national and local economic trends, industry conditions, and changes in credit concentrations. TDRs and loans that are in the process of foreclosure or repossession are evaluated under ASC 310.

Commercial and industrial and construction loans that are not impaired are evaluated under ASC 450 and factors considered in determining the appropriate reserve levels include trends in delinquent and impaired loans, changes in the value of collateral, trends in charge-offs and recoveries, trends in underwriting practices, experience of loan staff, national and local economic trends, industry conditions, and changes in credit concentrations. Those loans that are individually reviewed for impairment are evaluated according to ASC 310.

During the year ended March 31, 2012, management changed the various ASC 450 loss factors, specifically as it related to trends in delinquencies and impaired loans, changes in collateral values, charge-offs and recoveries, and trends and conditions related to economic conditions among the different loan types. As a result of these factor changes, the impact to the allowance for loan losses were increases in ASC 450 reserves of approximately $372 thousand.

Although management uses available information to establish the appropriate level of the allowance for loan losses, future additions or reductions to the allowance may be necessary based on estimates that are susceptible to change as a result of changes in loan composition or volume, changes in economic market area conditions or other factors. As a result, our allowance for loan losses may not be sufficient to cover actual loan losses, and future provisions for loan losses could materially adversely affect Central’s operating results. In addition, various regulatory agencies, as an integral part of their examination process, periodically review Central’s allowance for loan losses. Such agencies may require Central to recognize adjustments to the allowance based on their judgments about information available to them at the time of their examination. Management currently believes that there are adequate reserves and collateral securing nonperforming loans to cover losses that may result from these loans at March 31, 2012.

In the ordinary course of business, Central Bank enters into commitments to extend credit, commercial letters of credit, and standby letters of credit. Such financial instruments are recorded in the consolidated financial statements when they become payable. The credit risk associated with these commitments is evaluated in a manner similar to the allowance for loan losses. The reserve for unfunded lending commitments is included in other liabilities in the balance sheet. At March 31, 2012, the reserve for unfunded commitments was not significant.

Loans. Loans that management has the intent and ability to hold for the foreseeable future are reported at the principal amount outstanding, adjusted by unamortized discounts, premiums, and net deferred loan origination costs and fees.

Loans classified as held for sale are stated at the lower of aggregate cost or fair value. Fair value is estimated based on outstanding investor commitments. Net unrealized losses, if any, are provided for in a valuation allowance by charges to operations. Central enters into forward commitments (generally on a best efforts delivery basis) to sell loans held for sale in order to reduce market risk associated with the origination of such loans. Loans held for sale are sold on a servicing released basis. As of March 31, 2012 and 2011 there were no loans held for sale.

Mortgage loan commitments that relate to the origination of a mortgage that will be held for sale upon funding are considered derivative instruments. Loan commitments that are derivatives are recognized at fair value on the consolidated balance sheet in other assets and other liabilities with changes in their fair values recorded in noninterest income.

Central carefully evaluates all loan sales agreements to determine whether they meet the definition of a derivative as facts and circumstances may differ significantly. If agreements qualify, to protect against the price risk inherent in derivative loan commitments, Central generally uses “best efforts” forward loan sale commitments to mitigate the risk of potential decreases in the values of loans that would result from the exercise of the derivative loan commitments. Forward loan sale commitments are recognized at fair value on the consolidated balance sheet in other assets and liabilities with changes in their fair values recorded in other noninterest income. At March 31, 2012, the fair value of forward loan sale commitments was not material.

Loan origination fees, net of certain direct loan origination costs, are deferred and are amortized into interest income over the contractual loan term using the level-yield method. At March 31, 2012 and 2011, net deferred loan fees of $91 thousand and net deferred loan costs of $23 thousand, respectively, were included with the related loan balances for financial presentation purposes.

Interest income on loans is recognized on an accrual basis using the simple interest method only if deemed collectible. Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. Accrual of interest on loans and amortization of net deferred loan fees or costs are discontinued either when reasonable doubt exists as to the full and timely collection of interest or principal, or when a loan becomes contractually past due 90 days with respect to interest or principal. The accrual on some loans, however, may continue even though they are more than 90 days past due if management deems it appropriate, provided that the loans are well secured and in the process of collection. When a loan is placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period interest income. Interest accruals are resumed on such loans only when they are brought fully current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to both principal and interest. Central Bank records interest income on nonaccrual and impaired loans on the cash basis of accounting.

Loans are classified as impaired when it is probable that Central Bank will not be able to collect all amounts due in accordance with the contractual terms of the loan agreement. Impaired loans, except those loans that are accounted for at fair value or at lower of cost or fair value such as loans held for sale, are accounted for at the present value of the expected future cash flows discounted at the loan’s effective interest rate or as a practical expedient in the case of collateral dependent loans, the lower of the fair value of the collateral less selling and other costs, or the recorded amount of the loan. In evaluating collateral values for impaired loans, management obtains new appraisals or opinions of value when deemed necessary and may discount those appraisals depending on the likelihood of foreclosure. Other factors considered by management when discounting appraisals are the age of the appraisal, availability of comparable properties, geographic considerations, and property type. Management considers the payment status, net worth and earnings potential of the borrower, and the value and cash flow of the collateral as factors to determine if a loan will be paid in accordance with its contractual terms. Management does not set any minimum delay of payments as a factor in reviewing for impairment classification. For all loans, charge-offs occur when management believes that the collectability of a portion or all of the loan’s principal balance is remote. Management considers nonaccrual loans, except for certain nonaccrual residential and consumer loans, to be impaired. However, all TDRs are considered to be impaired. A TDR occurs when Central Bank grants a concession to a borrower with financial difficulties that it would not otherwise consider. The majority of TDRs involve a modification in loan terms such as a temporary reduction in the interest rate or a temporary period of interest only, and escrow (if required). TDRs are accounted for as set forth in ASC 310 Receivables (“ASC 310”). A TDR is typically on non-accrual until the borrower successfully performs under the new terms for at least six consecutive months. However, a TDR may be kept on accrual immediately following the restructuring in those instances where a borrower’s payments are current prior to the modification and management determines that principal and interest under the new terms are fully collectible.

Existing performing loan customers who request a non-TDR loan modification and who meet Central Bank’s underwriting standards may, usually for a fee, modify their original loan terms to terms currently offered. The modified terms of these loans are similar to the terms offered to new customers with similar credit, income, and collateral. The fee assessed for modifying the loan is deferred and amortized over the life of the modified loan using the level-yield method and is reflected as an adjustment to interest income. Each modification is examined on a loan-by-loan basis and if the modification of terms represents more than a minor change to the loan, then the unamortized balance of the pre-modification deferred fees or costs associated with the mortgage loan are recognized in interest income at the time of the modification. If the modification of terms does not represent more than a minor change to the loan, then the unamortized balance of the pre-modification deferred fees or costs continue to be deferred and amortized over the remaining life of the loan.

Income Taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the accounting basis and the tax basis of Central Bank’s assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled. Central Bank’s deferred tax asset is reviewed periodically and adjustments to such asset are recognized as deferred income tax expense or benefit based on management’s judgments relating to the realizability of such an asset.

Accounting for Goodwill and Impairment. ASC 350, Intangibles—Goodwill and Other, (“ASC 350”) addresses the method of identifying and measuring goodwill and other intangible assets having indefinite lives acquired in a business combination, eliminates further amortization of goodwill and requires periodic impairment evaluations of goodwill using a fair value methodology prescribed in ASC 350. In accordance with ASC 350, Central does not amortize the goodwill balance of $2.2 million and Central consists of a single reporting unit. Impairment testing is required at least annually or more frequently as a result of an event or change in circumstances (e.g., recurring operating losses by the acquired entity) that would indicate an impairment adjustment may be necessary. Central adopted December 31 as its assessment date. Annual impairment testing was performed during each year and in each analysis, it was determined that an impairment charge was not required. The most recent testing was performed as of December 31, 2011 utilizing average earnings and average book and tangible book multiples of sales transactions of banks considered to be comparable to Central, and management determined that no impairment existed at that date. Management utilized 2011 sales transaction data of financial institutions in the New England area of similar size, credit quality, net income, and return on average assets levels and management feels that the overall assumptions utilized in the testing process were reasonable. During the December 31, 2011 impairment testing, management also considered utilizing market capitalization, but ultimately concluded that it was not an appropriate measure of Central’s value due to the overall depressed valuations in the financial sector and the significance of Central’s insider ownership and the lack of volume in trading in Central’s shares of common stock. Management also does not believe that this measure generally reflects the premium that a buyer would typically pay for a controlling interest. No events have occurred during the three months ended March 31, 2012 which indicate that the impairment test would need to be re-performed.

Investments. Debt securities that management has the positive intent and ability to hold to maturity are classified as held-to-maturity and reported at cost, adjusted for amortization of premiums and accretion of discounts, both computed by a method that approximates the effective yield method. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading and reported at fair value, with unrealized gains and losses included in earnings. Debt and equity securities not classified as either held-to-maturity or trading are classified as available for sale and reported at fair value, with unrealized gains and losses determined by management to be temporary excluded from earnings and reported as a separate component of stockholders’ equity and comprehensive income. At March 31, 2012 and 2011, all of Central Bank’s investment securities were classified as available for sale.

Gains and losses on sales of securities are recognized when realized with the cost basis of investments sold determined on a specific-identification basis. Premiums and discounts on investment and mortgage-backed securities are amortized or accreted to interest income over the actual or expected lives of the securities using the level-yield method.

If a decline in fair value below the amortized cost basis of an investment is judged to be other-than-temporary, the cost basis of the investment is written down to fair value as a new cost basis. For debt securities, when Central Bank does not intend to sell the security, and it is more-likely-than-not that Central Bank will not have to sell the security before recovery of its cost basis, it will recognize the credit component of an other-than-temporary impairment loss in earnings, and the remaining portion in other comprehensive income. The credit loss component recognized in earnings is identified as the amount of principal cash flows not expected to be received over the remaining term of the security as estimated based on the cash flows projections discounted at the applicable original yield of the security.

Stock-Based Compensation. Central accounts for stock based compensation pursuant to ASC 718 Compensation-Stock Compensation (“ASC 718”). Central uses the Black-Scholes option pricing model as its method for determining fair value of stock option grants. Central has previously adopted two qualified stock option plans for the benefit of officers and other employees under which an aggregate of 281,500 shares have been reserved for issuance. One of these plans expired in 1997 and the other plan expired in 2009. Awards outstanding at the time the plans expire will continue to remain outstanding according to their terms.

On July 31, 2006, Central’s stockholders approved the Central Bancorp, Inc. 2006 Long-Term Incentive Plan (the “Incentive Plan”). Under the Incentive Plan, 150,000 shares have been reserved for issuance as options to purchase stock, restricted stock, or other stock awards, however, a maximum of 100,000 restricted shares may be granted under the plan. The exercise price of an option may not be less than the fair market value of Central’s common stock on the date of grant of the option and may not be exercisable more than ten years after the date of grant. However, awards may become available again if participants forfeit awards under the plan prior to its expiration. As of March 31, 2012, no shares remain available for issue under the Incentive Plan.

Forfeitures of awards granted under the Incentive Plan are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates in order to derive Central’s best estimate of awards ultimately expected to vest. Forfeitures represent only the unvested portion of a surrendered option and are typically estimated based on historical experience. Based on an analysis of Central’s historical data, Central applied a forfeiture rate of 0% to stock options outstanding in determining stock compensation expense for each of the years ended March 31, 2012 and 2011.

Troubled Asset Relief Program Capital Purchase Program

On August 25, 2011, Central entered into and consummated a letter agreement (the “Repurchase Letter”) with the United States Department of the Treasury (“Treasury”), pursuant to which Central redeemed, out of the proceeds of its issuance of 10,000 shares of its Series B Senior Non-Cumulative Perpetual Preferred Stock, all 10,000 outstanding shares of its Series A Fixed Rate Cumulative Perpetual Preferred Stock, liquidation amount $1,000 per share (the “Series A Preferred Stock”), for a redemption price of $10,013,889, including accrued but unpaid dividends to the date of redemption. On December 5, 2008, Central sold $10.0 million in the Series A Preferred Stock to the Treasury as a participant in the federal government’s Troubled Asset Relief Program (“TARP”) Capital Purchase Program. This represented approximately 2.6% of Central’s risk-weighted assets as of September 30, 2008. In connection with the investment, Central had entered into a Letter Agreement and the related Securities Purchase Agreement with the Treasury pursuant to which Central issued the 10,000 shares of Series A Preferred Stock and a warrant (the “Warrant”) to purchase 234,742 shares of Central’s common stock for an aggregate purchase price of $10.0 million in cash.

Central subsequently repurchased the Warrant from the Treasury on October 19, 2011 for an aggregate purchase price of $2.5 million. For additional information, see Note 13 to Central’s consolidated financial statements above.

U.S. Treasury Department Small Business Lending Fund

On August 25, 2011, Central entered into and consummated a Securities Purchase Agreement (the “Purchase Agreement”) with the Secretary of the U.S. Department of the Treasury, pursuant to which Central issued 10,000 shares of Central’s Senior Non-Cumulative Perpetual Preferred Stock, Series B (the “Series B Preferred Stock”), having a liquidation amount per share equal to $1,000, for a total purchase price of $10,000,000. The Purchase Agreement was entered into, and the Series B Preferred Stock was issued, pursuant to the Small Business Lending Fund (“SBLF”) program, a fund established under the Small Business Jobs Act of 2010, that encourages lending to small businesses by providing capital to qualified community banks with assets of less than $10 billion. Central used the $10 million in SBLF funds to redeem shares of the Series A Preferred Stock issued under the TARP Capital Purchase Program. For additional information, see Note 14 to the Company’s consolidated financial statements included in this proxy statement/prospectus.

Results of Operations

Overview. Net income for the twelve months ended March 31, 2012 was $851 thousand and the net loss attributable to common stockholders for the year ended March 31, 2012 was $(15) thousand, or $(0.01) per diluted common share, as compared to net income of $1.7 million and net income available to common stockholders of $1.1 million, or $0.68 per diluted common share, for the twelve months ended March 31, 2011. For the twelve months ended March 31, 2012, Central experienced a $874 thousand decline in net income as compared to fiscal 2011. The decline was primarily attributable to the combination of the decrease in net interest and dividend income of $1.3 million, an increase in non-interest expenses of $418 thousand and an increase in the provision for loan losses of $300 thousand, partially offset by a decrease in the provision for income taxes of $855 thousand and an increase in non-interest income of $268 thousand.

Net interest and dividend income decreased by $1.3 million, or 7.4%, to $16.1 million for the year ended March 31, 2012 as compared to the year ended March 31, 2011 due to the combined effect of a general decline in market interest rates on loans and a strategic decision to decrease higher-yielding commercial real estate loan balances.

The provision for loan losses increased by $300 thousand to $1.4 million during fiscal 2012 from $1.1 million in fiscal 2011. The increase was primarily due to increased loan charge offs which totaled $1.1 million in fiscal 2012 as compared to $250 thousand in fiscal 2011.

Noninterest income totaled $2.3 million for the year ended March 31, 2012 compared to $2.1 million for the year ended March 31, 2011 primarily due to an increase in investment gains and reduced impairment charges in fiscal 2012 as compared to fiscal 2011.

Noninterest expenses totaled $16.1 million for the year ended March 31, 2012 compared to $15.7 million in fiscal 2011. Total noninterest expenses increased by $418 thousand in fiscal 2012 primarily due to a $787 thousand increase in salaries and benefits along with merger expenses of $122 thousand which were not incurred in fiscal 2011. The foregoing increase in non-interest expenses were partially offset by declines during the twelve months ended March 31 2012, as compared to fiscal 2011, in professional fees of $293 thousand, office occupancy and equipment expenses of $83 thousand, data processing costs of $65 thousand and marketing and advertising expenses of $49 thousand.

Central recognized an income tax expense of $91 thousand during fiscal 2012 compared to $946 thousand in fiscal 2011 for an effective tax rate of 9.7% in fiscal 2012 and 35.4% in fiscal 2011.

Net Interest Rate Spread and Net Interest Margin. Central’s and Central Bank’s operating results are significantly affected by the net interest rate spread, which is the difference between the yield on loans and investments and the interest cost of deposits and borrowings. The net interest rate spread is affected by economic conditions and market factors that influence interest rates, loan demand and deposit flows. The net interest margin reflects the relationship of net interest income to interest earning assets and it is calculated by dividing net interest income before the provision for loan losses by average interest earning assets. The net interest spread and net interest margin declined from 3.25% and 3.50%, respectively, for the fiscal year ended March 31, 2011 to 3.10% and 3.34%, respectively, for the fiscal year ended March 31, 2012 due to several factors. The cost of funds decreased by 24 basis points during fiscal 2012 mainly due to decreases in the average rates paid on deposits resulting from aggressive liability management as some maturing certificates of deposit were either not renewed or were replaced with lower cost deposits. During the fiscal year ended March 31, 2012, the yield on interest-earning assets declined by 39 basis points primarily due to a 52 basis point reduction in interest income on mortgage loans. Contributing to the reduced yield on mortgage loans were decreases in commercial real estate and construction loans as management refocused its lending emphasis in the current market environment in an effort to reduce risk and increase regulatory capital ratios in accordance with Central’s business plan, and a general decline in the market interest rates on loans.

The following table presents average balances, interest income and expense and yields earned or rates paid on interest-earning assets and interest-bearing liabilities for the years indicated. For purposes of the following table, average loans include nonperforming loans.

	Years Ended March 31,
	2012			2011
	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
	(Dollars in Thousands)
Assets:
Interest-earning assets:
Mortgage loans	$421,889	$21,290	5.05%	$425,720	$23,707	5.57%
Other loans	2,028	109	5.37	4,112	226	5.50

Total loans	423,917	21,399	5.05	429,832	23,933	5.57

Short-term investments	19,637	48	0.24	27,506	71	0.26
Investment securities	29,941	1,244	4.15	30,235	1,295	4.28
Federal Home Loan Bank stock	8,506	29	0.34	8,518	6	0.07

Total investments	58,084	1,321	2.27	66,259	1,372	2.07

Total interest-earnings assets	482,001	22,720	4.71	496,091	25,305	5.10

Allowance for loan losses	(4,196)			(3,527)
Noninterest-earning assets	26,910			27,945

Total assets	$504,715			$520,509

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Deposits	$281,398	1,674	0.59	$288,696	2,399	0.83
Other borrowings	11,341	559	4.93	11,341	558	4.92
Advances from FHLB of Boston	117,287	4,384	3.74	129,616	4,966	3.83

Total interest-bearing liabilities	410,026	6,617	1.61	429,653	7,923	1.85

Noninterest-bearing deposits	43,993			42,534
Other liabilities	4,551			1,911

Total liabilities	458,570			474,098
Stockholders’ equity	46,145			46,411

Total liabilities and stockholders’ equity	$504,715			$520,509

Net interest and dividend income		$16,103			$17,382

Interest rate spread			3.10%			3.25%

Net yield on interest-earning assets			3.34%			3.50%

Rate/Volume Analysis. The effect on net interest income of changes in interest rates and changes in the amounts of interest-earning assets and interest-bearing liabilities is shown in the following table. Information is provided on changes for the fiscal years indicated attributable to changes in interest rates and changes in volume. Changes due to combined changes in interest rates and volume are allocated between changes in rate and changes in volume proportionally to the change due to volume and the change due to rate.

	2012 vs. 2011			2011 vs. 2010
	Changes due to Increase (decrease) in:			Changes due to Increase (decrease) in:
	Volume	Rate	Total	Volume	Rate	Total
	(In Thousands)
Interest income:
Mortgage loans	$(212)	$(2,205)	$(2,417)	$(1,834)	$(1,153)	$(2,987)
Other loans	(112)	(5)	(117)	(80)	(14)	(94)

Total income from loans	(324)	(2,210)	(2,534)	(1,914)	(1,167)	(3,081)
Short-term investments	(18)	(5)	(23)	17	4	21
Investment securities	(13)	(38)	(51)	(269)	91	(178)
Federal Home Loan Bank stock	—	23	23	—	6	6

Total income from investments	(31)	(20)	(51)	(252)	101	(151)

Total interest and dividend income	(355)	(2,230)	(2,585)	(2,166)	(1,066)	(3,232)

Interest expense:
Deposits	(51)	(674)	(725)	(285)	(1,783)	(2,068)
Other borrowings – including short-term advances from FHLB	—	1	1	(27)	7	(20)
Long-term advances – FHLB of Boston	(466)	(116)	(582)	(689)	(823)	(1,512)

Total interest expense	(517)	(789)	(1,306)	(1,001)	(2,599)	(3,601)

Net interest and dividend income	$162	$(1,441)	$(1,279)	$(1,165)	$1,533	$368

Interest and Dividend Income. Interest and dividend income decreased by $2.6 million, or 10.2%, to $22.7 million for the year ended March 31, 2012 compared to $25.3 million for the year ended March 31, 2011 primarily due to decreases in the average yields and average loan balances. The average balance of loans decreased primarily due to decreases in the average balances of commercial real estate and construction loans as Central Bank continued to shift its focus from those loan types to originating residential real estate loans. The average balance of residential loans decreased due to higher than expected residential loan payoffs. The average balance of investment securities decreased as maturities and principal repayments were used to fund deposit withdrawals and repayment of borrowings. The yield on short-term investments was 0.24% during the year ended March 31, 2012 as compared to 0.26% for the year ended March 31, 2011 as the average yields on these investments are closely tied to the federal funds target rate, which averaged approximately 0.25% during the years ended March 31, 2012 and 2011.

Interest Expense. Interest expense decreased by $1.3 million, or 16.5%, to $6.6 million for the year ended March 31, 2012 compared to $7.9 million for the year ended March 31, 2011. The cost of deposits decreased by 24 basis points from 0.83% during the year ended March 31, 2011 to 0.59% during the year ended March 31, 2012, as some higher-cost certificates of deposit were replaced by lower-costing deposits. The average balance of lower-costing non-maturity deposits decreased by $5.4 million to $199.5 million for the year ended March 31, 2012, as compared to an average balance of $204.9 million for the year ended March 31, 2011. The average balance of Federal Home Loan Bank of Boston borrowings decreased by $12.3 million, from $129.6 million during the year ended March 31, 2011 to $117.3 million for the same period of 2012. The decrease in the average cost of these funds was the result of a decrease in market interest rates. The average cost of total borrowings decreased as a portion of these borrowings are adjustable and declined as a result of a decline in market rates, as well as a reduction in average balance, the combination of which lowered the average rate paid for the year ended March 31, 2012 to 3.74% from the average rate of 3.83% for the year ended March 31, 2011.

Provision for Loan Losses. Central provides for loan losses in order to maintain the allowance for loan losses at a level that management estimates is adequate to absorb probable losses based on an evaluation of known and inherent risks in the portfolio. In determining the appropriate level of the allowance for loan losses, management considers past and anticipated loss experience, evaluations of underlying collateral, financial condition of the borrower, prevailing economic conditions, the nature and volume of the loan portfolio and the levels of non-performing and other classified loans. The amount of the allowance is based on estimates and ultimate losses may vary from such estimates. Management assesses the allowance for loan losses on a quarterly basis and provides for loan losses monthly when appropriate to maintain the adequacy of the allowance. Central uses a process of portfolio segmentation to calculate the appropriate allowance level at the end of each quarter. Periodically, Central evaluates the allocations used in these calculations. During the years ended March 31, 2012 and 2011, management performed a thorough analysis of the loan portfolio as well as the required allowance allocations for loans considered impaired under ASC 310 and the allocation percentages used when calculating potential losses under ASC 450. During the year ended March 31, 2012, management changed the various ASC 450 loss factors, specifically as it related to trends in delinquencies and impaired loans, changes in collateral values, charge-offs and recoveries, and trends and conditions related to economic conditions among the different loan types. As a result of these loss factor changes, increases in ASC 450 reserves of approximately $372 thousand were made to the allowance for loan losses. Based on these analyses, Central recorded a provision of $1.4 million for the year ended March 31, 2012 compared to a provision for loan losses of $1.1 million for the year ended March 31, 2011.

Management continues to give high priority to monitoring and managing Central’s asset quality. At March 31, 2012, nonperforming loans totaled $9.0 million as compared to $9.6 million at March 31, 2011. Of the twenty loans constituting this category at March 31, 2012, all are secured by real estate collateral that is predominantly located in Central Bank’s market area.

Noninterest Income. Noninterest income increased by $268 thousand from $2.1 million during the year ended March 31, 2011 to $2.3 million during the year ended March 31, 2012. The increase was primarily due to investment gains and reduced impairment charges in fiscal 2012 and totaled $541 thousand for the year ended March 31, 2012 as compared to $136 thousand in fiscal 2011. Net investment gains were $588 thousand in fiscal 2012 as compared to $480 thousand in fiscal 2011 while other than temporary impairments totaled $47 thousand in fiscal 2012 as compared to $344 thousand in fiscal 2011. In addition, gains on the sale of other real estate owned totaled $38 thousand in fiscal 2012 as compared to $2 thousand in fiscal 2011. Partially offsetting the aforementioned increases were decreases in gains on sales of loans of $108 thousand due to decreased loan sale activity and reduced deposit fees of $44 thousand.

Noninterest Expenses. Noninterest expense increased by $418 thousand, or 2.7% to $16.1 million during the year ended March 31, 2012 as compared to $15.6 million during the year ended March 31, 2011. This increase is due to increases in salaries and other benefits of $787 thousand along with merger expenses of $122 thousand which were not incurred in fiscal 2011. The foregoing increases were partially offset by a $83 thousand decrease in occupancy and equipment costs, a $65 thousand decrease in data processing costs, a $293 thousand decrease in other professional fees, a $147 thousand decrease in FDIC insurance premiums and a $49 thousand decrease in marketing expenses.

Salaries and employee benefits increased by $787 thousand, or 8.6%, to $9.9 million during the year ended March 31, 2012 as compared to $9.1 million during the year ended March 31, 2011, primarily due to increases of $607 thousand in commissions paid for residential loan origination costs (primarily due to the high level of residential closings) and non-deposit investment product sales and $289 thousand for salaries due to staffing increases, increases in certain retirement and health benefits.

Office occupancy and equipment expenses decreased by $83 thousand, or 3.9%, to $2.1 million during the year ended March 31, 2012 as compared to $2.1 million during the year ended March 31, 2011 primarily due to decreases in the amortization of leasehold improvements, depreciation of furniture, fixtures and equipment and decreases for other bank building expenses, partially offset by increases in computer/network maintenance costs and other security expenses.

Data processing costs decreased by $65 thousand, or 7.7%, to $779 thousand during the year ended March 31, 2012 as compared to $844 thousand during the year ended March 31, 2011 due to decreases in certain processing costs.

Professional fees decreased by $293 thousand, or 28.1%, to $751 thousand during the year ended March 31, 2012 as compared to $1.0 million during the year ended March 31, 2011 primarily due to decreases in loan workout-related expenses and compliance-related costs, partially offset by higher legal fees.

Merger expenses of $122 thousand were incurred during the year ended March 31, 2012 as compared to none being incurred during fiscal 2011 as a result of the pending merger with Independent Bank Corp, Inc. announced on May 1, 2012.

FDIC deposit insurance premiums decreased by $147 thousand to $414 thousand during the year ended March 31, 2012 compared to $561 thousand during the year ended March 31, 2011. This decrease was primarily due to a change in the calculation methodology implemented by the FDIC in April 2011 and lower deposit insurance costs due to declining average balances of deposits.

Advertising and marketing expenses decreased by $49 thousand to $144 thousand during the year ended March 31, 2012 as compared to $193 thousand during the year ended March 31, 2011 as management strategically decided to deemphasize advertising and marketing efforts.

Other expenses increased by $191 thousand, or 11.2%, to $1.9 million during the year ended March 31, 2012 as compared to $1.7 million during the year ended March 31, 2011 primarily as a result of an increase in other telephone expense of $69 thousand and ATM expenses of $38 thousand, partially offset by a decrease of $147 thousand for FDIC insurance assessment and $16 thousand for recruiting expense.

Income Taxes. The effective income tax rate for the year ended March 31, 2012 was 9.7% as compared to an effective income tax rate of 35.4% for the year ended March 31, 2011. The difference in the effective tax rate for the two periods was due to the reversal of certain prior year uncertain tax positions and the realization of other deferred tax assets from the sale of investments for both capital and ordinary losses. In addition, the proportion of non-taxable income sources to total pre-taxable income from bank-owned life insurance and dividend received deductions were greater in fiscal 2012 as compared to fiscal 2011. For further information, see Note 8 to Central’s consolidated financial statements included in this proxy statement/prospectus.

Comparison of Financial Condition at March 31, 2012 and March 31, 2011

Total assets were $523.4 million at March 31, 2012 compared to $487.6 million at March 31, 2011, representing an increase of $35.8 million, or 7.3%. The increase in total assets reflected strategic actions taken by management to reduce risk, which included increasing the residential loan portfolio by $87.2 million and continuing to de-emphasize commercial real estate lending in accordance with Central’s business plan. Total loans (excluding loans held for sale) were $448.9 million at March 31, 2012, compared to $394.2 million at March 31, 2011, representing an increase of $54.7 million, or 13.9%. This increase was primarily due to increases in residential loans of $87.2 million, offset by decreases in commercial real estate loans of $31.9 million. Residential and home equity loans increased from $191.6 million at March 31, 2011 to $278.8 million at March 31, 2012. Commercial and industrial loans decreased from $2.2 million at March 31, 2011 to $1.1 million at March 31, 2012 primarily due to the scheduled repayments of principal. Management’s efforts to reduce the levels of commercial real estate and land and construction loans are reflected in changes in Central Bank’s commercial real estate concentration ratio, which is calculated as total non-owner occupied commercial real estate and land and construction loans divided by Central Bank’s risk-based capital. At March 31, 2012, the commercial real estate concentration ratio was 286%, compared to a ratio of 330% at March 31, 2011.

The allowance for loan losses totaled $4.3 million at March 31, 2012 compared to $3.9 million at March 31, 2011, representing a net increase of $380 thousand, or 9.8%. This net increase was primarily due to a provision of $1.4 million resulting from management’s review of the adequacy of the allowance for loan losses. Based upon management’s regular analysis of the adequacy of the allowance for loan losses, management considered the allowance for loan losses to be adequate at both March 31, 2012 and March 31, 2011. See “Comparison of Operating Results for the Years Ended March 31, 2012 and March 31, 2011–Provision for Loan Losses.”

Management regularly assesses the desirability of holding newly originated residential mortgage loans in Central Bank’s portfolio or selling such loans in the secondary market. A number of factors are evaluated to determine whether or not to hold such loans in Central Bank’s portfolio including current and projected liquidity, current and projected interest rates, projected growth in other interest-earning assets and the current and projected interest rate risk profile. Based on its consideration of these factors, management determined that most long-term residential mortgage loans originated during the year ended March 31, 2012 should be retained in Central Bank’s portfolio rather than being sold in the secondary market. Originations of loans held for sale totaled $10.9 million in fiscal 2012 as compared to $20.8 million in fiscal 2011. The decision to sell or hold loans is made at the time the loan commitment is issued. Upon making a determination not to retain a loan, Central Bank simultaneously enters into a best efforts forward commitment to sell the loan to manage the interest rate risk associated with the decision to sell the loan. Loans are sold servicing released and totaled $11.1 million in fiscal 2012 as compared to $21.4 million in fiscal 2011.

Cash and cash equivalents totaled $7.3 million at March 31, 2012 compared to $40.9 million at March 31, 2011, representing a decrease of $33.6 million, or 82.1%. During the year ended March 31, 2012, proceeds from cash and cash equivalents, commercial real estate payoffs and increases in certificates of deposit were generally utilized to fund the growth in the residential loan portfolio.

Investment securities totaled $48.8 million at March 31, 2012 compared to $35.3 million at March 31, 2011, representing an increase of $13.6 million, or 38.4%. The increase in investment securities is primarily due to the purchase of $23.4 million in mortgage-backed securities and $2.2 million in common stock, offset by the sale of $5.6 million in mortgage-backed securities and the repayment of $5.3 million of principal on mortgage-backed securities. Stock in the Federal Home Loan Bank of Boston totaled $8.2 million at March 31, 2012 compared to $8.5 million at March 31, 2011.

Banking premises and equipment, net, totaled $2.7 million at March 31, 2012 and $2.7 million at March 31, 2011, respectively.

Other real estate owned totaled $133 thousand at March 31, 2012 compared to $132 thousand at March 31, 2011 as two new residential properties were added and two residential properties were sold during the year.

Deferred tax assets totaled $3.3 million at March 31, 2012 compared to $3.6 million at March 31, 2011 due to the reversal of certain prior year tax benefits and the realization of other deferred tax assets from the sale of investments for both capital and ordinary losses.

The cash surrender value of a bank-owned life insurance policy on two executives is carried as an asset titled “Bank-Owned Life Insurance” and totaled approximately $9.6 million at March 31, 2012 compared to $7.3 million at March 31, 2011. During the 2012 fiscal year, Central Bank purchased an additional $2.1 million life insurance policy.

Total deposits amounted to $344.5 million at March 31, 2012 compared to $309.1 million at March 31, 2011, representing an increase of $35.5 million, or 11.5%. The increase was a result of the combined effect of a $32.8 million increase in certificates of deposit and a net increase in core deposits of $2.6 million (consisting of all non-certificate accounts). Growth in certificates of deposit during fiscal 2012 included $28.6 million obtained through a non-broker listing service. During the year ended March 31, 2012, management utilized increases in deposits to fund the residential loan growth in accordance with Central’s business plan.

Federal Home Loan Bank of Boston advances amounted to $117.2 million at March 31, 2012 and $117.4 million at March 31, 2011.

The net decrease in stockholders’ equity from $47.1 million at March 31, 2011 to $45.3 million at March 31, 2012 was primarily due to Central’s $2.5 million negotiated repurchase of the warrant associated with Central’s participation in the U.S. Department of Treasury’s TARP Capital Purchase Program. Central repurchased the warrant from the U.S. Department of Treasury on October 19, 2011. Other items contributing to the net decrease in stockholders’ equity during the year were $803 thousand of dividends paid to common and preferred stockholders, partially offset by net income of $851 thousand, stock-based compensation of $441 thousand and amortization of unearned ESOP compensation of $395 thousand.

Liquidity and Capital Resources

Liquidity is the ability to meet current and future financial obligations of a short-term nature. Central Bank’s principal sources of liquidity are customer deposits, short-term investments, repayments of loans, FHLB of Boston advances, maturities and repayments of various other investments, and funds from operations. These various sources of liquidity, as well as Central Bank’s ability to sell residential mortgage loans in the secondary market, are used to fund deposit withdrawals, loan originations and investment purchases and funds from operations. In addition, Central has access to the capital markets to raise additional equity. On August 25, 2011, Central entered into and consummated the Purchase Agreement with the Secretary of the U.S. Department of the Treasury pursuant to which Central issued 10,000 shares of Central’s Senior Non-Cumulative Perpetual Preferred Stock, Series B having a liquidation amount per share equal to $1,000, for a total purchase price of $10,000,000 pursuant to the SBLF program, a fund established under the Small Business Jobs Act of 2010, that encourages lending to small businesses by providing capital to qualified community banks with assets of less than $10 billion. Central used the $10 million in SBLF funds to redeem shares of Central’s Series A Preferred Stock issued to treasury in December 2008 under the TARP Capital Purchase Program. On October 19, 2011, Central repurchased the warrant it previously issued to treasury on December 8, 2008 in connection with Central’s participation in the TARP Capital Purchase Program. The warrant, which had a ten-year term, had entitled Treasury to purchase up to 234,742 shares of Central’s common stock at an exercise price of $6.39 per share. Central paid Treasury a negotiated total of $2.5 million to repurchase the warrant. See “—Troubled Asset Relief Program Capital Purchase Program” and “—U.S. Treasury Department Small Business Lending Fund” above.

During the year ended March 31, 2012, Central Bank increased deposits by $34.5 million, or 11.5%. The increase in deposits reflected strategic actions taken by management to reduce risk and increase capital ratios in accordance with Central’s business plan, which included the use of proceeds from loan repayments and investment maturities and repayments to fund certain maturing deposits and borrowings. Differences in deposit levels are primarily the result of management’s decision to focus at various times on the use of deposits instead of FHLB of Boston advances to fund growth. These decisions are based on the relative interest rates of the various sources of funds at any particular time.

On September 29, 2009, the FDIC adopted an Amended Restoration Plan to enable the Deposit Insurance Fund to return to its minimum reserve ratio of 1.15% over eight years. Under this plan, the FDIC did not impose a previously-planned second special assessment. On June 30, 2009, Central Bank accrued the first special assessment which totaled $270 thousand and was paid on September 30, 2009. Also, the plan calls for deposit insurance premiums to increase by 3 basis points effective January 1, 2011. Additionally, to meet bank failure cash flow needs, the FDIC assessed a three year insurance premium prepayment, which was paid by banks in December 2009 and will cover the period of January 1, 2010 through December 31, 2012. The FDIC estimates that bank failures will cost the fund approximately $100 billion during the next three years, but only projects revenues of approximately $60 billion. The shortfall will be met through the collection of prepaid premiums, which is estimated to be $45 billion. Central Bank’s prepaid premium totaled $2.3 million and was paid during the quarter ended December 31, 2009. This prepaid deposit premium is carried on the consolidated balance sheet in the other assets category and totaled $1.2 million at March 31, 2012.

At March 31, 2012, Central had commitments to originate loans, unused outstanding lines of credit, letters of credit and undisbursed proceeds of loans totaling $40.0 million. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. At March 31, 2012, Central believes it has sufficient funds available to meet its current loan commitments.

Central Bank is a voluntary member of the FHLB of Boston and has the ability to borrow up to the value of its qualified collateral that has not been pledged to others. Qualified collateral generally consists of FHLB of Boston stock, residential first mortgage loans, commercial real estate loans, U.S. Government and agencies securities, mortgage-backed securities and funds on deposit at the FHLB of Boston. At March 31, 2012 and 2011, Central Bank had outstanding FHLB of Boston advances of $117.2 and $117.4 million, respectively. At March 31, 2012, Central Bank had approximately $84 million in unused borrowing capacity at the FHLB of Boston.

Central Bank also may obtain funds from the Federal Reserve Bank of Boston, the Co-operative Central Bank Reserve Fund and through a retail CD brokerage agreement with a major brokerage firm. Central Bank views these borrowing facilities as secondary sources of liquidity and has had no immediate need to use them.

Commitments, Contingencies and Off-Balance Sheet Risk

In the normal course of operations, Central engages in a variety of financial transactions that, in accordance with generally accepted accounting principles are not recorded in its consolidated financial statements. These transactions involve, to varying degrees, elements of credit, interest rate and liquidity risk. Such transactions are used primarily to manage customers’ requests for funding and take the form of loan commitments and lines of credit.

For the year ended March 31, 2012, Central engaged in no off-balance sheet transactions reasonably likely to have a material effect on its financial condition, results of operations or cash flows.

Commitments to originate new loans or to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Loan commitments generally expire within 30 to 45 days. Most home equity line commitments are for a term of 15 years, and commercial lines of credit are generally renewable on an annual basis. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. At March 31, 2012, Central had commitments to originate loans, unused outstanding lines of credit, letters of credit and undisbursed proceeds of loans totaling $40.0 million. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Central evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by Central upon extension of credit, is based on management’s credit evaluation of the borrower.

Commitments to sell loans held for sale are agreements to sell loans on a best efforts delivery basis to a third party at an agreed upon price. Additionally, these loans are sold servicing released and without recourse.

On September 16, 2004 Central completed a $5.1 million trust preferred securities financing through Central Bancorp Capital Trust I. On January 31, 2007, Central completed a trust preferred securities financing in the amount of $5.9 million through Central Bancorp Statutory Trust II. Central Bancorp Capital Trust I and Central Bancorp Statutory Trust II are Central’s only special purpose subsidiaries. Central, within the financing transactions and concurrent with the issuance of the junior subordinated debentures and the trust preferred securities, issued guarantees related to the trust securities of both trusts for the benefit of their respective holders. For additional information, see Note 1 to Central’s consolidated financial statements included in this proxy statement/prospectus.

Central’s management believes that, at March 31, 2012, Central and Bank have adequate sources of liquidity to fund these commitments.

Impact of Inflation and Changing Prices

The consolidated financial statements and related data presented in this proxy statement/prospectus have been prepared in conformity with accounting principles generally accepted in the United States of America, which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. Unlike many industrial companies, substantially all of the assets and liabilities of Central Bank are monetary in nature. As a result, interest rates have a more significant impact on Central Bank’s performance than the general level of inflation. Over short periods of time, interest rates may not necessarily move in the same direction or in the same magnitude as inflation.

Capital Resources

Central and Central Bank are required to maintain minimum capital ratios pursuant to the federal prompt corrective action regulations. These regulations establish a risk-adjusted ratio relating capital to different categories of balance sheet assets and off-balance sheet obligations. Two categories of capital are defined: Tier 1 or core capital (stockholders’ equity) and Tier 2 or supplementary capital. Total capital is the sum of both Tier 1 and Tier 2 capital. According to the federal prompt corrective action regulations, Tier 1 capital must represent at least 50% of qualifying total capital. At March 31, 2012, the minimum total risk-based capital ratio required to be well-capitalized was 10.00%. Central’s and Central Bank’s total risk-based capital ratios at March 31, 2012 were 16.39% and 14.83%, respectively.

To complement the risk-based standards, the FDIC has also adopted a leverage ratio (adjusted stockholders’ equity divided by total average assets) of 3.00% for the most highly rated banks and 4.00% for all others. The leverage ratio is to be used in tandem with the risk-based capital ratios as the minimum standards for banks. Central’s and Central Bank’s leverage ratios were 9.83% and 8.81%, respectively, at March 31, 2012.

Quantitative and Qualitative Disclosures About Market Risk

Central’s earnings are largely dependent on its net interest income, which is the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities. Central seeks to reduce its exposure to changes in interest rates, or market risk, through active monitoring and management of its interest-rate risk exposure. The policies and procedures for managing both on- and off-balance sheet activities are established by Central Bank’s asset/liability management committee (“ALCO”). Central’s Board of Directors reviews and approves the ALCO policy annually and monitors related activities on an ongoing basis.

Market risk is the risk of loss from adverse changes in market prices and rates. Central’s market risk arises primarily from interest rate risk inherent in its lending, borrowing and deposit taking activities.

The main objective in managing interest rate risk is to minimize the adverse impact of changes in interest rates on Central Bank’s net interest income and preserve capital, while adjusting Central Bank’s asset/liability structure to control interest-rate risk. However, a sudden and substantial increase or decrease in interest rates may adversely impact earnings to the extent that the interest rates borne by assets and liabilities do not change at the same speed, to the same extent, or on the same basis.

Central quantifies its interest-rate risk exposure using a sophisticated simulation model. Simulation analysis is used to measure the exposure of net interest income to changes in interest rates over a specific time horizon. Simulation analysis involves projecting future interest income and expense under various rate scenarios. The simulation is based on forecasted cash flows and assumptions of management about the future changes in interest rates and levels of activity (loan originations, loan prepayments, deposit flows, etc). The assumptions are inherently uncertain and, therefore, actual results will differ from simulated results due to timing, magnitude and frequency of interest rate changes as well as changes in market conditions and strategies. The net interest income projection resulting from the use of forecasted cash flows and management’s assumptions is compared to net interest income projections based on immediate shifts of 300 basis points upward and 50 basis points downward for fiscal 2012 and 2011. Internal guidelines on interest rate risk state that for every 100 basis points immediate shift in interest rates, estimated net interest income over the next twelve months should decline by no more than 5%.

The following table indicates the projected change in net interest income, and sets forth such change as a percentage of estimated net interest income, for the twelve-month period following the date indicated assuming an immediate and parallel shift for all market rates with other rates adjusting to varying degrees in each scenario based on both historical and expected spread relationships:

	Twelve Months Following At March 31,
	2012		2011
	Amount	% Change	Amount	% Change
	(Dollars in Thousands)
300 basis point increase in rates	$(1,352)	(8.63)%	$(1,095)	(6.58)%
50 basis point decrease in rates	(89)	(0.57)	(282)	(1.69)

As noted, this policy provides broad, visionary guidance for managing Central Bank’s balance sheet, not absolute limits. When the simulation results indicate a variance from stated parameters, ALCO will intensify its scrutiny of the reasons for the variance and take whatever actions are deemed appropriate under the circumstances.

Changes in and Disagreements With Accountants on Accounting and Financial Disclosure

(a) On August 10, 2010, Central was notified that, due to the fact that certain officers of Caturano and Company, P.C. became partners of McGladrey & Pullen, LLP effective July 20, 2010, Caturano and Company, P.C. resigned as the independent registered public accounting firm for Central effective August 13, 2010. The audit reports of Caturano and Company, P.C. on the consolidated financial statements of Central for the years ended March 31, 2010 and 2009 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended March 31, 2010 and 2009 and through August 13, 2010 there were: (1) no disagreements between Central and Caturano and Company, P.C. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Caturano and Company, P.C. would have caused them to make reference thereto in their reports on Central’s financial statements for such years, and (2) no reportable events within the meaning set for in Item 304(a)(1)(v) of Regulation S-K.

(b) Effective August 13, 2010, the Audit Committee of Central’s Board of Directors engaged McGladrey & Pullen, LLP as Central’s independent registered public accounting firm. During Central’s fiscal years ended March 31, 2010 and 2009 and the subsequent interim period preceding the engagement of McGladrey & Pullen, LLP, Central did not consult with McGladrey & Pullen, LLP regarding: (1) the application of accounting principles to a specified transaction, either completed or proposed; (2) the type of audit opinion that might be rendered on Central’s financial statements, and McGladrey & Pullen, LLP did not provide any written report or oral advice that McGladrey & Pullen, LLP concluded was an important factor considered by Central in reaching a decision as to any such accounting, auditing or financial reporting issue; or (3) any matter that was either the subject of a disagreement with Caturano and Company, P.C. on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure or the subject of a reportable event.

(c) On December 15, 2011, Central Bancorp, Inc. (the “Company”) dismissed McGladrey & Pullen, LLP, which had previously served as independent registered public accounting firm for Central. The decision to dismiss McGladrey & Pullen, LLP was approved by Central’s Audit Committee. McGladrey and Pullen, LLP was appointed to serve as Central’s independent registered public accounting firm on August 13, 2010 and therefore did not serve as Central’s independent registered public accounting firm during Central’s fiscal year ended March 31, 2010. The audit report of McGladrey & Pullen, LLP on the consolidated financial statements of Central for the fiscal year ended March 31, 2011 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal year ended March 31, 2011 and through the subsequent interim period preceding the date of McGladrey & Pullen, LLP’s dismissal, there were: (1) no disagreements between Central and McGladrey & Pullen, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of McGladrey & Pullen, LLP would have caused them to make reference thereto in their reports on Central’s financial statements for such years, and (2) no reportable events within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K.

(d) On December 15, 2011, the Audit Committee of Central’s Board of Directors engaged Shatswell, MacLeod & Company, P.C. as Central’s independent registered public accounting firm. During Central’s fiscal years ended March 31, 2011 and 2010 and the subsequent interim period preceding the engagement of Shatswell, MacLeod & Company, P.C. Central did not consult Shatswell, MacLeod & Company, P.C. regarding: (1) the application of accounting principles to a specified transaction, either completed or proposed; (2) the type of audit opinion that might be rendered on Central’s financial statements, and Shatswell, MacLeod & Company, P.C. did not provide any written report or oral advice that Shatswell, MacLeod & Company, P.C. concluded was an important factor considered by Central in reaching a decision as to any such accounting, auditing or financial reporting issue; or (3) any matter that was either the subject of a disagreement with Shatswell, MacLeod & Company, P.C. on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure or the subject of a reportable event.

Additional Information

You can find additional information about Central in Central’s filings with the Securities and Exchange Commission referenced in the sections in this document titled “Where You Can Find More Information” beginning on page 126.

DESCRIPTION OF INDEPENDENT’S CAPITAL STOCK

Independent is authorized to issue up to 75,000,000 shares of common stock, par value $0.01 per share, with 21,630,483 issued as of May 31, 2012. Independent is also authorized to issue up to 1,000,000 shares of preferred stock, par value $0.01 per share, none of which was issued as of May 31, 2012. Independent has designated 15,000 shares of preferred stock as nonredeemable Series B Junior Participating Cumulative Preferred Stock (the “Independent Series B Preferred Stock”), none of which was outstanding as of May 31, 2012. The capital stock of Independent does not represent or constitute a deposit account and is not insured by the Federal Deposit Insurance Corporation or by the Depositors Insurance Fund.

The following description of the Independent capital stock does not purport to be complete and is qualified in all respects by reference to Independent’s articles of organization and bylaws, and the Massachusetts Business Corporation Act.

Common Stock

General

Each share of Independent’s common stock has the same relative rights and is identical in all respects with each other share of common stock.

Voting Rights

Each holder of common stock is entitled to one vote in person or by proxy for each share held on all matters voted upon by shareholders. Shareholders are not permitted to cumulate votes in elections of directors.

Preemptive Rights

Holders of common stock do not have any preemptive rights with respect to any shares that may be issued by Independent in the future. Thus, Independent may sell shares of its common stock without first offering them to the then holders of common stock.

Liquidation

In the event of any liquidation or dissolution of Independent, whether voluntary or involuntary, the holders of Independent’s common stock would be entitled to receive pro rata, after payment of all debts and liabilities of Independent (including all deposits of subsidiary banks and interest on those deposits), all assets of Independent available for distribution, subject to the rights of the holders of any preferred stock which may be issued with a priority in liquidation or dissolution over the holders of common stock.

Preferred Stock

The Independent board of directors is authorized, subject to limitations by its articles of organization and by applicable law, to issue preferred stock in one or more series. The Independent board of directors may fix the dividend, redemption, liquidation and conversion rights of each series of preferred stock, and may provide for a sinking fund or redemption or purchase account to be provided for the preferred stock. The board of directors may also grant voting rights to the holders of any series of preferred stock, subject to certain limitations in Independent’s articles of incorporation. Specifically, the holders of any series of preferred stock may not be given the right to more than one vote per share on any matters requiring the approval or vote of the holders of Independent’s common stock, except as otherwise required by applicable law, the right to elect more than two Independent directors or, together with the holders of all other series of preferred stock, the right to elect in the aggregate more than six Independent directors. Independent has designated 15,000 shares of preferred stock as Independent Series B Preferred Stock, none of which was outstanding as of May 31, 2012 and none of which will be issued in connection with the merger.

Other Provisions

The articles of organization and bylaws of Independent contain a number of provisions that may have the effect of discouraging or delaying attempts to gain control of Independent, including provisions:

•	classifying the Independent board of directors into three classes to serve for three years, with one class being elected annually;

•	authorizing the Independent board of directors to fix the size of the Independent board of directors;

•	limiting for removal of directors by a majority of shareholders to removal for cause; and

•	increasing the amount of stock required to be held by shareholders seeking to call a special meeting of shareholders above the minimum established by statute.

Massachusetts has adopted a “business combination” statute (Chapter 110F of the Massachusetts Business Corporation Law) that may also have additional anti-takeover effects to provisions in Independent Bank’s articles of organization and bylaws. Massachusetts has also adopted a “control share” statute (Chapter 110D of the Massachusetts Business Corporation Law), the provisions of which Independent has provided in its bylaws shall not apply to “control share acquisitions” of Independent within the meaning of said Chapter 110D.

Transfer Agent

The transfer agent and registrar for Independent common stock is Computershare Limited.

COMPARISON OF RIGHTS OF SHAREHOLDERS OF CENTRAL AND INDEPENDENT

This section describes the differences between the rights of holders of Central common stock and the rights of holders of Independent common stock. While we believe that the description covers the material differences between the rights of the holders, this summary may not contain all of the information that is important to you. You should carefully read this entire document and refer to the other documents discussed below for a more complete understanding of the differences between your rights as a holder of Central common stock and your rights as a holder of Independent common stock.

As a shareholder of Central, a Massachusetts corporation, your rights are governed by Massachusetts law, Central’s articles of organization, as currently in effect, and Central’s bylaws, as currently in effect. When the merger becomes effective, you will become a shareholder of Independent, also a Massachusetts corporation, when you receive Independent common stock in exchange for your Central shares. Independent’s common stock is listed on the NASDAQ Global Select Market under the symbol “INDB.” As an Independent shareholder, your rights will be governed by Massachusetts law, Independent’s articles of organization, as in effect from time to time, and Independent’s bylaws, as in effect from time to time.

The following discussion of the similarities and material differences between the rights of Central shareholders under the articles of organization and bylaws of Central and the rights of Independent shareholders under the articles of organization and bylaws of Independent is only a summary of some provisions and is not a complete description of these similarities and differences. This discussion is qualified in its entirety by reference to Massachusetts law and the full texts of the articles of organization and bylaws of Central and the articles of organization and bylaws of Independent.

Capitalization

Central

The total authorized capital stock of Central consists of 15,000,000 shares of common stock, $1.00 par value per share, and 5,000,000 shares of preferred stock, $1.00 par value per share. As of July 23, 2012, there were 1,690,951 shares of common stock outstanding, 15,929 shares of unvested restricted common stock, 73,589 shares of common stock reserved for future issuance pursuant to outstanding options granted under Central’s equity plans and 10,000 shares of preferred stock outstanding.

Independent

The total authorized capital stock of Independent consists of 75,000,000 shares of common stock, par value $0.01 per share and 1,000,000 shares of preferred stock, par value $0.01 per share. As of July 23, 2012, there were 21,639,373 shares of common stock and no shares of preferred stock outstanding.

15,000 shares of the preferred stock are designated as Independent Series B Preferred Stock, although none of such shares are outstanding nor will any be issued in connection with the merger. The board of directors of Independent may issue authorized shares of preferred stock without shareholder approval.

Preemptive Rights

A preemptive right allows a shareholder to maintain its proportionate share of ownership of a corporation by permitting the shareholder to purchase a proportionate share of any new stock issuances. Preemptive rights protect the shareholders from dilution of value and control upon new stock issuances. Under Massachusetts law, unless the articles of organization say otherwise, shareholders have no preemptive rights. Neither Central nor Independent has a provision authorizing preemptive rights; in fact, both Independent’s and Central’s articles of organization contain provisions specifically denying them. Accordingly, neither Central nor Independent shareholders have preemptive rights.

Dividends and Other Stock Rights

Central

Holders of Central common stock are entitled to receive and share equally in such dividends as the board of directors may declare out of funds legally available for such payment. Holders of Central preferred stock, however, have priority over holders of common stock with respect to payments of such dividends. Similar to Independent, the board of directors is authorized to (i) designate preferred stock, (ii) set dividend rates or the amount of dividends to be paid on the preferred stock, (iii) determine voting powers of the preferred stock, (iv) determine whether such preferred stock is redeemable by Central, (v) determine the amount or amounts payable upon the preferred stock in the event of a voluntary or involuntary liquidation, dissolution or winding up of Central, (vi) determine whether the preferred stock is entitled to the benefits of a sinking or retirement fund to be applied to the preferred stock, (vii) determine whether the preferred stock is convertible or exchangeable for shares of another class of Central stock, (viii) determine the purchase price of the preferred stock and (ix) other such determinations with respect to preferred stock.

Independent

Independent can also pay dividends on its common stock in accordance with Massachusetts law.

When and if a quarterly cash dividend is declared by the board of directors, if any Independent Series B Preferred Stock were outstanding, the holders of shares of Series B Preferred Stock would be entitled to receive dividends in an amount per share described in Independent’s articles of organization, subject to the rights of the holders of any shares of any series of preferred stock ranking prior and superior to the Independent Series B Preferred Stock with respect to dividends. Shares of Independent Series B Preferred Stock, if issued, would not be redeemable.

Right to Call Special Meetings of Shareholders

Central

Special meetings may be called:

•	by the president;

•	by the chairman of the board of directors;

•	by the board of directors; or

•	by a committee of the board of directors which has been designated by the board of directors and whose powers and authorities include the power and authority to call such meetings.

Independent

Special meetings may be called:

•	by the chairman of the board, if any;

•	by the president;

•	by a majority of the directors; and

•	by the clerk or other officer at the written direction of the holders of at least two-thirds of the capital stock of the Independent entitled to vote at the meeting.

For shareholders to call a special meeting, Independent requires the written application of the holders of at least two-thirds of the capital stock, as opposed to the 40% of voting capital stock that would be required for Central shareholders to call a special meeting. Therefore, it may be more difficult for Independent shareholders to call a special meeting.

Notice of Shareholder Meetings

Central

Central requires that notice of shareholder meetings be given not less than 7 days before the meeting.

Independent

Independent also requires that notice of shareholder meetings be given not less than 7 days before the meeting. Central and Independent have the same minimum amount of time before a meeting that notice may be given.

Additional Business Brought by Shareholders at Meetings

Central

Additional business may be brought at an annual or special meeting of shareholders by any shareholder of record entitled to vote generally in the election of directors and who provides written notice to the clerk or secretary of Central not less than 30 days nor more than 60 days prior to any such meeting. Such notice must set forth (i) a brief description of the proposal desired to be brought before the meeting and the reasons for conducting such business at the meeting, (ii) the shareholder’s name and address and the names of any other shareholders supporting the proposal, (iii) the class and number of shares beneficially owned by the shareholder and any other shareholders supporting the proposal, and (iv) any material interest of the shareholder (or any other shareholders known by such shareholder to be supporting the proposal) in such proposal.

Independent

Additional business may be brought by any shareholder of record who shall have been a shareholder of record at the time of giving the record notice and who shall continue to be entitled at the time of the meeting to vote there at. Such shareholder must give timely notice.

To be considered timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive office of the corporation (a) not less than 75 nor more than 125 days before the anniversary date of the immediately preceding annual meeting of the corporation or (b) in the case of a special meeting or in the event that an annual meeting is called for a date more than 75 days prior to such anniversary date, notice must be given so as to be received not later than the close of business on the 20th day following the earlier of: the date on which notice of the date of such meeting was mailed, or public disclosure of the date of such meeting was made. The notice must set forth as to each matter (a) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (b) the name and record address of the shareholder proposing such business, (c) the class and number of shares of capital stock of the corporation held of record, owned beneficially and represented by proxy by such shareholder as of the record date for the meeting (if such date shall then have been made publicly available) and as of the date of such notice by the shareholder and (d) all other information which would be required to be included in a proxy statement or other filings required to be filed with the Securities and Exchange Commission if, with respect to any such item of business, such shareholder were a participant in a solicitation subject to Regulation 14A under the Exchange Act (the “proxy rules”). In the event the proposed business to be brought before the meeting by or on behalf of a shareholder relates or refers to a proposal or transaction involving the shareholder or a third party which, if it were to have been consummated at the time of the meeting, would have required of such shareholder or third party or any of the affiliates of either of them any prior notification to, filing with, or any orders or other action by, any governmental authority, then any such notice to the Clerk shall be accompanied by appropriate evidence of the making of all such notifications or filings and the issuance of all such orders and the taking of all such actions by all such governmental authorities.

Board of Directors—Number and Term of Office

Central

Central’s bylaws and articles of organization, as well as Section 8.06(b) of the Massachusetts Business Corporation Act, require that Central have three classes of directors, with one class elected at each annual meeting of shareholders to serve for a three year term. Central’s bylaws provide that the number of directors and their respective classifications will be fixed from time to time by the board of directors. The current number of directors is set at 8. A vote of at least two-thirds of the directors then in office is required to increase or decrease the number of directors (provided there cannot be more than 21 directors nor less than 7 directors). The vote of a plurality of the votes cast at an annual meeting is required to elect directors of Central. At least three-fourths of Central’s directors must be citizens of the United States of America and residents of The Commonwealth of Massachusetts. Furthermore, each director must own common stock of Central.

Central’s articles of organization also provide that any vacancy occurring in the board of directors, including vacancies resulting from an increase in the number of directors, may be filled only by a vote of two-thirds of the directors (even if such directors do not constitute a quorum). A director elected to fill a vacancy will be elected to serve for the remainder of the full term of the class of directors in which the vacancy occurred and until the director’s successor is elected and qualified.

Independent

Independent’s bylaws and articles of organization provide that the number of directors shall be between three and 25 as fixed from time to time by vote of the board of directors at any regular or special meeting thereof. The board may increase or decrease the number of directors in one or more classes to ensure that the three classes shall be as nearly equal as possible. “Preference Stock Directors” are those who may be elected by the holders of any class or series of stock having a preference over the common stock as to dividends or upon liquidation. Directors other than Preference Stock Directors shall be divided into three classes as nearly equally as possible, creating a staggered board. At each annual meeting of shareholders, the successors of the class of directors whose term is expiring shall be elected by a plurality of the shareholders for a term of three years. No director shall continue to serve once he or she attains the age of 72. Except for Preference Stock Directors, newly created directorships and vacancies on the board shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum. Any director so elected shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred.

The bylaws and articles of organization of both Central and Independent provide for boards divided into three classes. Independent provides for an additional class of directors, the Preference Stock Directors, elected by preferred stock holders.

Board of Director Nominations

Central

Nominations for the election of directors may be brought at an annual or special meeting of shareholders by the board of Central or by any shareholder of record entitled to vote generally in the election of directors and who provides written notice to the clerk or secretary of Central not less than 30 days nor more than 60 days prior to any such meeting. Such notice must set forth (i) the name, age, business address and, if known, residence address of each nominee proposed in such notice, (ii) the principal occupation or employment of each such nominee and (iii) the number of shares of Central stock which are beneficially owned by each such nominee.

Independent

Nominations for election to the board at the annual meeting of shareholders may be made by or at the direction of the board of directors, the nominating committee, or by any shareholder entitled to vote for the election of directors at the time of the nomination and at the time of the meeting who provides appropriate written notice to the clerk. Notice shall be delivered to or mailed and received at the principal executive offices of the corporation not less than 75 nor more than 125 days prior to the anniversary date of the immediately preceding annual meeting of shareholders; provided, however, that in the event that the meeting is called for a date more than 75 days prior to such anniversary date, notice must be so received not later than the close of business on the 20th day following the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever first occurs.

The notice shall set forth (a) as to each person whom such shareholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of capital stock of Independent, if any, which are beneficially owned by the person, (iv) any other information regarding the nominee as would be required to be included in a proxy statement or other filings required to be filed pursuant to the proxy rules, and (v) the consent of each nominee to serve if elected; and (b) as to the shareholder giving notice, (i) the name and record address of the shareholder, (ii) the class and number of shares of capital stock of Independent beneficially owned by the shareholder as of the record date for the meeting (if such date has been made publicly available) and as of the date of such notice, (iii) a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (iv) a representation that the shareholder (and any party on whose behalf or in concert with whom such shareholder is acting) is qualified at the time of giving such notice to have such individual serve as the nominee of such shareholder (and any party on whose behalf or in concert with whom such shareholder is acting) if such individual is elected, accompanied by copies of any notification or filings with, or orders or other actions by, any governmental authority which are required in order for such shareholder (and any party on whose behalf such shareholder is acting) to be so qualified, (v) a description of all arrangements or understandings between such shareholder and each such nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such shareholder and (vi) such other information regarding such shareholder as would be required to be included in a proxy statement or other filings required to be filed pursuant to the proxy rules contained in the securities laws.

Removal and Resignation of Directors

Central

Central’s bylaws provide that a director may resign at any time by giving written notice of his or her resignation to the President of Central or the Chairman of the board of directors.

Central’s articles of organization, as well as Section 8.06(d) of the Massachusetts Business Corporation Act, provide that directors may be removed only for cause and only by the shareholders. The articles of organization require a two-thirds vote of the shareholders to remove a director, while Section 8.06(d) requires only a majority vote of the shareholders. The articles of organization also require the shareholder vote be cast at a meeting called for the purpose of removing a director.

Independent

Independent does not make specific provision for a method of resignation, but the bylaws do provide that vacancies can arise from resignation. A director may be removed for cause by the affirmative vote of the holders of a majority of all shares of the corporation outstanding and then entitled to vote generally in the election of directors.

Amendment of Bylaws

Central

Central’s bylaws may be amended or repealed by the affirmative vote of two-thirds of the directors. The bylaws may also be amended or repealed by an affirmative vote of the holders of two-thirds of the outstanding shares of capital stock of Central entitled to vote generally in the election of directors cast at a meeting expressly called for the purpose of amending the bylaws.

Independent

The bylaws may be amended by the shareholders if appropriate notice has been given setting forth the substance of the proposed change. The bylaws, except those provisions that specify otherwise, may be amended or repealed by the board of directors.

Central’s bylaws provide that shareholders may amend or repeal the bylaws. The directors generally may also amend or repeal the bylaws, but must do so by a two-thirds majority rather than the simple majority required for transaction of other business. Independent’s bylaws provide that the shareholders may amend the bylaws, but make no provision for repeal by the shareholders. Independent’s bylaws may be amended or repealed by the directors.

Amendment of Articles of Organization

Central

Certain provisions of the articles of organization may be amended only by the vote of two-thirds of the outstanding shares of capital stock of Central entitled to vote generally in the election of directors and cast at a shareholder meeting called for the purpose of amending the articles of organization. Such provisions are titled “Meeting of Stockholders; Cumulative Voting,” “Notice for Nominations and Proposals,” “Directors,” “Removal of Directors,” “Indemnification,” “Amendment of Bylaws,” “Approval of Certain Business Combinations” and “Amendment of Articles of Organization.” Central’s articles of organization also provide that they may be amended by Central without shareholder action to the fullest extent permitted by law.

Independent

Generally, the articles of incorporation of Independent may be amended or repealed only by a majority vote of the shareholders. Sections 4 and 5 of Article VI, dealing with preemptive rights and the amendment of the articles of incorporation, may be amended or repealed only by a two-thirds majority vote of the shareholders.

Indemnification

Central

Central’s articles of organization provide that directors and officers of Central shall be indemnified by Central to the maximum extent permitted by law. Massachusetts law applicable to Central generally provides that a corporation may indemnify a director or officer who is a party to a threatened, pending or completed proceeding if he or she conducted himself or herself in good faith and reasonably believed that his or her conduct was in the best interests of the corporation or that his or her conduct was at least not opposed to the best interests of the corporation, or, in the case of a criminal proceeding, he or she had no reasonable cause to believe his conduct was unlawful. Central’s articles of organization also provide for payment of expenses actually and reasonably incurred by a director or officer of Central in connection with any threatened, pending or completed proceeding.

Independent

Independent’s bylaws and articles of organization provide for the limitation on liability of directors and officers. Under the bylaws a director or officer shall not be personally liable to Independent or its shareholders for monetary damages for breach of fiduciary duty as a director or officer. However, the bylaws do not eliminate or limit the liability of a director or officer (i) for any breach of the director’s or officer’s duty of loyalty to the Independent or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for improper distributions under Section 6.40 of Chapter 156D of the General Laws of Massachusetts, or (iv) for any transaction from which the director or officer derived an improper personal benefit. The stated intention of the bylaw provision is to limit the liability of a director or officer to the maximum extent allowed by law. To that end, the bylaws further provide that if the Massachusetts Business Corporation Act is amended to authorize the further elimination of, or limitation on, the liability of directors or officers, then the liability of a director or officer of Independent, in addition to the limitation of personal liability provided herein, shall be limited to the fullest extent permitted by such amendment or amendments.

The bylaws further provide that a director’s or officer’s conduct with respect to an employee benefit plan for a purpose he or she reasonably believed to be in the interests of the participants in, and the beneficiaries of, the plan is conduct that satisfies the requirement that his or her conduct was at least not opposed to the best interests of Independent.

Except in the circumstances described above, Independent may only indemnify a director or officer if so ordered by a court.

The determination of whether an officer or director has met the requirements for indemnification shall be made (i) if there are two or more disinterested directors, by the board of directors by a majority vote of all the disinterested directors, a majority of whom shall for such purpose constitute a quorum, or by a majority of the members of a committee of two or more disinterested directors appointed by vote; (ii) by special legal counsel; (iii) by the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the determination. Independent may, in some circumstances, advance expenses to a director or officer who is a party to a proceeding.

Approval of Business Combinations

Central

Central’s articles of organization require that approval of a merger, share exchange, consolidation or sale of substantially all of the assets of Central and certain mergers, acquisitions, stock issuances, dispositions of assets, liquidations or recapitalizations involving a “related person” requires the affirmative vote of two-thirds of the outstanding shares entitled to vote thereon. However, the two-thirds vote requirement does not apply if the transaction has been recommended to the shareholders for approval by a majority of the directors who are unaffiliated with “related persons” (provided, however, that such approval shall only be effective if obtained at a meeting at which two-thirds of the unaffiliated directors capable of exercising such powers are present).

Business combinations requiring a vote of Central’s shareholders that do not involve a “related person” are subject to the default rule under the Massachusetts Business Corporation Act requiring the affirmative vote of two-thirds of the outstanding shares entitled to vote thereon.

Independent

The bylaws and articles of organization of Independent do not contain any special provisions relating to the approval of business combinations, and therefore business combinations requiring a vote of Independent’s shareholders are subject to the default rule under the Massachusetts Business Corporation Act requiring the affirmative vote of two-thirds of the outstanding shares entitled to vote thereon.

LEGAL MATTERS

Choate, Hall & Stewart LLP will issue a legal opinion concerning the validity of the shares of Independent common stock to be issued in connection with the merger. Choate, Hall & Stewart LLP, on behalf of Independent, and Kilpatrick Townsend & Stockton LLP, on behalf of Central, will each issue an opinion upon certain legal matters to the effect that the merger will constitute a tax-free “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

EXPERTS

The consolidated financial statements of Independent, included in Independent’s Annual Report (Form 10-K) for the year ended December 31, 2011, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Central as of March 31, 2012 and for the year then ended, which are included in this document beginning on page F-1, have been so included in reliance on the report of Shatswell, MacLeod & Company, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Central as of March 31, 2011 and for the year then ended, appearing in this Registration Statement have been audited by McGladrey LLP (formerly McGladrey & Pullen, LLP), an independent registered public accounting firm, as stated in their report appearing elsewhere herein, and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Independent and Central file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that Independent and Central file with the Securities and Exchange Commission at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.

You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission filings of Independent and Central are also available to the public from commercial document retrieval services and at the web site maintained by the Securities and Exchange Commission at http://www.sec.gov. Reports, proxy statements and other information concerning Independent and Central also may be inspected at the offices of Nasdaq located at 1735 K Street, N.W., Washington, D.C. 20006. Independent’s Securities and Exchange Commission file number is 001-09047, and Central’s file number is 000-51194.

Independent has filed a registration statement on Form S-4 to register with the Securities and Exchange Commission the Independent common stock to be issued to Central shareholders in the merger. This document is a part of that registration statement and constitutes a prospectus of Independent in addition to being a proxy statement for Central. As allowed by Securities and Exchange Commission rules, this document does not contain all the information you can find in Independent’s registration statement or the exhibits to the registration statement. Statements made in this document as to the content of any contract, agreement or other document referenced are not necessarily complete. With respect to each of those contracts, agreements or other documents to be filed or incorporated by reference as an exhibit to the registration statement, you should refer to the corresponding exhibit, when it is filed, for a more complete description of the matter involved and read all statements in this document in light of that exhibit.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Securities and Exchange Commission allows Independent to incorporate by reference the information that it files with the Securities and Exchange Commission. Incorporation by reference means that Independent can disclose important information to you by referring you to other documents filed separately with the Securities and Exchange Commission that are legally considered to be part of this document, and later information that is filed by Independent with the Securities and Exchange Commission will automatically update and supersede the information in this document and the documents listed below.

For purposes of this proxy statement/prospectus, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document.

Independent incorporates by reference the specific documents listed below and any future filings that Independent makes with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this document and prior to the later of the date of Central’s special meeting or the date on which the offering of shares of Independent common stock under this document is terminated:

•	Annual Report on Form 10-K for the year ended December 31, 2011, filed with the Securities and Exchange Commission on March 9, 2012;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, filed with the Securities and Exchange Commission on May 7, 2012; and

•

Current Reports on Form 8-K and amendments thereto filed with the Securities and Exchange Commission on January 19, 2012, January 23, 2012, February 22, 2012, February 28, 2012, March 1, 2012, March 15, 2012, March 30, 2012, April 12, 2012, April 16, 2012, April 18, 2012, April 19, 2012, April 26, 2012, May 1, 2012, May 3, 2012, May 7, 2012, May 16, 2012, May 21, 2012, May 22, 2012, June 11, 2012, June 21, 2012, July 10, 2012, July 18, 2012, July 19, 2012, July 20, 2012, July 23, 2012 and July 24, 2012 (except, with respect to each of the foregoing, for portions of such reports which were deemed to be furnished and not filed).

You can obtain any of the Independent documents incorporated by reference into this document, and any exhibits specifically incorporated by reference as an exhibit in this document, at no cost, by contacting Independent at:

Independent Bank Corp.

288 Union Street

Rockland, Massachusetts 02370

Attention: Edward H. Seksay, General Counsel

(781) 982-6158

You should rely only on the information contained or incorporated by reference into this document. Independent has supplied all information contained or incorporated by reference into this document relating to Independent. We have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated August 1, 2012. You should not assume that the information contained in this document is accurate as of any date other than that date. Neither the mailing of this document to Central’s shareholders nor the issuance of Independent common stock in the merger creates any implication to the contrary.

CENTRAL BANCORP, INC. AND SUBSIDIARY

Consolidated Balance Sheets

(Dollars in Thousands, Except Share and Per Share Data)

	March 31,
	2012	2011
ASSETS
Cash and due from banks	$4,117	$3,728
Short-term investments	3,224	37,190

Cash and cash equivalents	7,341	40,918

Investment securities available for sale, at fair value (Note 2)	39,060	25,185
Stock in Federal Home Loan Bank of Boston, at cost (Notes 2 and 7)	8,203	8,518
The Co-operative Central Bank Reserve Fund, at cost (Note 2)	1,576	1,576

Total investments	48,839	35,279

Loans held for sale, at fair value	—	—

Loans (Note 3)	448,886	394,217
Less allowance for loan losses (Note 3)	(4,272)	(3,892)

Loans, net	444,614	390,325

Accrued interest receivable	1,359	1,496
Banking premises and equipment, net (Note 4)	2,694	2,705
Deferred tax asset, net (Note 8)	3,253	3,600
Other real estate owned (Note 5)	133	132
Goodwill, net	2,232	2,232
Bank-owned life insurance	9,648	7,270
Other assets	3,459	3,668

Total assets	$523,572	$487,625

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits (Note 6)	$344,534	$309,077
Federal Home Loan Bank advances (Notes 2 and 7)	117,228	117,351
Subordinated debentures	11,341	11,341
Advance payments by borrowers for taxes and insurance	2,955	1,387
Accrued expenses and other liabilities	2,168	1,348

Total liabilities	478,226	440,504

Commitments and Contingencies (Notes 8, 9 and 12)
Stockholders’ equity (Note 10):
Preferred stock – Series A Fixed Rate Cumulative Perpetual, $1.00 par value; 5,000,000 shares authorized; no shares issued and outstanding at March 31, 2012 and 10,000 shares issued and outstanding at March 31, 2011, with a liquidation preference and redemption value of $0 and $10,064 at March 31, 2012 and 2011, respectively (Note 13)	—	9,709
Preferred stock – Series B Non-Cumulative Perpetual, $1.00 par value; 10,000 shares authorized; 10,000 shares issued and outstanding with a liquidation preference and redemption value of $10,000 at March 31, 2012 and no shares issued and outstanding at March 31, 2011 (Note 14)	9,966	—
Common stock $1.00 par value; 15,000,000 shares authorized; 1,690,951 and 1,681,071 shares issued and outstanding at March 31, 2012 and 2011, respectively	1,691	1,681
Additional paid-in capital	2,201	4,589
Retained income	34,966	35,288
Accumulated other comprehensive income (Notes 1,2 and 11)	871	892
Unearned compensation – Employee Stock Ownership Plan (Note 11)	(4,349)	(5,038)

Total stockholders’ equity	45,346	47,121

Total liabilities and stockholders’ equity	$523,572	$487,625

See accompanying notes to consolidated financial statements.

CENTRAL BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Operations

(In Thousands, Except Share And Per Share Data)

	Years Ended March 31,
	2012	2011
Interest and dividend income:
Mortgage loans	$21,290	$23,707
Other loans	109	226
Investments	1,273	1,301
Short-term investments	48	71

Total interest and dividend income	22,720	25,305

Interest expense:
Deposits	1,675	2,399
Advances from Federal Home Loan Bank of Boston	4,384	4,966
Other borrowings	558	558

Total interest expense	6,617	7,923

Net interest and dividend income	16,103	17,382
Provision for loan losses (Note 3)	1,400	1,100

Net interest and dividend income after provision for loan losses	14,703	16,282

Noninterest income:
Deposit service charges	959	1,003
Net gain from sales and write-downs of investment securities (Note 2)	541	136
Net gains on sales of loans	143	251
Net gains on sales of other real estate owned	38	2
Bank-owned life insurance income	292	295
Brokerage income	175	181
Other income	178	190

Total noninterest income	2,326	2,058

Noninterest expenses:
Salaries and employee benefits (Note 11)	9,932	9,145
Occupancy and equipment (Note 4)	2,054	2,137
Data processing fees	779	844
Professional fees	751	1,044
Telephone expenses	393	324
FDIC deposit premiums	414	561
Postage and supplies	389	372
Director fees	262	233
Merger expenses (Note 17)	122	—
Advertising and marketing	144	193
Other expenses	847	816

Total noninterest expenses	16,087	15,669

Income before income taxes	942	2,671
Provision for income taxes (Note 8)	91	946

Net income	$851	$1,725

Net (loss) income (attributable) available to common stockholders (Note 1)	$(15)	$1,105

Earnings per common share (Note 1)
Basic	$(0.01)	$0.74

Diluted	$(0.01)	$0.68

Weighted average common shares outstanding – basic	1,541,015	1,503,719
Weighted average common and equivalent shares outstanding – diluted	1,627,833	1,621,182

See accompanying notes to consolidated financial statements.

CENTRAL BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Changes in Stockholders’ Equity and Comprehensive Income

(In Thousands, Except Per Share Data)

	Number of Shares of Series A Preferred Stock	Series A Preferred Stock	Number of Shares of Series B Preferred Stock	Series B Preferred Stock	Number of Shares of Common Stock	Common Stock	Additional Paid-In Capital	Retained Income	Accumulated Other Comprehensive Income	Unearned Compensation- ESOP	Total Stockholders’ Equity
Balance at March 31, 2010	10,000	$9,589	—	$—	1,667,151	$1,667	$4,291	$34,482	$810	$(5,726)	$45,113
Net income	—	—	—	—	—	—	—	1,725	—	—	1,725
Other comprehensive income, net of tax expense of $50 thousand:	—	—	—	—	—	—	—	—	—	—	—
Unrealized loss on post-retirement benefits, net of tax benefit of $(22) thousand	—	—	—	—	—	—	—	—	(30)	—	(30)
Unrealized gain on securities, net of reclassification adjustment (Note 2) and tax expense of $72 thousand	—	—	—	—	—	—	—	—	112	—	112

Comprehensive income											1,807

Dividends paid to common stockholders ($0.20 per share)	—	—	—	—	—	—	—	(299)	—	—	(299)
Preferred stock accretion of discount and issuance costs	—	120	—	—	—	—	—	(120)	—	—	—
Dividends paid on preferred stock	—	—	—	—	—	—	—	(500)	—	—	(500)
Grants of restricted and unrestricted common stock	—	—	—	—	13,920	14	(14)	—	—	—	—
Stock-based compensation (Note 1)	—	—	—	—	—	—	512	—	—	—	512
Amortization of unearned compensation – ESOP	—	—	—	—	—	—	(200)	—	—	688	488

Balance at March 31, 2011	10,000	$9,709	—	$—	1,681,071	$1,681	$4,589	$35,288	$892	$(5,038)	$47,121
Net income	—	—	—	—	—	—	—	851	—	—	851
Other comprehensive loss, net of tax expense of $8 thousand:	—	—	—	—	—	—	—	—	—	—	—
Unrealized loss on post-retirement benefits, net of tax benefit of $(15) thousand	—	—	—	—	—	—	—	—	(16)	—	(16)
Unrealized gain on securities, net of reclassification adjustment (Note 2) and tax expense of $23 thousand	—	—	—	—	—	—	—	—	(5)	—	(5)

Comprehensive income											830

Dividends paid to common stockholders ($0.20 per share)	—	—	—	—	—	—	—	(307)	—	—	(307)
Redemption of Series A Preferred Stock, net	(10,000)	(9,701)	—	—	—	—	—	(299)	—	—	(10,000)
Issuance of Series B Preferred Stock, net of issuance costs of $45	—	—	10,000	9,955	—	—	—	—	—	—	9,955
Preferred stock accretion of discount and issuance costs	—	56	—	11	—	—	—	(67)	—	—	—
Redemption of Series A warrants	—	—	—	—	—	—	(2,525)	—	—	—	(2,525)
Dividends paid on preferred stock	—	(64)	—	—	—	—	—	(500)	—	—	(564)
Grants of restricted and unrestricted common stock	—	—	—	—	9,880	10	(10)	—	—	—	—
Stock-based compensation (Note 1)	—	—	—	—	—	—	441	—	—	—	441
Amortization of unearned compensation – ESOP	—	—	—	—	—	—	(294)	—	—	689	395

Balance at March 31, 2012	—	$—	10,000	$9,966	1,690,951	$1,691	$2,201	$34,966	$871	$(4,349)	$45,346

CENTRAL BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Changes in Stockholders’ Equity and Comprehensive Income (continued)

(In Thousands)

Central’s other comprehensive income and related tax effect for the years ended March 31, 2012 and 2011 are as follows:

	Before Tax Amount	Tax Expense (Benefit)	After-Tax Amount
		(In Thousands)
Year ended March 31, 2012
Unrealized loss on post-retirement benefits	$(31)	$(15)	$(16)
Unrealized gains on securities:
Unrealized net holding gains during period	559	241	318
Less: reclassification adjustment for net gains included in net income	541	218	323

Other comprehensive loss	$(13)	$8	$(21)

	Before-Tax Amount	Tax Expense (Benefit)	After-Tax Amount
	(In Thousands)
Year ended March 31, 2011
Unrealized loss on post-retirement benefits	$(52)	$(22)	$(30)
Unrealized gains on securities:
Unrealized net holding gains during period	320	127	193
Less: reclassification adjustment for net gains included in net income	136	55	81

Other comprehensive income	$132	$50	$82

See accompanying notes to consolidated financial statements.

CENTRAL BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows

(Dollars in Thousands)

	Years Ended March 31,
	2012	2011
Cash flows from operating activities:
Net income	$851	$1,725
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	500	623
Amortization of premiums	144	218
Provision for loan losses	1,400	1,100
Stock-based compensation and amortization of unearned compensation — ESOP	836	1,000
Deferred tax provision	339	941
Net gains from sales and write-downs of investment securities	(541)	(136)
Bank-owned life insurance income	(292)	(286)
Gains on sales of loans held for sale	(143)	(251)
Originations of loans held for sale	(10,934)	(20,795)
Proceeds from the sale of loans originated for sale	11,077	21,438
Gains on sales of other real estate owned	(38)	(2)
Decrease in accrued interest receivable	137	400
Decrease in other assets, net	209	302
Increase (decrease) in accrued expenses and other liabilities, net	789	(317)

Net cash provided by operating activities	4,334	5,960

Cash flows from investing activities:
Loan principal (originations) collections, net	(55,877)	66,915
Principal payments on mortgage-backed securities	5,313	9,137
Purchases of investment securities	(25,613)	(3,223)
Proceeds from sales of investment securities	6,840	3,371
Proceeds from redemption of FHLB stock	315	—
Purchases of banking premises and equipment	(489)	(569)
Purchase of BOLI	(2,000)	—
Premiums paid on BOLI	(86)	—
Proceeds from sales of other real estate owned	225	62

Net cash (used in) provided by investing activities	(71,372)	75,693

Cash flows from financing activities:
Preferred stock issuance costs	(45)	—
Redemption of Series A preferred stock warrants	(2,525)	—
Net increase (decrease) in deposits	35,457	(30,092)
Increase ( decrease) in payments by borrowers for taxes and insurance	1,568	(262)
Repayment of advances from FHLB of Boston	(123)	(26,118)
Cash dividends paid	(871)	(799)

Net cash provided by (used in) financing activities	33,461	(57,271)

Net (decrease) increase in cash and cash equivalents	(33,577)	24,382
Cash and cash equivalents at beginning of year	40,918	16,536

Cash and cash equivalents at end of year	$7,341	$40,918

Cash paid (received) during the period for:
Interest	$6,619	$8,043
Income taxes paid	$58	$350
Income taxes refunded	$(725)	$—
Supplemental disclosure of non-cash investing and financing activities:
Loans transferred to other real estate owned	$188	$132
Redemption of Series A preferred stock for issuance of Series B preferred stock	10,000	—
Accretion of Series A and B preferred stock discount and issuance costs	67	120

See accompanying notes to consolidated financial statements

CENTRAL BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012 AND 2011

Note 1. Summary of Significant Accounting Policies

The accompanying consolidated financial statements include the accounts of Central and its wholly owned subsidiary, Central Bank, as well as the wholly owned subsidiaries of Central Bank, Central Securities Corporation, Central Securities Corporation II, and Metro Real Estate Holdings, LLC.

Central was organized at the direction of Central Bank in September 1998 to acquire all of the capital stock of Central Bank upon the consummation of the reorganization of Central Bank into the holding company form of ownership. This reorganization was completed in January 1999. Central Bank was organized as a Massachusetts chartered co-operative bank in 1915 and converted from mutual to stock form of ownership in 1986. The primary business of Central Bank is to generate funds in the form of deposits and use the funds to make mortgage loans for the construction, purchase and refinancing of residential properties, and to make loans on commercial real estate in its market area. Central Bank is subject to competition from other financial institutions. Central is subject to the regulations of, and periodic examinations by the Federal Reserve Bank (“FRB”), the Federal Deposit Insurance Corporation (“FDIC”) and the Massachusetts Division of Banks. Central Bank’s deposits are insured by the Deposit Insurance Fund of the FDIC for deposits up to $250,000 for most accounts and up to $250,000 for retirement accounts and the Share Insurance Fund (“SIF”) for deposits in excess of the FDIC limits. Additionally, during 2010, amendments to the Federal Deposit Insurance Act were enacted, providing unlimited insurance coverage for noninterest-bearing transaction accounts beginning December 31, 2010, through December 31, 2012.

Central conducts its business through one operating segment, Central Bank. Most of Central Bank’s activities are with customers located in eastern Massachusetts. As set forth in Note 3 herein, Central Bank concentrates in real estate lending. Management believes that Central Bank does not have any significant concentrations in any one customer or industry.

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. All significant intercompany balances and transactions have been eliminated in consolidation. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and income and expenses for the year. Actual results could differ from those estimates. Material estimates that are particularly susceptible to change relate to the allowance for loan losses, fair value of other real estate owned, fair value of investments and other-than-temporary impairment, income taxes, accounting for goodwill and impairment, and stock-based compensation.

Central owns 100% of the common stock of Central Bancorp Capital Trust I (“Trust I”) and Central Bancorp Statutory Trust II (“Trust II”), which have issued trust preferred securities to the public in private placement offerings. In accordance with Accounting Standards Codification (“ASC”) 860 Transfers and Servicing, neither Trust I nor Trust II are included in Central’s consolidated financial statements (See “Subordinated Debentures” below).

The following is a summary of the significant accounting policies adopted by Central and Central Bank:

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks, money market mutual fund investments, federal funds sold and other short-term investments having an original maturity at date of purchase of 90 days or less.

Central Bank is required to maintain cash and reserve balances with the Federal Reserve Bank of Boston. Such required reserves are calculated based upon deposit levels and amounted to approximately $1.9 million at March 31, 2012.

Investments

Debt securities that management has the positive intent and ability to hold to maturity are classified as held-to-maturity and reported at cost, adjusted for amortization of premiums and accretion of discounts, both computed by a method that approximates the effective yield method. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading and reported at fair value, with unrealized gains and losses included in earnings. Debt and equity securities not classified as either held-to-maturity or trading are classified as available for sale and reported at fair value, with unrealized gains and losses determined by management to be temporary excluded from earnings and reported as a separate component of stockholders’ equity and comprehensive income. At March 31, 2012 and 2011, all of Central Bank’s investment securities were classified as available for sale.

Gains and losses on sales of securities are recognized when realized with the cost basis of investments sold determined on a specific-identification basis. Premiums and discounts on investment and mortgage-backed securities are amortized or accreted to interest income over the actual or expected lives of the securities using the level-yield method.

If a decline in fair value below the amortized cost basis of an investment is judged to be other-than-temporary, the cost basis of the investment is written down to fair value as a new cost basis. For debt securities, when Central Bank does not intend to sell the security, and it is more-likely-than-not that Central Bank will not have to sell the security before recovery of its cost basis, it will recognize the credit component of an other-than-temporary impairment loss in earnings, and the remaining portion in other comprehensive income. The credit loss component recognized in earnings is identified as the amount of principal cash flows not expected to be received over the remaining term of the security as estimated based on the cash flow projections discounted at the applicable original yield of the security.

Central’s investments in the Federal Home Loan Bank of Boston and the Co-operative Central Bank Reserve Fund are accounted for at cost. Such investments are reviewed for impairment when impairment indications are present. Factors considered in determining impairment include a current financial analysis of the issuer and an assessment of future financial performance.

Loans

Loans that management has the intent and ability to hold for the foreseeable future are reported at the principal amount outstanding, adjusted by unamortized discounts, premiums, and net deferred loan origination costs and fees.

Loans classified as held for sale are stated at the lower of aggregate cost or fair value. Fair value is estimated based on outstanding investor commitments. Net unrealized losses, if any, are provided for in a valuation allowance by charges to operations. Central enters into forward commitments (generally on a best efforts delivery basis) to sell loans held for sale in order to reduce market risk associated with the origination of such loans. Loans held for sale are sold on a servicing released basis. As of March 31, 2012 and 2011, there were no loans held for sale.

Mortgage loan commitments that relate to the origination of a mortgage that will be held for sale upon funding are considered derivative instruments. Loan commitments that are derivatives are recognized at fair value on the consolidated balance sheet in other assets and other liabilities with changes in their fair values recorded in noninterest income.

Central carefully evaluates all loan sales agreements to determine whether they meet the definition of a derivative as facts and circumstances may differ significantly. If agreements qualify, to protect against the price risk inherent in derivative loan commitments, Central generally uses “best efforts” forward loan sale commitments to mitigate the risk of potential decreases in the values of loans that would result from the exercise of the derivative loan commitments. Mandatory delivery contracts are accounted for as derivative instruments. Accordingly, forward loan sale commitments are recognized at fair value on the consolidated balance sheet in other assets and liabilities with changes in their fair values recorded in other noninterest income.

Loan origination fees, net of certain direct loan origination costs, are deferred and are amortized into interest income over the contractual loan term using the level-yield method. At March 31, 2012 and 2011, net deferred loan costs of $91 thousand and net deferred loan fees of $23 thousand, respectively, were included with the related loan balances for financial presentation purposes.

Interest income on loans is recognized on an accrual basis using the simple interest method only if deemed collectible. Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. Accrual of interest on loans and amortization of net deferred loan fees or costs are discontinued either when reasonable doubt exists as to the full and timely collection of interest or principal, or when a loan becomes contractually past due 90 days with respect to interest or principal. The accrual on some loans, however, may continue even though they are more than 90 days past due if management deems it appropriate, provided that the loans are well secured and in the process of collection. When a loan is placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period interest income. Interest accruals are resumed on such loans only when they are brought fully current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to both principal and interest.

Loans are classified as impaired when it is probable that Central Bank will not be able to collect all amounts due in accordance with the contractual terms of the loan agreement. Impaired loans, except those loans that are accounted for at fair value or at lower of cost or fair value such as loans held for sale, are accounted for at the present value of the expected future cash flows discounted at the loan’s effective interest rate, or as a practical expedient in the case of collateral dependent loans, the lower of the fair value of the collateral less selling and other costs, or the recorded amount of the loan. In evaluating collateral values for impaired loans, management obtains new appraisals or opinions of value when deemed necessary and may discount those appraisals depending on the likelihood of foreclosure. Other factors considered by management when discounting appraisals are the age of the appraisal, availability of comparable properties, geographic considerations, and property type. Management considers the payment status, net worth and earnings potential of the borrower, and the value and cash flow of the collateral as factors to determine if a loan will be paid in accordance with its contractual terms. Management does not set any minimum delay of payments as a factor in reviewing for impairment classification. For all loans, charge-offs occur when management believes that the collectibility of a portion or all of the loan’s principal balance is remote. Management considers nonaccrual loans, except for certain nonaccrual residential and consumer loans, to be impaired. However, all troubled debt restructurings (“TDRs”) are considered to be impaired. A TDR occurs when Central Bank grants a concession to a borrower with financial difficulties that it would not otherwise consider. The majority of TDRs involve a modification in loan terms such as a temporary reduction in the interest rate or a temporary period of interest only, and escrow (if required). TDRs are accounted for as set forth in ASC 310 Receivables (“ASC 310”). A TDR is typically on non-accrual until the borrower successfully performs under the new terms for at least six consecutive months. However, a TDR may be kept on accrual immediately following the restructuring in those instances where a borrower’s payments are current prior to the modification and management determines that principal and interest under the new terms are fully collectible.

Existing performing loan customers who request a non-TDR loan modification and who meet Central Bank’s underwriting standards may, usually for a fee, modify their original loan terms to terms currently offered. The modified terms of these loans are similar to the terms offered to new customers with similar credit, income, and collateral. Each modification is examined on a loan-by-loan basis and if the modification of terms represents more than a minor change to the loan, then the unamortized balance of the pre-modification deferred fees or costs associated with the mortgage loan are recognized in interest income at the time of the modification. If the modification of terms does not represent more than a minor change to the loan, then the unamortized balance of the pre-modification deferred fees or costs continue to be deferred and amortized over the remaining life of the loan.

Allowance for Loan Losses

The allowance for loan losses is maintained at a level determined to be adequate by management to absorb probable losses based on an evaluation of known and inherent risks in the portfolio. This allowance is increased by provisions charged to operating expense and by recoveries on loans previously charged-off, and reduced by charge-offs on loans or reductions in the provision credited to operating expense.

Central Bank provides for loan losses in order to maintain the allowance for loan losses at a level that management estimates is adequate to absorb probable losses based on an evaluation of known and inherent risks in the portfolio. In determining the appropriate level of the allowance for loan losses, management considers past and anticipated loss experience, evaluations of underlying collateral, financial condition of the borrower, prevailing economic conditions, the nature and volume of the loan portfolio and the levels of non-performing and other classified loans. The amount of the allowance is based on estimates and ultimate losses may vary from such estimates. Management assesses the allowance for loan losses on a quarterly basis and provides for loan losses monthly when appropriate to maintain the adequacy of the allowance.

Regarding impaired loans, Central Bank individually evaluates each loan and documents what management believes to be an appropriate reserve level in accordance with ASC 310. If management does not believe that any separate reserves for such loans are deemed necessary at the evaluation date in accordance with ASC 310, such loans would continue to be evaluated separately and will not be returned to be included in the general ASC 450 Contingencies (“ASC 450”) formula based reserve calculation. In evaluating impaired loans, all related management discounts of appraised values, selling and resolution costs are taken into consideration in determining the level of reserves required when appropriate.

The methodology employed in calculating the allowance for loan losses is portfolio segmentation. For the commercial real estate (“CRE”) portfolio, this is further refined through stratification within each segment based on loan-to-value (LTV) ratios. The CRE portfolio is further segmented by type of properties securing those loans. This approach allows Central Bank to take into consideration the fact that the various sectors of the real estate market change value at differing rates and thereby present different risk levels. CRE loans are segmented into the following categories:

•	Apartments
•	Offices
•	Retail
•	Mixed Use
•	Industrial/Other

Monthly, CRE loans are segmented using the above collateral-types and three LTV ratio categories: <40%, 40%-60%, and >60%. While these ranges are subjective, management feels that each category represents a significantly different degree of risk from the other. CRE loans carrying higher LTV ratios are assigned incrementally higher ASC 450 reserve rates. Annually, for the CRE portfolio, management adjusts the appraised values which are used to calculate LTV ratios in our allowance for loan losses calculation. The data is provided by an independent appraiser and it indicates annual changes in value for each property type in Central Bank’s market area for the last ten years. Management then adjusts the appraised or most recent appraised values based on the year the appraisal was made. These adjustments are believed to be appropriate based on Central Bank’s own experience with collateral values in its market area in recent years. Based on Central Bank’s allowance for loan loss methodology with respect to CRE, unfavorable trends in the value of real estate will increase the level of Central Bank’s ASC 450 allowance for loan losses.

In developing ASC 450 reserve levels, regulatory guidance suggests using Central Bank’s charge-off history as a starting point. Central Bank’s charge-off history in recent years has been minimal. The charge-off ratios are then adjusted based on trends in delinquent and impaired loans, trends in charge-offs and recoveries, trends in underwriting practices, experience of loan staff, national and local economic trends, industry conditions, and changes in credit concentrations. There is a concentration in CRE loans, but the concentration is decreasing. Management’s efforts to reduce the levels of commercial real estate and construction loans are reflected in changes in Central Bank’s commercial real estate concentration ratio, which is calculated as total non-owner-occupied commercial real estate and construction loans divided by Central Bank’s risk-based capital. At March 31, 2012, the commercial real estate concentration ratio was 286%, compared to a ratio of 330% at March 31, 2011, and 466% at March 31, 2010.

Residential loans, home equity loans and consumer loans, other than TDRs and loans in the process of foreclosure or repossession, are collectively evaluated for impairment. In addition to our charge-off experience, factors considered in determining the appropriate ASC 450 reserve levels are trends in delinquent and impaired loans, changes in the value of collateral, trends in charge-offs and recoveries, trends in underwriting practices, experience of loan staff, national and local economic trends, industry conditions, and changes in credit concentrations. TDRs and loans that are in the process of foreclosure or repossession are evaluated under ASC 310.

Commercial and industrial and construction loans that are not impaired are evaluated under ASC 450 and factors considered in determining the appropriate reserve levels include trends in delinquent and impaired loans, changes in the value of collateral, trends in charge-offs and recoveries, trends in underwriting practices, experience of loan staff, national and local economic trends, industry conditions, and changes in credit concentrations. Those loans that are individually reviewed for impairment are evaluated according to ASC 310.

During the year ended March 31, 2012, management changed the various ASC 450 loss factors, specifically as it related to trends in delinquencies and impaired loans, changes in collateral values, charge-offs and recoveries, and trends and conditions related to economic conditions among the different loan types. As a result of these loss factor changes, increases in ASC 450 reserves of approximately $372 thousand were made to the allowance for loan losses.

Although management uses available information to establish the appropriate level of the allowance for loan losses, future additions or reductions to the allowance may be necessary based on estimates that are susceptible to change as a result of changes in loan composition or volume, changes in economic market area conditions or other factors. As a result, our allowance for loan losses may not be sufficient to cover actual loan losses, and future provisions for loan losses could materially adversely affect Central’s operating results. In addition, various regulatory agencies, as an integral part of their examination process, periodically review Central’s allowance for loan losses. Such agencies may require Central to recognize adjustments to the allowance based on their judgments about information available to them at the time of their examination. Management currently believes that there are adequate reserves and collateral securing non-performing loans to cover losses that may result from these loans at March 31, 2012.

In the ordinary course of business, Central Bank enters into commitments to extend credit, commercial letters of credit, and standby letters of credit. Such financial instruments are recorded in the consolidated financial statements when they become payable. The credit risk associated with these commitments is evaluated in a manner similar to the allowance for loan losses. The reserve for unfunded lending commitments is included in other liabilities in the balance sheet. At March 31, 2012 and 2011, the reserve for unfunded commitments was not significant.

Subordinated Debentures

On September 16, 2004, Central completed a trust preferred securities financing in the amount of $5.1 million. In the transaction, Central formed a Delaware statutory trust, known as Central Bancorp Capital Trust I (“Trust I”). Trust I issued and sold $5.1 million of trust preferred securities in a private placement and issued $158,000 of trust common securities to Central. Trust I used the proceeds of these issuances to purchase $5.3 million of Central’s floating rate junior subordinated debentures due December 15, 2034 (the “Trust I Debentures”). The interest rate on the Trust I Debentures and the trust preferred securities is variable and adjustable quarterly at 2.44% over three-month LIBOR. At March 31, 2012 the interest rate was 2.91%. The Trust I Debentures are the sole assets of Trust I and are subordinate to all of Central’s existing and future obligations for borrowed money. With respect to Capital Trust I, the trust preferred securities and debentures each have 30-year lives and may be callable by Central or the Trust, at their respective option, subject to prior approval by the Federal Reserve Board, if then required. Interest on the trust preferred securities and the debentures may be deferred at any time or from time to time for a period not exceeding 20 consecutive quarterly periods (five years), provided there is no event of default.

On January 31, 2007, Central completed a trust preferred securities financing in the amount of $5.9 million. In the transaction, Central formed a Connecticut statutory trust, known as Central Bancorp Statutory Trust II (“Trust II”). Trust II issued and sold $5.9 million of trust preferred securities in a private placement and issued $183,000 of trust common securities to Central. Trust II used the proceeds of these issuances to purchase $6.1 million of Central’s floating rate junior subordinated debentures due March 15, 2037 (the “Trust II Debentures”). From January 31, 2007 until March 15, 2017 (the “Fixed Rate Period”), the interest rate on the Trust II Debentures and the trust preferred securities is fixed at 7.015% per annum. Upon the expiration of the Fixed Rate Period, the interest rate on the Trust II Debentures and the trust preferred securities will be at a variable per annum rate, reset quarterly, equal to the three-month LIBOR rate plus 1.65%. The Trust II Debentures are the sole assets of Trust II. The Trust II Debentures and the trust preferred securities each have 30-year lives. The trust preferred securities and the Trust II Debentures will each be callable by Central or Trust II, at their respective option, after ten years, and sooner in certain specific events, including in the event that the securities are not eligible for treatment as Tier 1 capital, subject to prior approval by the Federal Reserve Board, if then required. Interest on the trust preferred securities and the Trust II Debentures may be deferred at any time or from time to time for a period not exceeding 20 consecutive quarterly payments (five years), provided there is no event of default.

The trust preferred securities generally rank equal to the trust common securities in priority of payment, but will rank prior to the trust common securities if and so long as Central fails to make principal or interest payments on the Trust I and/or the Trust II Debentures. Concurrently with the issuance of the Trust I and the Trust II Debentures and the trust preferred securities, Central issued guarantees related to each trust’s securities for the benefit of the respective holders of Trust I and Trust II.

Income Taxes

Central recognizes income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the accounting basis and the tax basis of Central Bank’s assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled. Central Bank’s deferred tax asset is reviewed periodically and adjustments to such asset are recognized as deferred income tax expense or benefit based on management’s judgments relating to the realizability of such asset.

When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the consolidated financial statements in the period during which, based on all available evidence, management believes it is more-likely-than-not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50% likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Interest and penalties associated with unrecognized tax benefits, if any, would be classified as additional provision for income taxes in the statement of income.

Banking Premises and Equipment

Land is stated at cost. Buildings, leasehold improvements and equipment are stated at cost, less allowances for depreciation and amortization. Depreciation and amortization are computed on the straight-line method over the estimated useful lives of the assets or terms of the leases, if shorter. Rental payments under long-term leases are charged to expense on a straight-line basis over the life of the lease.

Other Real Estate Owned

Other real estate owned (“OREO”) is recorded at fair market value less estimated selling costs. Subsequent to foreclosure, valuations are periodically performed by management and asset values are adjusted downward if necessary.

Accounting for Goodwill and Impairment

ASC 350, Intangibles – Goodwill and Other, (“ASC 350”) addresses the method of identifying and measuring goodwill and other intangible assets having indefinite lives acquired in a business combination, eliminates further amortization of goodwill and requires periodic impairment evaluations of goodwill using a fair value methodology prescribed in ASC 350. In accordance with ASC 350, Central does not amortize the goodwill balance of $2.2 million. Central consists of a single reporting unit. Impairment testing is required at least annually or more frequently as a result of an event or change in circumstances (e.g., recurring operating losses by the acquired entity) that would indicate an impairment adjustment may be necessary. Central adopted December 31 as its assessment date. Annual impairment testing was performed during each year and in each analysis, it was determined that an impairment charge was not required. The most recent testing was performed as of December 31, 2011 utilizing average earnings and average book and tangible book multiples of sales transactions of banks considered to be comparable to Central, and management determined that no impairment existed at that date. Management utilized 2011 sales transaction data of financial institutions in the New England area of similar size, credit quality, net income, and return on average assets levels and management believes that the overall assumptions utilized in the testing process were reasonable. During the December 31, 2011 impairment testing, management also considered utilizing market capitalization, but ultimately concluded that it was not an appropriate measure of Central’s fair value due to the overall depressed valuations in the financial sector and the significance of Central’s insider ownership and the lack of volume in trading in Central’s shares of common stock. Management also does not believe that this measure generally reflects the premium that a buyer would typically pay for a controlling interest. No events have occurred during the three months ended March 31, 2012 which would indicate that the impairment test would need to be re-performed.

Pension Benefits and Other Post-Retirement Benefits

Central Bank provides pension benefits for its employees in a multi-employer pension plan through membership in the Co-operative Banks Employees Retirement Association. Pension costs are funded as they are accrued and are accounted for on a defined contribution plan basis.

Central Bank maintains supplemental retirement plans (“SERP”) for two highly compensated employees designed to offset the impact of regulatory limits on benefits under qualified pension plans. Central Bank recognizes retirement expense based upon an annual analysis performed by a benefits administrator. Annual SERP expense can vary based upon changes in factors such as changes in salaries or estimated retirement ages.

Central Bank also maintains a post-retirement medical insurance plan and life insurance plan for certain individuals. Central Bank recognizes the over funded or under funded status of the plan as an asset or liability in its statement of financial condition and recognizes changes in that funded status in the year in which the changes occur through other comprehensive income as set forth by ASC 715 Compensation – Retirement Benefits (“ASC 715”).

Related Party Transactions

Directors and officers of Central and their affiliates have been customers of and have had transactions with Central Bank, and it is expected that such persons will continue to have such transactions in the future. Management believes that all deposit accounts, loans, services and commitments comprising such transactions were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers who are not directors or officers. In the opinion of management, the transactions with related parties did not involve more than normal risks of collectability, nor favored treatment or terms, nor present other unfavorable features.

Stock-Based Compensation

Central accounts for stock based compensation pursuant to ASC 718 Compensation–Stock Compensation (“ASC 718”). Central uses the Black-Scholes option pricing model as its method for determining fair value of stock option grants. Central has previously adopted two qualified stock option plans for the benefit of officers and other employees under which an aggregate of 281,500 shares have been reserved for issuance. One of these plans expired in 1997 and the other plan expired in 2009. All awards under the plan that expired in 2009 were granted by the end of 2005. Awards outstanding at the time the plans expire will continue to remain outstanding according to their terms.

On July 31, 2006, Central’s stockholders approved the Central Bancorp, Inc. 2006 Long-Term Incentive Plan (the “Incentive Plan”). Under the Incentive Plan, 150,000 shares have been reserved for issuance as options to purchase stock, restricted stock, or other stock awards. However, a maximum of 100,000 restricted shares may be granted under the plan. The exercise price of an option may not be less than the fair market value of Central’s common stock on the date of grant of the option and may not be exercisable more than ten years after the date of grant. However, awards may become available again if participants forfeit awards under the plan prior to their expiration. As of March 31, 2012, no shares remained unissued and available for award under the Incentive Plan.

Forfeitures of awards granted under the incentive plan are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates in order to derive Central’s best estimate of awards ultimately expected to vest. Estimated forfeiture rates represent only the unvested portion of a surrendered option and are typically estimated based on historical experience. Based on an analysis of Central’s historical data, Central applied a forfeiture rate of 0% to stock options outstanding in determining stock compensation expense for each of the years ended March 31, 2012 and 2011.

During the fourth quarter of fiscal 2012, 9,880 restricted shares were issued under the Incentive Plan. Of these shares, 2,000 shares vested immediately and 7,880 shares vest over a five-year life. During the fourth quarter of fiscal 2012, Central also granted stock options to purchase an aggregate of 40,000 shares. Of these stock options, 8,267 options vested immediately and 31,733 options vest over a five-year life. During fiscal 2011, 13,920 shares were issued under the Incentive Plan. Of these shares, 5,871 shares vested immediately and 8,049 shares vest over a five-year life. Stock-based compensation totaled $441 thousand for the year ended March 31, 2012 and $512 thousand for the year ended March 31, 2011 for all options and restricted shares based on their respective vesting schedules.

The number of shares and weighted average exercise prices of outstanding stock options at March 31, 2012 and 2011 are as follows:

	Number of Shares Options	Weighted Average Exercise Price
Balance at March 31, 2010	53,608	$26.62
Exercised	—	—
Forfeited	(12,466)	23.64
Expired	(6,684)	16.63

Balance at March 31, 2011	34,458	29.63

Granted	40,000	$17.50
Exercised	—	—
Forfeited	—	—
Expired	(869)	28.99

Balance at March 31, 2012	73,589	$23.04

Exercisable at March 31, 2012	41,856	$27.25

As of March 31, 2012, Central expects all non-vested stock options to vest over their remaining vesting periods.

The range of exercise prices, weighted average remaining contractual lives of outstanding stock options and aggregate intrinsic value at March 31, 2012 are as follows:

Options Outstanding						Options Exercisable
Exercise Price	Number of Shares Outstanding		Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Aggregate Intrinsic Value (1) (in Thousands)	Number of Shares Exercisable	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price
$28.99	23,589	(2)	2.9	$28.99	$—	23,589	2.9	$28.99
31.20	10,000	(2)	4.5	31.20	—	10,000	4.5	31.20
17.50	40,000	(3)	9.8	17.50	28	8,267	9.8	17.50

	73,589		6.9	$23.04	$28	41,856	4.7	$27.25

(1)	Represents the total intrinsic value, based on Central’s closing stock price of $18.20 as of March 31, 2012, which would have been received by the option holders had all option holders exercised their options as of that date.
(2)	Fully vested at March 31, 2012.
(3)	Subject to a variable vesting schedule.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

Assumptions	2012
Expected dividends	1.18%
Expected term	6.3 years
Expected volatility	74.3%
Risk-free interest rate	1.13%

A summary of non-vested stock award activity under all Company plans for the years ended March 31, 2012 and March 31, 2011 is as follows:

Non-Vested Shares	Number of Shares	Weighted Average Grant Date Fair Value
Balance at March 31, 2010	46,800	$16.51
Granted	13,920	18.48
Vested	(21,771)	19.87
Forfeited	—	—

Non-vested at March 31, 2011	38,949	15.33

Granted	9,880	17.50
Vested	(32,900)	14.51
Forfeited	—

Non-vested at March 31, 2012	15,929	$18.00

Regarding the stock awards, 9,880 shares of restricted and unrestricted stock grants were issued during the fourth quarter of the fiscal year ended March 31, 2012 and the stock-based compensation expense associated with those shares totaled $35 thousand. In total, 100,000 shares have been issued under the Incentive Plan since fiscal 2007 with total outstanding vested shares of 84,071 at a weighted average grant price of $21.81 per share as of March 31, 2012.

As of March 31, 2012, the total expected future compensation costs related to options and stock award vesting is $560 thousand; $311 thousand on stock options and $249 thousand on stock awards. The projected annual expense is $123 thousand per year for fiscal 2013 through fiscal 2016 and $68 thousand for fiscal 2017.

Earnings Per Share

Regarding earnings per share, Central adheres to guidance as set forth by ASC 360, “Earnings Per Share” (“ASC 360”). Basic earnings per share (“EPS”) is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock, such as stock options, were exercised or converted into common stock. Unallocated shares of common stock held by the Central Co-operative Bank Employee Stock Ownership Plan Trust (the “ESOP”) are not treated as being outstanding in the computation of either basic or diluted EPS. At March 31, 2012 and 2011, there were approximately 133,000 and 154,000 unallocated ESOP shares, respectively, with fair values of $2.4 million and $2.9 million, respectively.

The following depicts a reconciliation of basic and diluted earnings per share:

	2012	2011
	(Amounts in thousands, except share and per share amounts)
Net income as reported	$851	$1,725
Less preferred dividends and accretion	(866)	(620)

Net (loss) income (attributable) available to common Stockholders	$(15)	$1,105

Weighted average number of common shares outstanding	1,683,474	1,667,685
Weighted average number of unallocated ESOP shares	(142,459)	(163,966)

Weighted average number of common shares outstanding used in calculation of basic earnings per share	1,541,015	1,503,719
Incremental shares from the assumed exercise of dilutive common stock equivalents	86,818	117,463

Weighted average number of common shares outstanding used in calculating diluted earnings per share	1,627,833	1,621,182

(Loss) earnings per share:
Basic	$(0.01)	$0.74

Diluted	$(0.01)	$0.68

At March 31, 2012 and 2011, respectively, 20,799 and 34,458 stock options were anti-dilutive and were excluded from the above calculation.

Bank-Owned Life Insurance

Central Bank follows ASC 325 Investments – Other (“ASC 325”) in accounting for this asset and covers two executive officers. Increases in the cash value are recognized in other noninterest income and are not subject to income taxes while purchases increase the cash surrender value. Prior to the purchase of the policies, Central Bank reviewed the financial strength of the respective insurance carrier and continues to conduct such reviews on an annual basis. Bank-owned life insurance totaled $9.6 million at March 31, 2012 and $7.3 million at March 31, 2011.

Other Comprehensive Income

Central has established standards for reporting and displaying comprehensive income, which is defined as all changes to equity except investments by, and distributions to, shareholders. Net income is a component of comprehensive income, with all other components referred to, in the aggregate, as other comprehensive income. Other comprehensive income consists of unrealized gains or losses on available for sale securities, net of taxes, and unrealized gain or loss on post-retirement benefits, net of taxes.

The components of accumulated other comprehensive income, included in stockholders’ equity, are as follows at March 31:

	2012	2011
	(In Thousands)
Net unrealized gain on securities available for sale	$1,202	$1,184
Tax effect	(475)	(452)

Net-of-tax amount	727	732

Unrealized gain on pension benefits	239	270
Tax effect	(95)	(110)

Net-of-tax amount	144	160

Accumulated other comprehensive income	$871	$892

Recent Accounting Pronouncements

In April 2011, the FASB issued Accounting Standards Update (ASU) No. 2011-03, Transfers and Servicing (Topic 860): Reconsideration of Effective Control for Repurchase Agreements. The main provisions in this amendment remove from the assessment of effective control (1) the criterion requiring the transferor to have the ability to repurchase or redeem the financial assets on substantially the agreed terms, even in the event of default by the transferee, and (2) the collateral maintenance implementation guidance related to that criterion. Eliminating the transferor’s ability criterion and related implementation guidance from an entity’s assessment of effective control should improve the accounting for repos and other similar transactions. The guidance in this update is effective for the first interim or annual period beginning on or after December 15, 2011 and should be applied prospectively to transactions or modifications of existing transactions that occur on or after the effective date. Early adoption is not permitted. The adoption of this guidance did not have a material impact on Central’s consolidated financial statements.

In May 2011, the FASB issued Accounting Standards Update (ASU) No. 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. The amendments in this update are a result of the work by the FASB and the International Accounting Standards Board to develop common requirements for measuring fair value and for disclosing information about fair value measurements in accordance with U.S. generally accepted accounting principles (“GAAP”) and International Financial Reporting Standards (“IFRSs”). The amendments change the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. For many of the requirements, the FASB does not intend for these amendments to result in a change in the application of the requirements of Topic 820. The amendments are to be applied prospectively. The amendments are effective during interim and annual periods beginning after December 15, 2011. Early application is not permitted. The adoption of this guidance did not have a material impact on Central’s consolidated financial statements.

In June 2011, the FASB issued Accounting Standards Update (ASU) No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income. The objective of this update is to improve the comparability, consistency, and transparency of financial reporting and to increase the prominence of items reported in other comprehensive income. The amendments in this update require that all non-owner changes in stockholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The amendments are to be applied retrospectively. The amendments are effective during interim and annual periods beginning after December 15, 2011. Early adoption is permitted. The adoption of this guidance did not have a material impact on Central’s consolidated financial statements.

In September 2011, the FASB issued Accounting Standards Update (ASU) No. 2011-08, Intangibles – Goodwill and Other (Topic 350): Testing Goodwill for Impairment. The objective of this update is to simplify how entities test goodwill for impairment. The amendments in this update permit an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test described in Topic 350. The more-likely-than-not threshold is defined as having a likelihood of more than 50 percent. The amendments are to be applied prospectively. The amendments are effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted. The adoption of this guidance did not have a material impact on Central’s consolidated financial statements.

In September 2011, the FASB issued Accounting Standards Update (ASU) No. 2011-09, Compensation – Retirement Benefits – Multiemployer Plans (Subtopic 715-80), Disclosures about an Employer’s Participation in a Multiemployer Plan. The ASU requires new and expanded disclosures for individually material multi-employer pension plans. The changes are effective for fiscal years ending after December 15, 2011. Early adoption is permitted. The adoption of this guidance did not have a material impact on Central’s consolidated financial statements as the amendments relate only to disclosures in the financial statements.

In December 2011, the FASB issued Accounting Standards Update (ASU) No. 2011-10, Property, Plant, and Equipment (Topic 360): De-recognition of In Substance Real Estate – a Scope Clarification. Under the amendments in this update, when a parent ceases to have a controlling financial interest in a subsidiary that is in substance real estate as a result of default on the subsidiary’s nonrecourse debt, the reporting entity should apply the guidance in Subtopic 360-20 to determine whether it should derecognize the in substance real estate. The amendments are to be applied prospectively to deconsolidation events occurring after the effective date. The amendments are effective for fiscal years and interim periods within those years, beginning on or after June 15, 2012. Central does not anticipate that the adoption of this guidance will have a material impact on Central’s consolidated financial statements.

In December 2011, the FASB issued Accounting Standards Update (ASU) No. 2011-11, Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities. Under the amendments in this update, entities are required to disclose both gross information and net information about both instruments and transactions eligible for offset in the statement of financial position and instruments and transactions subject to an agreement similar to a master netting arrangement. This scope includes derivatives, sale and repurchase agreements and reverse sale and repurchase agreements, and securities borrowing and securities lending arrangements. An entity is required to apply the amendments for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. An entity should provide the disclosures required by the amendment retrospectively for all comparative periods presented. Central does not anticipate that the adoption of this guidance will have a material impact on Central’s consolidated financial statements.

In December 2011, the FASB issued Accounting Standards Update (ASU) No. 2011-12, Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05. The objective of this update is to allow the FASB to reconsider whether it is necessary to require entities to present reclassification adjustments by component in both the statement where net income is presented and the statement where other comprehensive income is presented for both interim and annual financial statements. All other requirements in Update 2011-05 are not affected by this Update, including the requirement to report comprehensive income either in a single continuous financial statement or in two separate but consecutive financial statements. The amendments are effective during interim and annual periods beginning after December 15, 2011. Central does not anticipate that the adoption of this guidance will have a material impact on Central’s consolidated financial statements.

Note 2. Investments (In Thousands)

The amortized cost and fair value of investments securities available for sale are summarized as follows:

	March 31, 2012
	Amortized Cost	Gross Unrealized		Fair Value
		Gains	Losses
		(In Thousands)
Government agency and government sponsored enterprise mortgage-backed securities	$30,453	$816	$(11)	$31,258
Single issuer trust preferred securities issued by financial institutions	1,001	40	—	1,041

Total debt securities	31,454	856	(11)	32,299
Perpetual preferred stock issued by financial institutions	3,043	93	(25)	3,111
Common stock	3,361	374	(85)	3,650

Total	$37,858	$1,323	$(121)	$39,060

	March 31, 2011
	Amortized Cost	Gross Unrealized		Fair Value
		Gains	Losses
		(In Thousands)
Government agency and government sponsored enterprise mortgage-backed securities	$18,129	$764	$(70)	$18,823
Single issuer trust preferred securities issued by financial institutions	1,002	47	—	1,049

Total debt securities	19,131	811	(70)	19,872
Perpetual preferred stock issued by financial institutions	3,071	194	(80)	3,185
Common stock	1,799	354	(25)	2,128

Total	$24,001	$1,359	$(175)	$25,185

During the twelve-month period ended March 31, 2012, Central’s common stock holding was determined to be other-than-temporarily impaired and its book value was reduced through an impairment charge of $47 thousand. This impairment charge is reflected in “Net gain from sales and write-downs of investment securities” in Central’s consolidated statements of operations.

Temporarily impaired securities as of March 31, 2012 are presented in the following table and are aggregated by investment category and length of time that individual securities have been in a continuous loss position.

	Less Than or Equal to 12 Months		Greater Than 12 Months
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
		(In Thousands)
Government agency and government sponsored enterprise mortgage-backed securities	$12	$(1)	$360	$(10)
Perpetual preferred stock issued by financial institutions	—	—	991	(25)
Common stock	687	(85)	—	—

Total temporarily impaired securities	$699	$(86)	$1,351	$(35)

As of March 31, 2012, Central has nine government agency mortgage-backed securities which have been in a continuous loss position for a period greater than twelve months and five which have been in a continuous loss position for less than twelve months. These debt securities have a total fair value of $372 thousand and unrealized losses of $11 thousand as of March 31, 2012. Management currently does not have the intent to sell these securities and it is more likely that it will not have to sell these securities before recovery of their cost basis. Based on management’s analysis of these securities, it has been determined that none of the securities are other-than-temporarily impaired as of March 31, 2012.

Central has one preferred stock security which has been in a continuous loss position for greater than twelve months as of March 31, 2012. This security has a fair value of $991 thousand and an unrealized loss of $25 thousand at March 31, 2012. The preferred stock had a loss to book value ratio of 2.5% at March 31, 2012 compared to a loss to book value ratio of 7.8% at March 31, 2011. Due to the long-term nature of preferred stocks, management considers these securities to be similar to debt securities for analysis purposes. Based on available information, management has determined that the unrealized losses on Central’s investment in this preferred stock is not other-than-temporary as of March 31, 2012.

Central has eight equity securities with a fair value of $687 thousand and unrealized losses of $85 thousand which were temporarily impaired at March 31, 2012. The total unrealized losses relating to these equity securities represent 11.0% of book value. This is an increase when compared to the ratio of unrealized losses to book value of 6.3% at March 31, 2011. Of these eight securities, none have been in a continuous loss position for greater than twelve months. Data indicates that, due to current economic conditions, the time for many stocks to recover may be substantially lengthened. Management’s investment approach is to be a long-term investor. As of March 31, 2012, Central has determined that the unrealized losses associated with these securities are not other-than-temporary based on the projected recovery of the unrealized losses, and management’s intent and ability hold until recovery of cost.

The maturity distribution (based on contractual maturities) and annual yields of debt securities at March 31, 2012 are as follows:

	Amortized Cost	Fair Value
	(Dollars in Thousands)
Government agency and government sponsored enterprise mortgage-backed securities
Due within one year	$3	$3
Due after one year but within five years	483	489
Due after five years but within ten years	1,704	1,731
Due after ten years	28,263	29,035

Total	$30,453	$31,258

Single issuer trust preferred securities issued by financial institutions:
Due after ten years	1,001	1,041

Total	$31,454	$32,299

Mortgage-backed securities are shown at their contractual maturity dates but actual maturities may differ as borrowers have the right to prepay obligations without incurring prepayment penalties.

Proceeds from sales of investment securities and related gains and losses for the years ended March 31, 2012 and 2011 (all classified as available for sale) were as follows:

	2012	2011
	(Dollars in Thousands)
Proceeds from sales, maturities, redemptions	$6,840	$3,371

Gross gains	588	552
Gross losses	—	(72)
Other- than- temporary impairments	(47)	(344)

Net realized gain	$541	$136

Income tax expense on net realized gains	$237	$193

Mortgage-backed securities with an amortized cost of $381 thousand and a fair value of $426 thousand at March 31, 2012, were pledged to provide collateral for certain customers. Investment securities carried at $2.1 million were pledged under a blanket lien to partially secure Central Bank’s advances from the FHLB of Boston. Additionally, investment securities carried at $2.4 million were pledged to maintain borrowing capacity at the Federal Reserve Bank of Boston.

As a member of the FHLB of Boston, Central is required to invest in $100 par value stock of the FHLB of Boston. The FHLB of Boston capital structure mandates that members must own stock as determined by their total stock investment requirement which is the sum of a member’s membership stock investment requirement and activity-based stock investment requirement. The membership stock investment requirement is calculated as

0.35% of the member’s stock investment base, subject to a minimum investment of $10 thousand and a maximum investment of $25 million. The stock investment base is an amount calculated based on certain assets held by a member that are reflected on call reports submitted to applicable regulatory authorities. The activity-based stock investment requirement is calculated as 4.5% of a member’s outstanding principal balances of FHLB advances plus a percentage of advance commitments, 4.5% of standby letters of credit issued by the FHLB of Boston and 4.5% of the value of intermediated derivative contracts.

Central views its investment in the FHLB of Boston stock as a long-term investment. Accordingly, when evaluating for impairment, the value is determined based on the ultimate recovery of the par value rather than recognizing temporary declines in value. The determination of whether a decline affects the ultimate recovery is influenced by criteria such as: (1) the significance of the decline in net assets of the FHLB of Boston as compared to the capital stock amount and length of time a decline has persisted; (2) impact of legislative and regulatory changes on the FHLB of Boston and (3) the liquidity position of the FHLB of Boston.

On August 8, 2011, Standard & Poor’s Ratings Services cut the credit ratings for many government-related entities to AA+ from AAA reflecting their dependence on the recently downgraded U.S. Government. Included in those downgrades were ten of twelve Federal Home Loan Banks, including the FHLB of Boston. The other two Federal Home Loan Banks previously had been downgraded to AA+.

Central does not believe that its investment in the FHLB of Boston is impaired as of March 31, 2012. However, this estimate could change in the near term in the event that: (1) additional significant impairment losses are incurred on the mortgage-backed securities causing a significant decline in the FHLB of Boston’s regulatory capital status; (2) the economic losses resulting from credit deterioration on the mortgage-backed securities increases significantly; or (3) capital preservation strategies being utilized by the FHLB of Boston become ineffective.

The Co-operative Central Bank Reserve Fund (the “Fund”) was established for liquidity purposes and consists of deposits required of all insured co-operative banks in Massachusetts. The Fund is used by The Co-operative Central Bank to advance funds to member banks or to make other investments.

Note 3. Loans and the Allowance for Loan Losses (In Thousands)

Loans, excluding loans held for sale, as of March 31, 2012 and 2011 are summarized below (in thousands):

	2012	2011
Real estate loans:
Residential real estate (1-4 family)	$270,324	$183,157
Commercial real estate	167,196	199,074
Land and construction	937	456
Home equity lines of credit	8,471	8,426

Total real estate loans	446,928	391,113
Commercial loans	1,127	2,212
Consumer loans	831	892

Total loans	448,886	394,217
Less: allowance for loan losses	(4,272)	(3,892)

Total loans, net	$444,614	$390,325

Nonaccrual loans totaled $9.1 million as of March 31, 2012 and were comprised of seven commercial real estate customer relationships which totaled $7.9 million and seven residential customer relationships which totaled $1.2 million. Nonaccrual loans totaled $9.6 million as of March 31, 2011 and were comprised of five commercial real estate customer relationships which totaled $6.9 million and eleven residential customers which totaled $2.9 million of which there were three residential customer relationships totaling $363 thousand which were not impaired. Total nonaccrual loans include nonaccrual impaired loans as well as certain nonaccrual residential loans that are not considered impaired.

Financing Receivables on Nonaccrual Status as of:

	March 31, 2012	March 31, 2011
Commercial real estate:
Mixed use	$1,494	$1,616
Apartments	2,114	2,757
Industrial (other)	2,977	1,500
Retail	—	769
Offices	1,271	—
Residential:
Residential (1-4 family)	1,192	2,587
Condominium	—	352

	$9,048	$9,581

Following is an age analysis of past due loans as of March 31, 2012 and March 31, 2011, by loan portfolio class (in thousands):

	Age Analysis of Past Due Financing Receivables as of March 31, 2012
	30-59 Days Past Due	60-89 Days Past Due	90 Days Or More	Total Past Due	Current	Total
Commercial real estate:
Mixed use	$—	$—	$—	$—	$32,101	$32,101
Apartments	—	1,533	—	1,533	59,642	61,175
Industrial (other)	—	616	777	1,393	33,216	34,609
Retail	—	—	—	—	25,039	25,039
Offices	—	562	—	562	13,710	14,272
Land and construction	—	—	—	—	937	937
Residential:
Residential real estate loans	490	329	436	1,255	237,396	238,651
Residential (condominium)	—	—	—	—	31,673	31,673
Home equity lines of credit	8	—	—	8	8,463	8,471
Commercial and industrial loans	—	—	—	—	1,127	1,127
Consumer loans	—	—	—	—	831	831

	$498	$3,040	$1,213	$4,751	$444,135	$448,886

	Age Analysis of Past Due Financing Receivables as of March 31, 2011
	30-59 Days Past Due	60-89 Days Past Due	90 Days Or More	Total Past Due	Current	Total
Commercial real estate:
Mixed use	$398	$—	$1,616	$2,014	$36,605	$38,619
Apartments	—	258	2,757	3,015	75,655	78,670
Industrial (other)	—	—	1,500	1,500	36,005	37,505
Retail	—	—	769	769	28,276	29,045
Offices	—	—	—	—	15,235	15,235
Land and construction	—	—	—	—	456	456
Residential:
Residential real estate	782	247	2,587	3,616	152,978	156,594
Condominium	—	—	352	352	26,211	26,563
Home equity lines of credit	—	—	—	—	8,426	8,426
Commercial and industrial loans	—	—	—	—	2,212	2,212
Consumer loans	4	—	—	4	888	892

	$1,184	$505	$9,581	$11,270	$382,947	$394,217

There were no loans which were past due 90 days or more and still accruing interest as of March 31, 2012 and March 31, 2011.

Credit Quality Indicators. Management regularly reviews the problem loans in Central Bank’s portfolio to determine whether any assets require classification in accordance with Bank policy and applicable regulations. The following tables sets forth the balance of loans classified as pass, special mention, substandard or doubtful at March 31, 2012 and 2011 by loan class. Pass are those loans not classified as special mention or lower risk rating. Special mention loans are performing loans on which known information about the collateral pledged or the possible credit problems of the borrowers have caused management to have doubts as to the ability of the borrowers to comply with present loan repayment terms and which may result in the future inclusion of such loans in the non-performing loan categories. A loan is considered substandard if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard loans include those characterized by the distinct possibility Central Bank will sustain some loss if the deficiencies are not corrected. Loans classified as doubtful have all the weaknesses inherent as those classified as substandard, with the added characteristic that the weaknesses present make collection or liquidation in full on the basis of currently existing facts and conditions and values, highly questionable and improbable. Loans classified as loss are considered uncollectible and of such little value that their continuance as loans without the establishment of specific loss allowance is not warranted. Loans classified as substandard, doubtful or loss are individually evaluated for impairment.

The following tables display the loan portfolio by credit quality indicators as of March 31, 2012 and March 31, 2011 (in thousands):

	March 31, 2012
	Commercial and Industrial Loans	Residential Real Estate	Home Equity Lines of Credit	Commercial Real Estate	Land and Construction	Consumer Loans	Total
Pass	$1,127	$269,280	$8,466	$151,637	$937	$831	$432,278
Special mention	—	—	—	7,703	—	—	7,703
Substandard	—	1,044	5	7,856	—	—	8,905

	$1,127	$270,324	$8,471	$167,196	$937	$831	$448,886

	March 31, 2011
	Commercial and Industrial Loans	Residential Real Estate	Home Equity Lines of Credit	Commercial Real Estate	Land and Construction	Consumer Loans	Total
Pass	$2,212	$181,587	$8,426	$188,917	$456	$892	$382,490
Special mention	—	1,570	—	7,128	—	—	8,698
Substandard	—	—	—	3,029	—	—	3,029

	$2,212	$183,157	$8,426	$199,074	$456	$892	$394,217

Following is a summary of the activity in the allowance for loan losses by loan portfolio segment for the years ended March 31, 2012 and March 31, 2011 (in thousands):

	For the Year Ending March 31, 2012
	Residential Real Estate and Condominium	Commercial Real Estate And Land	Commercial And Industrial Loans	Consumer Loans	Unallocated	Total
Beginning balance	$873	$2,820	$17	$16	$166	$3,892
Charge offs	(441)	(604)	(3)	(10)	—	(1,058)
Recoveries	33	—	—	5	—	38
Provision (benefit)	932	604	(2)	(6)	(128)	1,400

Ending balance	$1,397	$2,820	$12	$5	$38	$4,272

	For the Year Ending March 31, 2011
	Residential Real Estate and Condominium	Commercial Real Estate And Land	Commercial And Industrial Loans	Consumer Loans	Unallocated	Total
Beginning balance	$853	$2,037	$44	$22	$82	$3,038
Charge offs	(68)	(171)	—	(11)	—	(250)
Recoveries	—	—	—	4	—	4
Provision (benefit)	88	954	(27)	1	84	1,100

Ending balance	$873	$2,820	$17	$16	$166	$3,892

Following is a summary of the allowance for loan losses and loans at March 31, 2012 and March 31, 2011 by loan portfolio segment disaggregated by impairment method (in thousands):

	Allowance for Loan Losses as of March 31, 2012
	Residential Real Estate And Condominium	Commercial Real Estate And Land	Commercial And Industrial Loans	Consumer Loans	Unallocated	Total
Allowance for loan losses ending balance:
Individually evaluated for impairment	$210	$1,315	$—	$—	$—	$1,525
Collectively evaluated for impairment	1,187	1,505	12	5	38	2,747

	$1 ,397	$2,820	$12	$5	$38	$4,272

Loans ending balance:
Individually evaluated for impairment	$1,981	$13,400	$—	$—	$—	$15,381
Collectively evaluated for impairment	276,814	154,733	1,127	831	—	433,505

	$278,795	$168,133	$1,127	$831	$—	$448,886

	Allowance for Loan Losses as of March 31, 2011
	Residential Real Estate And Condominium	Commercial Real Estate And Land	Commercial And Industrial Loans	Consumer Loans	Unallocated	Total
Allowance for loan losses ending balance:
Individually evaluated for impairment	$110	$1,307	$—	$—	$—	$1,417
Collectively evaluated for impairment	763	1,513	17	16	166	2,475

	$873	$2,820	$17	$16	$166	$3,892

Loans ending balance:
Individually evaluated for impairment	$3,588	$12,486	$—	$—	$—	$16,074
Collectively evaluated for impairment	187,833	187,572	690	2,048	—	378,143

	$191,421	$200,058	$690	$2,048	$—	$394,217

Following is a summary of impaired loans and their related allowances within the allowance for loan losses at March 31, 2012 and March 31, 2011 (in thousands):

	Impaired Loans and Their Related Allowances as of March 31, 2012
	Recorded Investment *	Unpaid Principal Balance	Related Allowance	Partial Charge-offs Recorded During the Year	Average Recorded Investment	Interest Income Recognized During Year
With no related allowance recorded:
Residential real estate and condominium	$1,048	$1,128	$—	$100	$1,737	$47
Commercial real estate and land	7,740	7,747	—	—	7,965	434
With an allowance recorded:
Residential real estate and condominium	933	1,092	210	—	1,593	36
Commercial real estate and land	5,660	5,867	1,315	—	4,906	155
Total
Residential real estate and condominium	1,981	2,220	210	100	3,329	83
Commercial real estate and land	$13,400	$13,614	$1,315	$—	$12,871	$589

*	Includes accrued interest, specific reserves and net unearned deferred fees and costs.

	Impaired Loans and Their Related Allowances as of March 31, 2011
	Recorded Investment *	Unpaid Principal Balance	Related Allowance
With no related allowance recorded:
Residential real estate and condominium	$2,119	$2,123	$—
Commercial Real Estate and Land	8,894	8,920	—
With an allowance recorded:
Residential real estate and condominium	$1,468	$1,630	$110
Commercial real estate and land	3,629	4,580	1,307
Total
Residential real estate and condominium	3,587	3,753	110
Commercial real estate and land	$12,523	$13,500	$1,307

*	Includes accrued interest, specific reserves and net unearned deferred fees and costs.

Impaired loans are evaluated separately and measured utilizing guidance set forth by ASC 310 as described in Note 1 to Central’s audited financial statements for the year ended March 31, 2012. All loans modified in TDRs are included in impaired loans.

Following are tables detailing the modifications which occurred during the year ended March 31, 2012, (in thousands):

	Troubled Debt Restructurings
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
TDRs during the 12 months ended March 31, 2012:
Commercial real estate:	4	$1,533	$1,533
Residential real estate and condominium	2	219	119

TDRs during the 12 months ended March 31, 2012 which defaulted during the 12 months ended March 31, 2012:

		Defaulted Balance at March 31, 2012
Commercial real estate	—	$—
Residential real estate and condominium	2	119

During the twelve months ended March 31, 2012, three customer relationships with six loans in total were modified in TDRs. These modifications were comprised of one commercial real estate loan relationship which totaled $1.5 million as of March 31, 2012 and two residential customer relationships which totaled $119 thousand. Charge offs were taken on two residential modifications in the amount of $100 thousand. Commercial real estate loans were modified for interest only payments but no interest rate relief. The residential real estate loans involved interest rate relief and interest only periods.

The following summarizes activity with respect to loans made by Central Bank to directors and officers and their related interests for the years ended March 31, 2012 and 2011:

	2012	2011
Balance at beginning of year	$105	$305
New loans	—	4
Repayment of principal	(99)	(204)

Balance at end of year	$6	$105

Loans included above were made in Central Bank’s ordinary course of business, on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the time for comparable transactions with unrelated persons. All loans included above are performing in accordance with the terms of the respective loan agreement.

Note 4. Banking Premises and Equipment (In Thousands)

A summary of cost, accumulated depreciation and amortization of banking premises and equipment at March 31, 2012 and 2011 follows:

	2012	2011	Estimated Useful Lives
Land	$589	$589
Buildings and improvements	2,740	2,657	50 years
Furniture and fixtures	3,997	3,592	3-5 years
Leasehold improvements	1,568	1,568	5-10 years

	8,894	8,406
Less accumulated depreciation and amortization	(6,200)	(5,701)

Total	$2,694	$2,705

Depreciation and amortization for the years ended March 31, 2012 and 2011 amounted to $500 thousand and $623 thousand, respectively, and is included in occupancy and equipment expense in the accompanying consolidated statements of operations.

Note 5. Other Real Estate Owned (In Thousands)

The following summarizes activity with respect to other real estate owned during the year ended March 31, 2012 and 2011.

	2012	2011
Balance at beginning of year	$132	$60
Additions	188	132
Valuation adjustments	—	—
Sales	(187)	(60)

Balance at end of year	$133	$132

During fiscal 2012, two residential properties totaling $188 thousand were acquired through foreclosure. Also during fiscal 2012, two properties with a book value of $187 thousand were sold for $225 thousand resulting in a gain on sale of other real estate of $38 thousand. During fiscal 2011, one residential property totaling $132 thousand was acquired through foreclosure. Also during fiscal 2011, the sale of one property with a book value of $60 thousand was sold for $62 thousand resulting in a gain on sale of other real estate owned of $2 thousand.

Note 6. Deposits (Dollars in Thousands)

Deposits at March 31, 2012 and 2011 are summarized as follows:

	2012	2011
Demand deposit accounts	$45,902	$40,745
NOW accounts	30,547	28,989
Passbook and other savings accounts	59,924	55,326
Money market deposit accounts	67,525	76,201

Total non-certificate accounts	203,898	201,261

Term deposit certificates
Certificates of $100,000 and above	75,761	40,843
Certificates less than $100,000	64,875	66,973

Total term deposit certificates	140,636	107,816

Total deposits	$344,534	$309,077

Contractual maturities of term deposit certificates with weighted average interest rates at March 31, 2012 are as follows:

	Amount	Weighted Average Interest Rate
Within 1 year	$66,425	0.75%
Over 1 to 3 years	70,565	1.23
Over 3 years	3,646	1.23

	$140,636

Note 7. Federal Home Loan Bank Advances (Dollars in Thousands)

A summary of the maturity distribution of FHLB of Boston advances (based on final maturity dates) with weighted average interest rates at March 31, follows:

	2012		2011
	Amount	Weighted Average Interest Rate	Amount	Weighted Average Interest Rate
Within 1 year	$29,228	3.92%	$—	—%
Over 1 to 2 years	11,000	2.98	29,351	3.92
Over 2 to 3 years	22,000	2.93	11,000	2.98
Over 3 to 4 years	5,000	2.89	22,000	2.93
Over 4 to 5 years	—	—	5,000	2.89
Over 5 to 10 years	50,000	4.10	50,000	4.10

	117,228	3.68%	117,351	3.68%

At March 31, 2012, advances totaling $87 million are callable during fiscal 2013 prior to their scheduled maturity. Central Bank is subject to a substantial penalty in the event it elects to prepay any of its FHLB of Boston advances.

The FHLB of Boston is authorized to make advances to its members subject to such regulations and limitations as the Federal Home Loan Bank Board may prescribe. The advances are secured by FHLB of Boston stock and a blanket lien on certain qualified collateral, defined principally as 90% of the fair value of U.S. Government and federal agency obligations and 75% of the carrying value of first mortgage loans on owner-occupied residential property. In addition, certain multi-family property loans are pledged to secure FHLB of Boston advances. Central Bank’s unused borrowing capacity with the FHLB of Boston was approximately $84 million at March 31, 2012.

Note 8. Income Taxes (Dollars in Thousands)

The components of the provision for income taxes for the years indicated are as follows:

	Year Ended March 31,
	2012	2011
Current
Federal	$(255)	$—
State	7	5

Total current (benefit ) provision (benefit)	(248)	5

Deferred
Federal	208	578
State	142	363
Change in valuation allowance	(11)	—

Total deferred provision	339	941

Provision for income taxes	$91	$946

The provision for income taxes for the periods presented is different from the amounts computed by applying the statutory Federal income tax rate to income before income taxes. The differences between expected tax rate and effective tax rates are as follows:

	Year Ended March 31,
	2012	2011
Statutory federal tax rate	34.0%	34.0%
Items affecting federal income tax rate:
Dividends received deduction	(7.8)	(2.6)
Net state impact of deferred rate change	—	3.0
State income taxes – net of federal tax benefit	10.5	7.2
Bank-owned life insurance deduction	(10.2)	(3.6)
Valuation allowance	(1.2)	(4.8)
Stock-based compensation	(1.0)	1.2
Merger expenses	4.4	—
Reversal of uncertain tax position	(15.3)	—

Other	(3.7)	1.0

Effective tax rate	9.7%	35.4%

The components of gross deferred tax assets and gross deferred tax liabilities that have been recognized at March 31, 2012 and 2011 are as follows:

	2012	2011
Deferred tax assets:
Allowance for loan losses	$1,706	$1,580
Depreciation	779	814
Post- retirement employee benefits	643	425
Write-down of investment securities	279	845
Net operating loss carryforward	562	434
Other	133	442

Gross deferred tax assets	4,102	4,540
Less: valuation allowance	(279)	(290)

	3,823	4,250

Deferred tax liabilities:
Unrealized gain on securities, net	475	452
Other	95	198

Gross deferred tax liabilities	570	650

Net deferred tax asset	$3,253	$3,600

Central has recorded a valuation allowance against certain deferred tax assets due to uncertainty surrounding the realization of these assets. The valuation allowance is related to certain capital loss carryforwards that are only allowed to be utilized against capital gains. Due to the uncertainty surrounding future capital gains, management believes it is more likely than not that these assets will not be realized.

The unrecaptured base year tax bad debt reserves will not be subject to recapture as long as Central continues to carry on the business of banking. In addition, the balance of the pre-1988 bad debt reserves continues to be subject to provisions of present law that require recapture in the case of certain excess distributions to shareholders. The tax effect of pre-1988 bad debt reserves subject to recapture in the case of certain excess distributions is approximately $1.3 million.

As of March 31, 2012, Central provided a liability of $11 thousand of unrecognized tax benefits related to various federal and state income tax matters as compared to $155 thousand as of March 31, 2011. During the year ending March 31, 2012, Central reversed $144 thousand of the prior year unrecognized tax benefits and the amount of unrecognized tax benefit that would impact Central’s effective tax rate, if recognized, is $11 thousand.

In general, the tax years ended March 31, 2009 through March 31, 2012 remain open to examination by federal and state taxing jurisdictions to which Central is subject.

Note 9. Financial Instruments with Off-Balance Sheet Risk (In Thousands)

Central Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include unused lines of credit, unadvanced portions of commercial and construction loans, and commitments to originate loans. The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the balance sheets. The amounts of those instruments reflect the extent of Central Bank’s involvement in particular classes of financial instruments.

Central Bank’s exposure to credit loss in the event of nonperformance by the other party to its financial instruments is represented by the contractual amount of those instruments. Central Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Financial instruments with off-balance sheet risks as of March 31, 2012 and 2011 included the following:

	At March 31,
	2012	2011
Unused lines and letters of credit	$14,566	$15,940
Unadvanced portions of commercial and construction loans	533	459
Commitments to originate residential mortgage loans	24,942	11,232
Commitments to sell residential mortgage loans	—	595

Total off-balance sheet commitments	$40,041	$28,226

Commitments to originate loans, unused lines of credit and unadvanced portions of commercial and construction loans are agreements to lend to a customer, provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Central Bank evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by Central Bank upon extension of credit, is based on management’s credit evaluation of the borrower.

Central Bank is also a party to lease commitments related to premises used to conduct its business. A summary of minimum rentals of banking premises for future periods under non-cancelable operating leases follows:

Years Ending March 31,
2013	$362
2014	338
2015	334
2016	315
2017	18
Thereafter	5

Total	$1,372

Certain leases contain renewal options, the potential impact of which is not included above. Rental expense for each of the years ended March 31, 2012 and 2011 totaled $372 thousand and $365 thousand, respectively, and is included in occupancy and equipment expense in the accompanying consolidated statements of operations.

Note 10. Stockholders’ Equity (Dollars in Thousands)

Central (on a consolidated basis) and Central Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on Central’s and Central Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Central and Central Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Central Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies. The minimum core (leverage) capital ratio required for banks with the highest overall rating from bank regulatory agencies is 3.00% and is 4.00% for all others. Central Bank must also have a minimum total risk-based capital ratio of 8.00% (of which 4.00% must be Tier I capital, consisting of common stockholders’ equity). As of March 31, 2012, Central Bank met all capital adequacy requirements to which it is subject.

As of March 31, 2012, the most recent notification from the Federal Deposit Insurance Corporation categorized Central Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, Central Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the institution’s category.

	Actual		For Capital Adequacy Purposes			To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio		Amount	Ratio
As of March 31, 2012:
Company (consolidated)
Total risk-based capital	$54,543	16.39%	$26,623	≥	8.00%	N/A		N/A
Tier 1 capital	50,219	15.09	13,312	≥	4.00	N/A		N/A
Tier 1 leverage capital	50,219	9.83	20,435	≥	4.00	N/A		N/A
Bank
Total risk-based capital	$49,282	14.83%	$26,585	≥	8.00%	$33,231	≥	10.00%
Tier 1 capital	44,958	13.53	13,291	≥	4.00	19,937	≥	6.00
Tier 1 leverage capital	44,958	8.81	20,412	≥	4.00	25,515	≥	5.00
As of March 31, 2011:
Company (consolidated)
Total risk-based capital	$56,531	18.53%	$24,406	≥	8.00%	N/A		N/A
Tier 1 capital	52,514	17.22	11,854	≥	4.00	N/A		N/A
Tier 1 leverage capital	52,514	10.66	19,705	≥	4.00	N/A		N/A
Bank
Total risk-based capital	$50,954	16.72%	$24,380	≥	8.00%	$30,475	≥	10.00%
Tier 1 capital	46,938	15.40	12,192	≥	4.00	18,288	≥	6.00
Tier 1 leverage capital	46,938	9.58	19,598	≥	4.00	24,498	≥	5.00

Central and Central Bank may not declare or pay cash dividends on their stock if the effect thereof would cause capital to be reduced below regulatory requirements, or if such declaration and payment would otherwise violate regulatory requirements.

Note 11. Employee Benefits (Dollars in Thousands)

Pension and Savings Plans

As a participating employer in the Cooperative Banks Employees Retirement Association (“CBERA”), a multi-employer plan, Central Bank has in effect a non-contributory defined benefit plan (“Pension Plan”) and a defined contribution plan (“Savings Plan”) covering substantially all eligible employees.

Benefits under the Pension Plan are determined at the rate of 1% and 1.5% of certain elements of final average pay times years of credited service and are generally provided at age 65 based on years of service and the average of the participants’ three highest consecutive years of compensation from Central Bank. Employee contributions are made to a Savings Plan which qualifies under section 401(k) of the Internal Revenue Code of 1986, as amended. Central Bank matches 50% of an eligible deferral contribution on the first 5% of the deferral amount subject to the maximum allowable under federal regulations. Pension benefits and employer contributions to the Savings Plan become vested over six years.

The Pension Plan is sponsored by the Cooperative Banks Employees Retirement Association under the name CBERA Plan C with a plan Employer Identification Number of 04-6035593 and a plan number of 334. The actuarial valuation was completed as of January 1, 2011 for the plan year ending December 31, 2011 with a 94.7% funded target attainment percentage. Central Bank’s plan year contributions totaled $390 thousand and did not exceed 5% of the total contributions received by the 45 participating employers in the plan. Central Bank was not subject to any specific minimum contributions other than amounts, determined by the Trustees of the Plan, that maintain the funded status of the Plan in accordance with the requirements of the Pension Protection Act (PPA) and ERISA.

Expenses for the Pension Plan and the Savings Plan were $535 thousand and $527 thousand, for the years ended March 31, 2012 and 2011, respectively. Forfeitures are used to reduce expenses of the plans.

Employee Stock Ownership Plan

Central Bank established an Employee Stock Ownership Plan (“ESOP”) in November 1989 that is authorized to purchase shares of outstanding common stock of Central from time to time in the open market or in negotiated transactions. The ESOP is a tax-qualified retirement plan for the exclusive benefit of Central Bank’s employees. All full-time employees who have completed one year of service with Central Bank are eligible to participate in the ESOP and vest at a rate of 20% annually commencing in the year of eligibility or immediately if service is terminated due to death, disability, retirement or change in control.

The ESOP purchased Company common shares using the proceeds of borrowings in 2004 and 2007 and holds the stock in a trust established under the Plan. The loans from Central to the ESOP are collateralized by the unallocated shares of common stock. The outstanding balance of the three loans at March 31, 2012 and 2011 was $5.087 million and $5.676 million, respectively, and are eliminated in consolidation.

As set forth by ASC 718, compensation expense is recognized as the shares are allocated to participants based upon the fair value of the shares at the time they are allocated. As a result, changes in the market value of Central’s stock have an effect on Central’s results of operations but have no effect on stockholders’ equity. ESOP compensation expense for fiscal 2012 and 2011 amounted to $373 thousand and $260 thousand, respectively, based on the release to eligible employees of 21,506 shares in fiscal 2012 and 21,436 shares in fiscal 2011.

Company common stock dividends received by the ESOP on allocated shares that are not associated with financing are allocated to plan participants. Company common stock dividends received by the ESOP for allocated shares that are associated with financing provided by Central are returned to Central Bank for the purpose of reducing expenses.

The ESOP shares as of March 31, 2012 were as follows:

2012
Allocated shares	226,504
Unreleased shares	141,730

Total ESOP shares	368,234

Fair value of unreleased shares	$2,579,486

Other Post-Retirement Benefits (Dollars in Thousands)

Central Bank maintains a post-retirement medical insurance plan and life insurance plan for certain individuals. The following tables summarize the funded status and the actuarial benefit obligations of these plans for fiscal 2012 and 2011:

	Year Ended March 31,
	2012		2011
	Life	Medical	Life	Medical
Actuarial present value of benefits obligation:
Retirees	$(182)	$(149)	$(165)	$(146)
Fully eligible participants	—	—	—	—

Total	$(182)	$(149)	$(165)	$(146)

Change in projected benefit obligation:
Accumulated benefit obligations at prior year-end	$(165)	$(146)	$(126)	$(144)
Service cost less expense component	—	—	—	—
Interest cost	(7)	(6)	(8)	(7)
Actuarial gain (loss)	13	(5)	(28)	—
Assumptions	(24)	(9)	(4)	(11)
Benefits paid	1	17	1	16

Accumulated benefit obligations at year-end	$(182)	$(149)	$(165)	$(146)

Change in plan assets:
Fair value of plan assets at prior year-end	$—	$—	$—	$—
Employer contributions	1	17	1	16
Benefits paid and expenses	(1)	(17)	(1)	(16)

Fair value of plan assets at current year-end	$—	$—	$—	$—

Change in accumulated other comprehensive income:
Other accumulated comprehensive income at prior fiscal year-end	$(134)	$(135)	$(173)	$(148)
Actuarial (gain) loss	(13)	5	28	—
Assumptions	24	9	4	11
Amortization included in pension expense	5	—	7	2

Other accumulated other comprehensive income at current year-end	$(118)	$(121)	$(134)	$(135)

Amounts with deferred recognition reconciliation of accrued pension cost:
Accrued pension cost at beginning of year	$(299)	$(281)	$(299)	$(292)
Plus net periodic cost	(2)	(6)	(1)	(5)
Minus employer contributions, net	1	17	1	16

Accrued cost at end of year	$(300)	$(270)	$(299)	$(281)

Benefit obligation weighted average assumption as change in projected benefit obligation:
Discount rate	3.25%	3.25%	4.50%	4.50%
Expected return on plan assets	3.25	3.25	4.50	4.50
Rate of compensation increase	n/a	n/a	n/a	n/a

	2012		2011
Year ended March 31,	Life	Medical	Life	Medical
Components of net periodic benefit cost:
Service cost	$—	$—	$—	$—
Interest cost	7	6	8	7
Expected return on plan assets	—	—	—	—
Amortization of prior service cost	9	14	8	14
Amortization of actuarial gain	(14)	(14)	(15)	(16)

Net periodic benefit gain (cost)	$2	$6	$1	$5

Periodic benefit cost weighted average assumptions:
Discount rate	4.50%	4.50%	5.00%	$5
Rate of compensation increase	n/a	n/a	n/a	n/a
Amounts recognized in the consolidated balance sheets consist of:
Other liabilities	$(182)	$(149)	$(165)	$(146)

Amounts recognized in accumulated other comprehensive income consist of:
Net gain	$(126)	$(105)	$(150)	$(133)
Prior service credit	—	(41)	—	(52)
Transition liability	8	25	16	50

	$(118)	$(121)	$(134)	$(135)

Amounts anticipated to recognized in expense fiscal 2013:
Net gain	$(14)	$(13)	—	—
Prior service credit	—	(11)	—	—
Transition liability	8	25	—	—

	$6	$1	$—	$—

The plan is unfunded and Central accrues actuarial determined benefit costs over the estimated service period of the employees in the plan as set forth in ASC 715.

The following table shows the effects of a 1% increase or decrease in the assumed health care trend rate on selected components of expense for fiscal 2013 and the on the accumulated projected benefit obligation as of March 31, 2012:

Effect on service cost plus interest cost components of benefit cost
1% decrease	$(1)
1% increase	1

Effect on accumulated projected benefit obligation
1% decrease	(8)
1% increase	$8

Projected life and medical benefits payments are as follows (in thousands):

Years Ending March 31,
2013	$34
2014	34
2015	33
2016	33
2017	32
2018 through 2022	$132

Supplemental Executive Retirement Plans

Central Bank maintains supplemental retirement plans (“SERP”) for two highly compensated employees designed to offset the impact of regulatory limits on benefits under qualified pension plans. Central Bank’s obligation is unfunded. Central Bank recognizes retirement expense based upon an annual analysis performed by a benefits administrator. Annual SERP expense can vary based upon changes in factors such as changes in salaries or estimated retirement ages. SERP expense totaled $249 thousand for fiscal 2012 and $227 thousand for fiscal 2011. The SERP liability balance totaled $904 thousand at March 31, 2012 and $655 thousand at March 31, 2011.

Employment Agreements

Central has entered into employment agreements with certain executive officers. The employment agreements are generally for initial terms of five years, with automatic extensions made annually thereafter. The agreements include stipulations for termination, including termination made with and without just cause, and provide for base salaries, discretionary bonuses, and severance benefits. The agreements also provide for insurance and various other benefits. The employment agreements also include “Change of Control” provisions, providing that in the event of a Change in Control, as defined, compensation be paid to the officer in amounts up to approximately three times the officer’s base salary in the form of one lump sum payment following a Change of Control event.

Severance Agreement

Central Bank has entered into a severance agreement (the “Severance Agreement”) with an executive officer. The Severance Agreement provides for a term of three years, with an automatic extension annually thereafter. The Severance Agreement provides that, in the event Central Bank terminates the executive’s employment in connection with or within one year after any change in control, as such term is defined in the Severance Agreement, or the executive voluntarily terminates employment within that same time period following the occurrence of certain events that would constitute a constructive termination, Central Bank will pay the executive a lump sum severance benefit equal to two times his annual base salary at the rate in effect just prior to the change in control.

Note 12. Legal Proceedings

Central from time to time is involved as plaintiff or defendant in various legal actions incident to its business. None of these actions are believed to be material, either individually or collectively, to the results of operations and financial condition of Central or any subsidiary.

Note 13. Troubled Asset Relief Program Capital Purchase Program

On August 25, 2011, Central entered into and consummated a letter agreement (the “Repurchase Letter”) with the United States Department of the Treasury (“Treasury”), pursuant to which Central redeemed, out of the proceeds of its issuance of 10,000 shares of its Series B Senior Non-Cumulative Perpetual Preferred Stock, all 10,000 outstanding shares of its Series A Fixed Rate Cumulative Perpetual Preferred Stock, liquidation amount $1,000 per share (the “Series A Preferred Stock”), for a redemption price of $10,013,889, including accrued but unpaid dividends to the date of redemption. On December 5, 2008, Central sold $10.0 million in Series A Preferred Stock to the Treasury as a participant in the federal government’s Troubled Asset Relief Program (“TARP”) Capital Purchase Program. This represented approximately 2.6% of Central’s risk-weighted assets as of September 30, 2008. In connection with the investment, Central had entered into a Letter Agreement and the related Securities Purchase Agreement with the Treasury pursuant to which Central issued the 10,000 shares of Series A Preferred Stock and a warrant (the “Warrant”) to purchase 234,742 shares of Central’s common stock for an aggregate purchase price of $10.0 million in cash.

Central subsequently repurchased the Warrant from the Treasury on October 19, 2011 for an aggregate purchase price of $2.5 million.

Note 14. U.S. Treasury Department Small Business Lending Fund

On August 25, 2011, Central entered into and consummated a Securities Purchase Agreement (the “Purchase Agreement”) with the Secretary of the U.S. Department of the Treasury, pursuant to which Central issued 10,000 shares of Central’s Senior Non-Cumulative Perpetual Preferred Stock, Series B (the “Series B Preferred Stock”), having a liquidation amount per share equal to $1,000, for a total purchase price of $10,000,000. The Purchase Agreement was entered into, and the Series B Preferred Stock was issued, pursuant to the Small Business Lending Fund (“SBLF”) program, a fund established under the Small Business Jobs Act of 2010, that encourages lending to small businesses by providing capital to qualified community banks with assets of less than $10 billion. Central used the $10 million in SBLF funds to redeem shares of the Series A Preferred Stock issued under the TARP Capital Purchase Program.

The Series B Preferred Stock is entitled to receive non-cumulative dividends, payable quarterly, on each January 1, April 1, July 1 and October 1, beginning October 1, 2011. The dividend rate, as a percentage of the liquidation amount, can fluctuate on a quarterly basis during the first ten quarters during which the Series B Preferred Stock is outstanding, based upon changes in the level of “Qualified Small Business Lending” or “QSBL” (as defined in the Purchase Agreement) by Central’s wholly owned subsidiary Central Co-operative Bank. Based upon the increase in Central Bank’s level of QSBL over the baseline level calculated under the terms of the Purchase Agreement, the dividend rate for the initial dividend period has been set at five percent (5%). For the second through ninth calendar quarters, the dividend rate may be adjusted to between one percent (1%) and five percent (5%) per annum, to reflect the amount of change in Central Bank’s level of QSBL. If the level of Central Bank’s qualified small business loans declines so that the percentage increase in QSBL as compared to the baseline level is less than 10%, then the dividend rate payable on the Series B Preferred Stock would increase. For the tenth calendar quarter through four and one half years after issuance, the dividend rate will be fixed at between one percent (1%) and seven percent (7%) based upon the increase in QSBL as compared to the baseline. After four and one half years from issuance, the dividend rate will increase to 9% (including a quarterly lending incentive fee of 0.5%). In addition, beginning on January 1, 2014, and on all Series B Preferred Stock dividend payment dates thereafter ending on April 1, 2016, Central will be required to pay to the Secretary, on each share of Series B Preferred Stock, but only out of assets legally available therefore, a fee equal to 0.5% of the liquidation amount per share of Series B Preferred Stock.

The Series B Preferred Stock is non-voting, except in limited circumstances. In the event that Central misses five dividend payments, whether or not consecutive, the holder of the Series B Preferred Stock will have the right, but not the obligation, to appoint a representative as an observer on Central’s Board of Directors. In the event that Central misses six dividend payments, whether or not consecutive, and if the then outstanding aggregate liquidation amount of the Series B Preferred Stock is at least $25,000,000, then the holder of the Series B Preferred Stock will have the right to designate two directors to the Board of Directors of Central.

The Series B Preferred Stock may be redeemed at any time at Central’s option, at a redemption price of 100% of the liquidation amount plus accrued but unpaid dividends to the date of redemption for the current period, subject to the approval of its federal banking regulator.

Note 15. Fair Values of Financial Instruments (In Thousands)

Central follows ASC 820 Fair Value Measurements and Disclosures (“ASC 820”), which defines fair value as the exchange price that would be received upon sale of an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. In addition, ASC 820 specifies a hierarchy of valuation techniques based on whether the inputs to those techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect Central’s market assumptions. These two types of inputs have the following fair value hierarchy:

Level 1 -	Quoted prices for identical instruments in active markets

Level 2 -	Quoted prices for similar instruments in active or non-active markets and model-derived valuations in which all significant inputs and value drivers are observable in active markets

Level 3 -	Valuation derived from significant unobservable inputs

Central uses fair value measurements to record certain assets at fair value on a recurring basis. Additionally, Central may be required to record at fair value other assets on a nonrecurring basis. These nonrecurring fair value adjustments typically involve the application of lower-of-cost-or market value accounting or write-downs of individual assets.

The only assets of Central recorded at fair value on a recurring basis at March 31, 2012 and March 31, 2011 were securities available for sale. The assets of Central recorded at fair value on a nonrecurring basis at March 31, 2012 and March 31, 2011 were impaired loans and other real estate owned (“OREO”). The following table presents the level of valuation assumptions used to determine the fair values of such securities and loans:

	Carrying Value (In Thousands)
At March 31, 2012	Level 1	Level 2	Level 3	Total
Assets recorded at fair value on a recurring basis:
Securities available for sale
Government agency and government sponsored agency mortgage-backed securities	$—	$31,258	$—	$31,258
Single issuer trust preferred securities issued by financial institutions	1,041	—	—	1,041
Perpetual preferred stock issued by financial institutions	991	2,120	—	3,111
Common stock	3,650	—	—	3,650
Assets recorded at fair value on a nonrecurring basis:
Impaired loans carried at fair value:
Commercial real estate	—	—	4,345	4,345
Residential real estate	—	—	723	723
OREO	—	—	133	133

	Carrying Value (In Thousands)
At March 31, 2011	Level 1	Level 2	Level 3	Total
Assets recorded at fair value on a recurring basis:
Securities available for sale
Government agency and government sponsored agency mortgage-backed securities	$—	$18,823	$—	$18,823
Single issuer trust preferred securities issued by financial institutions	1,049	—	—	1,049
Perpetual preferred stock issued by financial institutions	2,063	1,122	—	3,185
Common stock	2,128	—	—	2,128
Assets recorded at fair value on a nonrecurring basis:
Impaired loans carried at fair value:
Commercial real estate	—	—	4,566	4,566
Residential real estate	—	—	443	443
OREO	—	—	132	132

Central’s impaired loans are reported at the fair value of the underlying collateral if repayment is expected solely from the collateral. Collateral values are estimated using Level 2 inputs based upon appraisals of similar properties obtained from a third party. For Level 3 inputs, fair value is based upon management’s estimates of the value of the underlying collateral or the present value of the expected cash flows. At March 31, 2012, impaired loans measured at fair value using Level 3 inputs amounted to $5.1 million, which represents nine customer relationships, compared to ten customer relationships which totaled $5.0 million March 31, 2011.

OREO is measured at fair value less estimated selling costs. Fair value is based upon independent market prices, appraised values of the collateral, or management’s estimation of value of the collateral. At March 31, 2012, OREO was comprised of one residential condominium totaling $133 thousand. OREO at March 31, 2011 consisted of one residential condominium which totaled $132 thousand.

Both observable and unobservable inputs may be used to determine the fair value of positions classified as Level 3 assets. As a result, the unrealized gains and losses for these assets presented in the table above may include changes in fair value that were attributable to both observable and unobservable inputs.

The following methods and assumptions were used by Central Bank in estimating fair values of financial assets and liabilities:

Cash and Due from Banks - The carrying values reported in the balance sheet for cash and due from banks approximate their fair value because of the short maturity of these instruments.

Short-Term Investments - The carrying values reported in the balance sheet for short-term investments approximate fair value because of the short maturity of these investments.

Investment Securities Available for Sale - Where quoted prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. Examples of such instruments include publicly traded common and preferred stocks. If quoted prices are not available, then fair values are estimated by using pricing models (i.e., matrix pricing) and market interest rates and credit assumptions or quoted prices of securities with similar characteristics and are classified within Level 2 of the valuation hierarchy. Examples of such instruments include government agency and government sponsored agency mortgage-backed securities, as well as certain preferred and trust preferred stocks. Level 3 securities are securities for which significant unobservable inputs are utilized. There were no changes in valuation techniques used to measure similar assets during the period. Available for sale securities are recorded at fair value on a recurring basis. There were no Level 3 securities at March 31, 2012 or at March 31, 2011. Central did not have any sales or purchases of Level 3 available for sale securities during the periods.

Loans - The fair values of loans are estimated using discounted cash flow analysis, using interest rates, estimated using local market data, of which loans with similar terms would be made to borrowers of similar credit quality. The incremental credit risk for nonperforming loans has been considered in the determination of the fair value of loans. Regular reviews of the loan portfolio are performed to identify impaired loans for which specific allowance allocations are considered prudent. Valuations of impaired loans are made based on evaluations that we believe to be appropriate in accordance with ASC 310, and such valuations are determined by reviewing current collateral values, financial information, cash flows, payment histories and trends and other relevant facts surrounding the particular credits.

Accrued Interest Receivable - The carrying amount reported in the balance sheet for accrued interest receivable approximates its fair value due to the short maturity of these accounts.

Stock in FHLB of Boston - The carrying amount reported in the balance sheet for FHLB of Boston stock approximates its fair value based on the redemption features of the stock.

The Co-operative Central Bank Reserve Fund - The carrying amount reported in the balance sheet for the Co-operative Central Bank Reserve Fund approximates its fair value.

Deposits - The fair values of deposits (excluding term deposit certificates) are, by definition, equal to the amount payable on demand at the reporting date. Fair values for term deposit certificates are estimated using a discounted cash flow technique that applies interest rates estimated using local market data currently being offered on certificates to a schedule of aggregated monthly maturities on time deposits with similar remaining maturities.

Advances from FHLB of Boston - Fair values of non-callable advances from the FHLB of Boston are estimated based on the discounted cash flows of scheduled future payments using the respective quarter-end published rates for advances with similar terms and remaining maturities. Fair values of callable advances from the FHLB of Boston are estimated using indicative pricing provided by the FHLB of Boston.

Subordinated Debentures - The fair value of one subordinated debenture totaling $5.3 million whose interest rate is adjustable quarterly is estimated to be equal to its book value. The other subordinated debenture totaling $6.1 million has a fixed rate until March 15, 2017, at which time it will convert to an adjustable rate which will adjust quarterly. The maturity date is March 15, 2037. The fair value of this subordinated debenture is estimated based on the discounted cash flows of scheduled future payments utilizing a discount rate derived from instruments with similar terms and remaining maturities.

Advance Payments by Borrowers for Taxes and Insurance and Accrued Interest Payable - The carrying values reported in the balance sheet for advance payments by borrowers for taxes and insurance and accrued interest payable approximate their fair value because of the short maturity of these accounts.

Off-Balance Sheet Instruments - Central Bank’s commitments to lend for unused lines of credit and unadvanced portions of loans have short remaining disbursement periods or variable interest rates, and, therefore, no fair value adjustment has been made.

The estimated carrying amounts and fair values of Central’s financial instruments are as follows:

	March 31, 2012		March 31, 2011
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Assets
Cash and due from banks	$4,117	$4,117	$3,728	$3,728
Short-term investments	3,224	3,224	37,190	37,190
Investment securities available for sale	39,060	39,060	25,185	25,185
Net loans	444,614	454,454	390,325	394,475
Stock in Federal Home Loan Bank of Boston	8,203	8,203	8,518	8,518
The Co-operative Central Bank Reserve Fund	1,576	1,576	1,576	1,576
Accrued interest receivable	1,359	1,359	1,496	1,496
Liabilities
Deposits	$344,534	$345,998	$309,077	$300,875
Advances from FHLB of Boston	117,228	126,985	117,351	125,314
Subordinated debentures	11,341	8,856	11,341	8,651
Advance payments by borrowers for taxes and insurance	2,955	2,955	1,387	1,387
Accrued interest payable	403	403	405	405
Off-Balance Sheet Instruments	40,041	40,041	28,226	28,226

Note 16. Parent Company Only Condensed Financial Statements (In Thousands)

	At March 31,
Balance Sheets	2012	2011
Assets
Cash deposit in subsidiary bank	$138	$301
Investment in subsidiary	50,891	52,156
ESOP loan (Note 11)	5,087	5,676
Investment in unconsolidated subsidiary	341	341
Other assets	310	325

Total assets	$56,767	$58,799

Liabilities and Stockholders’ Equity
Subordinated debentures (Note 1)	11,341	11,341
Accrued taxes and other liabilities	80	337
Total stockholders’ equity	45,346	47,121

Total liabilities and stockholders’ equity	$56,767	$58,799

	Year Ended March 31,
Statements of Operations	2012	2011
Dividends from subsidiary bank	$3,400	$500
Interest income	421	468
Interest expense on subordinated debentures	(575)	(575)
Non-interest expenses	(625)	(460)

Income (loss) before income tax benefit	2,621	(67)
Income tax benefit	310	—

Income before equity in undistributed net (loss) income of subsidiary	2,931	(67)
Equity in undistributed net (loss) income of subsidiary	(2,080)	1,792

Net income	$851	$1,725

	Year Ended March 31,
Statements of Cash Flows	2012	2011
Cash flows from operating activities:
Net income	$851	$1,725
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net (loss) income of subsidiary	2,080	(1,792)
Changes in other assets and other liabilities	(242)	246

Net cash provided by operating activities	2,689	179

Cash flows from investing activities:
ESOP loans, net of repayment	589	578

Net cash provided by investing activities	589	578

Cash flows from financing activities:
Preferred stock issuance costs	(45)	—
Redemption of Series A warrants	(2,525)	—
Cash dividends paid	(871)	(798)

Net cash used in financing activities	(3,441)	(798)

Net decrease in cash in subsidiary bank	(163)	(41)
Cash in subsidiary bank at beginning of year	301	342

Cash in subsidiary bank at end of year	$138	$301

Note 17. Subsequent Events

On April 30, 2012, Central and Central Bank entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Independent, the parent company of Rockland Trust, pursuant to which Central will merge with and into Independent. As part of the transaction, Central Bank will also merge with and into Rockland Trust. Under the terms of the Merger Agreement, each share of Company common stock, other than shares held by Independent, will convert into the right to receive either (i) $32.00 in cash or (ii) such number of shares of Independent common stock as determined by the exchange ratio provided for in the Merger Agreement, all as more fully set forth in the Merger Agreement and subject to the terms and conditions set forth therein. The Merger Agreement provides that 40% of the aggregate merger consideration must consist of cash and 60% of the aggregate merger consideration must consist of shares of Independent common stock. Following the consummation of the transactions contemplated by the Merger Agreement, the Board of Directors of Independent and Rockland Trust will each consist of its respective directors immediately prior to the merger and John J. Morrissey, a current director of Central and Central Bank. The transaction is subject to customary closing conditions, including the receipt of regulatory approvals and approval of the merger by the holders of at least two-thirds of the outstanding common shares of Central. If the merger is not consummated under certain circumstances, Central has agreed to reimburse Independent up to $750,000 for its reasonably documented fees and expenses and to pay Independent a termination fee of $2.2 million; provided however, that any amounts paid in reimbursement will be credited against the termination fee payable. Currently, the merger is expected to be completed in the fourth quarter of 2012.

Report of Independent Registered Public Accounting Firm

The Board of Directors

Central Bancorp, Inc.

Somerville, Massachusetts

We have audited the consolidated balance sheet of Central Bancorp, Inc. and Subsidiary as of March 31, 2012 and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The consolidated financial statements of Central Bancorp, Inc. and Subsidiary as of March 31, 2011 were audited by other auditors whose report dated June 17, 2011 expressed an unqualified opinion on those statements.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2012 consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Central Bancorp, Inc. and Subsidiary as of March 31, 2012 and the consolidated results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Shatswell, MacLeod & Company, P.C.

West Peabody, Massachusetts

June 13, 2012

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

Central Bancorp, Inc. and Subsidiary

We have audited the accompanying consolidated balance sheet of Central Bancorp, Inc and Subsidiary as of March 31, 2011 and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Central Bancorp, Inc. and Subsidiary, as of March 31, 2011, and the results of their operations and their cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

/s/ McGladrey & Pullen, LLP

Boston, Massachusetts

June 17, 2011

Annex A

AGREEMENT AND PLAN OF MERGER

DATED AS OF APRIL 30, 2012

BY AND AMONG

INDEPENDENT BANK CORP.,

ROCKLAND TRUST COMPANY,

CENTRAL BANCORP, INC.,

AND

CENTRAL CO-OPERATIVE BANK

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EXHIBITS AND SCHEDULES

Exhibit A	Form of Voting Agreement
Exhibit B	Form of Settlement Agreement – Doherty
Exhibit C	Form of Settlement Agreement – Morrissey
Exhibit D	Form of Settlement Agreement – Feeley
Exhibit E	Form of Settlement Agreement – Greenbaum
Exhibit F	Form of Non-Competition Agreement
Exhibit G	Form of Consulting and Non-Competition Agreement

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of April 30, 2012, by and among Independent Bank Corp., a Massachusetts corporation (“Buyer”), Rockland Trust Company, a Massachusetts-chartered trust company and wholly owned subsidiary of Buyer (“Buyer Bank”), Central Bancorp, Inc., a Massachusetts corporation (“Company”), and Central Co-operative Bank, a Massachusetts-chartered co-operative bank and wholly owned subsidiary of Company (“Company Bank”).

W I T N E S S E T H

WHEREAS, the board of directors of Buyer and the board of directors of Company have each (i) determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective entities and shareholders; (ii) determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies; and (iii) approved this Agreement;

WHEREAS, in accordance with the terms of this Agreement, (i) Company will merge with and into the Buyer, with Buyer as the surviving entity (the “Merger”), and (ii) Company Bank will merge with and into Buyer Bank, with Buyer Bank as the surviving entity (the “Bank Merger”);

WHEREAS, as a material inducement to Buyer to enter into this Agreement, each of the directors of Company has entered into a voting agreement with Buyer dated as of the date hereof (a “Voting Agreement”), substantially in the form attached hereto as Exhibit A, pursuant to which each such director has agreed, among other things, to vote all shares of Company Common Stock (as defined herein) owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such agreement;

WHEREAS, as a material inducement to Buyer to enter into this Agreement, certain officers of the Company and Company Bank have entered into settlement agreements with each of Buyer, Buyer Bank, Company and Company Bank dated as of the date hereof (each a “Settlement Agreement”), substantially in the forms attached hereto as Exhibit B, Exhibit C, Exhibit D and Exhibit E, regarding termination of employment as of the Effective Time (as defined herein) and satisfaction of certain payments and other obligations to such officers;

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the transactions described in this Agreement and to prescribe certain conditions thereto.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE I

THE MERGER

Section 1.01 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Company shall merge with and into Buyer in accordance with the Massachusetts Business Corporation Act and the requirements of the Massachusetts Board of Bank Incorporation. Upon consummation of the Merger, the separate corporate existence of Company shall cease and Buyer shall survive and continue to exist as a corporation incorporated under the General Laws of Massachusetts (Buyer, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”).

Section 1.02 Articles of Organization and Bylaws. The Articles of Organization and Bylaws of the Surviving Entity upon consummation of the Merger shall be the Articles of Organization and Bylaws of Buyer as in effect immediately prior to consummation of the Merger.

Section 1.03 Directors and Officers of Surviving Entity. The directors of the Surviving Entity immediately after the Merger shall be the directors of Buyer in office immediately prior to the Effective Time, plus the Company Board Representative as set forth in Section 5.22. The executive officers of the Surviving Entity immediately after the Merger shall be the executive officers of Buyer immediately prior to the Merger. Each of the directors and executive officers of the Surviving Entity immediately after the Merger shall hold office until his or her successor is elected and qualified or otherwise in accordance with the Articles of Organization and Bylaws of the Surviving Entity.

Section 1.04 Effective Time; Closing.

(a) Subject to the terms and conditions of this Agreement, Buyer and Company will make all such filings as may be required to consummate the Merger by applicable laws and regulations. The Merger shall become effective as set forth in the articles of merger related to the Merger (the “Articles of Merger”) that shall be filed with the Massachusetts Secretary of State on the Closing Date. The “Effective Time” of the Merger shall be the date and time when the Merger becomes effective as set forth in the Articles of Merger.

(b) A closing (the “Closing”) shall take place immediately prior to the Effective Time at the offices of Choate, Hall & Stewart LLP, Two International Place, Boston, MA 02110, or such other place or on such other date as the parties may mutually agree upon (such date, the “Closing Date”). At the Closing, there shall be delivered to Buyer and Company the certificates and other documents required to be delivered under Article VI hereof.

Section 1.05 Tax Consequences. It is intended that the Merger shall qualify as a “reorganization” under Section 368(a) of the Code, and that the Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

Section 1.06 Additional Actions. If, at any time after the Effective Time, Buyer shall consider or be advised that any further deeds, documents, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in Buyer its right, title or interest in, to or under any of the rights, properties or assets of Company or any Company Subsidiary, or (ii) otherwise carry out the purposes of this Agreement, Company and its officers and directors shall be deemed to have granted to Buyer an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in Buyer its right, title or interest in, to or under any of the rights, properties or assets of Company or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of the Buyer are authorized in the name of Company or otherwise to take any and all such action.

ARTICLE II

MERGER CONSIDERATION; EXCHANGE PROCEDURES

Section 2.01 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of Buyer, Company or any shareholder of Company:

(a) Each share of Buyer Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger.

(b) Each share of Company Common Stock owned directly by Buyer (other than shares in trust accounts, managed accounts and the like for the benefit of customers or shares held in satisfaction of a debt previously contracted) immediately prior to the Effective Time shall be cancelled and retired at the Effective Time without any conversion thereof, and no payment shall be made with respect thereto.

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(c) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than treasury stock and shares described in Section 2.01(b)(ii) above) shall become and be converted into, as provided in and subject to the limitations set forth in this Agreement, the right to receive at the election of the holder thereof subject to the limitations set forth in Section 2.04 either: (i) $32.00 in cash (the “Cash Consideration”); or (ii) shares of Buyer Common Stock based on the Exchange Ratio (the “Stock Consideration”). The Cash Consideration and the Stock Consideration are sometimes referred to herein collectively as the “Merger Consideration.”

Section 2.02 Rights as Shareholders; Stock Transfers. All shares of Company Common Stock, when converted as provided in Section 2.01(c), shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each Certificate previously evidencing such shares shall thereafter represent only the right to receive for each such share of Company Common Stock, the Merger Consideration and any cash in lieu of fractional shares of Buyer Common Stock in accordance with this Article II and the right to receive any unpaid dividend with respect to the Company Common Stock with a record date that is prior to the Effective Time. At the Effective Time, holders of Company Common Stock shall cease to be, and shall have no rights as, shareholders of the Company, other than the right to receive the Merger Consideration and cash in lieu of fractional shares of Buyer Common Stock as provided under this Article II and the right to receive any unpaid dividend with respect to the Company Common Stock with a record date that is prior to the Effective Time. After the Effective Time, there shall be no transfers on the stock transfer books of Company of shares of Company Common Stock, other than transfers of Company Common Stock that have occurred prior to the Effective Time.

Section 2.03 Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of Buyer Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. In lieu thereof, Buyer shall pay to each holder of a fractional share of Buyer Common Stock an amount of cash (without interest) determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the volume-weighted average trading price of a share of Buyer Common Stock on The Nasdaq Global Select Market (“Nasdaq”), as reported by Bloomberg L.P. for the five (5) consecutive trading days ending on the fifth trading day immediately preceding the Closing Date, rounded to the nearest whole cent.

Section 2.04 Election Procedures.

(a) An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon proper delivery of such Certificates to a bank or trust company designated by Buyer and reasonably satisfactory to Company (the “Exchange Agent”)) in such form as Company and Buyer shall mutually agree (the “Election Form”), shall be mailed no more than forty (40) and no less than twenty (20) Business Days prior to the anticipated Election Deadline (the “Mailing Date”) to each holder of record of Company Common Stock. Each Election Form shall permit the holder of record of Company Common Stock (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation) to (i) elect to receive the Cash Consideration for all or a portion of such holder’s shares (a “Cash Election”), (ii) elect to receive the Stock Consideration for all or a portion of such holder’s shares (a “Stock Election”), or (iii) make no election with respect to the receipt of the Cash Consideration or the Stock Consideration (a “Non-Election”); sixty percent (60%) of the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, excluding any Treasury Stock (the “Stock Conversion Number”), shall be converted into the Stock Consideration and forty percent (40%) of such shares of Company Common Stock shall be converted into the Cash Consideration. A record holder acting in different capacities or acting on behalf of other Persons in any way will be entitled to submit an Election Form for each capacity in which such record holder so acts with respect to each Person for which it so acts. Shares of Company Common Stock as to which a Cash Election has been made are referred to herein as “Cash Election Shares.” Shares of Company Common Stock as to which a Stock Election has been made are referred to herein as “Stock Election Shares.” Shares of Company Common Stock as to which no election has been made (or as to which an Election Form is not properly completed and returned in a timely fashion) are referred to herein as “Non-Election Shares.” The aggregate number of shares of Company Common Stock with respect to which a Stock Election has been made is referred to herein as the “Stock Election Number.”

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(b) To be effective, a properly completed Election Form shall be submitted to the Exchange Agent on or before 5:00 p.m., New York City time, on a date no later than the 5th Business Day prior to the Closing Date to be mutually agreed upon by the parties (which date shall be publicly announced by Buyer as soon as practicable prior to such date) (the “Election Deadline”), accompanied by the Certificates as to which such Election Form is being made or by an appropriate guarantee of delivery of such Certificates, as set forth in the Election Form, from a member of any registered national securities exchange or a commercial bank or trust company in the United States (provided that such Certificates are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery; failure to deliver shares of Company Common Stock covered by such guarantee of delivery within the time set forth on such guarantee shall be deemed to invalidate any otherwise properly made election, unless otherwise determined by Buyer, in its sole discretion). For shares of Company Common Stock held in book entry form, Buyer shall establish procedures for delivery of such shares, which procedures shall be reasonably acceptable to Company. If a holder of Company Common Stock either (i) does not submit a properly completed Election Form in a timely fashion or (ii) revokes the holder’s Election Form prior to the Election Deadline (without later submitting a properly completed Election Form prior to the Election Deadline), the shares of Company Common Stock held by such holder shall be designated Non-Election Shares. In addition, all Election Forms shall automatically be revoked, and all Certificates returned, if the Exchange Agent is notified in writing by Buyer and Company that this Agreement has been terminated. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither Buyer nor the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

(c) The allocation among the holders of shares of Company Common Stock of rights to receive the Cash Consideration and the Stock Consideration will be made as follows:

(i) If the Stock Election Number exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and, subject to Section 2.03 hereof, each holder of Stock Election Shares will be entitled to receive the Stock Consideration in respect of that number of Stock Election Shares held by such holder equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Cash Consideration;

(ii) If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and the Cash Election Shares shall be treated in the following manner:

(A) if the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and, subject to Section 2.03 hereof, each holder of Non-Election Shares shall receive the Stock Consideration in respect of that number of Non-Election Shares held by such holder equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Cash Consideration; or

(B) if the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and, subject to Section 2.03 hereof, each holder of Cash Election Shares shall receive the Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying

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(x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.

(d) It is intended that the Merger and the Bank Merger shall together constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the Merger to qualify as a reorganization under Section 368(a) of the Code. If the tax opinions referred to in Section 6.01(e) cannot be rendered (as reasonably determined by Choate, Hall & Stewart and Kilpatrick Townsend & Stockton LLP, respectively) as a result of the Merger potentially failing to qualify as a reorganization under Section 368(a) of the Code, then Buyer may, in its sole discretion, increase the number of shares of Company Common Stock entitled to receive the Stock Consideration by the minimum amount necessary to enable such tax opinions to be rendered.

Section 2.05 Exchange Procedures.

(a) On or before the Closing Date, for the benefit of the holders of Certificates, (i) Buyer shall cause to be delivered to the Exchange Agent, for exchange in accordance with this Article II, certificates representing the shares of Buyer Common Stock issuable pursuant to this Article II (“New Certificates”) and (ii) Buyer shall deliver, or shall cause to be delivered, to the Exchange Agent an estimated amount of cash to be paid in lieu of fractional shares of Buyer Common Stock (such cash and New Certificates, being hereinafter referred to as the “Exchange Fund”).

(b) As promptly as practicable, but in any event no later than five (5) Business Days following the Effective Time, and provided that Company has delivered, or caused to be delivered, to the Exchange Agent all information that is necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates who has not previously surrendered such Certificate or Certificates with an Election Form, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration as provided for in this Agreement. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing that number of shares of Buyer Common Stock (if any) to which such former holder of Company Common Stock shall have become entitled pursuant to this Agreement, (ii) a check representing that amount of cash (if any) to which such former holder of Company Common Stock shall have become entitled pursuant to this Agreement and/or (iii) a check representing the amount of cash (if any) payable in lieu of a fractional share of Buyer Common Stock which such former holder has the right to receive in respect of the Certificate surrendered pursuant to this Agreement, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 2.05(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as provided for in this Agreement and any unpaid dividends and distributions thereon as provided in paragraph (c) of this Section 2.05. No interest shall be paid or accrued on any cash constituting Merger Consideration (including any cash in lieu of fractional shares) and any unpaid dividends and distributions payable to holders of Certificates. For shares of Company Common stock held in book entry form, Buyer shall establish procedures for delivery of such shares, which procedures shall be reasonably acceptable to Company.

(c) No dividends or other distributions with a record date after the Effective Time with respect to Buyer Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 2.05. After the surrender of a Certificate in accordance

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with this Section 2.05, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Buyer Common Stock represented by such Certificate. None of Buyer, Company or the Exchange Agent shall be liable to any Person in respect of any shares of Company Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(d) The Exchange Agent and Buyer, as the case may be, shall not be obligated to deliver cash and/or a New Certificate or New Certificates representing shares of Buyer Common Stock to which a holder of Company Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing the shares of Company Common Stock for exchange as provided in this Section 2.05, or, an appropriate affidavit of loss and indemnity agreement and/or a bond in such amount as may be required in each case by Buyer (but not more than the amount required under Buyer’s contract with its transfer agent). If any New Certificates evidencing shares of Buyer Common Stock are to be issued in a name other than that in which the Certificate evidencing Company Common Stock surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer, and that the Person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a New Certificate for shares of Buyer Common Stock in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(e) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Company for six (6) months after the Effective Time (as well as any interest or proceeds from any investment thereof) shall be delivered by the Exchange Agent to Buyer. Any shareholders of Company who have not theretofore complied with Section 2.05(b) shall thereafter look only to the Surviving Entity for the Merger Consideration deliverable in respect of each share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case without any interest thereon. If outstanding Certificates for shares of Company Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of Buyer Common Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Buyer (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of shares of Company Common Stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Buyer and the Exchange Agent shall be entitled to rely upon the stock transfer books of Company to establish the identity of those Persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of any shares of Company Common Stock represented by any Certificate, Buyer and the Exchange Agent shall be entitled to tender to the custody of any court of competent jurisdiction any Merger Consideration represented by such Certificate and file legal proceedings interpleading all parties to such dispute, and will thereafter be relieved with respect to any claims thereto.

(f) Buyer (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Buyer is required to deduct and withhold under applicable law. Any amounts so deducted and withheld shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction and withholding was made by Buyer.

Section 2.06 Anti-Dilution Provisions. In the event Buyer changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Buyer Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, reverse stock split, stock dividend, recapitalization,

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reclassification, or similar transaction with respect to the outstanding Buyer Common Stock, the Exchange Ratio shall be proportionately and appropriately adjusted; provided that, for the avoidance of doubt, no such adjustment shall be made with regard to the Buyer Common Stock if (i) Buyer issues additional shares of Buyer Common Stock and receives consideration for such shares in a bona fide third party transaction or (ii) Buyer issues employee or director stock grants or similar equity awards in the ordinary course of business consistent with past practice.

Section 2.07 Options and Restricted Stock.

(a) Each option to purchase Company Common Stock (collectively, the “Options”) granted under Company’s 1999 Stock Option and Incentive Plan and 2006 Long-Term Incentive Plan (each, a “Company Equity Plan,” and, collectively, the “Company Equity Plans”), whether vested or unvested, which is outstanding immediately prior to the Effective Time and which has not been exercised or canceled prior thereto shall, at the Effective Time, fully vest (to the extent not vested) and be canceled and, on the Closing Date, Company or Company Bank shall pay to the holder thereof cash in an amount equal to the product of (i) the number of shares of Company Common Stock provided for in such Option and (ii) the excess, if any, of the Cash Consideration over the exercise price per share of Company Common Stock provided for in such Option, which cash payment shall be made without interest and shall be net of all applicable withholding taxes. Prior to the Closing Date, Company shall use its reasonable best efforts to obtain the written acknowledgment of each holder of a then-outstanding Option with respect to the termination of the Option and the payment for such Option in accordance with the terms of this Section 2.07. At the Effective Time, the Company Equity Plans shall terminate and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of Company shall be of no further force and effect.

(b) All unvested shares of restricted Company Common Stock awarded under the applicable Company Equity Plan shall automatically vest in full according to the terms governing such award as of the Effective Time, to the extent not previously forfeited. At the Effective Time, the Company Equity Plans shall terminate and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of Company shall be of no further force and effect.

Section 2.08 Company Preferred Stock. In accordance with and subject to the requirements set forth in Section 5.27 of this Agreement, at or prior to the Effective Time, Company shall use all commercially reasonable efforts to redeem all of the outstanding shares of Company Preferred Stock issued in connection with Company’s participation in the U.S. Treasury’s Small Business Lending Fund (the “SBLF Shares”) in accordance with the terms of any securities purchase and/or such other agreements required to be entered into by and between the Company and the U.S. Treasury in order to effect such redemption.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

Section 3.01 Making of Representations and Warranties.

(a) On or prior to the date hereof, Company has delivered to Buyer a schedule (the “Company Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article III or to one or more of its covenants contained in Article V; provided, however, that the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that, absent such inclusion in the Company Disclosure Schedule, such item is or would be reasonably likely to result in a Material Adverse Effect with respect to Company.

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(b) Except as set forth in the Company Disclosure Schedule, Company and Company Bank hereby represent and warrant, jointly and severally, to Buyer that the statements contained in this Article III are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made on and as of the Closing Date), except as to any representation or warranty which specifically speaks as of an earlier date (including without limitation representations made as of “the date hereof”), which only need be correct as of such earlier date. No representation or warranty of Company contained in this Article III shall be deemed untrue or incorrect, and Company shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any section of this Article III, has had or would reasonably be expected to have a Material Adverse Effect with respect to Company, disregarding for the purposes of this Section 3.01(b) any materiality or Material Adverse Effect qualification contained in any representation or warranty; provided, however, that the foregoing standard shall not apply to the representations and warranties contained in Sections 3.02, 3.03, 3.04(a), 3.04(b), 3.05(a), 3.06, 3.08, 3.10, 3.15, 3.16(f), 3.16(g) and 3.16(h) which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects.

Section 3.02 Organization, Standing and Authority.

(a) Company is a Massachusetts corporation duly organized, validly existing and in good standing under the laws of The Commonwealth of Massachusetts, and is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. Company has full corporate power and authority to carry on its business as now conducted. Company is duly licensed or qualified to do business in The Commonwealth of Massachusetts and each other foreign jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification.

(b) Company Bank is a Massachusetts-chartered non-member co-operative bank duly organized, validly existing and in good standing under the laws of Massachusetts. Company Bank’s deposits are insured by the FDIC in the manner and to the full extent provided by applicable law, and all premiums and assessments required to be paid in connection therewith have been paid by Company Bank when due. Company Bank is a member in good standing of FHLB.

Section 3.03 Capital Stock. The authorized capital stock of Company consists of 5,000,000 shares of Company Preferred Stock and 15,000,000 shares of Company Common Stock. As of the date of this agreement, there were (i) 10,000 shares of Company Preferred Stock outstanding, (ii) 1,690,951 shares of Company Common Stock outstanding, (iii) 15,929 shares of unvested restricted stock, (iv) no shares held by Company Subsidiaries, and (v) 73,589 shares reserved for future issuance pursuant to outstanding Options granted under the Company Equity Plans. The outstanding shares of Company Common Stock have been duly authorized and are validly issued and are fully paid and non-assessable. Company Disclosure Schedule 3.03 sets forth the name of each holder of an unvested award of restricted stock or outstanding Option granted under the Company Equity Plans, identifying the nature of the award; as to Options, the number of shares of Company Common Stock subject to each Option, the grant, vesting and expiration dates and the exercise price relating the Options held; and for restricted stock awards, the number of shares of Company Common Stock subject to each award, and the grant and vesting dates. There are no options, warrants or other similar rights, convertible or exchangeable securities, “phantom stock” rights, stock appreciation rights, stock based performance units, agreements, arrangements, commitments or understandings to which Company is a party, whether or not in writing, of any character relating to the issued or unissued capital stock or other securities of Company or any of Company’s Subsidiaries or obligating Company or any of Company’s Subsidiaries to issue (whether upon conversion, exchange or otherwise) or sell any share of capital stock of, or other equity interests in or other securities of, Company or any of Company’s Subsidiaries other than those listed in Company Disclosure Schedule 3.03. All shares of Company Common Stock subject to issuance as set forth in this Section 3.03 or Company Disclosure Schedule 3.03 shall, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, be duly authorized, validly issued, fully paid and nonassessable. There are no obligations,

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contingent or otherwise, of Company or any of Company’s Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or capital stock of any of Company’s Subsidiaries or any other securities of Company or any of Company’s Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity. All of the outstanding shares of capital stock of each of Company’s Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights, and all such shares are owned by Company or another Subsidiary of Company free and clear of all security interests, liens, claims, pledges, taking actions, agreements, limitations in Company’s voting rights, charges or other encumbrances of any nature whatsoever, except as set forth in Company Disclosure Schedule 3.03. Except as set forth in Company Disclosure Schedule 3.03, neither the Company or any of its Subsidiaries has any trust capital securities or other similar securities outstanding.

Section 3.04 Subsidiaries.

(a) (i) Company Disclosure Schedule 3.04 sets forth a complete and accurate list of all of Company’s Subsidiaries, including the jurisdiction of organization of each such Subsidiary, (ii) except as set forth on Company Disclosure Schedule 3.04, Company owns, directly or indirectly, all of the issued and outstanding equity securities of each Subsidiary, (iii) no equity securities of any of Company’s Subsidiaries are or may become required to be issued (other than to Company) by reason of any contractual right or otherwise, (iv) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to Company or a wholly-owned Subsidiary of Company), (v) there are no contracts, commitments, understandings or arrangements relating to Company’s rights to vote or to dispose of such securities and (vi) all of the equity securities of each such Subsidiary held by Company, directly or indirectly, are validly issued, fully paid and nonassessable, are not subject to preemptive or similar rights and are owned by Company free and clear of all Liens.

(b) Except as set forth on Company Disclosure Schedule 3.04 or Company Disclosure Schedule 3.19, Company does not own (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted) beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.

(c) Each of Company’s Subsidiaries has been duly organized and qualified and is in good standing under the laws of the jurisdiction of its organization and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. A complete and accurate list of all such jurisdictions is set forth on Company Disclosure Schedule 3.04.

Section 3.05 Corporate Power; Minute Books.

(a) Company and each of its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and each of Company and Company Bank has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities and the approval of Company’s shareholders of this Agreement.

(b) The minute books of Company and each of its Subsidiaries contain true, complete and accurate records of all corporate actions taken by shareholders of Company and each of its Subsidiaries and the Board of the Directors of Company (including committees of Company’s board of directors) and each of its Subsidiaries.

Section 3.06 Corporate Authority. Subject only to the approval of this Agreement by the holders of at least a two-thirds of the outstanding shares of Company Common Stock entitled to vote on the Agreement and the transactions contemplated hereby (“Requisite Company Shareholder Approval”), this Agreement and the

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transactions contemplated hereby have been authorized by all necessary corporate action of Company and Company’s board of directors on or prior to the date hereof. Company’s board of directors has directed that this Agreement be submitted to Company’s shareholders for approval at a meeting of such shareholders and, except for the receipt of the Requisite Company Shareholder Approval in accordance with the Massachusetts Business Corporation Act, Company’s Articles of Organization and Bylaws, no other vote of the shareholders of Company is required by law, the Articles of Organization of Company, the Bylaws of Company or otherwise to approve this Agreement and the transactions contemplated hereby. Company and Company Bank each has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Buyer and Buyer Bank, this Agreement is a valid and legally binding obligation of Company and Company Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

Section 3.07 Regulatory Approvals; No Defaults.

(a) Except as set forth in Company Disclosure Schedule 3.07(a), no consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Company or any of its Subsidiaries in connection with the execution, delivery or performance by Company of this Agreement or to consummate the transactions contemplated by this Agreement, except for (i) filings of applications or notices with, and consents, approvals or waivers by the FRB, the FDIC, the Massachusetts Commissioner of Banks, the Massachusetts Board of Bank Incorporation and the Share Insurance Fund of the Co-operative Central Bank of Massachusetts; (ii) the Requisite Company Shareholder Approval, (iii) the approval of the Plan of Bank Merger by a majority of the outstanding shares of Company Bank’s common stock; and (iv) the filing of the Articles of Merger with the Secretary of State of The Commonwealth of Massachusetts. Each consent, approval or waiver by the FRB, the FDIC, the Massachusetts Commissioner of Banks, the Massachusetts Board of Bank Incorporation and the Share Insurance Fund of the Co-operative Central Bank of Massachusetts as referred to in clause (i) hereof is a “Regulatory Approval”. As of the date hereof, Company is not aware of any reason why the approvals set forth above and referred to in Section 6.01(b) will not be received in a timely manner.

(b) Except as set forth in Company Disclosure Schedule 3.07(b), subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the immediately preceding paragraph, and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by Company and Company Bank, as applicable, and the consummation of the transactions contemplated hereby do not and will not (i) constitute a breach or violation of, or a default under, the Articles of Organization or Bylaws (or similar governing documents) of Company or Company Bank, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Company or Company Bank, or any of its properties or assets, or (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Company or Company Bank under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Company or Company Bank is a party, or by which it or any of its properties or assets may be bound or affected.

Section 3.08 SEC Documents; Other Reports; Internal Controls.

(a) Except as set forth in Company Disclosure Schedule 3.08(a), Company has filed all required reports, forms, schedules, registration statements and other documents with the SEC since March 31, 2008 (the “Company Reports”) and has paid all fees and assessments due and payable in connection therewith. As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the Company Reports complied as to form in all material

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respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company Reports, and none of the Company Reports when filed with the SEC, and if amended prior to the date hereof, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Company has made available to Buyer true, correct and complete copies of all written correspondence between the SEC and the Company and any of its Subsidiaries occurring since April 1, 2008 and prior to the date of this Agreement. There are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Company Reports. None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(b) Except set forth in Company Disclosure 3.08(b), Company and each of its Subsidiaries have timely filed all reports, forms, schedules, registrations, statements and other documents, together with any amendments required to be made with respect thereto, that they were required to file since March 31, 2008 with any Governmental Authority (other than the Company Reports) and have paid all fees and assessments due and payable in connection therewith. Other than (i) as set forth in Company Disclosure Schedule 3.09(b) and (ii) normal examinations conducted by a Governmental Authority in the regular course of the business of Company and its Subsidiaries, no Governmental Authority has notified Company that it has initiated any proceeding or, to the knowledge of Company, threatened an investigation into the business or operations of Company or any of its Subsidiaries since March 31, 2008. There is no material unresolved violation or exception by any Governmental Authority with respect to any report, form, schedule, registration, statement or other document filed by, or relating to any examinations by any such Governmental Authority of, Company or any of its Subsidiaries.

(c) Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of Company’s board of directors and in Company Disclosure Schedule 3.08(c) (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal controls over financial reporting.

(d) The records, systems, controls, data and information of Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence. Company and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

(e) Company has designed, implemented and maintained disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to the Company and its Subsidiaries is made known to the management of Company by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Company Reports.

(f) Since March 31, 2008, (x) neither Company nor any of its Subsidiaries nor, to the Knowledge of Company, any director, officer, employee, auditor, accountant or representative of Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion

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or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (y) no attorney representing Company or any of its Subsidiaries, whether or not employed by Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Company or any of its officers, directors, employees or agents to the board of directors of Company or any committee thereof or to any director or officer of Company.

Section 3.09 Financial Statements; Undisclosed Liabilities.

(a) The financial statements of Company (including any related notes and schedules thereto) included in the Company Reports complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by the rules of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present, in all material respects, the consolidated financial position of Company and its Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown. The books and records of Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(b) Except for (i) those liabilities that are fully reflected or reserved for in the consolidated financial statements of Company included in its Annual Report on Form 10-K for the fiscal year ended March 31, 2011, as filed with the SEC or (ii) liabilities incurred since March 31, 2011 in the ordinary course of business consistent with past practice, neither Company nor any of its Subsidiaries has incurred any material liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due), and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability, other than pursuant to or as contemplated by this Agreement, that, either alone or when combined with all other liabilities of a type not described in clause (i) or (ii), has had, or would be reasonably expected to have, a Material Adverse Effect on Company.

Section 3.10 Absence of Certain Changes or Events. Except as disclosed in the Company Reports filed prior to the date hereof or in Company Disclosure Schedule 3.10, or as otherwise expressly permitted or expressly contemplated by this Agreement, since March 31, 2011 (the “Company Balance Sheet Date”), there has not been (i) any change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of Company or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Company, and to the Knowledge of Company, no fact or condition exists which is reasonably likely to cause a Material Adverse Effect with respect to Company in the future, (ii) any change by Company or any of its Subsidiaries in its accounting methods, principles or practices, other than changes required by applicable law or GAAP or regulatory accounting as concurred in by Company’s independent accountants, (iii) any entry by Company or any of its Subsidiaries into any contract or commitment of (A) more than $100,000 or (B) $50,000 per annum with a term of more than one year, other than loans and loan commitments in the ordinary course of business, (iv) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of Company or any of its Subsidiaries or any redemption, purchase or other acquisition of any of its securities, other than in the ordinary course of business consistent with past practice, (v) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any directors, officers or employees of Company or any of its Subsidiaries (other than normal salary adjustments to employees made in the ordinary course of business

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consistent with past practices), or any grant of severance or termination pay, or any contract or arrangement entered into to make or grant any severance or termination pay, any payment of any bonus, or the taking of any action not in the ordinary course of business with respect to the compensation or employment of directors, officers or employees of Company or any of its Subsidiaries, (vi) any material election made by Company or any of its Subsidiaries for federal or state income tax purposes, (vii) any material change in the credit policies or procedures of Company or any of its Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive in any respect, (viii) any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than loans and loan commitments, or (ix) any material lease of real or personal property entered into, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice.

Section 3.11 Legal Proceedings.

(a) Other than as set forth in Company Disclosure Schedule 3.11, there are no civil, criminal, administrative or regulatory actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature pending or, to Company’s Knowledge, threatened against Company or any of its Subsidiaries.

(b) Neither Company nor any of its Subsidiaries is a party to any, nor are there any pending or, to Company’s Knowledge, threatened, civil, criminal, administrative or regulatory actions, suits, demand letters, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature against Company or any of its Subsidiaries in which, to Company’s Knowledge, there is a reasonable probability of any material recovery against or other Material Adverse Effect with respect to Company or which challenges the validity or propriety of the transactions contemplated by this Agreement.

(c) There is no injunction, order, judgment or decree imposed upon Company or any of its Subsidiaries, or the assets of Company or any of its Subsidiaries, and neither Company nor any of its Subsidiaries has been advised of, or is aware of, the threat of any such action.

Section 3.12 Compliance With Laws.

(a) Other than as set forth in Company Disclosure Schedule 3.12, Company and each of its Subsidiaries is and since March 31, 2008 has been in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, any applicable Law, including without limitation, all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and any other Law relating to discriminatory lending, financing or leasing practices, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act and the Dodd-Frank Act;

(b) Company and each of its Subsidiaries has all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease their properties and to conduct their business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Company’s Knowledge, no suspension or cancellation of any of them is threatened; and

(c) Other than as set forth in Company Disclosure Schedule 3.12, neither Company nor any of its Subsidiaries has received, since March 31, 2008, notification or communication from any Governmental Authority (i) asserting that it is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Company’s Knowledge, do any grounds for any of the foregoing exist).

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Section 3.13 Material Contracts; Defaults.

(a) Except as disclosed in the Company Reports filed prior to the date hereof or in Company Disclosure Schedule 3.13, neither Company nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants, (ii) which would entitle any present or former director, officer, employee or agent of Company or any of its Subsidiaries to indemnification from Company or any of its Subsidiaries, (iii) the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (iv) which grants any right of first refusal, right of first offer or similar right with respect to any material assets or properties of Company and or Subsidiaries; (v) which provides for payments to be made by Company or any of its Subsidiaries upon a change in control thereof; (vi) which provides for the lease of personal property having a value in excess of $25,000 individually or $100,000 in the aggregate; (vii) which relates to capital expenditures and involves future payments in excess of $10,000 individually or $50,000 in the aggregate; (viii) which relates to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of Company’s business; (ix) which is not terminable on sixty (60) days or less notice and involving the payment of more than $25,000 per annum; or (x) which materially restricts the conduct of any business by Company of any of its Subsidiaries (collectively, “Material Contracts”). Company has previously made available to Buyer true, complete and correct copies of each such document.

(b) Neither Company nor any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. No power of attorney or similar authorization given directly or indirectly by Company is currently outstanding.

Section 3.14 Agreements with Regulatory Agencies. Neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has adopted any board resolutions at the request of (each, whether or not set forth in Company Disclosure Schedule 3.14, a “Company Regulatory Agreement”) any Governmental Authority that restricts, or by its terms will in the future restrict, the conduct of its business or that in any manner relates to its capital adequacy, its credit or risk management policies, its dividend policies, its management, its business or its operations, nor has the Company or any of its Subsidiaries been advised by any Governmental Authority that it is considering issuing or requesting (or is considering the appropriateness of issuing or requesting) any Company Regulatory Agreement. To the Knowledge of the Company, there are no investigations relating to any material regulatory matters pending before any Governmental Authority with respect to the Company or any of its Subsidiaries.

Section 3.15 Brokers. Neither Company nor any of its officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that Company has engaged, and will pay a fee or commission to, Keefe, Bruyette & Woods, Inc. in accordance with the terms of a letter agreement between Keefe, Bruyette & Woods, Inc. and Company, a true, complete and correct copy of which has been previously delivered by Company to Buyer.

Section 3.16 Employee Benefit Plans.

(a) All benefit and compensation plans, contracts, policies or arrangements (i) covering current or former employees of Company or any of its Subsidiaries (the “Company Employees”), (ii) covering current or former directors of Company or any of its Subsidiaries, or (ii) with respect to which the Company or any

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subsidiary has or may have any liability or contingent liability (including liability arising from affiliation under Section 414 of the Code or Section 4001 of ERISA) including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “Company Benefit Plans”), are identified and described in Company Disclosure Schedule 3.16(a). True and complete copies of all Company Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Company Benefit Plans and all amendments thereto, Internal Revenue Service Form 5500 (for the three most recently completed plan years) and the most recent IRS determination letters with respect thereto, have been made available to Buyer.

(b) All Company Benefit Plans are in substantial compliance in form and operation with all applicable Laws, including ERISA and the Code. Each Company Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Company Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS, and Company is not aware of any circumstance that could reasonably be expected to result in revocation of any such favorable determination letter or the loss of the qualification of such Company Pension Plan under Section 401(a) of the Code. There is no pending or, to Company’s Knowledge, threatened litigation relating to the Company Benefit Plans. Neither Company nor any of its Subsidiaries has engaged in a transaction with respect to any Company Benefit Plan or Company Pension Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Company or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(c) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by Company, any of its Subsidiaries or any entity which is considered one employer with Company or any of its Subsidiaries under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). None of Company or any ERISA Affiliate has contributed to (or been obligated to contribute to) a “multiemployer plan” within the meaning of Section 3(37) of ERISA at any time during the six-year period ending on the Closing Date, and neither Company nor any of its Subsidiaries has incurred, and does not expect to incur, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Company Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.

(d) All contributions required to be made with respect to all Company Benefit Plans have been timely made or have been reflected on the financial statements of Company. No Company Pension Plan or single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver.

(e) Other than as set forth in Company Disclosure Schedule 3.16(e), neither Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Company Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality. All Company Benefit Plans that are group health plans have been operated in compliance with the group health plan continuation requirements of Section 4980B of the Code and Sections 601-609 of ERISA and with the certification of prior coverage and other requirements of Sections 701-702 and 711-713 of ERISA. Company may amend or terminate any such Company Benefit Plan at any time without incurring any liability thereunder.

(f) Other than as set forth in Company Disclosure Schedule 3.16(f) or as otherwise provided for in this Agreement, the execution of this Agreement, shareholder approval of this Agreement or consummation of any of the transactions contemplated by this Agreement will not (i) entitle any Company Employee to severance pay or

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any increase in severance pay upon any termination of employment after the date hereof, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Company Benefit Plans, (iii) result in any breach or violation of, or a default under, any of the Company Benefit Plans, (iv) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future, (v) limit or restrict the right of Company or Company Bank or, after the consummation of the transactions contemplated hereby, Buyer or any of its Subsidiaries, to merge, amend or terminate any of the Company Benefit Plans, or (vi) result in payments under any of the Company Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code.

(g) Each Company Benefit Plan that is a deferred compensation plan is in compliance with Section 409A of the Code, to the extent applicable. All elections made with respect to compensation deferred under an arrangement subject to Section 409A of the Code have been made in accordance with the requirements of Section 409(a)(4) of the Code, to the extent applicable. Neither Company nor any of its Subsidiaries (i) has taken any action, or has failed to take any action, that has resulted or could reasonably be expected to result in the interest and tax penalties specified in Section 409A(a)(1)(B) of the Code being owed by any participant in a Company Benefit Plan or (ii) has agreed to reimburse or indemnify any participant in a Company Benefit Plan for any of the interest and the penalties specified in Section 409A(a)(1)(B) of the Code that may be currently due or triggered in the future.

(h) Other than those amounts listed in Exhibits B, C, D, E, F and G of this Agreement, Company Disclosure Schedule 3.16(h) contains a schedule showing the present value of the monetary amounts payable as of the date specified in such schedule, whether individually or in the aggregate (including good faith estimates of all amounts not subject to precise quantification as of the date of this Agreement, such as tax indemnification payments in respect of income or excise taxes), under any employment, change-in-control, severance or similar contract, plan or arrangement with or which covers any present or former director, officer or employee of Company or any of its Subsidiaries who may be entitled to any such amount and identifying the types and estimated amounts of the in-kind benefits due under any Company Benefit Plans (other than a plan qualified under Section 401(a) of the Code) for each such person, specifying the assumptions in such schedule and providing estimates of other required contributions to any trusts for any related fees or expenses.

(i) Each Option (A) was granted in compliance with all applicable Laws and all of the terms and conditions of the applicable plan pursuant to which it was issued, (B) has an exercise price per share equal to or greater than the fair market value of a share of Company Common Stock on the date of such grant (as determined pursuant to one of the applicable Company Equity Plans), (C) has a grant date identical to the date on which the Company’s board of directors or compensation committee actually awarded it, and (D) qualifies for the tax and accounting treatment afforded to such award in the Company’s tax returns and the Company’s financial statements, respectively.

(j) To Company’s Knowledge, Company and its Subsidiaries have correctly classified all individuals who directly or indirectly perform services for the Company or any of its Subsidiaries for purposes of each Company Benefit Plan, ERISA, the Code, unemployment compensation laws, workers’ compensation laws and all other applicable Laws.

Section 3.17 Labor Matters. Neither Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is there any proceeding pending or, to Company’s Knowledge threatened, asserting that Company or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act, as amended) or seeking to compel Company or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to Company’s Knowledge, threatened, nor is Company aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

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Section 3.18 Environmental Matters.

(a) Other than as set forth in Company Disclosure Schedule 3.18, to Company’s Knowledge, no real property (including buildings or other structures) currently or formerly owned or operated by Company or any of its Subsidiaries or any predecessor, or any property in which Company or any of its Subsidiaries holds a security interest, Lien or a fiduciary or management role (“Company Loan Property”), has been contaminated with, or has had any release of, any Hazardous Substance in a manner that violates Environmental Law or requires reporting, investigation, remediation or monitoring under Environmental Law.

(b) Except as disclosed on Company Disclosure Schedule 3.18, to Company’s Knowledge, Company and each of its Subsidiaries is in compliance with applicable Environmental Law.

(c) To Company’s Knowledge, neither Company nor any of its Subsidiaries could be deemed the owner or operator of, or to have participated in the management of, any Company Loan Property which has been contaminated with, or has had any release of, any Hazardous Substance in a manner that violates Environmental Law or requires reporting, investigation, remediation or monitoring under Environmental Law.

(d) To Company’s Knowledge, neither Company nor any of its Subsidiaries nor any predecessor has any liability under Environmental Law arising from the presence, release or disposal of any Hazardous Substance on any real property currently or formerly owned by the Company or any of its Subsidiaries or any predecessor, or any Company Loan Property, or any other location.

(e) Neither Company nor any of its Subsidiaries has received (i) any written notice, demand letter, or claim alleging any violation of, or liability under, any Environmental Law or (ii) any written request for information reasonably indicating an investigation or other inquiry by any Government Authority concerning a possible violation of, or liability under, any Environmental Law.

(f) No Lien or encumbrance has been imposed on property owned by the Company or on any Company Loan Property in connection with any liability or potential liability arising from or related to Environmental Law and to Company’s Knowledge there is no action, proceeding, writ, injunction or claim pending or threatened which could result in the imposition or any such Lien or encumbrance.

(g) Neither Company nor any of its Subsidiaries is, or has been, subject to any order, decree or injunction relating to a violation of or allegation of liability under any Environmental Law.

(h) Except as disclosed on Company Disclosure Schedule 3.18, to Company’s Knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving Company, any of its Subsidiaries, any predecessor. any currently or formerly owned or operated property, or any Company Loan Property, that could reasonably be expected pursuant to applicable Environmental Law to (i) result in any claim, liability or investigation against Company or any of its Subsidiaries, (ii) result in any restriction on the ownership, use, or transfer of any property, or (iii) adversely affect the value of any Company Loan Property.

(i) Company has delivered to Buyer copies of all environmental reports, studies, sampling data, correspondence, filings and other information in its possession or reasonably available to it relating to environmental conditions at or on any real property (including buildings or other structures) currently or formerly owned or operated by Company or any of its Subsidiaries or any Company Loan Property. Company Disclosure Schedule 3.18 includes a list of environmental reports and other information provided.

(j) There is no litigation pending or, to the Knowledge of Company, threatened against Company or any of its Subsidiaries, or, to the Knowledge of Company, affecting any property now or formerly owned or used by Company or any of its Subsidiaries or any predecessor or any Company Loan Property, before any court, or

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Governmental Authority (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the presence or release into the environment of any Hazardous Substance, whether or not occurring at, on or involving a Company Loan Property.

(k) Except as disclosed on Company Disclosure Schedule 3.18, to Company’s Knowledge, there are no underground storage tanks on, in or under any property currently owned or operated by Company or any of its Subsidiaries, or any Company Loan Property and, to the Knowledge of Company, no underground storage tank has been closed or removed from any Company Loan Property except in compliance with Environmental Law.

Section 3.19 Tax Matters.

(a) Company and each of its Subsidiaries has filed all Tax Returns that it was required to file under applicable laws and regulations, other than Tax Returns that are not yet due or for which a request for extension was filed consistent with requirements of applicable law or regulation. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations. Except as set forth in Company Disclosure Schedule 3.19, Taxes due and owing by Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of Company and which Company is contesting in good faith. Company is not the beneficiary of any extension of time within which to file any Tax Return, and, except as set forth in Company Disclosure Schedule 3.19, neither Company nor any of its Subsidiaries currently has any open tax years. No claim has ever been made by an authority in a jurisdiction where Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Company or any of its Subsidiaries.

(b) Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(c) No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are being conducted or to the Knowledge of Company are pending with respect to Company. Other than with respect to audits that have already been completed and resolved, Company has not received from any foreign, federal, state, or local taxing authority (including jurisdictions where Company has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Company.

(d) Company has made available to Buyer true and complete copies of the United States federal, state, local, and foreign income Tax Returns filed with respect to Company for taxable periods ended March 31, 2011, 2010 and 2009. Company has delivered to Buyer correct and complete copies of all examination reports, and statements of deficiencies assessed against or agreed to by Company filed for the years ended March 31, 2011, 2010 and 2009. Company has timely and properly taken such actions in response to and in compliance with notices Company has received from the IRS in respect of information reporting and backup and nonresident withholding as are required by law.

(e) Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f) Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. Company is not a party to or bound by any Tax allocation or sharing agreement (other than an unwritten agreement with Company Bank and

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its subsidiaries). Company (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), and (ii) has no liability for the Taxes of any individual, bank, corporation, partnership, association, joint stock company, business trust, limited liability company, or unincorporated organization (other than Company) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(g) The unpaid Taxes of Company (i) did not, as of the end of the most recent period covered by the Company Reports filed on or prior to the date hereof, exceed the reserve for Tax liability (which reserve is distinct and different from any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the financial statements included in the Company Reports filed on or prior to the date hereof (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time in accordance with the past custom and practice of Company in filing its Tax Returns. Since the end of the most recent period covered by the Company Reports filed prior to the date hereof, Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(h) Company shall not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(i) Company has not distributed stock of another Person or had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

Section 3.20 Investment Securities. Company Disclosure Schedule 3.20 sets forth as of March 31, 2012 the investment securities, mortgage backed securities and securities held for sale of Company, as well as, with respect to such securities, descriptions thereof, CUSIP numbers, book values, fair values and coupon rates. Except as set forth in Company Disclosure Schedule 3.20, neither Company nor any of its Affiliates owns in excess of 5% of the outstanding equity of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company, mortgage or loan broker or any other financial institution.

Section 3.21 Derivative Transactions.

(a) All Derivative Transactions entered into by Company or any of its Subsidiaries or for the account of any of its customers were entered into in accordance with applicable laws, rules, regulations and regulatory policies of any Governmental Authority, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Company or any of its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with its advisers) and to bear the risks of such Derivative Transactions. Company and each of its Subsidiaries have duly performed all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the Knowledge of Company, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

(b) Except as set forth in Company Disclosure Schedule 3.21, no Derivative Transaction, were it to be a Loan held by Company, would be classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import.

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Each such Derivative Transaction is listed on Company Disclosure Schedule 3.21, and the financial position of Company under or with respect to each has been reflected in the books and records of Company in accordance with GAAP consistently applied and no open exposure of Company with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exceeds $25,000.

Section 3.22 Regulatory Capitalization. Company Bank is “well-capitalized,” as such term is defined in the rules and regulations promulgated by the FDIC. Company is “well-capitalized” as such term is defined in the rules and regulations promulgated by the FRB.

Section 3.23 Loans; Nonperforming and Classified Assets.

(a) Except as set forth in Company Disclosure Schedule 3.23, as of the date hereof, neither Company nor any of its Subsidiaries is a party to any written or oral loan, loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”), under the terms of which the obligor was, as of March 31, 2012, over sixty (60) days delinquent in payment of principal or interest. Company Disclosure Schedule 3.23 identifies (x) each Loan that as of March 31, 2012 was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by Company, Company Bank or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, and (y) each asset of Company that as of March 31, 2012 was classified as other real estate owned (“OREO”) and the book value thereof as of the date of this Agreement. Set forth in Company Disclosure Schedule 3.23 is a true and correct copy of the Company’s Policy Exception Report as of March 31, 2012.

(b) Each Loan held in the Company Bank’s loan portfolio (“Company Loan”) (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to the Knowledge of Company, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c) All currently outstanding Company Loans were solicited, originated and, currently exist in material compliance with all applicable requirements of Law and Company Bank’s lending policies at the time of origination of such Company Loans, and the loan documents with respect to each such Company Loan are complete and correct. There are no oral modifications or amendments or additional agreements related to the Company Loans that are not reflected in the written records of Company Bank. Other than loans pledged to the FHLB or the Federal Reserve Bank of Boston, all such Company Loans are owned by Company Bank free and clear of any Liens. No claims of defense as to the enforcement of any Company Loan have been asserted in writing against Company Bank for which there is a reasonable possibility of an adverse determination, and each of Company and Company Bank is aware of no acts or omissions which would give rise to any claim or right of rescission, set-off, counterclaim or defense for which there is a reasonable possibility of an adverse determination to Company Bank. Except as set forth in Company Disclosure Schedule 3.23, none of the Company Loans are presently serviced by third parties, and there is no obligation which could result in any Loan becoming subject to any third party servicing.

(d) Neither Company nor Company Bank is a party to any agreement or arrangement with (or otherwise obligated to) any Person which obligates Company to repurchase from any such Person any Loan or other asset of Company or Company Bank, unless there is material breach of a representation or covenant by the Company or its Subsidiaries.

Section 3.24 Allowance for Loan Losses. The Company’s allowance for loan losses as reflected in Company’s audited balance sheet at March 31, 2011 was, and the allowance shown on the balance sheets in Company Reports for periods ending after such date, in the opinion of management, was as of the dates thereof,

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in compliance with the Company’s existing methodology for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Governmental Authority, the Financial Accounting Standards Board and GAAP.

Section 3.25 Trust Business; Administration of Fiduciary Accounts. Company and Company Bank do not engage in any trust business, nor does either administer or maintain accounts for which either acts as fiduciary (other than individual retirement accounts, Keogh accounts and health savings accounts), including, but not limited to, accounts for which either serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.

Section 3.26 Investment Management and Related Activities. Except as set forth on Company Disclosure Schedule 3.26, none of Company, any of its Subsidiaries or Company’s or its Subsidiaries’ directors, officers or employees is required to be registered, licensed or authorized under the laws or regulations issued by any Governmental Authority as an investment adviser, a broker or dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Authority.

Section 3.27 Repurchase Agreements. With respect to all agreements pursuant to which Company or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, Company or any of its Subsidiaries, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

Section 3.28 Deposit Insurance. The deposits of Company Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act (“FDIA”) to the full extent permitted by law, and has paid all premiums and assessments and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of Company, threatened.

Section 3.29 CRA, Anti-money Laundering and Customer Information Security. Neither Company nor any of its Subsidiaries is a party to any agreement with any individual or group regarding Community Reinvestment Act matters and Company is not aware of, and none of Company and its Subsidiaries has been advised of, or has any reason to believe (because of the Company Bank’s Home Mortgage Disclosure Act data for the year ended March 31, 2011, filed with the FDIC, or otherwise) that any facts or circumstances exist, which would cause Company Bank: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory”; or (ii) to be deemed to be operating in violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by Company Bank pursuant to 12 C.F.R. Part 364. Furthermore, the board of directors of Company Bank has adopted and Company Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act.

Section 3.30 Transactions with Affiliates. Except as set forth in Company Disclosure Schedule 3.30, there are no outstanding amounts payable to or receivable from, or advances by Company or any of its Subsidiaries to, and neither Company nor any of its Subsidiaries is otherwise a creditor or debtor to, any director,

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Executive Officer, five percent or greater shareholder or other Affiliate of Company or any of its Subsidiaries, or to the Knowledge of Company, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing, other than part of the normal and customary terms of such persons’ employment or service as a director with Company or any of its Subsidiaries and other than deposits held by Company Bank in the ordinary course of business. Except as set forth in Company Disclosure Schedule 3.30, neither Company nor any of its Subsidiaries is a party to any transaction or agreement with any of its respective directors, Executive Officers or other Affiliates. All agreements between Company and any of its Affiliates comply, to the extent applicable, with Regulation W of the FRB.

Section 3.31 Tangible Properties and Assets.

(a) Company Disclosure Schedule 3.31 sets forth a true, correct and complete list of all real property owned by Company and each of its Subsidiaries. Except as set forth in Company Disclosure Schedule 3.31, and except for properties and assets disposed of in the ordinary course of business or as permitted by this Agreement, Company or its Subsidiary has good, valid and marketable title to, valid leasehold interests in or otherwise legally enforceable rights to use all of the real property, personal property and other assets (tangible or intangible), used, occupied and operated or held for use by it in connection with its business as presently conducted in each case, free and clear of any Lien, except for (i) statutory Liens for amounts not yet delinquent and (ii) Liens incurred in the ordinary course of business or imperfections of title, easements and encumbrances, if any, that, individually and in the aggregate, are not material in character, amount or extent, and do not materially detract from the value and do not materially interfere with the present use, occupancy or operation of any material asset.

(b) Company Disclosure Schedule 3.31 sets forth a true, correct and complete schedule of all leases, subleases, licenses and other agreements under which Company uses or occupies or has the right to use or occupy, now or in the future, real property (the “Leases”). Each of the Leases is valid, binding and in full force and effect and neither Company nor any of its Subsidiaries has received a written notice of, and otherwise has no Knowledge of any, default or termination with respect to any Lease. There has not occurred any event and no condition exists that would constitute a termination event or a material breach by Company or any of its Subsidiaries of, or material default by Company or any of its Subsidiaries in, the performance of any covenant, agreement or condition contained in any Lease, and to Company’s Knowledge, no lessor under a Lease is in material breach or default in the performance of any material covenant, agreement or condition contained in such Lease. Except as set forth on Company Disclosure Schedule 3.31, there is no pending or, to Company’s Knowledge, threatened legal, administrative, arbitral or other proceeding, claim, action or governmental or regulatory investigation of any nature with respect to the real property that Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, including without limitation a pending or threatened taking of any of such real property by eminent domain. Company and each of its Subsidiaries has paid all rents and other charges to the extent due under the Leases.

Section 3.32 Intellectual Property. Company Disclosure Schedule 3.32 sets forth a true, complete and correct list of all Company Intellectual Property. Company or its Subsidiaries owns or has a valid license to use all Company Intellectual Property, free and clear of all Liens, royalty or other payment obligations (except for royalties or payments with respect to off-the- shelf Software at standard commercial rates). The Company Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of Company as currently conducted. The Company Intellectual Property owned by Company, and to the Knowledge of Company, all other Company Intellectual Property, is valid and enforceable and has not been cancelled, forfeited, expired or abandoned, and neither Company nor any of its Subsidiaries has received notice challenging the validity or enforceability of Company Intellectual Property. To the Knowledge of Company, the conduct of the business of Company or any of its Subsidiaries does not violate, misappropriate or infringe upon the intellectual property rights of any third party. The consummation of the transactions contemplated hereby will not result in the loss or impairment of the right of Company or any of its Subsidiaries to own or use any of Company Intellectual Property.

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Section 3.33 Insurance.

(a) Company Disclosure Schedule 3.33 identifies all of the material insurance policies, binders, or bonds currently maintained by Company and its Subsidiaries, other than credit-life policies (the “Insurance Policies”), including the insurer, policy numbers, amount of coverage, effective and termination dates and any pending claims thereunder involving more than $25,000. Company and each of its Subsidiaries is insured with reputable insurers against such risks and in such amounts as the management of Company reasonably has determined to be prudent in accordance with industry practices. All the Insurance Policies are in full force and effect, and neither Company nor any of its Subsidiaries is in material default thereunder and all claims thereunder have been filed in due and timely fashion.

(b) Company Disclosure Schedule 3.33 sets forth a true, correct and complete description of all bank owned life insurance (“BOLI”) owned by Company or its Subsidiaries, including the value of BOLI as of the end of the month prior to the date hereof. The value of such BOLI is and has been fairly and accurately reflected in the Company Balance Sheet in accordance with GAAP.

Section 3.34 Antitakeover Provisions. No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation is applicable to this Agreement and the transactions contemplated hereby.

Section 3.35 Fairness Opinion. The board of directors of Company has received the written opinion of Keefe, Bruyette & Woods, Inc. to the effect that as of the date hereof the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view.

Section 3.36 Proxy Statement-Prospectus. As of the date of the Proxy Statement- Prospectus and the date of the Company Meeting to which such Proxy Statement-Prospectus relates, none of the information supplied or to be supplied by Company for inclusion or incorporation by reference in the Proxy Statement-Prospectus will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that information as of a later date shall be deemed to modify information as of an earlier date.

Section 3.37 Transaction Costs. Company Disclosure Schedule 3.37 sets forth attorneys’ fees, investment banking fees, accounting fees and other costs or fees that Company and its Subsidiaries have accrued through March 31, 2012, and to Company’s Knowledge as of the most reasonable practicable date, a reasonable good faith estimate of such costs and fees that Company and its Subsidiaries expect to pay to retained representatives in connection with the transactions contemplated by this Agreement.

Section 3.38 Shareholder Rights Agreement. The board of directors of Company has taken action, which has not been modified or rescinded as of the date hereof, to acknowledge and authorize the expiration of the Shareholder Rights Agreement, dated as of October 11, 2011, by and between Company and Registrar and Transfer Company, as Right Agent, as amended and restated (the “Rights Agreement”), as of the close of business on October 24, 2011, in accordance with the terms of the Rights Agreement.

Section 3.39 Disclosure. The representations and warranties contained in this Article III, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article III not misleading.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Section 4.01 Making of Representations and Warranties.

(a) On or prior to the date hereof, Buyer has delivered to Company a schedule (the “Buyer Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV or to one or more of its covenants contained in Article V; provided, however, that the mere inclusion of an item in the Buyer Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that, absent such inclusion in the Buyer Disclosure Schedule, such item is or would be reasonably likely to result in a Material Adverse Effect with respect to Buyer.

(b) Except as set forth in the Buyer Disclosure Schedule, Buyer and Buyer Bank hereby represent and warrant, jointly and severally, to Company that the statements contained in this Article IV are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), except as to any representation or warranty which specifically relates to an earlier date, which only need be correct as of such earlier date. No representation or warranty of Buyer contained in this Article IV shall be deemed untrue or incorrect, and Buyer shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any section of this Article IV, has had or would reasonably be expected to have a Material Adverse Effect with respect to Buyer, disregarding for the purposes of this Section 4.01(b) any materiality or Material Adverse Effect qualification contained in any representation or warranty; provided, however, that the foregoing standard shall not apply to the representations and warranties contained in Sections 4.02, 4.04(a), 4.05 and 4.12, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects.

Section 4.02 Organization, Standing and Authority. Buyer is a Massachusetts corporation duly organized, validly existing and in good standing under the laws of The Commonwealth of Massachusetts, and is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. Buyer has full corporate power and authority to carry on its business as now conducted. Buyer is duly licensed or qualified to do business in the Commonwealth of Massachusetts and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification. Buyer Bank is a Massachusetts-chartered bank and trust company duly organized, validly existing and in good standing under the laws of The Commonwealth of Massachusetts. Buyer Bank’s deposits are insured by the FDIC in the manner and to the full extent provided by applicable law, and all premiums and assessments required to be paid in connection therewith have been paid by Buyer Bank when due. Buyer Bank is a member in good standing of the FHLB.

Section 4.03 Capital Stock. The authorized capital stock of Buyer consists solely of (a) 1,000,000 shares of preferred stock, $0.01 par value per share, of which no shares are outstanding and (b) 75,000,000 shares of Buyer Common Stock, of which (i) 21,620,896 shares are outstanding as of the date hereof, and (ii) no shares are held by Buyer Subsidiaries, and (iii) 938,291 shares are reserved for future issuance pursuant to outstanding options granted under the Buyer Benefit Plans. The outstanding shares of Buyer Common Stock have been duly authorized and validly issued and are fully paid and non-assessable. There are no options, warrants or other similar rights, convertible or exchangeable securities, “phantom stock” rights, stock appreciation rights, stock based performance units, agreements, arrangements, commitments or understandings to which Buyer is a party, whether or not in writing, of any character relating to the issued or unissued capital stock or other securities of Buyer or any of Buyer’s Subsidiaries or obligating Buyer or any of Buyer’s Subsidiaries to issue (whether upon conversion, exchange or otherwise) or sell any share of capital stock of, or other equity interests in or other

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securities of, Buyer or any of Buyer’s Subsidiaries, except for (i) shares of Buyer Common Stock issuable pursuant to the Buyer Benefits Plans and (ii) by virtue of this Agreement. The shares of Buyer Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and will not be subject to preemptive rights.

Section 4.04 Corporate Power; Minute Books.

(a) Buyer and Buyer Bank have the corporate power and authority to carry on their business as it is now being conducted and to own all their properties and assets; and Buyer and Buyer Bank has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities.

(b) The minute books of Buyer and Buyer Bank contain true, complete and accurate records of all corporate actions taken by the shareholders of Buyer and the board of directors of Buyer (including committees of the Buyer’s board of directors).

Section 4.05 Corporate Authority. This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Buyer and Buyer Bank on or prior to the date hereof. No vote of the shareholders of Buyer is required by law, the Articles of Organization of Buyer, the Bylaws of Buyer or otherwise to approve this Agreement and the transactions contemplated hereby. Buyer and Buyer Bank has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Company and Company Bank, this Agreement is a valid and legally binding obligation of Buyer and Buyer Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

Section 4.06 SEC Documents; Other Reports; Internal Controls.

(a) Buyer has filed all required reports, forms, schedules, registration statements and other documents with the SEC since December 31, 2008 (the “Buyer Reports”) and has paid all fees and assessments due and payable in connection therewith. As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the Buyer Reports complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Buyer Reports, and none of the Buyer Reports when filed with the SEC, and if amended prior to the date hereof, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding comments from or unresolved issues raised by the SEC, as applicable, with respect to any of the Buyer Reports. The Company has made available to Buyer true, correct and complete copies of all written correspondence between the SEC and the Company and any of its Subsidiaries occurring since December 31, 2009 and prior to the date of this Agreement. None of Buyer’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(b) Buyer and each of its Subsidiaries have timely filed all reports, schedules, forms, registrations, statements and other documents, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2008 with any Governmental Authority (other than Buyer Reports) and have paid all fees and assessments due and payable in connection therewith. Except for as set forth in the Buyer Disclosure Schedule 4.06(b) and except for normal examinations conducted by a Governmental Authority in the regular course of the business of Buyer and its Subsidiaries, no Governmental Authority has notified Buyer that it has initiated any proceeding or, to the knowledge of Buyer, threatened an investigation into the business or operations of Buyer or any of its Subsidiaries since December 31, 2007 which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer. There is no material unresolved

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violation or exception by any Governmental Authority with respect to any report, form, schedule, registration, statement or other document filed by, or relating to any examinations by any such Governmental Authority of, Buyer or any of its Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer.

(c) Buyer has disclosed, based on its most recent evaluation prior to the date hereof, to Buyer’s auditors and the audit committee of Buyer’s board of directors and in the Buyer Disclosure Schedule 4.06(c) (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect Buyer’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal controls over financial reporting.

(d) The records, systems, controls, data and information of Buyer and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Buyer or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence. Buyer and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

(e) Buyer has designed, implemented and maintained disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to Buyer and its Subsidiaries is made known to the management of Buyer by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Buyer Reports.

(f) Since December 31, 2008, (x) neither Buyer nor any of its Subsidiaries nor, to the knowledge of Buyer, any director, officer, employee, auditor, accountant or representative of Buyer or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Buyer or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Buyer or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (y) no attorney representing Buyer or any of its Subsidiaries, whether or not employed by Buyer or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Buyer or any of its officers, directors, employees or agents to the board of directors of Buyer or any committee thereof or to any director or officer of Buyer.

Section 4.07 Financial Statements; Undisclosed Liabilities.

(a) The financial statements of Buyer (including any related notes and schedules thereto) included in the Buyer Reports complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by the rules of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present, in all material respects, the consolidated financial position of Buyer and its Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown. The books and records of Buyer and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

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(b) Except for (i) those liabilities that are fully reflected or reserved for in the consolidated financial statements of Buyer included in its Annual Report filed on Form 10-K for the fiscal year ended December 31, 2011, as filed with the SEC or (ii) liabilities incurred since December 31, 2011 in the ordinary course of business consistent with past practice, neither Buyer nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due), and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability that, either alone or when combined with all other liabilities of a type not described in clause (i) or (ii), has had, or would be reasonably expected to have, a Material Adverse Effect on Buyer.

Section 4.08 Regulatory Approvals; No Defaults.

(a) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Buyer or any of its Subsidiaries or affiliates in connection with the execution, delivery or performance by Buyer of this Agreement, or to consummate the transactions contemplated by this Agreement, except for (i) filings of applications or notices with, and consents, approvals or waivers by, the FRB, the FDIC, the Massachusetts Board of Bank Incorporation, the Massachusetts Housing Partnership Fund, the Massachusetts Commissioner of Banks; (ii) the filing and effectiveness of the Registration Statement with the SEC; (iii) the approval of the listing on Nasdaq of the Buyer Common Stock to be issued in the Merger and (iv) the filing of the Articles of Merger with the Secretary of State of the Commonwealth of Massachusetts. As of the date hereof, Buyer is not aware of any reason why the approvals set forth above will not be received in a timely manner and will not include a Burdensome Condition as defined in Section 5.06.

(b) Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the immediately preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement by Buyer, and the consummation of the transactions contemplated hereby do not and will not (i) constitute a breach or violation of, or a default under, the charter or bylaws (or similar governing documents) of Buyer or any of its Subsidiaries or affiliates, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Buyer or any of its Subsidiaries, or any of their respective properties or assets or (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Buyer or any of its Subsidiaries or affiliates under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Buyer or any of its Subsidiaries or affiliates is a party, or by which they or any of their respective properties or assets may be bound or affected.

Section 4.09 Agreements with Regulatory Agencies. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer, neither Buyer nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has adopted any board resolutions at the request of (each, whether or not set forth in the Buyer Disclosure Schedule 4.09, “Buyer Regulatory Agreement”), any Governmental Authority that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit or risk management policies, its dividend policy, its management, its business or its operations, nor has Buyer or any of its Subsidiaries been advised by any Governmental Authority that it is considering issuing or requesting (or is considering the appropriateness of issuing or requesting) any Buyer Regulatory Agreement. To the Knowledge of Buyer, there are no investigations relating to any material regulatory matters pending before any Governmental Authority with respect to Buyer or any of its Subsidiaries.

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Section 4.10 Absence of Certain Changes or Events. Except as reflected in Buyer’s audited balance sheet as of December 31, 2011 or in the Buyer Reports, since December 31, 2011, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect with respect to Buyer or its Subsidiaries, and to the Knowledge of Buyer, no fact or condition exists which is reasonably likely to cause a Material Adverse Effect with respect to Buyer in the future.

Section 4.11 Compliance with Laws.

(a) Buyer and each of its Subsidiaries is and since December 31, 2008 has been in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, any applicable Law, including without limitation, all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and any other Law relating to discriminatory lending, financing or leasing practices, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act and the Dodd-Frank Act;

(b) Buyer and each of its Subsidiaries has all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease their properties and to conduct their business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Buyer’s Knowledge, no suspension or cancellation of any of them is threatened; and

(c) Other than as set forth in Buyer Disclosure Schedule 4.11, neither Buyer nor any of its Subsidiaries has received, since December 31, 2008, notification or communication from any Governmental Authority (i) asserting that it is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Buyer’s Knowledge, do any grounds for any of the foregoing exist).

Section 4.12 Proxy Statement-Prospectus Information; Registration Statement. As of the date of the Proxy Statement-Prospectus and the date of the Company Meeting to which such Proxy Statement-Prospectus relates, none of the information supplied or to be supplied by Buyer for inclusion or incorporation by reference in the Proxy Statement-Prospectus and the registration statement on Form S-4 (the “Registration Statement”) prepared pursuant to will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that that information as of a later date shall be deemed to modify information as of an earlier date.

Section 4.13 Legal Proceedings.

(a) Other than as set forth in Buyer Disclosure Schedule 4.13, there are no civil, criminal, administrative or regulatory actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature pending or, to Buyer’s Knowledge, threatened against Buyer or any of its Subsidiaries.

(b) Neither Buyer nor any of its Subsidiaries is a party to any, nor are there any pending or, to Buyer’s Knowledge, threatened, civil, criminal, administrative or regulatory actions, suits, demand letters, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature against Buyer or any of its Subsidiaries in which, to Buyer’s Knowledge, there is a reasonable probability of any material recovery against or other Material Adverse Effect with respect to Buyer or which challenges the validity or propriety of the transactions contemplated by this Agreement.

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(c) There is no injunction, order, judgment or decree imposed upon Buyer or any of its Subsidiaries, or the assets of Buyer or any of its Subsidiaries, and neither Buyer nor any of its Subsidiaries has been advised of, or is aware of, the threat of any such action.

Section 4.14 Brokers. None of Buyer, Buyer Bank or any of their officers or trustees has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that Buyer has engaged, and will pay a fee or commission to, Sandler O’Neill & Partners, L.P. in accordance with the terms of a letter agreement between Sandler O’Neill & Partners, L.P. and Buyer.

Section 4.15 Employee Benefit Plans.

(a) All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of Buyer or any of its Subsidiaries and current or former directors of Buyer or any of its Subsidiaries including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “Buyer Benefit Plans”), including, but not limited to, any trust instruments and insurance contracts forming a part of any Buyer Benefit Plans and all amendments thereto, have been made available to Company.

(b) All Buyer Benefit Plans are in substantial compliance in form and operation with all applicable Laws, including, without limitation, ERISA and the Code.

Section 4.16 Labor Matters. Neither Buyer nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is there any proceeding pending or, to Buyer’s Knowledge threatened, asserting that Buyer or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act, as amended) or seeking to compel Buyer or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to Buyer’s Knowledge, threatened, nor is Buyer aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

Section 4.17 Tax Matters.

(a) Buyer and each of its Subsidiaries has filed all Tax Returns that it was required to file under applicable laws and regulations, other than Tax Returns that are not yet due or for which a request for extension was filed consistent with requirements of applicable law or regulation. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by Buyer or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of Buyer and which Buyer is contesting in good faith. Buyer is not the beneficiary of any extension of time within which to file any Tax Return, and neither Buyer nor any of its Subsidiaries currently has any open tax years. No claim has ever been made by an authority in a jurisdiction where Buyer does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Buyer or any of its Subsidiaries.

(b) Buyer has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(c) Except as set forth on Buyer Disclosure Schedule 4.17(c), no foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are being conducted or to the Knowledge of Buyer are pending with respect to Buyer. Buyer has not received from any foreign, federal, state, or local taxing authority (including jurisdictions where Buyer has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Buyer.

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(d) Buyer has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) The unpaid Taxes of Buyer (i) did not, as of the end of the most recent period covered by the Buyer Reports filed on or prior to the date hereof, exceed the reserve for Tax liability (which reserve is distinct and different from any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the financial statements included in the Buyer Reports filed on or prior to the date hereof (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Buyer in filing its Tax Returns. Since the end of the most recent period covered by the Buyer Reports filed prior to the date hereof, Buyer has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

Section 4.18 Loans: Nonperforming and Classified Assets.

(a) Except as set forth in Buyer Disclosure Schedule 4.18, as of the date hereof, neither Buyer nor any of its Subsidiaries is a party to (i) any Loans under the terms of which the obligor was, as of March 31, 2012, over sixty (60) days delinquent in payment of principal or interest or in default of any other material provision, or (ii) Loan with any director, Executive Officer or five percent or greater shareholder of Buyer or any of its Subsidiaries, or to the Knowledge of Buyer, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Buyer Disclosure Schedule 4.18 identifies (x) each Loan that as of March 31, 2012 was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by Buyer, Buyer Bank or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, and (y) each asset of Buyer that as of March 31, 2012 was classified as OREO and the book value thereof as of the date of this Agreement.

(b) Each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to the Knowledge of Buyer, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 4.19 CRA and Anti-Money Laundering. Neither Buyer nor any of its Subsidiaries is a party to any agreement with any individual or group regarding Community Reinvestment Act matters and Buyer is not aware of, and none of Buyer and its Subsidiaries has been advised of, or has any reason to believe (because of the Buyer Bank’s Home Mortgage Disclosure Act data for the year ended December 31, 2011, filed with the FDIC, or otherwise) that any facts or circumstances exist, which would cause Buyer Bank: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory;” or (ii) to be deemed to be operating in violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute. Furthermore, the board of directors of Buyer Bank has adopted and Buyer Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act.

Section 4.20 Regulatory Capitalization. Buyer Bank is, and will be upon consummation of the transactions contemplated by this Agreement, “well-capitalized,” as such term is defined in the rules and regulations promulgated by the FDIC. Buyer is, and will be upon consummation of the transactions contemplated by this Agreement, “well-capitalized” as such term is defined in the rules and regulations promulgated by the FRB.

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Section 4.21 Administration of Trust and Fiduciary Accounts. Buyer has properly administered all accounts for which it acts as a fiduciary or agent, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law, and Buyer has not received any unresolved customer demands, complaints or other communications (whether written or oral) asserting facts or circumstances that would, if true, constitute a breach of trust with respect to any such fiduciary or agency account.

Section 4.22 Environmental Matters.

(a) Other than as set forth in Buyer Disclosure Schedule 4.22, to Buyer’s Knowledge, no real property (including buildings or other structures) currently or formerly owned or operated by Buyer or any of its Subsidiaries has been contaminated with, or has had any release of, any Hazardous Substance in a manner that violates Environmental Law.

(b) Except as disclosed on Buyer Disclosure Schedule 4.22, to Buyer’s Knowledge, Buyer and each of its Subsidiaries is in compliance with applicable Environmental Law.

(c) Neither Buyer nor any of its Subsidiaries has received (i) any written notice, demand letter, or claim alleging any violation of, or liability under, any Environmental Law or (ii) to Buyer’s Knowledge, any written request for information reasonably indicating an investigation or other inquiry by any Government Authority concerning a possible violation of, or liability under, any Environmental Law.

(d) Except as disclosed on Buyer Disclosure Schedule 4.22, to Buyer’s Knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving Buyer, any of its Subsidiaries, or any currently or formerly owned or operated property, that could reasonably be expected pursuant to applicable Environmental Law to (i) result in any claim, liability or investigation against Buyer or any of its Subsidiaries, or (ii) result in any restriction on the ownership, use, or transfer of any property.

Section 4.23 No Financing. Buyer has and will have as of the Effective Time, without having to resort to external sources, sufficient capital to effect the transactions contemplated by this Agreement.

Section 4.24 Disclosure. The representations and warranties contained in this Article IV, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article IV not misleading.

ARTICLE V

COVENANTS

Section 5.01 Covenants of Company. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Buyer, Company shall carry on its business in the ordinary course consistent with past practice and consistent with prudent banking practice and in compliance in all material respects with all applicable laws and regulations. Company will use commercially reasonable efforts to (i) preserve its business organization intact, (ii) keep available to itself and Buyer the present services of the current officers and employees of Company and its Subsidiaries and (iii) preserve for itself and Buyer the goodwill of the customers of Company and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth in the Company Disclosure Schedule or as otherwise expressly contemplated or permitted by this Agreement or consented to in writing by Buyer, neither Company nor any of its Subsidiaries shall:

(a) Stock. Other than pursuant to stock options or stock-based awards outstanding as of the date hereof and listed on the Company Disclosure Schedule, (i) issue, sell or otherwise permit to become outstanding, or

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authorize the creation of, any additional shares of its stock, any Rights, or any securities (including units of beneficial ownership interest in any partnership or limited liability company), (ii) enter into any agreement with respect to the foregoing, (iii) accelerate the vesting of any existing Rights, or (iv) change (or establish a record date for changing) the number of, or provide for the exchange of, shares of its stock, any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any Rights issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to its outstanding stock or any other such securities.

(b) Dividends; Other Distributions. Declare, set aside or pay any dividends on or make other distributions (whether in cash or otherwise) in respect of any of its capital stock, except (x) dividends by Subsidiaries of Company to such Subsidiary’s parent or another Subsidiary of Company and (y) the regular quarterly dividends on Company Common Stock in the amount of no more than $0.05 per share of Company Common Stock.

(c) Compensation; Employment Agreements, Etc. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of Company or any of its Subsidiaries, or grant any salary or wage increase or increase any employee benefit or pay any incentive or bonus payments, except (i) normal increases in compensation to employees in the ordinary course of business consistent with past practice and pursuant to polices currently in effect, provided that such increases shall not result in an annual adjustment in total compensation of more than 4% for any individual or 3% in the aggregate for all employees of the Company other than as disclosed on Company Disclosure Schedule 5.01(c), (ii) as may be required by law, (iii) to satisfy contractual obligations existing as of the date hereof and disclosed on Company Disclosure Schedule 5.01(c), if any, (iv) bonus payments in the ordinary course of business consistent with past practices and pursuant to policies currently in effect, provided that such payments shall not exceed the aggregate amount set forth on Company Disclosure Schedule 5.01(c) and shall not be paid to any individual for whom such payment would be an “excess parachute payment” as defined in Section 280G of the Code.

(d) Hiring; Promotions. (i) Hire any person as an employee of Company or any of its Subsidiaries, except for at-will employees at an annual rate of salary not to exceed $50,000 to fill vacancies that may arise from time to time in the ordinary course of business, or (ii) promote any employee, except to satisfy contractual obligations existing as of the date hereof and set forth on Company Disclosure Schedule 5.01(d), if any.

(e) Benefit Plans. Enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by or to make consistent with applicable law, subject to the provision of prior written notice to and consultation with respect thereto with Buyer, or (ii) to satisfy contractual obligations existing as of the date hereof and set forth on Company Disclosure Schedule 5.01(e)), any Company Benefit Plan or other pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of Company or any of its Subsidiaries.

(f) Transactions with Affiliates. Except pursuant to agreements or arrangements in effect on the date hereof and set forth on Company Disclosure Schedule 5.01(f), pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any affiliates or associates (as such terms are defined under the Exchange Act) of any of its officers or directors other than compensation or business expense reimbursement in the ordinary course of business consistent with past practice.

(g) Dispositions. Sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties, other real estate owned, or cancel or release any indebtedness owed to Company or any of its Subsidiaries.

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(h) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity.

(i) Capital Expenditures. Except as set forth on Company Disclosure Schedule 5.01(i), make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $50,000 in the aggregate, unless such capital expenditure is consented to in writing by Buyer acting through its Chief Financial Officer or his designee(s).

(j) Governing Documents. Amend Company’s Articles of Organization or Bylaws or any equivalent documents of Company’s Subsidiaries.

(k) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable laws or regulations or GAAP.

(l) Contracts. Except as set forth on Company Disclosure Schedule 5.01(l), enter into, amend, modify or terminate any Material Contract, Lease or Insurance Policy.

(m) Claims. Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which Company or any of its Subsidiaries is or becomes a party after the date of this Agreement, which settlement or agreement involves payment by Company or any of its Subsidiaries of an amount which exceeds $25,000 individually or $50,000 in the aggregate and/or would impose any material restriction on the business of Company or any of its Subsidiaries.

(n) Banking Operations. Enter into any new material line of business; change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority; or file any application or make any contract or commitment with respect to branching or site location or branching or site relocation.

(o) Derivative Transactions. Enter into any Derivative Transaction.

(p) Indebtedness. Incur, modify, extend or renegotiate any indebtedness for borrowed money (other than deposits, FHLB borrowings or federal funds purchased, in each case in the ordinary course of business consistent with recent past practice) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person.

(q) Investment Securities. Acquire (other than (i) by way of foreclosures or acquisitions in a bona fide fiduciary capacity or (ii) in satisfaction of debts previously contracted in good faith), sell or otherwise dispose of any debt security or equity investment, unless such acquisition, sale or disposal is consented to in writing by Buyer acting through its Chief Financial Officer or his designee(s) (which consent will not be unreasonably withheld or delayed).

(r) Deposits. Make any changes to deposit pricing that are not consented to in writing by Buyer acting through its Chief Financial Officer or his designee(s) (which consent will not be unreasonably withheld or delayed).

(s) Loans.

(i) Except for commercial loans approved and/or committed as of the date hereof that are listed on Company Disclosure Schedule 5.01(s), make or renew any commercial loan, commercial loan commitment, commercial letter of credit or other extension of commercial credit, unless any such

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commercial loan, commercial loan commitment, commercial letter of credit or other extension of commercial credit has been credit approved by Company Bank in accordance with the pricing and credit underwriting guidelines of Buyer Bank or, if more than $1,000,000, is consented to in writing by Buyer acting through its Chief Financial Officer or his designee(s) (which consent will not be unreasonably withheld or delayed).

(ii) Except for residential loans approved and/or committed as of the date hereof that are listed on Company Disclosure Schedule 5.01(s), make or renew any residential loan or residential loan commitment, unless any such residential loan or residential loan commitment has a loan-to-value ratio that is compliance with Company Bank’s current policies and procedures and is priced for conforming residential loans at an interest rate that is no less than the Freddie Mac Primary Mortgage Market Survey rate plus 0.125% and is priced for jumbo residential loans at an interest rate that is no less than the Freddie Mac Primary Mortgage Market Survey rate plus 0.50% or, if more than $1,000,000, is consented to in writing by Buyer acting through its Chief Financial Officer or his designee(s) (which consent will not be unreasonably withheld or delayed).

(iii) Except for home equity or consumer loans approved and/or committed as of the date hereof that are listed on Company Disclosure Schedule 5.01(s), make or renew any home equity loan or home equity loan commitment in excess of $100,000 or make or renew any other consumer loan or consumer loan commitment in excess of $10,000, unless any such loan is made in the ordinary course of business and consistent with Company Bank’s current policies and procedures and recent past practice, unless any such loan is consented to in writing by Buyer acting through its Chief Financial Officer or his designee(s) (which consent will not be unreasonably withheld or delayed).

(iv) Renegotiate, increase, extend or modify any loan, loan commitment, letter of credit or other extension of credit, unless such renegotiation, increase, extension or modification is consented to in writing by Buyer acting through its Chief Financial Officer or his designee(s) (which consent will not be unreasonably withheld or delayed).

(t) Investments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu thereof.

(u) Taxes.

(i) Make or change any material Tax election, file any material amended Tax Return, enter into any material closing agreement, settle or compromise any material liability with respect to Taxes, agree to any material adjustment of any Tax attribute, file any claim for a material refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, provided, that, for purposes of this subsection (u), “material” shall mean affecting or relating to $50,000 or more of taxable income.

(ii) Knowingly take any action that would prevent or impede the Merger or the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(v) Compliance with Agreements. Commit any act or omission which constitutes a material breach or default by Company under any agreement with any Governmental Authority or under any Material Contract, Lease or other material agreement or material license to which it is a party or by which it or its properties is bound or under which it or its assets, business, or operations receives benefits.

(w) Environmental Assessments. Foreclose on or take a deed or title to any real estate other than single-family residential properties without first conducting an ASTM 1527-05 Phase I Environmental Site Assessment of the property that satisfies the requirements of the all appropriate inquiries standard of CERCLA §101(35)(“Phase I Assessment”), 42 U.S.C. §9601(35) and evaluates the possibility of Hazardous Substances in indoor air and building materials, or foreclose on or take a deed or title to any real estate other than single-family residential properties if such environmental assessment indicates the presence of Hazardous Substances or other materials regulated under Environmental Laws.

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(x) Adverse Actions. Take any action or fail to take, or adopt any resolutions of its board of directors in support of, any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VI not being satisfied or (iii) a material violation of any provision of this Agreement, except, in each case, as may be required by applicable law or regulation.

(y) Common Stock Purchase. Directly or indirectly repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

(z) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

(aa) Facilities. Except as set forth in the Company Disclosure Schedule 5.01(aa) or as required by Law, make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production or servicing facility or automated banking facility.

(bb) Loan Workouts. Compromise, resolve, or otherwise “workout” any delinquent or troubled loan unless any such loan workout is done in the ordinary course of business, consistent with Company Bank’s current policies and procedures and recent past practice, and approved by Company Bank’s Workout Committee.

Section 5.02 Covenants of Buyer.

(a) Affirmative Covenants. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, Buyer will carry on its business consistent with prudent banking practices and in compliance in all material respects with all applicable laws and regulations.

(b) Negative Covenants. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of Company, Buyer will not, and will cause each of its Subsidiaries not to:

(i) Adverse Actions. Take any action or fail to take any action that is intended or is reasonably likely to result in (A) a delay in the consummation of the Merger or the transactions contemplated by this Agreement, (B) any impediment to Buyer’s ability to consummate the Merger or the transactions contemplated by this Agreement, (C) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (D) any of the conditions to the Merger set forth in Article VI not being satisfied, or (E) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation, or

(ii) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Section 5.03 Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties to the Agreement agrees to use commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable, including the satisfaction of the conditions set forth in Article VI hereof, and shall cooperate fully with the other parties hereto to that end.

Section 5.04 Shareholder Approval. Company agrees to take, in accordance with applicable law, the rules of the FINRA, the Articles of Organization of Company and the Bylaws of Company, all action necessary to convene a special meeting of its shareholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by Company’s shareholders in order to permit consummation of the

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transactions contemplated hereby (including any adjournment or postponement, the “Company Meeting”) and, subject to Section 5.09, shall take all lawful action to solicit such approval by such shareholders. Company agrees to use commercially reasonable efforts to convene the Company Meeting within forty-five (45) days following the time when the Registration Statement becomes effective. Except with the prior approval of Buyer, no other matters shall be submitted for the approval of Company shareholders at the Company Meeting. The board of directors of Company shall at all times prior to and during the Company Meeting recommend approval of this Agreement by the shareholders of Company and shall not withhold, withdraw, amend or modify such recommendation in any manner adverse to Buyer or take any other action or make any other public statement inconsistent with such recommendation, except as and to the extent expressly permitted by Section 5.09 (a “Change in Recommendation”). In the event that there is present at such meeting, in person or by proxy, sufficient favorable voting power to secure the Requisite Company Shareholder Approval, Company will not adjourn or postpone the Company Meeting unless Company is advised by counsel that failure to do so would result in a breach of the U.S. federal securities laws or fiduciary duties of Company’s board of directors. Company shall keep Buyer updated with respect to the proxy solicitation results in connection with the Company Meeting as reasonably required by Buyer.

Section 5.05 Registration Statement; Proxy Statement-Prospectus; Nasdaq Listing; Deposit of Cash Consideration.

(a) Buyer and Company agree to cooperate in the preparation of the Registration Statement to be filed by Buyer with the SEC in connection with the issuance of the Buyer Common Stock in the Merger (including the Proxy Statement-Prospectus and all related documents). Each of Buyer and Company agree to use commercially reasonable efforts to cause the Registration Statement to be declared effective by the SEC as promptly as reasonably practicable after the filing thereof. Buyer also agrees to use commercially reasonable efforts to obtain any necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement. The Company agrees to cooperate with Buyer and Buyer’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from the financial advisor and Company’s independent auditors in connection with the Registration Statement and the Proxy Statement-Prospectus. After the Registration Statement is declared effective under the Securities Act, Company, at its own expense, shall promptly mail or cause to be mailed the Proxy Statement-Prospectus to its shareholders.

(b) Buyer will advise Company, promptly after Buyer receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Buyer Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

(c) The Proxy Statement-Prospectus and the Registration Statement shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. Each party will notify the other party promptly upon the receipt of any comments (whether written or oral) from the SEC or its staff and of any request by the SEC or its staff or any government officials for amendments or supplements to the Registration Statement, the Proxy Statement-Prospectus, or for any other filing or for additional information and will supply the other party with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement- Prospectus, the Merger or any other filing. If at any time prior to the Company Meeting there shall occur any event that should be disclosed in an amendment or supplement to the Proxy Statement-Prospectus or the Registration Statement, Company and Buyer shall use their commercially reasonable efforts to promptly prepare, file with the SEC (if required under applicable Law) and mail to Company shareholders such amendment or supplement.

(d) Buyer will provide Company and its counsel with a reasonable opportunity to review and comment on the Registration Statement and all responses to requests for additional information by and replies to comments of the SEC prior to filing such with, or sending such to, the SEC, and will provide Company and its counsel with

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a copy of all such filings made with the SEC. Buyer will provide Company and its counsel with a reasonable opportunity to review and comment on the Proxy Statement-Prospectus and all responses to requests for additional information by and replies to comments of the SEC prior to filing such with, or sending such to, the SEC, and will provide Company and its counsel with a copy of all such filings made with the SEC.

(e) Buyer agrees to use commercially reasonable efforts to list, prior to the Effective Date, on Nasdaq the shares of Buyer Common Stock to be issued in connection with the Merger.

(f) Buyer shall deposit with the Exchange Agent the aggregate amount of the Cash Consideration prior to the Closing Date.

Section 5.06 Regulatory Filings; Consents.

(a) Each of Buyer and Company and their respective Subsidiaries shall cooperate and use their respective commercially reasonable efforts (i) to prepare all documentation (including the Proxy Statement-Prospectus), to effect all filings, to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement, including, without limitation, the Regulatory Approvals and all other consents and approvals of a Governmental Authority required to consummate the Merger in the manner contemplated herein, (ii) to comply with the terms and conditions of such permits, consents, approvals and authorizations and (iii) to cause the transactions contemplated by this Agreement to be consummated as expeditiously as practicable (including by avoiding or setting aside any preliminary or permanent injunction or other order of any United States federal or state court of competent jurisdiction or any other Governmental Authority); provided, however, that in no event shall Buyer be required to agree to any prohibition, limitation, or other requirement which would prohibit or materially limit the ownership or operation by Company or any of its Subsidiaries, or by Buyer or any of its Subsidiaries, of all or any material portion of the business or assets of Company or any of its Subsidiaries or Buyer or its Subsidiaries, or compel Buyer or any of its Subsidiaries to dispose of all or any material portion of the business or assets of Company or any of its Subsidiaries or Buyer or any of its Subsidiaries (together, the “Burdensome Conditions”). Buyer and Company will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, trustees, officers and shareholders and such other matters as may be necessary or advisable in connection with the Proxy Statement-Prospectus and any application, petition or any other statement or application made by or on behalf of Buyer or Company to any Governmental Authority in connection with the transactions contemplated by this Agreement. Each party hereto shall have the right to review and approve in advance all characterizations of the information relating to such party and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority. In addition, Buyer and Company shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority prior to its filing.

(b) Company will notify Buyer promptly and shall promptly furnish Buyer with copies of notices or other communications received by Company or any of its Subsidiaries of (i) any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from Company, its Subsidiaries or its representatives), (ii) subject to applicable Laws and the instructions of any Governmental Authority, any communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (and the response thereto from Company, its Subsidiaries or its representatives) and (iii) any legal actions threatened or commenced against or otherwise affecting Company or any of its Subsidiaries that are related to the transactions contemplated by this Agreement (and the response thereto from Company, its Subsidiaries or its representatives). With respect to any of the foregoing, Company will consult with Buyer and its representatives so as to permit Company and Buyer and their respective representatives to cooperate to take appropriate measures to avoid or mitigate any adverse consequences that may result from any of the foregoing.

(c) Buyer will notify Company promptly and shall promptly furnish Company with copies of notices or other communications received by Buyer or any of its Subsidiaries of (i) any communication from any Person

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alleging that the consent of such Person (or other Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from Buyer or its representatives), (ii) subject to applicable Laws and the instructions of any Governmental Authority, any communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (and the response thereto from Buyer or its representatives), and (iii) any legal actions threatened or commenced against or otherwise affecting Company or any of its Subsidiaries that are related to the transactions contemplated by this Agreement (and the response thereto from Company, its Subsidiaries or its representatives).

Section 5.07 Publicity. Buyer and Company shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably delayed or withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law. Without limiting the reach of the preceding sentence, Buyer and Company shall (i) cooperate to develop all public announcement materials; and (ii) make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other. In addition, Company and its Subsidiaries shall coordinate with Buyer regarding all communications with customers, suppliers, employees, shareholders, and the community in general related to the transactions contemplated hereby.

Section 5.08 Access; Information.

(a) Company and Buyer agree that upon reasonable notice and subject to applicable laws relating to the exchange of information, each shall afford the other party and its officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to its books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties and personnel and to such other information relating to it as the other party may reasonably request and, during such period, shall furnish promptly to the other party all information concerning its business, properties and personnel as the other party may reasonably request. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the entity in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties will make appropriate and reasonable substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) No investigation by a party hereto or its representatives shall be deemed to modify or waive any representation, warranty, covenant or agreement of the other party set forth in this Agreement, or the conditions to the respective obligations of Buyer and Company to consummate the transactions contemplated hereby.

Section 5.09 No Solicitation by Company.

(a) The Company and its Subsidiaries shall immediately cease, and Company and its Subsidiaries shall use commercially reasonable efforts to cause each of their respective representatives to immediately cease, any discussions or negotiations with any parties conducted prior to the date hereof with respect to an Acquisition Proposal. Except as permitted by this Section 5.09, after the execution and delivery of this Agreement, Company and its directors, executive officers and Subsidiaries shall not, and Company shall use commercially reasonable efforts to cause each of its and its Subsidiaries’ representatives not to, directly or indirectly, (i) solicit, initiate or encourage any inquiry with respect to, or the making of, any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal, (ii) participate in any negotiations regarding an Acquisition Proposal with, or furnish any nonpublic information relating to a Acquisition Proposal to, any Person that has made or, to the Knowledge of Company, is considering making an Acquisition Proposal, or (iii) engage in discussions regarding an Acquisition Proposal with any Person that has made, or, to Company’s Knowledge, is considering making, an Acquisition Proposal, except to notify such Person of the existence of the provisions of this Section 5.09.

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(b) Notwithstanding Section 5.09(a), if, prior to the time Requisite Company Shareholder Approval is obtained, Company receives a written and unsolicited Acquisition Proposal that the board of directors of Company determines in good faith (after consultation with its financial advisors and outside counsel) constitutes or could reasonably be expected to lead to a Superior Proposal, Company may take the following actions: (1) furnish nonpublic information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal, but only if (A) prior to so furnishing such information, Company has entered into a customary confidentiality agreement with such Person on terms no less favorable to Company than that certain letter agreement, dated as of March 1, 2012, by and between Company and Buyer, and (B) all such information has previously been provided to Buyer or is provided to Buyer prior to or contemporaneously with the time it is provided to the Person making such Superior Proposal or such Person’s representatives, and (2) engage or participate in any discussions or negotiations with such Person with respect to the Superior Proposal. Company promptly (and in any event within 48 hours) shall advise Buyer orally and in writing of the receipt of (i) any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal and the material terms of such proposal (including the identity of the party making such proposal and, if applicable, copies of any documents or correspondence evidencing such proposal), and (ii) any request for information relating to Company or any of its Subsidiaries other than requests for information not reasonably expected to be related to an Acquisition Proposal. Company shall, thereafter, keep Buyer reasonably informed on a reasonably current basis of the status of any such Acquisition Proposal (including any material change to the terms thereof).

(c) Except as provided in Section 5.09(d), the board of directors of Company shall not (i) withhold, withdraw or modify (or publicly propose to withhold, withdraw or modify), in a manner adverse to Buyer, its recommendation referred to in Section 5.04, or (ii) approve or recommend (or publicly propose to approve or recommend ) any Acquisition Proposal. Except as provided in Section 5.09(d), Company shall not, and its board of directors shall not allow Company to, and Company shall not allow any of Company’s Subsidiaries to, enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (except for customary confidentiality agreements permitted under Section 5.09(b)) relating to any Superior Proposal.

(d) Notwithstanding anything to the contrary set forth in this Agreement, the board of directors of Company may, prior to the time the Requisite Company Shareholder Approval is obtained, in response to a Superior Proposal which did not result from a breach of Section 5.09(a) or (b), (i) make a Change in Recommendation and/or (ii) terminate this Agreement pursuant to Section 7.01 (and concurrently with such termination cause the Company to enter into an acquisition agreement with respect to the Superior Proposal), in each case of clauses (i) or (ii), if the board of directors of Company has determined in good faith, after consulting with its outside counsel, that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law; provided that the board of directors may not take any such action in connection with an Acquisition Proposal unless (1) the board of directors has determined that such Acquisition Proposal constitutes a Superior Proposal, (2) prior to terminating this Agreement pursuant to Section 7.01(g), Company provides prior written notice to Buyer at least four Business Days in advance (the “Notice Period”) of its intention to take such action, which notice shall specify all material terms and conditions of such Superior Proposal (including the identity of the party making such Superior Proposal and copies of any documents or correspondence evidencing such Superior Proposal), and any material modifications to any of the foregoing, (3) during the Notice Period Company shall, and shall cause its financial advisors and outside counsel to, negotiate with Buyer in good faith should Buyer propose to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute (in the good faith judgment of Company’s board of directors) a Superior Proposal and (4) such Superior Proposal continues to constitute (in the good faith judgment of Company’s board of directors) a Superior Proposal after taking into account any such amendments that Buyer shall have agreed to make prior to the end of the Notice Period.

(e) Nothing contained in this Section 5.09 shall prohibit Company from (i) complying with its disclosure obligations under U.S. federal or state law with regard to an Acquisition Proposal, including Rule 14a-9, 14d-9 or 14e-2 promulgated under the Exchange Act, or making any disclosure to Company’s

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shareholders if, after consultation with its outside legal counsel, Company determines that such disclosure would be required under applicable Law; provided, however, that any such disclosure relating to an Acquisition Proposal shall be deemed to be a Change in Recommendation unless it is limited to a stop, look and listen communication or the Company’s board of directors reaffirms the recommendation referred to in Section 5.04(a) in such disclosure and does not recommend that Company shareholders tender their shares, or (ii) informing any Person of the existence of the provisions contained in this Section 5.09.

Section 5.10 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, Buyer (the “Indemnifying Party”) shall indemnify and hold harmless each present and former director and officer of Company, as applicable, determined as of the Effective Time (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement incurred after the Effective Time in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, based in whole or in part, or arising in whole or in part out of, or pertaining to (i) the fact that he or she was a director or officer of Company or is or was serving at the request of Company, any of its Subsidiaries or any of their respective predecessors, as a director, officer, employee, trustee or other agent of any other organization or in any capacity with respect to any employee benefit plan of Company, or (ii) any matters arising in connection with or related to the negotiation, execution and performance of this Agreement, or any of the transactions contemplated hereby, to the fullest extent to which such Indemnified Parties would be entitled to be indemnified or have the right to advancement of expenses under the Articles of Organization and Bylaws of Company as in effect on the date of this Agreement as though such Articles of Organization and Bylaws continue to remain in effect after the Effective Time and as permitted by applicable Law. Buyer’s obligations under this Section 5.10(a) shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

(b) Any Indemnified Party wishing to claim indemnification under this Section 5.10, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not actually prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent and (iv) the Indemnifying Party shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

(c) Prior to the Effective Time, Company shall and if Company is unable to, Buyer shall cause the Surviving Entity as of the Effective Time to obtain and fully pay the premium for the extension of the Company’s existing directors’ and officers’ insurance policies, in each case for a claims reporting or discovery period of at least six (6) years from and after the Effective Time from an insurance carrier with the same or better credit rating as Company’s current insurance carrier with respect to directors’ and officers’ liability insurance (“D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable to the Indemnified Parties as Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act,

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omission, neglect, breach of duty or any matter claimed against a director or officer of Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, however, that in no event shall Company expend, or Buyer or the Surviving Entity be required to expend, for such “tail” policy a premium amount in excess of an amount (the “Maximum D&O Tail Premium”) equal to (x) 200% of the annual premiums paid by Company for D&O Insurance in effect as of the date of this Agreement less (y) the premium credit, if any, to which Company is entitled on account of the Merger under the D&O Insurance in effect immediately prior to the Effective Time; provided further, that if the cost of such a tail policy exceeds the Maximum D&O Tail Premium, Company, Buyer or the Surviving Entity shall obtain a tail policy with the greatest coverage available for a cost not exceeding Maximum D&O Tail Premium.

(d) If Buyer or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of Buyer shall assume the obligations set forth in this Section 5.10.

Section 5.11 Employees; Benefit Plans.

(a) All Company Employees to whom Buyer in its sole discretion offers employment at or prior to the Effective Time shall be retained after the Effective Time as employees of Buyer Bank so long as such Company Employees accept the terms and conditions of employment specified by Buyer; provided, that continued retention by Buyer Bank of such employees subsequent to the Merger shall be subject to Buyer Bank’s normal and customary employment procedures and practices, including customary background screening and evaluation procedures, and satisfactory employment performance. In addition, Company and Company Bank agree, upon Buyer’s reasonable request, to facilitate discussions between Buyer and Company Employees regarding employment, consulting or other arrangements to be effective prior to or following the Merger. Any interaction between Buyer and Company’s employees shall be coordinated by Company.

(b) Company Employees (other than those who are parties to an employment, change of control or other type of agreement which provides for severance) as of the date of the Agreement who remain employed by Company or any of its Subsidiaries as of the Effective Time and whose employment is terminated by Buyer (absent termination for cause as determined by the employer) within one year after the Effective Time shall receive severance pay equal to two weeks of base weekly pay for each completed year of employment service commencing with any such employee’s most recent hire date with Company or any of its Subsidiaries and ending with such employee’s termination date with Buyer, with a maximum payment equal to 26 weeks of base pay. Such severance pay will be made at regular payroll intervals. Such severance payments will be in lieu of any severance pay plans that may be in effect at Company or any of its Subsidiaries prior to the Effective Time.

(c) Following the Closing Date, Buyer may choose to maintain any or all of Company Benefit Plans in its sole discretion, subject to the last sentence of this Section 5.11(c) and to Section 5(d). However, for any Company Benefit Plan terminated for which there is a comparable Buyer Benefit Plan of general applicability, Company Employees shall be entitled to participate in such Buyer Benefit Plan to the same extent as similarly-situated employees of Buyer or Buyer Bank (it being understood that inclusion of Company Employees in the Buyer Benefit Plans may occur, if at all, at different times with respect to different plans).

(d) If employees of Company or any of its Subsidiaries become eligible to participate in a medical, dental or health plan of Buyer or Buyer Bank upon termination of such plan of Company or any of its Subsidiaries, Buyer shall use commercially reasonable efforts to cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of Buyer or Buyer Bank, (ii) provide full credit under such plans for any deductible, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement

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which would otherwise be applicable to such employee on or after the Effective Time, in each case to the extent such employee had satisfied any similar limitation or requirement under an analogous Plan prior to the Effective Time for the plan year in which the Effective Time occurs.

(e) Buyer shall honor, and the Surviving Entity shall continue to be obligated to perform, in accordance with their terms, all vested benefit obligations to, and contractual rights of, current and former employees and directors of the Company existing as of the Effective Time, as well as all employment, severance, deferred compensation, retirement or “change-in-control” agreements, plans or policies of the Company, but only if such obligations, rights, agreements, plans or policies are set forth in the Company Disclosure Schedule. Buyer acknowledges that the consummation of the Merger will constitute a “change-in-control” of the Company for purposes of any benefit plans, agreements and arrangements of the Company. Nothing herein shall limit the ability of Buyer or Buyer Bank to amend or terminate any of the Company Benefit Plans or Buyer Benefit Plans in accordance with their terms at any time, subject to vested rights of employees and directors that may not be terminated pursuant to the terms of such Company Benefit Plans.

(f) Subject to the occurrence of the Effective Time, the tax-qualified employee stock ownership plan of the Company (the “ESOP”) shall be terminated immediately prior to and effective as of the Effective Time (all shares held by the ESOP shall be converted into the right to receive the Merger Consideration). Any outstanding ESOP indebtedness shall be repaid from unallocated ESOP assets and the balance of the unallocated shares and any other assets remaining unallocated shall be allocated and distributed to ESOP participants (subject to the receipt of a favorable determination letter from the IRS as provided for below), as provided for in the ESOP unless otherwise required by applicable law. Prior to the Effective Time, Company, and following the Effective Time, Buyer shall use their commercially reasonable efforts in good faith to obtain such favorable determination letter (including, but not limited to, making such changes to the ESOP and the proposed allocations as may be requested by the IRS as a condition to its issuance of a favorable determination letter). Company and following the Effective Time, Buyer, will adopt such amendments to the ESOP as may be reasonably required by the IRS as a condition to granting such favorable determination letter on termination. Neither Company, nor following the Effective Time, Buyer shall make any distribution from the ESOP to any Company Employees who continue employment with Buyer, except as may be required by applicable law, until receipt of such favorable determination letter. In the case of a conflict between the terms of this Section 5.11(f) and the terms of the ESOP, the terms of the ESOP shall control; however, in the event of any such conflict, Company before the Merger, and Buyer after the Merger, shall use their commercially reasonable efforts to cause the ESOP to be amended to conform to the requirements of this Section 5.11(f).

(g) Nothing in this Section 5.11, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.11. Without limiting the foregoing, no provision of this Section 5.11 will create any third party beneficiary rights in any current or former employee, director or consultant of Company or its Subsidiaries in respect of continued employment (or resumed employment) or any other matter. Nothing in this Section 5.11 is intended (i) to amend Company Benefit Plan or any Buyer Benefit Plan, (ii) interfere with Buyer’s or the Surviving Entity’s right from and after the Closing Date to amend or terminate any Company Benefit Plan or Buyer Benefit Plan or (iii) interfere with Buyer’s or the Surviving Entity’s right from and after the Effective Time to terminate the employment or provision of services by any director, employee, independent contractor or consultant.

Section 5.12 Notification of Certain Changes. Buyer and Company shall promptly advise the other party of any change or event having, or which could reasonably be expected to have, a Material Adverse Effect with respect to it or which it believes would, or which could reasonably be expected to, cause or constitute a material breach of any of its representations, warranties or covenants contained herein. From time to time prior to the Effective Time (and on the date prior to the Closing Date), Buyer and Company will supplement or amend their respective Disclosure Schedules delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or which is necessary to correct any information in such

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Disclosure Schedule which has been rendered materially inaccurate thereby. No supplement or amendment to the Buyer or Company Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Sections 6.02(a) or 6.03(a) hereof, as the case may be, or compliance by Buyer or Company with the respective covenants and agreements of such parties set forth herein.

Section 5.13 Current Information. During the period from the date of this Agreement to the Effective Time, each of Company and Buyer will cause one or more of its designated representatives to confer on a regular and frequent basis (not less than weekly) with representatives of the other party and to report the general status of the ongoing operations of Company and its Subsidiaries and Buyer and its Subsidiaries, respectively. Without limiting the foregoing, Company and Buyer agree to provide to the other (i) a copy of each report filed by Company or any of its Subsidiaries with a Governmental Authority within one (1) Business Day following the filing thereof, and (ii) a consolidated balance sheet and a consolidated statement of operations, without related notes, within twenty-five (25) days after the end of each month, prepared in accordance with Company’s and Buyer’s respective current financial reporting practices.

Section 5.14 Board Packages. Company shall distribute a copy of any Company or Company Bank Board package, including the agenda and any draft minutes, to Buyer at the same time and in the same manner in which it distributes a copy of such package to the board of directors of Company or Company Bank, as the case may be; provided, however, that Company shall not be required to copy Buyer on any documents that disclose confidential discussions of this Agreement or the transactions contemplated hereby or any third party proposal to acquire control of Company or any other matter that Company’s board of directors has been advised of by counsel that such distribution to Buyer may violate a confidentiality obligation or fiduciary duty or any law or regulation, or may result in a waiver of the Company’s attorney-client privilege.

Section 5.15 Transition; Informational Systems Conversion. From and after the date hereof, Buyer and Company shall use their commercially reasonable efforts to facilitate the integration of Company with the business of Buyer following consummation of the transactions contemplated hereby, and shall meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic informational systems of Company and each of its Subsidiaries (the “Informational Systems Conversion”) to those used by Buyer, which planning shall include, but not be limited to, (a) discussion of third-party service provider arrangements of Company and each of its Subsidiaries; (b) non-renewal, after the Effective Time, of personal property leases and software licenses used by of Company and each of its Subsidiaries in connection with the systems operations; (c) retention of outside consultants and additional employees to assist with the conversion; (d) outsourcing, as appropriate after the Effective Time, of proprietary or self-provided system services; and (e) any other actions necessary and appropriate to facilitate the conversion, as soon as practicable following the Effective Time. Buyer shall promptly reimburse Company for any reasonable out-of-pocket fees, expenses or charges that Company may incur as a result of taking, at the request of Buyer, any action to facilitate the Informational Systems Conversion.

Section 5.16 Access to Customers and Suppliers. From and after the date hereof, Company shall, upon Buyer’s reasonable request, introduce Buyer and its representatives to customers and suppliers of Company and its Subsidiaries for the purpose of facilitating the integration of Company and its business into that of the Buyer. Any interaction between Buyer and Company’s customers and suppliers shall be coordinated by Company. Company shall have the right to participate in any discussions between Buyer and Company’s customers and suppliers.

Section 5.17 Environmental Assessments.

(a) Company shall cooperate with and grant access to an environmental consulting firm selected and paid for by Buyer and reasonably acceptable to Company, during normal business hours (and at such other times as may be agreed), to any property set forth on Company Disclosure Schedule 3.31 for the purpose of conducting (i) Phase I Assessments (which also may include an evaluation of asbestos containing materials, polychlorinated

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biphenyls, lead based paint, lead in drinking water, mold and radon); (ii) Phase II Environmental Assessments, including subsurface investigation of soil, soil vapor, and groundwater; (iii) surveys and sampling of indoor air and building materials for the presence of radon, asbestos containing materials, mold, microbial matter, polychlorinated biphenyls, and other Hazardous Substances.

(b) To the extent requested by the Buyer, each environmental assessment shall include an estimate by the environmental consulting firm preparing such environmental assessment of the costs of investigation, monitoring, personal injury, property damage, clean up, remediation, penalties, fines or other liabilities, as the case may be, relating to the “potential environmental condition(s)” or “recognized environmental condition(s)” or other conditions which are the subject of the environmental assessment.

Section 5.18 Certain Litigation. In the event that any shareholder litigation related to this Agreement or the Merger and the other transactions contemplated by this Agreement is brought, or, to Company’s Knowledge, threatened, against Company and/or the members of the board of directors of Company prior to the Effective Time, Company shall give Buyer the opportunity to participate in the defense or settlement of such litigation, and no such settlement shall be agreed to without Buyer’s prior written consent (not to be unreasonably withheld). Company shall promptly notify Buyer of any such stockholder litigation brought, or threatened, against Company and/or members of the board of directors of Company and keep Buyer reasonably informed with respect to the status thereof.

Section 5.19 Stock Exchange De-listing. Prior to the Closing Date, Company shall cooperate with Buyer and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of Nasdaq and the other exchanges on which the common stock of Company is listed to enable the de-listing by the Surviving Entity of the Company Common Stock from Nasdaq and the other exchanges on which the Company Common Stock is listed and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten (10)  days after the Closing Date.

Section 5.20 Director Resignations. Company shall use commercially reasonable efforts to cause to be delivered to Buyer resignations of all the directors of its Subsidiaries (other than Company Bank) to be effective as of the Effective Time.

Section 5.21 Coordination of Dividends. After the date of this Agreement, each of Buyer and Company shall coordinate with the other the payment of dividends with respect to the Buyer Common Stock and Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties that holders of Company Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Company Common Stock or any share of Buyer Common Stock that any such holder receives in exchange for such shares of Company Common Stock in the Merger.

Section 5.22 Representation on Buyer Board. Prior to the Closing, the board of directors of Buyer and the board of directors of Buyer Bank shall each increase by one (1) the number of directors constituting the entire Board of Directors Buyer and Buyer Bank, respectively, effective as of and contingent upon the occurrence of the Effective Time, and the Board of Directors of Buyer and Buyer Bank shall duly elect John J. Morrissey (the “Company Board Representative”) to fill such vacancies and thereby become a director of Buyer and Buyer Bank, effective as of and contingent upon the occurrence of the Effective Time. The Company Board Representative shall cooperate with Buyer’s customary background screening and evaluation procedures with respect to director independence.

Section 5.23 Coordination.

(a) Company and Company Bank shall take any actions Buyer may reasonably request prior to the Effective Time to facilitate the consolidation of the operations of Company Bank with Buyer Bank, including without limitation actions to discontinue the Quick Rate Certificate of Deposit, limit wholesale funding to

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overnight Federal Home Loan Bank of Boston borrowings and discontinue advertising residential mortgage rates at market leader pricing on BankRate.com. Without limiting the foregoing, senior officers of Company and Buyer shall meet from time to time as Company may reasonably request, and in any event not less frequently than monthly, to review the financial and operational affairs of Company and Company Bank, and Company shall give due consideration to Buyer’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither Buyer nor Buyer Bank shall under any circumstance be permitted to exercise control of Company or any of its Subsidiaries prior to the Effective Time. Company and Company Bank shall permit representatives of Buyer Bank to be onsite at Company Bank to facilitate consolidation of operations and assist with any other coordination efforts as necessary.

(b) Upon Buyer’s reasonable request, prior to the Effective Time and consistent with GAAP, the rules and regulations of the SEC and applicable banking laws and regulations, (i) each of Company and its Subsidiaries shall modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Buyer, (ii) Company shall use commercially reasonable efforts to cause Company Bank to divest itself of such investment securities and loans as are identified by Buyer in writing from time to time prior to the Closing Date, and (iii) Company shall make such accruals under the Company Benefit Plans as Buyer may reasonably request to reflect the benefits payable under such Company Benefit Plans upon the completion of the Merger. Notwithstanding the foregoing, no such modifications, changes or divestitures of the type described in this Section 5.23(b) need be made prior to the satisfaction of the conditions set forth in Sections 6.01(a) and 6.01(b).

(c) Company and Company Bank shall, consistent with GAAP and regulatory accounting principles, use their commercially reasonable efforts to implement at Buyer’s request internal control procedures which are consistent with Buyer’s and Buyer Bank’s current internal control procedures to allow Buyer to fulfill its reporting requirement under Section 404 of the Sarbanes-Oxley Act of 2002, provided, however, that no such modifications, changes or divestitures need be made prior to the satisfaction of the conditions set forth in Sections 6.01(a) and 6.01(b).

(d) No accrual or reserve or change in policy or procedure made by Company or any of its Subsidiaries pursuant to this Section 5.23 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustment shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of Company or its management with any such adjustments.

(e) Subject to Section 5.23(b), Buyer and Company shall cooperate (i) to minimize any potential adverse impact to the Buyer under FASB Statement No. 141R, and (ii) to maximize potential benefits to the Buyer and its Subsidiaries under Code Section 382 in connection with the transactions contemplated by this Agreement, in each case consistent with GAAP, the rules and regulations of the SEC and applicable banking laws and regulations.

Section 5.24 Bank Merger. Buyer and Company agree to take all action necessary and appropriate, including causing the entering into of an appropriate Plan of Bank Merger, to cause Company Bank to merge with Buyer Bank in accordance with applicable laws and regulations and the terms of the Plan of Bank Merger at such time, if any, as determined by Buyer.

Section 5.25 Transactional Expenses. The Company has provided in Company Disclosure Schedule 3.37 a reasonable good faith estimate of costs and fees that Company and its Subsidiaries expect to pay to retained representatives in connection with the transactions contemplated by this Agreement (collectively, “Company Expenses”). Company shall use its commercially reasonable efforts to cause the aggregate amount of all Company Expense to not to materially exceed the total expenses disclosed in Company Disclosure Schedule 3.37. Company shall promptly notify Buyer if or when it determines that it expects to materially exceed its

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budget. Company shall not incur investment banking fees in connection with the transactions contemplated by this Agreement other than those expressly provided for in the letter agreement between Keefe, Bruyette & Woods, Inc. and Company.

Section 5.26 Section 16(a). Prior to the Effective Time, Buyer shall, as applicable, take all such steps as may be required to cause any acquisitions of Buyer Common Stock resulting from the transactions contemplated by this Agreement by each individual who may be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Buyer to be exempt under Rule 16b-3 promulgated under the Exchange Act. Company agrees to promptly furnish Buyer with all requisite information necessary for Buyer to take the actions contemplated by this Section 5.25.

Section 5.27 Small Business Lending Fund Redemption. Each of Buyer and Company and their respective Subsidiaries shall cooperate and use their respective commercially reasonable efforts to prepare all documentation, to effect all filings, to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to redeem the SBLF Shares as of or prior to the Effective Time.

Section 5.28 Assumption by Buyer of Certain Obligations. At or before the Closing, Buyer shall deliver agreements or supplemental indentures as required and in a form reasonably satisfactory to the Company, as of the Effective Time, in order to assume expressly the due and punctual performance and observance of each and every covenant, agreement and condition (insofar as such covenant, agreement or condition is to be performed and observed by the Company) of the indentures, trust agreements and guarantee agreements entered into by the Company, each as more specifically identified on Company Disclosure Schedule 3.03.

ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 6.01 Conditions to Obligations of the Parties to Effect the Merger. The respective obligations of Buyer and Company to consummate the Merger are subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto prior to the Closing Date of each of the following conditions:

(a) Shareholder Vote. This Agreement and the transactions contemplated hereby shall have received the Requisite Company Shareholder Approval at the Company Meeting.

(b) Regulatory Approvals; No Burdensome Condition. All Regulatory Approvals required to consummate the Merger in the manner contemplated herein shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated. None of such regulatory approvals shall impose any term, condition or restriction upon Buyer or any of its Subsidiaries that Buyer reasonably determines is a Burdensome Condition.

(c) No Injunctions or Restraints; Illegality. No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated hereby shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of any of the transactions contemplated hereby.

(d) Effective Registration Statement. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority.

(e) Tax Opinions Relating to the Merger. Company and Buyer, respectively, shall have received opinions from Choate, Hall & Stewart LLP and Kilpatrick Townsend & Stockton LLP, respectively, each dated as of the Closing Date, in substance and form reasonably satisfactory to Company and Buyer to the effect that, on

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the basis of the facts, representations and assumptions set forth in such opinion, the Merger and Bank Merger, considered together as a single integrated transaction, will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering their opinions, Choate, Hall & Stewart LLP and Kilpatrick Townsend & Stockton LLP may require and rely upon representations contained in certificates of officers of each of Company and Buyer.

Section 6.02 Conditions to Obligations of Company. The obligations of Company to consummate the Merger also are subject to the fulfillment or written waiver by Company prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, in any case subject to the standard set forth in Section 4.01. Company shall have received a certificate, dated the Closing Date, signed on behalf of Buyer by the Chief Executive Officer and the Chief Financial Officer of Buyer to such effect.

(b) Performance of Obligations of Buyer. Buyer shall have performed and complied with all of its obligations under this Agreement in all material respects at or prior to the Closing Date, and Company shall have received a certificate, dated the Closing Date, signed on behalf of Buyer by the Chief Executive Officer and the Chief Financial Officer of Buyer to such effect.

(c) Other Actions. Buyer shall have furnished Company with such certificates of their respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.01 and 6.02 as Company may reasonably request.

Section 6.03 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Merger also are subject to the fulfillment or written waiver by Buyer prior to the Closing Date of each of the following conditions:

(a) Company Common Stock. Notwithstanding the standard set forth in Section 3.01, the number of shares of Company Common Stock outstanding as of the Closing Date of this Agreement shall not exceed 1,690,951, except to the extent increased as a result of the exercise, after the date of this Agreement, of one or more stock options listed on the Company Disclosure Schedule, provided such options are exercised in accordance with the terms existing as of the date of this Agreement and disclosed on the Company Disclosure Schedule.

(b) Representations and Warranties. The representations and warranties of Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, in any case subject to the standard set forth in Section 3.01. Buyer shall have received a certificate, dated the Closing Date, signed on behalf of Company by the Chief Executive Officer of Company to such effect.

(c) Performance of Obligations of Company. Company shall have performed and complied with all of its obligations under this Agreement in all material respects at or prior to the Closing Date, and Buyer shall have received a certificate, dated the Closing Date, signed on behalf of Company by the Chief Financial Officer and Chief Operating Officer of Company to such effect.

(d) Plan of Bank Merger. The Plan of Bank Merger shall have been executed and delivered concurrently with Company’s execution and delivery of this Agreement.

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(e) Consulting and Non-Competition Agreements. Company shall have delivered to Buyer (i) a non-competition and non-solicitation agreement in the form set forth on Exhibit F from John D. Doherty and (ii) a consulting, non-competition and non-solicitation agreement in the form set forth on Exhibit G from William P. Morrissey.

(f) Other Actions. Company shall have furnished Buyer with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.01 and 6.03 as Buyer may reasonably request.

Section 6.04 Frustration of Closing Conditions. Neither Buyer nor Company may rely on the failure of any condition set forth in Section 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to use commercially reasonable efforts to consummate any of the transactions contemplated hereby, as required by and subject to Section 5.03.

ARTICLE VII

TERMINATION

Section 7.01 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

(a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of Buyer and Company if the board of directors of Buyer and the board of directors of Company each so determines by vote of a majority of the members of its entire Board.

(b) No Regulatory Approval. By Buyer or Company, if its board of directors so determines by a vote of a majority of the members of its entire Board, in the event any Regulatory Approval required for consummation of the transactions contemplated this Agreement shall have been denied by final, nonappealable action by such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority.

(c) No Shareholder Approval. By either Buyer or Company (provided in the case of Company that it shall not be in material breach of any of its obligations under Section 5.04(a)), if the Requisite Company Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof.

(d) Breach of Representations and Warranties. By either Buyer or Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein in a manner that would entitle the other party not to consummate the agreement) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement by the other party (subject to the standard set forth in Sections 3.01 and 4.01, respectively), which breach is not cured prior to the earlier of (i) thirty (30) days following written notice to the party committing such breach from the other party hereto or (ii) two (2) Business Days prior to the Termination Date, or which breach, by its nature, cannot be cured prior to the Closing.

(e) Breach of Covenants. By either Buyer or Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein in a manner that would entitle the other party not to consummate the agreement) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured prior to the earlier of (i) thirty (30) days following written notice to the party committing such breach from the other party hereto or (ii) two (2) Business Days prior to the Termination Date, or which breach, by its nature, cannot be cured prior to the Closing.

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(f) Delay. It being understood that the parties shall use good faith efforts to submit regulatory filings in a timely manner and to take such other commercially reasonable actions to facilitate a closing on or before December 31, 2012, by either Buyer or Company if the Merger shall not have been consummated on or before March 31, 2013 (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to a material breach of this Agreement by the party seeking to terminate this Agreement.

(g) Superior Proposal. By Company if at any time after the date of this Agreement and prior to obtaining the Requisite Company Shareholder Approval, Company receives an Acquisition Proposal; provided, however, that Company shall not terminate this Agreement pursuant to the foregoing clause unless:

(i) Company shall have complied in all material respects with Section 5.09 of this Agreement, including the conclusion by the board of directors of Company in good faith that such Acquisition Proposal is a Superior Proposal;

(ii) Company concurrently pays the Termination Fee payable pursuant to Section 7.02; and

(iii) the board of directors of Company concurrently approves, and Company concurrently enters into, a definitive agreement with respect to such Superior Proposal.

(h) Failure to Recommend; Third-Party Acquisition Transaction; Etc. At any time prior to the Company Meeting, by Buyer if (i) Company shall have materially breached its obligations under Section 5.09, (ii) the board of directors of Company shall have failed to make its recommendation referred to in Section 5.04(a) or withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Buyer, whether or not permitted by Section 5.09, (iii) the board of directors of Company shall have recommended, proposed, or publicly announced its intention to recommend or propose, to engage in an Acquisition Transaction with any Person other than Buyer or a Subsidiary or Affiliate of Buyer, whether or not permitted by Section 5.09, or (iv) Company shall have materially breached its obligations under Section 5.04 by failing to call, give notice of, convene and hold the Company Meeting in accordance with Section 5.04.

(i) Price of the Buyer Common Stock. By the Company, if the board of directors of the Company so determines by the vote of a majority of its members, in the event that, as of the Determination Date, both of the following conditions are satisfied:

(i) the Average Determination Price shall be less than 80% of the Buyer Starting Price; and

(ii) (A) the number obtained by dividing the Average Determination Price by the Buyer Starting Price (such number, the “Buyer Ratio”) is less than (B) the number obtained by dividing the Final Index Price by the Initial Index Price and subtracting 0.20 from such quotient (such number, the “Index Ratio”).

If the Company elects to exercise its termination right pursuant to this Section 7.01(i), it shall give written notice to Buyer not later than the end of the third Business Day next following the Determination Date. During the five Business Day period commencing with its receipt of such notice, Buyer may, at its option, increase the Exchange Ratio to a number equal to the lesser of (x) a quotient (rounded to the nearest one-ten-thousandth), the numerator of which is equal to the product of the Exchange Ratio (as then in effect) and the Index Ratio, and the denominator of which is equal to the Buyer Ratio, or (y) a quotient (rounded to the nearest one-ten-thousandth), the numerator of which is the product of the Exchange Ratio (as then in effect), the Buyer Starting Price and 0.80, and the denominator of which is the Average Determination Price. If Buyer makes an election contemplated by the preceding sentence within such five Business Day period, it shall give prompt written notice to the Company of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 7.01(i) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to “Exchange Ratio” shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 7.01(i).

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If the outstanding shares of Buyer Common Stock or any company belonging to the Index shall be changed into a different number of shares by reason of any stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of the Agreement and the Determination Date, the prices for the common stock of such company will be appropriately adjusted.

For purposes of this Section 7.01(i), the following terms shall have the meanings set forth below:

“Buyer Starting Price” shall mean the average, rounded to the nearest one-tenth of a cent, of the volume-weighted average trading price of a share of Buyer Common Stock on the Nasdaq, as reported by Bloomberg L.P., for the ten trading day period ending on the day immediately preceding the date hereof.

“Average Determination Price” of the Buyer Common Stock shall mean the average, rounded to the nearest one-tenth of a cent, of the volume-weighted average trading price of a share of Buyer Common Stock on the Nasdaq, as reported by Bloomberg L.P., for the twenty trading day period ending on the trading date immediately preceding the Determination Date.

“Determination Date” means the date on which the last required approval of a Governmental Entity is obtained with respect to the Merger, with regard to any requisite waiting period.

“Final Index Price” means the average, rounded to the nearest one-tenth of a cent, of the volume-weighted average trading price of the Index, as reported on Bloomberg L.P., for the same trading days used in calculating the Average Determination Price.

“Index” means the Nasdaq Bank Stock Index or, if such Index is not available, such substitute or similar index as substantially replicates the Nasdaq Bank Stock Index.

“Initial Index Price” means the average, rounded to the nearest one-tenth of a cent, of the volume-weighted average trading price of the Index, as reported on Bloomberg L.P., for the same trading days used in calculating the Buyer Starting Price.

Section 7.02 Termination Fee; Reimbursement.

(a) In recognition of the efforts, expenses and other opportunities foregone by Buyer while structuring and pursuing the Merger, Company shall pay to Buyer by wire transfer of immediately available funds a termination fee equal to $2,200,000 (the “Termination Fee”) in the event Company terminates this Agreement pursuant to Section 7.01(g), in which case Company shall pay the Termination Fee at or prior to the time of such termination.

(b) In the event that (A) (i) an Acquisition Proposal, whether or not conditional, shall have been publicly announced after the date hereof (or any Person shall have, after the date hereof, publicly announced an intention, whether or not conditional, to make an Acquisition Proposal) or (ii) the board of directors of Company has made a Change in Recommendation (or publicly proposed to make a Change in Recommendation), prior to or on the date of the Company Meeting (including any adjournment or postponement at which the vote on the Merger is held), (B) this Agreement is thereafter terminated by either Buyer or Company pursuant to Section 7.01(c) or Section 7.01(f) or by Buyer pursuant to Section 7.01(d), Section 7.01(e) as a result of Company’s willful breach of any of its representations, warranties or covenants hereunder, or 7.01(h), and (C) within 12 months following the date of such termination, Company enters into a definitive agreement with respect to any Acquisition Transaction, the board of directors of Company recommends any Acquisition Transaction or Company consummates any Acquisition Transaction (whether or not such Acquisition Transaction resulted from or was related to the Acquisition Proposal referred to in the foregoing clause (A)(i), if applicable), then Company shall pay Buyer the Termination Fee, less the Buyer Reimbursement Amount, which amount shall be payable by wire transfer of immediately available funds on or prior to the earlier of Company entering into a definitive agreement for or consummating such Acquisition Transaction.

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(c) In the event that this Agreement is terminated by Buyer under the provisions referred to in clause (B) of Section 7.02(b) and a circumstance referred to in clause (A)(i) or (A)(ii) of Section 7.02(b) shall have occurred prior to such termination but the Termination Fee has not been paid and is not payable because the circumstances referred to in clause (C) of Section 7.02(b) shall not have occurred, then Company shall pay at Buyer’s direction as promptly as possible (but in any event within three (3) Business Days) following receipt of an invoice therefor up to $750,000 of Buyer’s and its Subsidiaries reasonably documented out-of-pocket fees and expenses (including reasonable legal fees and expenses) actually incurred by Buyer and its Subsidiaries prior to the termination of this Agreement proximately in connection with the negotiation, execution, delivery and performance of this Agreement by Buyer and Buyer Bank (the “Buyer Reimbursement Amount”).

(d) Company and Buyer each agree that the agreements contained in this Section 7.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Buyer would not enter into this Agreement; accordingly, if Company fails promptly to pay any amounts due under this Section 7.02 and, in order to obtain such payment, Buyer commences a suit that results in a judgment against Company for such amounts, Company shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the rate of interest equal to the sum of (x) the rate of interest published from time to time in The Wall Street Journal, Eastern Edition (or any successor publication thereto), designated therein as the prime rate on the date such payment was due, plus 200 basis points, together with the costs and expenses of Buyer (including reasonable legal fees and expenses) in connection with such suit.

(e) Exclusivity of Remedy. Notwithstanding anything to the contrary set forth in this Agreement, if the Company pays or causes to be paid to Buyer or to Buyer Bank the Termination Fee, neither the Company nor Company Bank (or any successor in interest of Company or Company Bank) will have any further obligations or liabilities to Buyer or Buyer Bank with respect to this Agreement or the transactions contemplated by this Agreement.

Section 7.03 Effect of Termination. In the event of termination of this Agreement pursuant to this Article VII, no party to this Agreement shall have any liability or further obligation to any other party hereunder other than as set forth in Section 7.02, provided however that except as set forth in Section 7.02(e), termination will not relieve a breaching party from liability for any willful breach of any covenant, agreement, representation or warranty of this Agreement giving rise to such termination.

ARTICLE VIII

DEFINITIONS

Section 8.01 Definitions. The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Proposal” means any proposal or offer after the date hereof with respect to any Acquisition Transaction or any public announcement by any Person (which shall include any regulatory application or notice) of a proposal, plan or intention with respect to any Acquisition Transaction.

“Acquisition Transaction” means any of the following (other than the transactions contemplated hereby) involving Company: (a) any merger, consolidation, share exchange, business combination or other similar transaction; (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets that constitute a substantial portion of the assets of Company in a single transaction or series of transactions; or (c) any tender offer or exchange offer for 20% or more of the outstanding shares of its capital stock or the filing of a registration statement under the Securities Act, in connection therewith.

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings,

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“controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Agreement (including exhibits), as amended or modified from time to time in accordance with Section 9.02.

“Articles of Merger” has the meaning set forth in Section 1.04(a).

“Average Determination Price” has the meaning set forth in Section 7.01(i).

“Bank Merger” has the meaning set forth in the recitals.

“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.

“BOLI” has the meaning set forth in Section 3.33(b).

“Burdensome Conditions” has the meaning set forth in Section 5.06(a).

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. government or any day on which banking institutions in The Commonwealth of Massachusetts are authorized or obligated to close.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Bank” has the meaning set forth in the preamble to this Agreement.

“Buyer Benefit Plans” has the meaning set forth in Section 4.15(a).

“Buyer Common Stock” means the common stock, $0.01 par value per share, of Buyer.

“Buyer Disclosure Schedule” has the meaning set forth in Section 4.01(a).

“Buyer Ratio” has the meaning set forth in Section 7.01(i).

“Buyer Reimbursement Amount” has the meaning set forth in Section 7.02(c).

“Buyer Regulatory Agreement” has the meaning set forth in Section 4.09.

“Buyer Reports” has the meaning set forth in Section 4.06(a).

“Buyer Starting Price” has the meaning set forth in Section 7.01(i).

“Cash Consideration” has the meaning set forth in Section 2.01(c).

“Cash Election” has the meaning set forth in Section 2.04(a).

“Cash Election Shares” has the meaning set forth in Section 2.04(a).

“Certificate” means any certificate which immediately prior to the Effective Time represents shares of Company Common Stock.

“Change in Recommendation” has the meaning set forth in Section 5.04.

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“Closing” and “Closing Date” have the meanings set forth in Section 1.04(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Balance Sheet Date” has the meaning set forth in Section 3.10.

“Company Bank” has the meaning set forth in the preamble to this Agreement.

“Company Benefit Plans” has the meaning set forth in Section 3.16(a).

“Company Board Representative” has the meaning set forth in Section 5.22.

“Company Common Stock” means the common stock, $1.00 par value per share, of Company.

“Company Disclosure Schedule” has the meaning set forth in Section 3.01(a).

“Company Employees” has the meaning set forth in Section 3.16(a).

“Company Equity Plans” has the meaning set forth in Section 2.07(a).

“Company Expenses” has the meaning set forth in Section 5.25.

“Company Intellectual Property” means the Intellectual Property used in or held for use in the conduct of the business of Company and its Subsidiaries.

“Company Loan” has the meaning set forth in Section 3.23(b).

“Company Loan Property” has the meaning set forth in Section 3.18(a).

“Company Meeting” has the meaning set forth in Section 5.04.

“Company Pension Plan” has the meaning set forth in Section 3.16(b).

“Company Preferred Stock” means the Series B Senior Non-Cumulative Perpetual Preferred Stock, $1.00 par value per share, of Company.

“Company Regulatory Agreement” has the meaning set forth in Section 3.14.

“Company Reports” has the meaning set forth in Section 3.08(a).

“D&O Insurance” has the meaning set forth in Section 5.10(c).

“Derivative Transaction” means any swap transactions, option, warrant, forward purchase or sale transactions, futures transactions, cap transactions, floor transactions or collar transactions relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transactions (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

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“Determination Date” has the meaning set forth in Section 7.01(i).

“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act.

“Effective Time” has the meaning set forth in Section 1.04(a).

“Election Deadline” has the meaning set forth in Section 2.04(b).

“Election Form” has the meaning set forth in Section 2.04(a).

“Environmental Law” means any federal, state or local law, regulation, order, decree, permit, authorization, opinion or agency requirement relating to: (a) pollution, the protection or restoration of the indoor or outdoor environment, human health and safety, or natural resources, (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, or (c) any injury or threat of injury to persons or property in connection with any Hazardous Substance. The term Environmental Law includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 1101, et seq.; the Safe Drinking Water Act; 42 U.S.C. § 300f, et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651, et seq.; (b) common law that may impose liability (including without limitation strict liability) or obligations for injuries or damages due to the presence of or exposure to any Hazardous Substance.

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 3.16(c).

“ESOP” has the meaning set forth in Section 5.11(e).

“Exchange Act” has the meaning set forth in Section 3.08(a).

“Exchange Agent” means such exchange agent as may be designated by Buyer and reasonably acceptable to Company to act as agent for purposes of conducting the exchange procedures described in Section 2.04 (which shall be Buyer’s transfer agent).

“Exchange Fund” has the meaning set forth in Section 2.04(b).

“Exchange Ratio” means:

•

if the Average Determination Price is more than $26.94 and less than $30.38, then the Exchange Ratio shall be equal to the quotient (rounded to the nearest one-thousandth) obtained by dividing $32.00 by the Average Determination Price; and

•	if the Average Determination Price is equal to or less than $26.94, then the Exchange Ratio shall be equal to 1.1878; and

•	if the Average Determination Price is equal to or higher than $30.38, then the Exchange Ratio shall be equal to 1.0533.

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For illustrative purposes only:

•	if the Average Determination Price is $28.66, then the Exchange Ratio shall be equal to 1.1165; and

•	if the Average Determination Price is $26.00, then the Exchange Ratio shall be equal to 1.1878; and

•	if the Average Determination Price is $32.00, then the Exchange Ratio shall be equal to 1.0533.

“Executive Officer” means each officer of Company or Buyer, as applicable, who files reports with the SEC pursuant to Section 16(a) of the Exchange Act.

“FDIA” has the meaning set forth in Section 3.28.

“Fair Housing Act” means the Fair Housing Act, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“FHLB” means the Federal Home Loan Bank of Boston.

“Final Index Price” has the meaning set forth in Section 7.01(i).

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“FRB” means the Federal Reserve Bank of Boston.

“GAAP” means accounting principles generally accepted in the United States of America.

“Governmental Authority” means any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality.

“Hazardous Substance” means any and all substances (whether solid, liquid or gas) defined, listed, or otherwise regulated as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, flammable or explosive materials, radioactive materials or words of similar meaning or regulatory effect under any present or future Environmental Law or that may have a negative impact on human health or the environment, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise). Hazardous Substance does not include substances of kinds and in amounts ordinarily and customarily used or stored for the purposes of cleaning or other maintenance or operations.

“Home Mortgage Disclosure Act” means Home Mortgage Disclosure Act of 1975, as amended.

“Indemnified Parties” and “Indemnifying Party” have the meanings set forth in Section 5.10(a).

“Index” has the meaning set forth in Section 7.01(i).

“Initial Index Price” has the meaning set forth in Section 7.01(i).

“Informational Systems Conversion” has the meaning set forth in Section 5.15.

“Insurance Policies” has the meaning set forth in Section 3.33(a).

“Intellectual Property” means (a) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing; (b) patents and industrial designs (including any continuations, divisionals,

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continuations-in-part, renewals, reissues, and applications for any of the foregoing); (c) copyrights (including any registrations and applications for any of the foregoing); (d) Software; and (e) technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies.

“IRS” means the Internal Revenue Service.

“Knowledge” of any Person (including references to such Person being aware of a particular matter) as used with respect to Company and its Subsidiaries means those facts that are actually known, after reasonable inquiry, by the Executive Officers of Company and the directors of Company and Company Bank, and as used with respect to Buyer and its Subsidiaries means those facts that are actually known, after reasonable inquiry, by the Executive Officers of Buyer and the directors of Buyer. Without limiting the scope of the immediately preceding sentence, the term “Knowledge” includes any fact, matter or circumstance set forth in any written notice received by Company from any Governmental Authority.

“Law” means any statute, law, ordinance, rule or regulation of any Governmental Authority that is applicable to the referenced Person.

“Leases” has the meaning set forth in Section 3.31(b).

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance, conditional and installment sale agreement, charge or other claim of third parties of any kind.

“Loans” has the meaning set forth in Section 3.23(a).

“Mailing Date” has the meaning set forth in Section 2.04(a).

“Material Adverse Effect” means (a) with respect to any Person, any effect that is material and adverse to the financial position, results of operations or business of such Person and its Subsidiaries, taken as a whole, or which would materially impair the ability of such Person to perform its obligations under this Agreement or otherwise materially impairs the ability of such Person to consummate the transactions contemplated hereby; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (i) changes in banking and similar laws of general applicability or interpretations thereof by Governmental Authorities, (ii) changes in GAAP or regulatory accounting requirements applicable to banks or bank holding companies generally, (iii) any modifications or changes to Company valuation policies and practices in connection with the transactions contemplated hereby or restructuring charges taken in connection with the transactions contemplated hereby, in each case in accordance with GAAP and with Buyer’s prior written consent, (iv) changes after the date of this Agreement in general economic or capital market conditions affecting financial institutions or their market prices generally and not disproportionately affecting Company or Buyer, including, but not limited to, changes in levels of interest rates generally, (v) the effects of compliance with this Agreement on the operating performance of Company or Buyer, including the expenses incurred by Company or Buyer in negotiating, documenting, effecting and consummating the transactions contemplated by this agreement, (vi) the effects of any action or omission taken by Company with the prior consent of Buyer, and vice versa, or as otherwise expressly permitted or contemplated by this Agreement; (vii) the impact of the Agreement and the transactions contemplated hereby on relationships with customers or employees (including the loss of personnel subsequent to the date of this Agreement); and (viii) the public disclosure of this Agreement or the transactions contemplated hereby.

“Material Contracts” has the meaning set forth in Section 3.13(a).

“Maximum D&O Tail Premium” has the meaning set forth in Section 5.10(c).

“Merger” has the meaning set forth in the recitals.

“Merger Consideration” has the meaning set forth in Section 2.01(c).

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“Nasdaq” has the meaning set forth in Section 2.03.

“New Certificates” has the meaning set forth in Section 2.04(a).

“Non-Election” has the meaning set forth in Section 2.04(a).

“Non-Election Shares” has the meaning set forth in Section 2.04(a).

“Notice Period” has the meaning set forth in Section 5.09(d).

“Options” has the meaning set forth in Section 2.07(a).

“OREO” has the meaning set forth in Section 3.23(a).

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization or other organization or firm of any kind or nature.

“Phase I Assessment” has the meaning set forth in Section 5.01(w).

“Phase II Assessment” has the meaning set forth in Section 5.17(a).

“Plan of Bank Merger” means the agreement and plan of merger to be entered into between Buyer Bank and Company Bank providing for the merger of Company Bank and Buyer Bank.

“Proxy Statement-Prospectus” means the proxy statement and prospectus and other proxy solicitation materials constituting a part thereof, together with any amendments and supplements thereto, to be delivered to holders of Company Common Stock in connection with the solicitation of their approval of this Agreement.

“Registration Statement” has the meaning set forth in Section 4.12.

“Regulatory Approval” has the meaning set forth in Section 3.07(a).

“Requisite Company Shareholder Approval” has the meaning set forth in Section 3.06.

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

“Rights Agreement” has the meaning set forth in Section 3.38.

“SBLF Shares” has the meaning set forth in Section 2.08.

“SEC” means the Securities and Exchange Commission.

“Securities Act” has the meaning set forth in Section 3.08(a).

“Settlement Agreement” has the meaning set forth in the recitals.

“Software” means computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing.

“Stock Consideration” has the meaning set forth in Section 2.01(c).

“Stock Conversion Number” has the meaning set forth in Section 2.04(a).

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“Stock Election” has the meaning set forth in Section 2.04(a).

“Stock Election Number” has the meaning set forth in Section 2.04(a).

“Stock Election Shares” has the meaning set forth in Section 2.04(a).

“Subsidiary” means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such party. Any reference in this Agreement to a Company subsidiary means, unless the context otherwise requires, any current or former Subsidiary of Company.

“Superior Proposal” means any bona fide written Acquisition Proposal with respect to more than 50% of the combined voting power of the shares of Company Common Stock then outstanding or all or substantially all of the assets of Company that is (a) on terms which the board of directors of Company determines in good faith, after consultation with its financial advisor, to be more favorable from a financial point of view to Company’s shareholders than the transactions contemplated hereby, (b) that constitutes a transaction that, in the good faith judgment of the board of directors of Company, is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory and other aspects of such proposal, and (c) for which financing, to the extent required, is then committed pursuant to a written commitment letter.

“Surviving Entity” shall have the meaning set forth in Section 1.01.

“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

“Tax Returns” means any return, declaration or other report (including elections, declarations, schedules, estimates and information returns) with respect to any Taxes.

“Termination Date” has the meaning set forth in Section 7.01(f).

“Termination Fee” has the meaning set forth in Section 7.02(a).

“The date hereof” or “the date of this Agreement” shall mean April 30, 2012.

“USA PATRIOT Act” means the USA PATRIOT Act of 2001, Public Law 107-56, and the regulations promulgated thereunder.

“Voting Agreement” has the meaning set forth in the recitals.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Section 9.01 hereof, which shall survive any such termination). Notwithstanding anything in the foregoing to the contrary, no representations, warranties,

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agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party hereto or any of its affiliates of any defense at law or in equity which otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.

Section 9.02 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (a) waived by the party benefited by the provision or (b) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the Company Meeting no amendment shall be made which by law requires further approval by the shareholders of Buyer or Company without obtaining such approval.

Section 9.03 Governing Law; Waiver.

(a) This Agreement shall be governed by, and interpreted in accordance with, the laws of The Commonwealth of Massachusetts, without regard for conflict of law provisions.

(b) Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this agreement, or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this Section 9.03.

Section 9.04 Expenses. Except as otherwise provided in Section 7.02, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel, provided that nothing contained herein shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s willful breach of any provision of this Agreement.

Section 9.05 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, mailed by registered or certified mail (return receipt requested), by properly addressed electronic mail delivery, or sent by reputable courier service to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto. All notices shall be deemed effective upon delivery.

If to Buyer:

Independent Bank Corp.

288 Union Street

Rockland, Massachusetts 02370

Attention: Edward H. Seksay, General Counsel

Fax: (508) 732-7783

With a copy (which shall not constitute notice) to:

Choate, Hall & Stewart LLP

Two International Place

Boston, MA 02110

Attention: James A. McDaniel, Esq.

Fax: (617) 248-4000

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If to Company:

Central Bancorp, Inc.

399 Highland Ave

Somerville, MA 02144

Attention: John D. Doherty, Chairman and Chief Executive Officer

Fax: (617) 629-4247

With a copy (which shall not constitute notice) to:

Kilpatrick Townsend & Stockton LLP

607 14th Street, NW, Suite 900

Washington, DC 20005-2018

Attention: Victor L. Cangelosi, Esq., Harry K. Kantarian, Esq., Edward G. Olifer, Esq.

Fax: (202) 585-0904

Section 9.06 Entire Understanding; No Third Party Beneficiaries. This Agreement represents the entire understanding of the parties hereto and thereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made. Except for the Indemnified Parties’ rights under Section 5.10, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, Buyer and Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person (including any person or Employees who might be affected by Section 5.11), other than the parties hereto, any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.02 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.07 Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 9.08 Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.09 Interpretation. When a reference is made in this Agreement to sections, exhibits or schedules, such reference shall be to a section of, or exhibit or schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

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Section 9.10 Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 9.11 Counterparts. This Agreement may be executed by facsimile and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

INDEPENDENT BANK CORP.

By:	/s/ Christopher Oddleifson
Name:	Christopher Oddleifson
Title:	President and Chief Executive Officer

ROCKLAND TRUST COMPANY

By:	/s/ Christopher Oddleifson
Name:	Christopher Oddleifson
Title:	President and Chief Executive Officer

CENTRAL BANCORP, INC.

By:	/s/ John D. Doherty
Name:	John D. Doherty
Title:	Chairman and Chief Executive Officer

CENTRAL CO-OPERATIVE BANK

By:	/s/ John D. Doherty
Name:	John D. Doherty
Title:	Chairman and Chief Executive Officer

Signature Page of Agreement and Plan of Merger

Exhibit A

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is dated as of April 30, 2012, by and between the undersigned holder (“Shareholder”) of Company Common Stock, par value $1.00 per share, of Central Bancorp, Inc., a Massachusetts corporation (“Company”), and Independent Bank Corp., a Massachusetts corporation (“Buyer”). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (defined below).

WHEREAS, concurrently with the execution of this Agreement, Buyer, Buyer Bank, Company and Company Bank are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which Company shall merge with and into Buyer and, in connection therewith, each outstanding share of Company Common Stock will be converted into the right to receive the Merger Consideration;

WHEREAS, Shareholder beneficially owns and has sole or shared voting power with respect to the number of shares of Company Common Stock identified on Exhibit A hereto (such shares, together with all shares of Company Common Stock subsequently acquired by Shareholder during the term of this Agreement, including through the exercise of any stock option or other equity award, warrant or similar instrument, being referred to as the “Shares”), and holds stock options or other rights to acquire the number of shares of Company Common Stock identified on Exhibit A hereto; and

WHEREAS, it is a material inducement to the willingness of Buyer to enter into the Merger Agreement that Shareholder execute and deliver this Agreement.

NOW, THEREFORE, in consideration of, and as a material inducement to, Buyer entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by Buyer in connection therewith, Shareholder and Buyer agree as follows:

Section 1. Agreement to Vote Shares. Shareholder agrees that, while this Agreement is in effect, at any meeting of shareholders of Company, however called, or at any adjournment thereof, or in any other circumstances in which Shareholder is entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by Buyer, Shareholder shall:

(a)	appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(b)	vote (or cause to be voted), in person or by proxy, all the Shares that are beneficially owned by Shareholder or as to which Shareholder has, directly or indirectly, the right to vote or direct the voting, (i) in favor of adoption and approval of the Merger Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof adopted in accordance with the terms thereof); (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Company contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iii) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the Merger Agreement or of this Agreement.

Shareholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of Company, to approve or adopt the Merger Agreement unless the Merger Agreement is terminated in accordance with its terms.

Section 2. No Transfers While this Agreement is in effect, Shareholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of,

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any of the Shares, except the following transfers shall be permitted: (a) transfers by will or operation of law, in which case this Agreement shall bind the transferee, (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing to be bound by the terms of this Agreement, (c) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to the transferee agreeing in writing to be bound by the terms of this Agreement, and (d) such transfers as Buyer may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.

Section 3. Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with Buyer as follows:

(a)	Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

(b)	This Agreement has been duly executed and delivered by Shareholder, and assuming the due authorization, execution and delivery by Buyer, constitutes the valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)	The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

(d)	Shareholder is the record and beneficial owner of, or is the trustee that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good title to all of the Shares and options set forth on Exhibit A hereto, and the Shares and options are so owned free and clear of any liens, security interests, charges or other encumbrances except as otherwise described on Exhibit A hereto. Shareholder does not own, of record or beneficially, any shares of capital stock of Company other than the Shares (other than shares of capital stock subject to stock options over which Shareholder will have no voting rights until the exercise of such stock options). The Shares do not include shares over which Shareholder exercises control in a fiduciary capacity and no representation by Shareholder is made thereby pursuant to the terms hereof. Shareholder has the right to vote the Shares, and none of the Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement.

Section 4. Irrevocable Proxy. Subject to the last sentence of this Section 4, by execution of this Agreement, Shareholder does hereby appoint Buyer with full power of substitution and resubstitution, as Shareholder’s true and lawful attorney and irrevocable proxy, to the full extent of Shareholder’s rights with respect to the Shares, to vote, if Shareholder is unable to perform his, her or its obligations under this Agreement, each of such Shares that Shareholder shall be entitled to so vote with respect to the matters set forth in Section 1 hereof at any meeting of the shareholders of Company, and at any adjournment or postponement thereof, and in connection with any action of the shareholders of Company taken by written consent. Shareholder intends this proxy to be irrevocable and coupled with an interest hereafter until the termination of this Agreement pursuant to the terms of Section 7 hereof and hereby revokes any proxy previously granted by Shareholder with respect to the Shares. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the termination of this Agreement.

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Section 5. No Solicitation. Except as otherwise expressly permitted under Section 5.09 of the Merger Agreement, from and after the date hereof until the termination of this Agreement pursuant to Section 7 hereof, Shareholder, in his, her or its capacity as a shareholder of Company, shall not, nor shall such Shareholder authorize any partner, officer, director, advisor or representative of, such Shareholder or any of his, her or its affiliates to (and, to the extent applicable to Shareholder, such Shareholder shall use commercially reasonable efforts to prohibit any of his, her or its representatives or affiliates to), (a) initiate, solicit, induce or knowingly encourage, or knowingly take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (b) participate in any discussions or negotiations regarding any Acquisition Proposal, or furnish, or otherwise afford access, to any person (other than Buyer) any information or data with respect to Company or otherwise relating to an Acquisition Proposal, (c) enter into any agreement, agreement in principle, letter of intent, memorandum of understanding or similar arrangement with respect to an Acquisition Proposal, (d) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) with respect to an Acquisition Proposal (other than the Merger Agreement) or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, (e) initiate a shareholders’ vote or action by consent of Company’s shareholders with respect to an Acquisition Proposal, or (f) except by reason of this Agreement, become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of Company that takes any action in support of an Acquisition Proposal (other than the Merger Agreement).

Section 6. Specific Performance; Remedies; Attorneys Fees. Shareholder acknowledges that it is a condition to the willingness of Buyer to enter into the Merger Agreement that Shareholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to Buyer if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, Buyer will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that Buyer has an adequate remedy at law. Shareholder further agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with Buyer’s seeking or obtaining such equitable relief. In addition, after discussing the matter with Shareholder, Buyer shall have the right to inform any third party that Buyer reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of Buyer hereunder, and that participation by any such persons with Shareholder in activities in violation of Shareholder’s agreement with Buyer set forth in this Agreement may give rise to claims by Buyer against such third party.

Section 7. Term of Agreement; Termination. The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the written consent of the parties hereto, and shall be automatically terminated in the event that the Merger Agreement is terminated in accordance with its terms; provided, however, that the transfer restrictions in Section 2 hereof shall be automatically terminated upon the receipt of the Requisite Company Shareholder Approval. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination.

Section 8. Entire Agreement; Amendments. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provision hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

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Section 10. Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 11. Capacity as Shareholder. This Agreement shall apply to Shareholder solely in his or her capacity as a shareholder of Company and it shall not apply in any manner to Shareholder in his or her capacity as a director, officer or employee of Company or in any other capacity. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of Shareholder to comply with his or her fiduciary duties as a director of Company.

Section 12. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Massachusetts, without regard for conflict of law provisions.

Section 13. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.

Section 14. Waiver of Appraisal Rights; Further Assurances. Provided that the Merger is consummated in compliance with the terms of the Merger Agreement, that the consideration offered pursuant to the Merger is not less than that specified in the Merger Agreement executed on or about the date hereof, and that this Agreement has not been terminated in accordance with its terms, to the extent permitted by applicable law, Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger or demand fair value for its Shares in connection with the Merger, in each case, that Shareholder may have under applicable law. From time to time, prior to the termination of this Agreement, at the Buyer’s request and without further consideration, Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to effect the actions and consummate the transactions contemplated by this Agreement. Shareholder further agrees not to, prior to the termination of this Agreement, commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Buyer, Buyer Bank, Company, Company Bank or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger.

Section 15. Disclosure. Shareholder hereby authorizes Company and Buyer to publish and disclose in any announcement or disclosure required by the Securities and Exchange Commission and in the Proxy Statement such Shareholder’s identity and ownership of the Shares and the nature of Shareholder’s obligations under this Agreement.

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66

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

INDEPENDENT BANK CORP.

By:

Name:
Title:

SHAREHOLDER

Name:

Annex B

April 30, 2012

The Board of Directors

Central Bancorp, Inc.

399 Highland Avenue

Somerville, MA 02144

Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the stockholders of Central Bancorp, Inc. (“Central”) of the Merger Consideration (as defined below), in the proposed merger (the “Merger”) of Central with and into Independent Bank Corp. (“Independent”), pursuant to the Agreement and Plan of Merger, dated as of April 30, 2012, by and between Central and Independent (the “Agreement”). Pursuant to the terms of the Agreement, each outstanding share of common stock, par value $1.00 per share, of Central (the “Common Shares”) not owned by Central or Independent or by any of their respective wholly-owned subsidiaries, other than shares owned in a fiduciary capacity or as a result of debts previously contracted, will be cancelled and retired and converted into the right to receive cash in the amount of $32.00 or shares of common stock of Independent, par value $0.01 per share, equivalent to $32.00 (the Merger Consideration), as more fully described in the Agreement.

Keefe, Bruyette & Woods, Inc, has acted as financial advisor to Central. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time purchase securities from, and sell securities to, Central and Independent, and as a market maker in securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of Central and Independent for our own account and for the accounts of our customers. To the extent we have any such position as of the date of this opinion it has been disclosed to Central. We have in the past, and may in the future, provide investment banking and financial advisory services to Independent and receive compensation for such services. We have acted exclusively for the Board of Directors of Central in rendering this fairness opinion and will receive a fee from Central for our services. Our fee is contingent upon the successful completion of the Merger.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Central and Independent and the Merger, including among other things, the following: (i) the Agreement; (ii) the Annual Reports to Stockholders and Annual Reports on Form 10-K for the three years ended March 31, 2011 of Central and Annual Reports on Form 10-K for the three years ended December 31, 2011 of Independent; (iii) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Central and Independent and certain other communications from Central and Independent to their respective stockholders; and (iv) other financial information concerning the businesses and operations of Central and Independent furnished to us by Central and Independent for purposes of our analysis. We have also held discussions with senior management of Central and Independent regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. In addition, we have compared certain financial and stock market information for Central and Independent with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry and performed such other studies and analyses as we considered appropriate.

In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility for such verification or accuracy. We have relied upon the management of Central and Independent as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefore) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, with your consent, that the aggregate allowances for loan and lease losses for Central and Independent are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property, assets or liabilities of Central or Independent, nor have we examined any individual credit files.

We have assumed that, in all respects material to our analyses, the following: (i) the Merger will be completed substantially in accordance with the terms set forth in the Agreement with no additional payments or adjustments to the Merger Consideration; (ii) the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) all conditions to the completion of the Merger will be satisfied without any waivers or modifications to the Agreement; and (v) in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the Merger, including the cost savings, revenue enhancements and related expenses expected to result from the Merger.

We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial position and results of operations of Central and Independent; (ii) the assets and liabilities of Central and Independent; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. Our opinion does not address the underlying business decision of Central to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to Central.

This opinion addresses only the fairness, from a financial point of view, as of the date hereof, to the holders of the Common Shares of the Merger Consideration in the Merger. We express no view or opinion as to any terms or other aspects of the Merger.

Further, we are not expressing any opinion about the fairness of the amount or nature of the compensation to any of Central’s officers, directors or employees, or any class of such persons, relative to the compensation to the public shareholders of Central in connection with the Merger.

In addition, this opinion does not in any manner address the prices at which the Independent common stock will trade following the consummation of the Merger and we express no view or opinion as to how the stockholders of Central should vote at the stockholders meeting to be held in connection with the Merger.

This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 2290 of the Financial Industry Regulatory Authority.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration in the Merger is fair, from a financial point of view, to holders of the Common Shares.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

Annex C

ANNEX C – MASSACHUSETTS BUSINESS CORPORATION ACT – SECTIONS 13.01 TO 13.31

PART 13 of CHAPTER 156D OF THE MASSACHUSETTS GENERAL LAWS

[DISSENTERS’ RIGHTS]

SUBDIVISION A.

RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

Section 13.01. DEFINITIONS

In this PART the following words shall have the following meanings unless the context requires otherwise:

“Affiliate”, any person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control of or with another person.

“Beneficial shareholder”, the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

“Corporation”, the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in sections 13.22 to 13.31, inclusive, includes the surviving entity in a merger.

“Fair value”, with respect to shares being appraised, the value of the shares immediately before the effective date of the corporate action to which the shareholder demanding appraisal objects, excluding any element of value arising from the expectation or accomplishment of the proposed corporate action unless exclusion would be inequitable.

“Interest”, interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

“Marketable securities”, securities held of record by, or by financial intermediaries or depositories on behalf of, at least 1,000 persons and which were

(a) listed on a national securities exchange,

(b) designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or

(c) listed on a regional securities exchange or traded in an interdealer quotation system or other trading system and had at least 250,000 outstanding shares, exclusive of shares held by officers, directors and affiliates, which have a market value of at least $5,000,000.

“Officer”, the chief executive officer, president, chief operating officer, chief financial officer, and any vice president in charge of a principal business unit or function of the issuer.

“Person”, any individual, corporation, partnership, unincorporated association or other entity.

“Record shareholder”, the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

“Shareholder”, the record shareholder or the beneficial shareholder.

Section 13.02. RIGHT TO APPRAISAL

(a)	A shareholder is entitled to appraisal rights, and obtain payment of the fair value of his shares in the event of, any of the following corporate or other actions:

(1)	consummation of a plan of merger to which the corporation is a party if shareholder approval is required for the merger by section 11.04 or the articles of organization or if the corporation is a subsidiary that is merged with its parent under section 11.05, unless, in either case, (A) all shareholders are to receive only cash for their shares in amounts equal to what they would receive upon a dissolution of the corporation or, in the case of shareholders already holding marketable securities in the merging corporation, only marketable securities of the surviving corporation and/or cash and (B) no director, officer or controlling shareholder has a direct or indirect material financial interest in the merger other than in his capacity as (i) a shareholder of the corporation, (ii) a director, officer, employee or consultant of either the merging or the surviving corporation or of any affiliate of the surviving corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation in the aggregate;

(2)	consummation of a plan of share exchange in which his shares are included unless: (A) both his existing shares and the shares, obligations or other securities to be acquired are marketable securities; and (B) no director, officer or controlling shareholder has a direct or indirect material financial interest in the share exchange other than in his capacity as (i) a shareholder of the corporation whose shares are to be exchanged, (ii) a director, officer, employee or consultant of either the corporation whose shares are to be exchanged or the acquiring corporation or of any affiliate of the acquiring corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation whose shares are to be exchanged in the aggregate;

(3)	consummation of a sale or exchange of all, or substantially all, of the property of the corporation if the sale or exchange is subject to section 12.02, or a sale or exchange of all, or substantially all, of the property of a corporation in dissolution, unless:

(i)	his shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for his shares; or

(ii)	the sale or exchange is pursuant to court order; or

(iii)	in the case of a sale or exchange of all or substantially all the property of the corporation subject to section 12.02, approval of shareholders for the sale or exchange is conditioned upon the dissolution of the corporation and the distribution in cash or, if his shares are marketable securities, in marketable securities and/or cash, of substantially all of its net assets, in excess of a reasonable amount reserved to meet unknown claims under section 14.07, to the shareholders in accordance with their respective interests within one year after the sale or exchange and no director, officer or controlling shareholder has a direct or indirect material financial interest in the sale or exchange other than in his capacity as (i) a shareholder of the corporation, (ii) a director, officer, employee or consultant of either the corporation or the acquiring corporation or of any affiliate of the acquiring corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation in the aggregate;

(4)	an amendment of the articles of organization that materially and adversely affects rights in respect of a shareholder’s shares because it:

(i)	creates, alters or abolishes the stated rights or preferences of the shares with respect to distributions or to dissolution, including making non-cumulative in whole or in part a dividend theretofore stated as cumulative;

(ii)	creates, alters or abolishes a stated right in respect of conversion or redemption, including any provision relating to any sinking fund or purchase, of the shares;

(iii)	alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(iv)	excludes or limits the right of the holder of the shares to vote on any matter, or to cumulate votes, except as such right may be limited by voting rights given to new shares then being authorized of an existing or new class; or

(v)	reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under section 6.04;

(5)	an amendment of the articles of organization or of the bylaws or the entering into by the corporation of any agreement to which the shareholder is not a party that adds restrictions on the transfer or registration or any outstanding shares held by the shareholder or amends any pre-existing restrictions on the transfer or registration of his shares in a manner which is materially adverse to the ability of the shareholder to transfer his shares;

(6)	any corporate action taken pursuant to a shareholder vote to the extent the articles of organization, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to appraisal;

(7)	consummation of a conversion of the corporation to nonprofit status pursuant to subdivision B of PART 9; or

(8)	consummation of a conversion of the corporation into a form of other entity pursuant to subdivision D of PART 9.

(b)	Except as otherwise provided in subsection (a) of section 13.03, in the event of corporate action specified in clauses (1), (2), (3), (7) or (8) of subsection (a), a shareholder may assert appraisal rights only if he seeks them with respect to all of his shares of whatever class or series.

(c)	Except as otherwise provided in subsection (a) of section 13.03, in the event of an amendment to the articles of organization specified in clause (4) of subsection (a) or in the event of an amendment of the articles of organization or the bylaws or an agreement to which the shareholder is not a party specified in clause (5) of subsection (a), a shareholder may assert appraisal rights with respect to those shares adversely affected by the amendment or agreement only if he seeks them as to all of such shares and, in the case of an amendment to the articles of organization or the bylaws, has not voted any of his shares of any class or series in favor of the proposed amendment.

(d)	The shareholder’s right to obtain payment of the fair value of his shares shall terminate upon the occurrence of any of the following events:

(i)	the proposed action is abandoned or rescinded; or

(ii)	a court having jurisdiction permanently enjoins or sets aside the action; or

(iii)	the shareholder’s demand for payment is withdrawn with the written consent of the corporation.

(e)	A shareholder entitled to appraisal rights under this chapter may not challenge the action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

Section 13.03. ASSERTION OF RIGHTS BY NOMINEES AND BENEFICIAL OWNERS

(a)

A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

(b)	A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

(1)	submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in subclause (ii) of clause (2) of subsection (b) of section 13.22; and

(2)	does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

SUBDIVISION B.

PROCEDURE FOR EXERCISE OF APPRAISAL RIGHTS

Section 13.20. NOTICE OF APPRAISAL RIGHTS

(a) If proposed corporate action described in subsection (a) of section 13.02 is to be submitted to a vote at a shareholders’ meeting or through the solicitation of written consents, the meeting notice or solicitation of consents shall state that the corporation has concluded that shareholders are, are not or may be entitled to assert appraisal rights under this Part and refer to the necessity of the shareholder delivering, before the vote is taken, written notice of his intent to demand payment and to the requirement that he not vote his shares in favor of the proposed action. If the corporation concludes that appraisal rights are or may be available, a copy of this Part shall accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(b) In a merger pursuant to section 11.05, the parent corporation shall notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice shall be sent within 10 days after the corporate action became effective and include the materials described in section 13.22.

Section 13.21. NOTICE OF INTENT TO DEMAND PAYMENT

(a) If proposed corporate action requiring appraisal rights under section 13.02 is submitted to vote at a shareholders’ meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(1)	shall deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment if the proposed action is effectuated; and

(2)	shall not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

(b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment under this chapter.

Section 13.22. APPRAISAL NOTICE AND FORM

(a) If proposed corporate action requiring appraisal rights under subsection (a) of section 13.02 becomes effective, the corporation shall deliver a written appraisal notice and form required by clause (1) of subsection (b) to all shareholders who satisfied the requirements of section 13.21 or, if the action was taken by written consent, did not consent. In the case of a merger under section 11.05, the parent shall deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(b) The appraisal notice shall be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:

(1)	supply a form that specifies the date of the first announcement to shareholders of the principal terms of the proposed corporate action and requires the shareholder asserting appraisal rights to certify (A) whether or not beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date and (B) that the shareholder did not vote for the transaction;

(2)	state:

(i)	where the form shall be sent and where certificates for certificated shares shall be deposited and the date by which those certificates shall be deposited, which date may not be earlier than the date for receiving the required form under subclause (ii);

(ii)	a date by which the corporation shall receive the form which date may not be fewer than 40 nor more than 60 days after the date the subsection (a) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date;

(iii)	the corporation’s estimate of the fair value of the shares;

(iv)	that, if requested in writing, the corporation will provide, to the shareholder so requesting, within 10 days after the date specified in clause (ii) the number of shareholders who return the forms by the specified date and the total number of shares owned by them; and

(v)	the date by which the notice to withdraw under section 13.23 shall be received, which date shall be within 20 days after the date specified in subclause (ii) of this subsection; and

(3)	be accompanied by a copy of this chapter.

Section 13.23. PERFECTION OF RIGHTS; RIGHT TO WITHDRAW

(a)	A shareholder who receives notice pursuant to section 13.22 and who wishes to exercise appraisal rights shall certify on the form sent by the corporation whether the beneficial owner of the shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to clause (1) of subsection (b) of section 13.22. If a shareholder fails to make this certification, the corporation may elect to treat the shareholder’s shares as after-acquired shares under section 13.25. In addition, a shareholder who wishes to exercise appraisal rights shall execute and return the form and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to subclause (ii) of clause (2) of subsection (b) of section 13.22. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to said subsection (b).

(b)	A shareholder who has complied with subsection (a) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to subclause (v) of clause (2) of subsection (b) of section 13.22. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

(c)	A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates where required, each by the date set forth in the notice described in subsection (b) of section 13.22, shall not be entitled to payment under this chapter.

Section 13.24. PAYMENT

(a) Except as provided in section 13.25, within 30 days after the form required by subclause (ii) of clause (2) of subsection (b) of section 13.22 is due, the corporation shall pay in cash to those shareholders who complied with subsection (a) of section 13.23 the amount the corporation estimates to be the fair value of their shares, plus interest.

(b) The payment to each shareholder pursuant to subsection (a) shall be accompanied by:

(1)	financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2)	a statement of the corporation’s estimate of the fair value of the shares, which estimate shall equal or exceed the corporation’s estimate given pursuant to subclause (iii) of clause (2) of subsection (b) of section 13.22; and

(3)	a statement that shareholders described in subsection (a) have the right to demand further payment under section 13.26 and that if any such shareholder does not do so within the time period specified therein, such shareholder shall be deemed to have accepted the payment in full satisfaction of the corporation’s obligations under this chapter.

Section 13.25. AFTER-ACQUIRED SHARES

(a)	A corporation may elect to withhold payment required by section 13.24 from any shareholder who did not certify that beneficial ownership of all of the shareholder’s shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to clause (1) of subsection (b) of section 13.22.

(b)	If the corporation elected to withhold payment under subsection (a), it must, within 30 days after the form required by subclause (ii) of clause (2) of subsection (b) of section 13.22 is due, notify all shareholders who are described in subsection (a):

(1)	of the information required by clause (1) of subsection (b) of section 13.24;

(2)	of the corporation’s estimate of fair value pursuant to clause (2) of subsection (b) of said section 13.24;

(3)	that they may accept the corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under section 13.26;

(4)	that those shareholders who wish to accept the offer shall so notify the corporation of their acceptance of the corporation’s offer within 30 days after receiving the offer; and

(5)	that those shareholders who do not satisfy the requirements for demanding appraisal under section 13.26 shall be deemed to have accepted the corporation’s offer.

(c)	Within 10 days after receiving the shareholder’s acceptance pursuant to subsection(b), the corporation shall pay in cash the amount it offered under clause (2) of subsection (b) to each shareholder who agreed to accept the corporation’s offer in full satisfaction of the shareholder’s demand.

(d)	Within 40 days after sending the notice described in subsection (b), the corporation must pay in cash the amount if offered to pay under clause (2) of subsection (b) to each shareholder deserved in clause (5) of subsection (b).

Section 13.26. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER

(a)	A shareholder paid pursuant to section 13.24 who is dissatisfied with the amount of the payment shall notify the corporation in writing of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest, less any payment under section 13.24. A shareholder offered payment under section 13.25 who is dissatisfied with that offer shall reject the offer and demand payment of the shareholder’s stated estimate of the fair value of the shares plus interest.

(b)

A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection (a) within 30 days after receiving the corporation’s payment or offer of payment under section 13.24 or section 13.25, respectively, waives the right to demand payment under this section and shall be entitled only to the payment made or offered pursuant to those respective sections.

SUBDIVISION C.

JUDICIAL APPRAISAL OF SHARES

Section 13.30. COURT ACTION

(a)	If a shareholder makes demand for payment under section 13.26 which remains unsettled, the corporation shall commence an equitable proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to section 13.26 plus interest.

(b)	The corporation shall commence the proceeding in the appropriate court of the county where the corporation’s principal office, or, if none, its registered office, in the commonwealth is located. If the corporation is a foreign corporation without a registered office in the commonwealth, it shall commence the proceeding in the county in the commonwealth where the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

(c)	The corporation shall make all shareholders, whether or not residents of the commonwealth, whose demands remain unsettled parties to the proceeding as an action against their shares, and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law or otherwise as ordered by the court.

(d)	The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint 1 or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings.

(e)	Each shareholder made a party to the proceeding is entitled to judgment (i) for the amount, if any, by which the court finds the fair value of the shareholder’ s shares, plus interest, exceeds the amount paid by the corporation to the shareholder for such shares or (ii) for the fair value, plus interest, of the shareholder’s shares for which the corporation elected to withhold payment under section 13.25.

Section 13.31. COURT COSTS AND COUNSEL FEES

(a)	The court in an appraisal proceeding commenced under section 13.30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess cost against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(b)	The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1)	against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of sections 13.20, 13.22, 13.24 or 13.25; or

(2)	against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c)	If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

(d)	To the extent the corporation fails to make a required payment pursuant to sections 13.24, 13.25, or 13.26, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.